     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2003


                                                    REGISTRATION NO. 333-105186

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                              AMENDMENT NO. 1 TO


                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                       FRONT RANGE HIMALAYA CORPORATION
            (Exact name of Registrant as specified in its charter)

         WYOMING                     2911                    81-0607292
     (State or other           (Primary Standard           I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                        10000 MEMORIAL DRIVE, SUITE 600
                           HOUSTON, TEXAS 77024-3411
                                (713) 688-9600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------


              J. CURRIE BECHTOL, ESQ.     W. JOHN GLANCY, ESQ.
              VICE PRESIDENT--GENERAL   SENIOR VICE PRESIDENT AND
                      COUNSEL                GENERAL COUNSEL
             FRONTIER OIL CORPORATION       HOLLY CORPORATION
               10000 MEMORIAL DRIVE,    100 CRESCENT COURT, SUITE
                     SUITE 600                    1600
             HOUSTON, TEXAS 77024-3411  DALLAS, TEXAS 75201-6927
                  (713) 688-9600             (214) 871-3555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  COPIES TO:

             GEOFFREY K. WALKER, ESQ.    ALAN J. BOGDANOW, ESQ.
              ROBERT V. JEWELL, ESQ.     VINSON & ELKINS L.L.P.
              ANDREWS & KURTH L.L.P.    3700 TRAMMELL CROW CENTER
              600 TRAVIS, SUITE 4200        2001 ROSS AVENUE
               HOUSTON, TEXAS 77002     DALLAS, TEXAS 75201-2975
                  (713) 220-4200             (214) 220-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------



   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         PRELIMINARY DRAFT DATED JUNE 27, 2003--SUBJECT TO COMPLETION

                         JOINT LETTER TO STOCKHOLDERS




[LOGO]

   HOLLY
CORPORATION

[LOGO]    FRONTIER
OIL CORPORATION

To the stockholders of Holly Corporation and Frontier Oil Corporation:

   The Boards of Directors of Holly Corporation and Frontier Oil Corporation have each unanimously approved an agreement and plan of merger to combine the two companies. Our combined enterprise will operate five high quality refineries, located in distinct and attractive product markets in the Rocky Mountain region and Plains States, with a total rated crude oil capacity of 248,000 barrels per day. Together, we will be one of the financially strongest of the nation's independent refiners, and we expect to continue to be among the most profitable.


   Holly stockholders will receive in the merger transaction approximately [37]% of the outstanding shares of the combined company, $172.5 million in cash and nontransferable interests in potential future net recoveries from litigation related to past sales of jet fuel by Holly to the United States government. Frontier stockholders will receive in the merger transaction approximately [63]% of the outstanding shares of the combined company, which will be named Frontier Oil Corporation. We expect that the combined company's shares will be listed on the New York Stock Exchange under the symbol "FTO."


   Holly and Frontier will each hold a special meeting of stockholders to consider and vote on the merger agreement. Your vote is important. Whether or not you plan to attend your company's special meeting, please submit a proxy, following the instructions on your proxy card.


   The affirmative vote of the holders of a majority of the shares outstanding and entitled to vote, as of the record dates for the meetings, is required for the stockholders of each of Holly and Frontier to approve and adopt the merger agreement. Holders of approximately [36]% of Holly's shares already agreed to vote for the approval and adoption of the merger agreement, so the affirmative votes of stockholders holding an additional approximately [14]% of Holly shares will be sufficient to approve and adopt the merger agreement. Holders of approximately [2]% of Frontier's shares likewise already agreed to vote for the approval and adoption of the merger agreement, so the affirmative votes of stockholders holding an additional approximately [48]% of the Frontier shares will be sufficient to approve and adopt the merger agreement.


   This document provides you with important information about the proposed merger transaction. We encourage you to read this document carefully.


             Special Meeting for Holly  Special Meeting for
             Stockholders:              Frontier Stockholders:
             August [  ], 2003 at 9:00  August [  ], 2003 at 9:00
             a.m., local time           a.m., local time
             First National Bank        Houstonian Hotel
             Building                   111 North Post Oak Lane
             303 West Main, Suite 200   Houston, Texas
             Artesia, New Mexico


   We enthusiastically support this combination of our companies, and we join with the members of our boards of directors in recommending that you vote FOR the approval and adoption of the merger agreement.



  Chairman of the Board and       Chairman of the Board,
   Chief Executive Officer             President and
      Holly Corporation           Chief Executive Officer
                                 Frontier Oil Corporation

   For a discussion of risk factors that you should consider in evaluating the merger transaction, see "Risk Factors" beginning on page 22.

   Certain directors and officers of Holly and Frontier have interests in the merger transaction that are different from or in addition to the interests of other Holly and Frontier stockholders. For a discussion of these interests, see "The Merger--Interests of Holly Directors and Management in the Merger" beginning on page 78 and "The Merger--Interests of Frontier Directors and Management in the Merger" beginning on page 81.


   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger transaction described in this joint proxy statement/prospectus or the common stock of the combined company to be issued in connection with the merger transaction, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   This joint proxy statement/prospectus is dated       , 2003 and is first
being mailed to stockholders on or about       , 2003.

[LOGO]

   HOLLY
CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD AUGUST [  ], 2003


To the Stockholders of Holly Corporation:


   We will hold a special meeting of the stockholders of Holly Corporation on August [ ], 2003, at 9:00 a.m., local time, in Suite 200 of the First National Bank Building located at 303 West Main, Artesia, New Mexico, to consider and vote on the following proposals:



1. Approve and adopt the Agreement and Plan of Merger dated March 30, 2003, among Frontier Oil Corporation, a Wyoming corporation, Holly Corporation, a Delaware corporation, Front Range Himalaya Corporation, a Wyoming corporation, which we refer to as "Parent," Front Range Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent, and Himalaya Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent.



2. Approve an adjournment of the meeting, if necessary, to solicit additional proxies in favor of proposal number 1 above.


   Pursuant to the merger agreement, Himalaya Merger Corporation will merge with and into Holly and Front Range Merger Corporation will merge with and into Frontier, with each of Holly and Frontier becoming wholly-owned subsidiaries of Parent. Parent will be renamed Frontier Oil Corporation. At the time of the merger transaction, each outstanding share of Holly common stock, par value $0.01 per share, will be converted into the right to receive one share of Parent common stock, par value $0.01 per share, a proportionate amount of $172.5 million in cash to be divided among all outstanding shares of Holly common stock, and one contingent value right representing a nontransferable interest in potential future net recoveries from litigation related to past sales of jet fuel by Holly to the United States government. Each outstanding share of Frontier common stock, no par value per share, will be converted in the merger transaction into the right to receive one share of Parent common stock. The merger transaction is more fully described in the accompanying joint proxy statement/prospectus.

   We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournments or postponements of it by the Holly Board of Directors.


   Only Holly stockholders of record at the close of business on July [ ], 2003, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the meeting. A complete list of Holly stockholders of record entitled to vote at the special meeting will be available for the 10 days before the special meeting at the office of the Secretary for inspection by Holly stockholders during ordinary business hours for proper purposes.



   Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting. To do so, you may complete and return the enclosed proxy card or, if you are a stockholder of record of Holly common stock, you may submit your proxy or voting instructions by telephone or the Internet. If your shares are held in an account with a broker, bank or other nominee, you must instruct them how to vote your shares. If you do not vote or do not instruct your broker, bank or other nominee, how to vote, it will have the same effect as voting against the merger agreement and an adjournment of the meeting, if necessary, to solicit additional proxies.


   For more information about the merger agreement and the transactions contemplated by the merger agreement, we encourage you to review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.


   The Holly Board of Directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.



      July [  ], 2003            By Order of the Holly Board of Directors,
      Dallas, Texas                           W. John Glancy
                                                 Secretary

[LOGO]    FRONTIER
OIL CORPORATION




                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD AUGUST [  ], 2003


To the Stockholders of Frontier Oil Corporation:


   We will hold a special meeting of the stockholders of Frontier Oil Corporation on August [ ], 2003, at 9:00 a.m., local time, at the Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas, to consider and vote on the following proposal:



1. Approve and adopt the Agreement and Plan of Merger dated as of March 30, 2003, among Frontier Oil Corporation, a Wyoming corporation, Holly Corporation, a Delaware corporation, Front Range Himalaya Corporation, a Wyoming corporation, which we refer to as "Parent," Front Range Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent, and Himalaya Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent.



2. Approve an adjournment of the meeting, if necessary, to solicit additional proxies in favor of proposal number 1 above.


   Pursuant to the merger agreement, Front Range Merger Corporation will merge with and into Frontier and Himalaya Merger Corporation will merge with and into Holly, with each of Frontier and Holly becoming wholly-owned subsidiaries of Parent. Parent will be renamed Frontier Oil Corporation. At the time of the merger transaction, each outstanding share of Frontier common stock, no par value per share, will be converted into the right to receive one share of Parent common stock, par value $0.01 per share. Each outstanding share of Holly common stock, par value $0.01 per share, will be converted in the merger into the right to receive one share of Parent common stock, a proportionate amount of $172.5 million in cash to be divided among all outstanding shares of Holly common stock and one contingent value right representing a nontransferable interest in potential future net recoveries from litigation related to past sales of jet fuel by Holly to the United States government. The merger transaction is more fully described in the accompanying joint proxy statement/prospectus.

   We will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournments or postponements of it by the Frontier Board of Directors.


   Only Frontier stockholders of record at the close of business on July [ ], 2003, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the meeting. A complete list of Frontier stockholders of record entitled to vote at the special meeting will be available for the 10 days before the special meeting at the office of the Secretary for inspection by Frontier stockholders during ordinary business hours for proper purposes.



   Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting. To do so, you may complete and return the enclosed proxy card or, if you are a stockholder of record of Frontier common stock, you may submit your proxy or voting instructions by telephone or the Internet. If your shares are held in an account with a broker, bank or other nominee, you must instruct them how to vote your shares. If you do not vote or do not instruct your broker, bank or other nominee, how to vote, it will have the same effect as voting against the merger agreement and an adjournment of the meeting, if necessary, to solicit additional proxies.


   For more information about the merger agreement and the transactions contemplated by the merger agreement, we encourage you to review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.


   The Frontier Board of Directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.



    July [  ], 2003            By Order of the Frontier Board of Directors,
    Houston, Texas
                                            J. Currie Bechtol
                                                Secretary

                               TABLE OF CONTENTS


                                                                               Page
                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER........................................   1
SUMMARY.......................................................................   8
   The Companies..............................................................   8
   Comparative Market Price Information.......................................  12
   Summary Historical and Consolidated Pro Forma Financial Data...............  13
   Selected Historical Financial Data.........................................  15
   Comparative Per Share Data.................................................  21
RISK FACTORS..................................................................  22
   Risk Factors Relating to the Merger........................................  22
   Risk Factors Relating to Our Business After the Merger.....................  24
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................  31
RECENT DEVELOPMENTS...........................................................  32
   Senior Notes Offering by Frontier..........................................  32
   Amendment of Revolving Credit Facility by Frontier.........................  33
   Woods Cross Refinery Acquisition by Holly..................................  33
   Iatan System Sale by Holly.................................................  34
   FERC Order Applicable to Holly.............................................  34
   Acquisition of Partnership Interest by Holly...............................  35
THE HOLLY SPECIAL MEETING.....................................................  36
   Date, Time and Place.......................................................  36
   Purpose of Holly Special Meeting...........................................  36
   Recommendation of the Holly Board of Directors.............................  36
   Holly Record Date; Shares Entitled to Vote; Quorum.........................  36
   Vote Required..............................................................  37
   Voting by Holly Directors and Executive Officers...........................  37
   Voting of Proxies..........................................................  37
   Revocability of Proxies....................................................  38
   Solicitation of Proxies....................................................  38
   Proxies for Participants in Holly Savings Plans............................  39
   Attending the Special Meeting..............................................  39
THE FRONTIER SPECIAL MEETING..................................................  40
   Date, Time and Place.......................................................  40
   Purpose of the Frontier Special Meeting....................................  40
   Recommendation of the Frontier Board of Directors..........................  40
   Frontier Record Date; Shares Entitled to Vote; Quorum......................  40
   Vote Required..............................................................  40
   Voting by Frontier Directors and Executive Officers........................  41
   Voting of Proxies..........................................................  41
   Revocability of Proxies....................................................  42
   Solicitation of Proxies....................................................  42
   Proxies for Participants in Frontier Plans.................................  43
   Attending the Special Meeting..............................................  43
THE MERGER....................................................................  44
   General Description of the Merger..........................................  44
   Background of the Merger...................................................  45
   Recommendation of Holly's Board of Directors and Reasons for the Merger....  52
   Recommendation of Frontier's Board of Directors and Reasons for the Merger.  55
   Opinion of Holly's Financial Advisor.......................................  58
   Opinion of Frontier's Financial Advisor....................................  67
   Interests of Holly Directors and Management in the Merger..................  78
   Interests of Frontier Directors and Management in the Merger...............  82
   Listing of Parent Capital Stock............................................  84
   Dividends..................................................................  84

                                                                               Page
                                                                               ----
   Material U.S. Federal Income Tax Consequences of the Merger................  84
   Accounting Treatment.......................................................  89
   Regulatory Matters.........................................................  89
   Appraisal Rights of Holly Stockholders.....................................  90
   Dissenters' Rights of Frontier Stockholders................................  93
   Resale of Parent Common Stock..............................................  96
THE MERGER AGREEMENT..........................................................  97
   The Merger.................................................................  97
   Merger Consideration.......................................................  97
   Procedures for Exchange of Share Certificates..............................  98
   Representations and Warranties.............................................  98
   Interim Operations of Holly and Frontier................................... 100
   Employee Benefit Matters................................................... 101
   Effect on Awards Outstanding under Stock Plans............................. 103
   "No Solicitation" Covenant................................................. 104
   Timing of Closing.......................................................... 105
   Conditions to the Completion of the Merger................................. 105
   Termination of the Merger Agreement........................................ 106
   Termination Fees........................................................... 107
   Other Expenses............................................................. 107
   Indemnification and Insurance.............................................. 107
   Additional Agreements...................................................... 108
   Amendment; Extension and Waiver............................................ 108
OTHER AGREEMENTS.............................................................. 109
   Contingent Value Rights Agreement.......................................... 109
   Support Agreements......................................................... 110
   Registration Rights Agreement.............................................. 111
   Parent Stock Plan.......................................................... 112
DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER................................. 114
   Directors of Parent........................................................ 114
   Committees of the Board of Directors of Parent............................. 114
   Compensation of Directors of Parent........................................ 115
   Management of Parent....................................................... 115
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................ 116
   Security Ownership of Certain Beneficial Owners and Management of Holly.... 116
   Security Ownership of Certain Beneficial Owners and Management of Frontier. 119
COMPARATIVE STOCK PRICES AND DIVIDENDS........................................ 122
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION.............. 123
DESCRIPTION OF PARENT CAPITAL STOCK........................................... 129
   Authorized Capital Stock................................................... 129
   Common Stock............................................................... 129
   Preferred Stock............................................................ 129
COMPARISON OF STOCKHOLDER RIGHTS.............................................. 130
LEGAL MATTERS................................................................. 142
EXPERTS....................................................................... 142
INDEPENDENT AUDITORS.......................................................... 142
STOCKHOLDER PROPOSALS......................................................... 142
OTHER MATTERS................................................................. 143
WHERE YOU CAN FIND MORE INFORMATION........................................... 143
REPORT OF INDEPENDENT AUDITORS OF PARENT...................................... F-1

                                    ANNEXES

       Annex A --Agreement and Plan of Merger
       Annex B --Contingent Value Rights Agreement
       Annex C --Amended and Restated Articles of Incorporation of Parent
       Annex D --Amended and Restated Bylaws of Parent
       Annex E --Opinion of Credit Suisse First Boston LLC
       Annex F --Opinion of Petrie Parkman & Co., Inc.
       Annex G --Registration Rights Agreement
       Annex H --Form of Holly Holder Support Agreement
       Annex I --Form of Frontier Affiliate Support Agreement
       Annex J --Section 262 of the Delaware General Corporation Law
       Annex K --Article 13 of the Wyoming Business Corporation Act
       Annex L --Frontier Oil Corporation 2003 Stock Plan

                     REFERENCES TO ADDITIONAL INFORMATION

   This joint proxy statement/prospectus incorporates important business and financial information about Holly and Frontier from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain free copies of the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at the following addresses:


       HOLLY CORPORATION           FRONTIER OIL CORPORATION           MORROW & CO., INC.
100 Crescent Court, Suite 1600  10000 Memorial Drive, Suite 600    445 Park Avenue, 5th Floor
   Dallas, Texas 75201-6927        Houston, Texas 77024-3411       New York, New York 10022
   Attention: W. John Glancy         Attention: Doug Aron               (800) 607-0088
        (214) 871-3555             (713) 688-9600, ext. 145                 E-mail:
E-mail: investors@hollycorp.com   E-mail: ir@frontieroil.com    Frontier_Holly.info@morrowco.com



   If you would like to request documents, please do so by [August   ], 2003,
in order to receive them before your special meeting.



   See "Where You Can Find More Information" beginning on page 142.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

   Throughout this document, unless the context requires otherwise, the following terms have the following meanings:

  . The term "Parent" refers to Front Range Himalaya Corporation, the newly formed holding company, which upon consummation of the merger will be renamed "Frontier Oil Corporation."

  . The term "Frontier" refers to Frontier Oil Corporation, which after completion of the merger will become a subsidiary of Parent and will be renamed "Frontier Oil Holdings, Inc."

  . The term "Holly" refers to Holly Corporation, which after completion of the merger will become a subsidiary of Frontier.

  . The terms "we," "our" and "us" refer to Parent, Frontier and Holly, collectively.

  . The term "merger" refers to, collectively, (1) the merger of Himalaya Merger Corporation with and into Holly, with Holly being the surviving corporation (which we refer to as the "Holly merger") and (2) the merger of Front Range Merger Corporation with and into Frontier, with Frontier being the surviving corporation (which we refer to as the "Frontier merger").

  . The term "merger agreement" refers to the Agreement and Plan of Merger among Frontier, Holly, Parent, Front Range Merger Corporation and Himalaya Merger Corporation.

Q: When and where will the special meetings take place?


A: The special meeting of Holly stockholders will take place on August [ ], 2003 at 9:00 a.m., local time, in Suite 200 of the First National Bank Building, located at 303 West Main, Artesia, New Mexico. The special meeting of Frontier stockholders will take place on August [ ], 2003 at 9:00 a.m., local time, at the Houstonian Hotel, located at 111 North Post Oak Lane, Houston, Texas.


Q: What stockholder approvals are required to approve the merger?


A: The affirmative vote of holders of a majority of the shares outstanding and entitled to vote, as of the record dates for the special meetings, is required for the stockholders of each of Holly and Frontier to approve and adopt the merger agreement.



  . As of the Holly record date, Holly directors, certain officers and related stockholders held approximately [36]% of the Holly common stock outstanding and entitled to vote at the Holly special meeting. These stockholders have agreed to vote for the approval and adoption of the merger agreement.



  . As of the Frontier record date, Frontier directors and certain officers held approximately [2]% of the Frontier common stock outstanding and entitled to vote at the Frontier special meeting. These stockholders have agreed to vote for the approval and adoption of the merger agreement.


Q: Why do Holly and Frontier want to merge?

A: We believe that the merger will have substantial strategic and financial benefits for Holly and Frontier and for their stockholders, including:

  .   substantially greater refining capacity,

  .   increased geographic and asset diversity,

  . enhanced presence in our Rocky Mountain region and Plains States core areas,

  .   greater financial resources,

  .   opportunities for greater operational efficiencies and cost savings, and

  . a more widely held company, providing greater liquidity for Holly's and Frontier's stockholders.

Q: What will happen in the merger?

A: Prior to entering into the merger agreement, Holly and Frontier formed Front
   Range Himalaya Corporation, which we refer to as "Parent." Parent, in turn, formed two merger subsidiaries, Himalaya Merger Corporation and Front Range Merger Corporation. Himalaya Merger Corporation will merge with and into Holly, and Front Range Merger Corporation will merge with and into Frontier. As a result of the merger:

  .   Holly and Frontier will become wholly-owned subsidiaries of Parent, and


  . former Holly stockholders will hold approximately [37]%, and former Frontier stockholders will hold approximately [63]%, of the outstanding shares of Parent common stock, based on the number of shares of Frontier
      common stock and Holly common stock outstanding on [July   ], 2003.


   Following the merger, Parent will contribute the stock of Holly to Frontier so that Holly will become a subsidiary of Frontier.

Q: What will be the name of the combined company after the merger?

A: Upon completion of the merger, the name of the new public company, which we refer to as "Parent" in this document, will be "Frontier Oil Corporation." The surviving Frontier subsidiary will be renamed "Frontier Oil Holdings, Inc."

Q: What will Holly stockholders receive for their shares?

A: Each Holly stockholder who does not dissent to the merger will receive the following for each outstanding share of Holly common stock that the stockholder owns:

  .   one share of Parent common stock,


  . a pro rata portion, calculated on the basis of the total number of shares of Holly common stock outstanding immediately prior to the merger, of $172.5 million in cash, or approximately [$11.13] per Holly common share based on the number of Holly common shares outstanding on [June 9], 2003, and


  . one contingent value right, representing a nontransferable interest in potential future net recoveries from litigation related to past sales of jet fuel by Holly to the United States government.


   Example: If a Holly stockholder owns 100 shares of Holly common stock at the time of the merger, the stockholder will be entitled to receive 100 shares of Parent common stock, approximately [$1,113] in cash (based on the number of shares of Holly common stock outstanding on [June 9], 2003) and 100 contingent value rights as a result of the merger.



   Please read "The Merger Agreement--Merger Consideration" beginning on page 96 and "Other Agreements--Contingent Value Rights Agreement" beginning on page 108 for a more detailed description of the consideration to be received by Holly stockholders in the merger. The contingent value rights agreement is attached to this joint proxy statement/prospectus as Annex B.



   You should also read Parent's amended and restated articles of incorporation attached as Annex C, Parent's amended and restated bylaws attached as Annex D, "Description of Parent Capital Stock" beginning on page 128 and "Comparison of Stockholder Rights" beginning on page 129.


Q: What will Frontier stockholders receive for their shares?

A: Each Frontier stockholder who does not dissent to the merger will receive one share of Parent common stock for each outstanding share of Frontier common stock that the stockholder owns.

   Example: If a Frontier stockholder owns 100 shares of Frontier common stock at the time of the merger, the stockholder will be entitled to receive 100 shares of Parent common stock as a result of the merger.

   Please read "The Merger Agreement--Merger Consideration" beginning on page 96 for a more detailed description of the consideration to be received by Frontier stockholders in the merger.



   You should also read Annex C, Annex D, "Description of Parent Capital Stock" beginning on page 128 and "Comparison of Stockholder Rights" beginning on page 129.


Q: Why am I receiving a "contingent value right" if I am a Holly stockholder?


A: At the time Holly's board of directors approved the merger agreement, we were unable to determine or estimate the value of potential recoveries from Holly's litigation related to past sales of jet fuel by Holly to the United States government. By creating the contingent value rights, Holly stockholders will retain the direct right to participate in potential future net recoveries from those claims as provided in the contingent value rights agreement. Please read "Other Agreements--Contingent Value Rights Agreement" beginning on page 108.


Q: Why are the contingent value rights nontransferable?

A: The contingent value rights are not intended to be securities, and no certificates will be prepared or issued to represent these rights. The value, if any, that each holder of a contingent value right may be able to receive is very speculative.

Q: What will happen to my future dividends?

A: Pursuant to the merger agreement, Holly and Frontier are prohibited from making any changes to their dividend policies prior to the completion of the merger without the consent of the other. Holly's current quarterly dividend is $0.11 per share, and Frontier's current quarterly dividend is $0.05 per share. Parent's management currently expects to pay quarterly dividends after the merger at the same rate as currently paid by Frontier. However, the declaration and payment of dividends on Parent common stock after the merger will be in the discretion of Parent's board of directors.

Q: What are my U.S. federal tax consequences as a result of the merger?


A: We intend that the Holly merger and the Frontier merger each will be a reorganization for U.S. federal income tax purposes and/or that the Holly merger and the Frontier merger, taken together, will constitute an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended. Accordingly, no gain or loss will generally be recognized by Frontier stockholders or Holly stockholders in the merger, except that Holly stockholders will recognize gain, if any, to the extent of the amount of any cash and the fair market value of any contingent value rights received in the merger. If the fair market value of the contingent value rights received by Holly stockholders in the merger cannot reasonably be ascertained, Holly stockholders will recognize gain, if any, with respect to the contingent value rights only as cash payments on the contingent value rights are received. You are strongly encouraged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger to you. Please also read "The Merger--Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 84.



Q: How will the cash requirements of the merger and related transactions be met?



A: Frontier will use a portion of the net proceeds from the sale of its new senior notes described in "Recent Developments--Senior Notes Offering by Frontier" on page 32 and borrowings under its amended and restated credit facility described in "Recent Developments--Amendment of Revolving Credit Facility by Frontier" on page 33, together with other available funds, to finance the cash portion of the merger, to pay related fees and expenses, to refinance or pay off existing Holly indebtedness and for other general corporate purposes.

Q: How do I vote?


A: After carefully reading and considering the information contained in this document, please complete and sign your proxy card and return it in the enclosed postage-paid envelope. Additionally, if you are a holder of record of Holly common stock, you may submit your proxy by telephone or through the Internet by following the instructions on page 37, and if you are a holder of record of Frontier common stock you may submit your proxy by telephone or through the Internet by following the instructions on page 41. Please submit your proxy as soon as possible so that your shares may be represented at your company's special meeting or any adjournment or postponement thereof. If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee and follow the directions that it provides to you so that you can instruct your broker, bank or other nominee to vote your shares.



   If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted FOR the approval of your company's proposals.


Q: What do I do if I want to change my vote?


A: You can change your vote at any time before your proxy is voted at your special meeting or any adjournment or postponement thereof. Regardless of the manner in which you vote, you can change your vote in any of the following ways. First, you can submit a written revocation of your proxy by mail. Second, you can submit a new proxy by mail. If you choose either of these two methods, you must submit your written revocation or your new proxy to your company's secretary at the address under "Summary--The Companies" on page 8 before the date of your company's special meeting or any adjournment or postponement thereof. Third, if you are a holder of record of Holly common stock you may submit a new proxy by telephone by following the instructions on page 37, and if you are a holder of record of Frontier common stock you may submit a new proxy by telephone by following the instructions on page 41. Fourth, holders of record of Holly common stock may submit a new proxy through the Internet by following the instructions on page 37 of this joint proxy statement/prospectus, and holders of record of Frontier common stock may submit a new proxy through the Internet by following the instructions on page 41. The latest-dated proxy that you submit by mail or, for holders of record of Holly common stock or Frontier common stock, by telephone or through the Internet, will be your proxy for your company's special meeting, including for any adjournment or postponement thereof. Finally, if you are a holder of record, you can attend your company's special meeting and vote in person. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.


Q: If my broker holds my shares in "street name," will my broker vote my shares?


A: No, not without instructions from you. If you do not provide your broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them on the merger proposal or a proposal to adjourn the meeting, if necessary, to solicit additional proxies. You should, therefore, be sure to provide your broker with instructions on how to vote your shares.


   Unless you give voting instructions to your broker or vote in person at your company's special meeting, your votes will not be counted as voting for the approval and adoption of the merger agreement. If your broker holds your shares and you plan to attend the special meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

Q: What will happen if I abstain from voting or fail to vote?


A: An abstention or failure to vote will have the same effect as a vote against the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.

Q: Who else must approve the merger?


A: Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended,
   Holly and Frontier could not complete the merger until they had filed certain information and materials with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the applicable waiting period had expired or been terminated. The required filings with the Department of Justice and the Federal Trade Commission were completed on April 17, 2003, and the waiting period expired on May 19, 2003. See "The Merger--Regulatory Matters" on page 88.


Q: When do you expect to complete the merger?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger promptly after the stockholder meetings.

Q: Should I send in my share certificates now?

A: No. After the merger is completed, we will send Holly stockholders written instructions for exchanging their share certificates. Frontier stockholders will not need to exchange their share certificates. The share certificates of Frontier stockholders immediately prior to the completion of the merger will be deemed to represent Parent common stock following the merger.

Q: Do I have appraisal or dissenters' rights?


A: Yes. Holly stockholders will have appraisal rights under Delaware law and Frontier stockholders will have dissenters' rights under Wyoming law as a result of the merger. See "The Merger--Appraisal Rights of Holly Stockholders" beginning on page 90 and "The Merger--Dissenters' Rights of Frontier Stockholders" beginning on page 92.


Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this document or the enclosed proxy card, you should contact:

Holly stockholders:             Frontier stockholders:          Information Agent:

Holly Corporation               Frontier Oil Corporation        Morrow & Co., Inc.
100 Crescent Court, Suite 1600  10000 Memorial Drive, Suite 600 445 Park Avenue, 5/th/ Floor
Dallas, Texas 75201-6927        Houston, Texas 77024-3411       New York, New York 10022
Attention: W. John Glancy       Attention: Doug Aron            (800) 607-0088
(214) 871-3555                  (713) 688-9600, ext. 145        email:
e-mail: investors@hollycorp.com e-mail: ir@frontieroil.com      Frontier_Holly.info@morrowco.com

Q: Where can I find more information about the companies?


A: You can find more information about Holly and Frontier from various sources described under "Where You Can Find More Information" beginning on page 142.

Q: What is the organizational structure of the companies prior to the merger?

A: The current organizational structure of the companies is as shown in the following diagram:


                                  [FLOW CHART]




   In the merger, Front Range Merger Corporation will merge with and into Frontier with Frontier's stockholders receiving common stock of Parent. Concurrently, Himalaya Merger Corporation will merge with and into Holly with Holly stockholders receiving merger consideration consisting of common stock of Parent, cash and the contingent value rights.

Q: What will be the organizational structure of the combined company after the merger?

A: After the merger, the organizational structure of the combined company will be as shown in the following diagram:




                                  [FLOW CHART]



   As a result of the merger, each of Frontier and Holly will become a direct, wholly-owned subsidiary of Parent, which will be renamed "Frontier Oil Corporation." Following the merger, Parent will contribute the stock of Holly to Frontier, which will be renamed "Frontier Oil Holdings, Inc." As a result of this contribution of stock, Holly will become a direct, wholly-owned subsidiary of Frontier and an indirect, wholly-owned subsidiary of Parent.

                                    SUMMARY


   This summary highlights selected information from this document. You should read carefully this entire document, including the annexes, and the other documents to which we have referred you in order to fully understand the merger. For information on how to obtain the documents that we have filed with the Securities and Exchange Commission, see "Where You Can Find More Information" beginning on page 142. For a discussion of the risk factors that you should consider in evaluating the merger, see "Risk Factors" beginning on page 22.


  The Companies

   HOLLY CORPORATION
   100 Crescent Court
   Suite 1600
   Dallas, Texas 75201-6927
   (214) 871-3555


   Holly is an independent petroleum refiner which operates a refinery in Artesia and Lovington, New Mexico with a rated crude oil capacity of 60,000 barrels per day (bpd), which is being expanded to 75,000 bpd, a 7,000 bpd refinery in Great Falls, Montana and the recently acquired 25,000 bpd Woods Cross refinery near Salt Lake City, Utah. In addition to its refining operations, Holly owns and operates approximately 1,600 miles of pipelines, which provide an important part of the supply and distribution network for Holly's refineries. Headquartered in Dallas, Texas, Holly and its wholly-owned subsidiaries had approximately 578 employees and $541.9 million in assets at April 30, 2003. For additional information about Holly and its business, see "Where You Can Find More Information" beginning on page 142.


   FRONTIER OIL CORPORATION
   10000 Memorial Drive
   Suite 600
   Houston, Texas 77024-3411
   (713) 688-9600


   Frontier is an independent petroleum refiner which operates a 110,000 bpd refinery located in El Dorado, Kansas and a 46,000 bpd refinery located in Cheyenne, Wyoming. Headquartered in Houston, Texas, Frontier and its wholly-owned subsidiaries had approximately 744 employees and $638.8 million in assets at March 31, 2003. For additional information on Frontier and its business, see "Where You Can Find More Information" beginning on page 142.


   FRONT RANGE HIMALAYA CORPORATION
   10000 Memorial Drive
   Suite 600
   Houston, Texas 77024-3411
   (713) 688-9600

   Holly and Frontier formed Front Range Himalaya Corporation, which we refer to as "Parent," solely for the purpose of effecting the merger. To date, Parent has not conducted any activities other than those incident to its formation, the execution of the merger agreement and related documents and the preparation of this document. Upon completion of the merger, Holly and Frontier will become wholly-owned subsidiaries of Parent and the business of Parent will be the businesses conducted by Holly and Frontier.

   Upon completion of the merger, Parent's name will be changed to "Frontier Oil Corporation," and the company will be headquartered in Houston, Texas. Following the merger, Parent will contribute the stock of its Holly subsidiary to its Frontier subsidiary, which will be called "Frontier Oil Holdings, Inc." after the merger.


  The Merger Agreement (see page 96)


   The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

  What You Will Receive in the Merger


   Holly Stockholders (see page 96). In the merger, each share of Holly common stock, except for any dissenting shares or shares canceled pursuant to the merger agreement, will be converted into the right to receive the following merger consideration:


  .   one share of Parent common stock,


  . a pro rata portion, calculated on the basis of the total number of shares of Holly common stock outstanding immediately prior to the merger, of $172.5 million in cash, or approximately [$11.13] per Holly common share based on the number of Holly common shares outstanding on [June 9], 2003, and


  . a contingent value right representing a nontransferable interest in potential future net recoveries from litigation related to past sales of jet fuel by Holly to the United States government.


   Frontier Stockholders (see page 96). In the merger, each share of Frontier common stock, except for any dissenting shares or shares canceled pursuant to the merger agreement, will be converted into the right to receive one share of Parent common stock.



   See "Description of Parent Capital Stock" beginning on page 128 and "Comparison of Stockholders Rights" beginning on page 129.


   The value of the shares of Parent common stock, cash and contingent value rights that Holly stockholders receive in the merger may be less than the value of their shares of Holly common stock as of the date of the merger agreement or on the date of the Holly special meeting. The value of the shares of Parent common stock that Frontier stockholders receive in the merger may be less than the value of their shares of Frontier common stock as of the date of the merger agreement or on the date of the Frontier special meeting. Please read "Risk Factors" beginning on page 22.

  Recommendations of the Boards of Directors


   Holly (see page 52). At its meeting on March 30, 2003, after due consideration, Holly's board of directors unanimously:


  . determined that the merger was consistent with and in furtherance of the long-term strategic business interests of Holly and was advisable, fair to and in the best interests of Holly and its stockholders,

  .   approved the merger agreement, and

  . recommended that Holly's stockholders approve and adopt the merger agreement.


   Holly's board of directors unanimously recommends that Holly stockholders vote FOR the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.

   Frontier (see page 55). At its meeting on March 28, 2003, after due consideration, Frontier's board of directors unanimously:


  . determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Frontier stockholders,

  .   approved the merger agreement, and

  . recommended that Frontier stockholders approve and adopt the merger agreement.


   Frontier's board of directors unanimously recommends that Frontier stockholders vote FOR the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.



   For a discussion of certain interests of directors and officers that are different from or in addition to the interests of other stockholders, see "The Merger--Interests of Holly Directors and Management in the Merger" beginning on page 78 and "The Merger--Interests of Frontier Directors and Management in the Merger" beginning on page 81.



   To review the background of the merger, see pages 45 through 52.


  Fairness Opinions of Financial Advisors


   Holly (see page 58). In deciding to approve the merger agreement, Holly's board of directors considered the opinion of Credit Suisse First Boston LLC delivered on March 30, 2003 that, as of the date of the opinion and based on and subject to the matters set forth in its opinion, the merger consideration payable to the Holly stockholders in the Holly merger was fair, from a financial point of view, to the Holly stockholders. The written opinion of Credit Suisse First Boston LLC is attached as Annex E to this document. We urge Holly stockholders to read the Credit Suisse First Boston LLC opinion carefully and in its entirety.



   Frontier (see page 67). In deciding to approve the merger agreement, Frontier's board of directors considered the oral opinion of Petrie Parkman & Co., Inc., delivered on March 28, 2003, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the matters set forth in the opinion, the merger consideration to be received by the Frontier stockholders in the merger (after taking into account the Holly merger) was fair, from a financial point of view, to the Frontier stockholders. The written opinion of Petrie Parkman confirming their oral opinion is attached as Annex F to this document. We urge Frontier stockholders to read the Petrie Parkman opinion carefully and in its entirety.


  Interests of Directors and Management in the Merger


   Holly (see page 78). Some of the directors and executive officers of Holly have interests in the merger that are different from or in addition to the interests of the Holly stockholders. These interests include positions as directors or executive officers of Parent, payments and benefits under consulting agreements, possible substantial payments and benefits under employment agreements that are triggered upon a change in control and become payable upon termination of employment of the officer for specified reasons, accelerated vesting of stock options in the case of certain terminations of employment after the merger and payments with respect to phantom stock awards previously made by Holly. The merger will constitute a change in control under the employment agreements.



   Frontier (see page 81). Some of the directors and officers of Frontier have interests in the merger that are different from or in addition to the interests of other Frontier stockholders. These interests include positions as directors or executive officers of Parent, possible substantial payments and benefits under employment agreements that are triggered upon a change of control and become payable upon termination of employment of the officer for specified reasons and, in the absence of waivers, possible accelerated vesting of stock options and restricted stock as a result of the merger. The merger will constitute a change of control under the employment agreements.

   The merger agreement provides for the composition of Parent's board of directors, certain committees of Parent's board of directors and selected Parent executive officer positions for the period from the completion of the merger until immediately after the 2005 annual meeting of the stockholders of Parent. See "Directors and Management Following the Merger" on page 113.



   Parent has entered into a registration rights agreement with certain stockholders of Frontier and Holly, including directors and officers of the companies, covering the shares of Parent common stock that they will receive in the merger. See "Other Agreements--Registration Rights Agreement" beginning on page 110 for a summary of the material terms of the registration rights agreement. The Registration Rights Agreement is attached to this joint proxy statement/prospectus as Annex G.



   The merger agreement includes provisions relating to indemnification and insurance for directors, officers and employees of Holly and Frontier. See "The Merger Agreement--Indemnification and Insurance" on page 106.



  Appraisal or Dissenters' Rights (see pages 90 and 92)



   As a result of the merger, Holly stockholders will have appraisal rights under Delaware law and Frontier stockholders will have dissenters' rights under Wyoming law. In order to perfect such rights, Holly stockholders who demand appraisal of their shares should follow the procedures described under "The Merger--Appraisal Rights of Holly Stockholders" beginning on page 90 and in Annex J and Frontier stockholders who demand payment for their shares should follow the procedures described under "The Merger--Dissenters' Rights of Frontier Stockholders" beginning on page 92 and in Annex K.



  Conditions to Completion of the Merger (see page 104)


   Holly's and Frontier's obligations to complete the merger are each subject to the fulfillment or waiver of a number of conditions, including the following:

  . the approval and adoption of the merger agreement by a majority of the outstanding Holly shares and by a majority of the outstanding Frontier shares,

  .   the absence of any legal prohibition against the completion of the merger,


  . the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, which expired on May 19, 2003,


  . approval for listing, by the New York Stock Exchange, of the shares of Parent common stock to be issued, or reserved for issuance, in connection with the merger,


  . the completion of Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah from ConocoPhillips, which was completed as of June 1, 2003,


  . the truth and correctness of our respective representations and warranties in the merger agreement, to the extent set forth in the merger agreement,

  . compliance with our respective covenants and agreements in the merger agreement, to the extent set forth in the merger agreement, and

  . the receipt by each of Holly and Frontier of an opinion of tax counsel to the effect that for U.S. federal income tax purposes the Holly merger, in the case of the opinion received by Holly, and the Frontier merger, in the case of the opinion received by Frontier, will constitute a reorganization and/or the Holly merger and the Frontier merger, taken together, will constitute an exchange described in Section 351 of the Internal Revenue Code.

  Termination of the Merger Agreement (see page 105)


   Holly and Frontier can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

  . if the merger is not completed on or before October 31, 2003, as long as the failure to complete the merger before that date is not the result of the failure by the terminating company or its affiliates to fulfill any of its obligations under the merger agreement,

  . if a final and nonappealable action by a governmental entity prohibits the completion of the merger,

  . if either Holly's stockholders or Frontier's stockholders fail to approve and adopt the merger agreement at a duly held meeting,


  . if, prior to the receipt of approval of its stockholders, the other company's board of directors withdraws or changes, in a manner adverse to the terminating company, its approval or recommendation of the merger agreement or the transactions contemplated thereby or recommends a superior proposal (as defined beginning on page 103), or resolves to do any of the foregoing,


  . if the other company breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach or failure cannot be cured within 30 days after written notice of the breach or failure, or


  . following payment of a termination fee of $15 million and up to $1 million in expenses, if prior to the receipt of the approval of its stockholders, it terminates the merger agreement pursuant to a recommendation withdrawal event as described on page 105.



  Termination Fees (see page 106)



   Holly and Frontier have each agreed to pay a termination fee of $15 million and up to $1 million in expenses to the other company if the merger agreement is terminated under the circumstances described under "The Merger
Agreement--Termination Fees" on page 106.



  "No Solicitation" Covenant (see page 103)



   The merger agreement prohibits Holly and Frontier from seeking an alternative transaction. The merger agreement generally prohibits Holly and Frontier, as well as their officers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an acquisition proposal as described on page 103. The merger agreement does not, however, prohibit either Holly or Frontier or their respective boards of directors from considering, and potentially recommending, an unsolicited, bona fide, written superior proposal from a third party in the circumstances described under "The Merger Agreement--'No Solicitation Covenant'" on pages 103 through 104.



Comparative Market Price Information (see page 121)



   Shares of Holly common stock are listed on the American Stock Exchange under the symbol "HOC," and shares of Frontier common stock are listed on the New York Stock Exchange under the symbol "FTO." The following table presents the last reported sale price per share of Holly common stock and Frontier common stock, as reported on the American Stock Exchange reporting system or the New York Stock Exchange reporting system, as the case may be, on March 28, 2003, the last full trading day prior to the public announcement of the merger, and on [June 26], 2003, the last trading day for which this information could be obtained prior to the date of this joint proxy statement/prospectus.



                                     Frontier      Holly
                                   Common Stock Common Stock
                                   ------------ ------------
                   March 28, 2003.    $17.85       $22.10
                   [June 26], 2003   [$15.40]     [$27.60]

Summary Historical and Consolidated Pro Forma Financial Data


   The following table sets forth certain of our summary historical consolidated financial data and certain pro forma financial data after giving effect to the merger, as well as to the offering and sale of senior notes under Rule 144A as described in "Recent Developments--Senior Notes Offering by Frontier" on page 32, and the use of proceeds therefrom, but does not include Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah as described in "Recent Developments--Woods Cross Refinery Acquisition by Holly" beginning on page 33. The summary historical financial data presented below as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002, for Frontier has been derived from the financial statements incorporated by reference herein. Because Holly has a July 31 fiscal year end, the summary historical financial data presented below as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002, has been derived from Holly's accounting records as of and for the year ended July 31, 2002 and for the eight months ended March 31, 2003 and five months ended December 31, 2002. The pro forma statement of operations data and other data for the year ended December 31, 2002 and the three months ended March 31, 2003, and the pro forma balance sheet data as of March 31, 2003, are derived from our unaudited pro forma financial statements included in this joint proxy statement/prospectus beginning on page 122. The unaudited pro forma financial data set forth below is not necessarily indicative of the results that actually would have been achieved had the merger and the offering and sale of the senior notes under Rule 144A and the use of proceeds therefrom been consummated on January 1, 2002, or December 31, 2002, or that may be achieved in the future. You should read this information in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements beginning on page 122 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of both companies contained in their respective annual reports on Form 10-K, as amended, and quarterly reports on Form 10-Q, as amended, filed with the Securities and Exchange Commission as described in "Where You Can Find More Information" beginning on page 142 and incorporated herein by reference.



                                        Frontier      Holly                   Frontier     Holly         Pro
                                       Historical   Historical   Pro Forma   Historical  Historical     Forma
                                       ----------   ---------- ----------    ----------  ---------- ----------
                                         Three Months Ended March 31, 2003       Year Ended December 31, 2002
                                       ----------------------------------    ---------------------------------
                                              (dollars in thousands)                (dollars in thousands)
Statement of Operations Data:
Revenues..............................  $499,384     $314,912  $  814,296    $1,813,750   $974,846  $2,788,596
Operating income......................     1,131        5,375      12,001        27,899     25,975      59,924
Net income............................    (3,700)      12,891       9,987         1,028     18,013      11,232

Balance Sheet Data (at period end):
Cash and cash equivalents.............  $113,931     $ 28,306     138,077    $  112,364   $ 24,266  $      -- (3)
Total assets..........................   638,824      580,067   1,624,820       628,877    520,428         -- (3)
Long-term debt........................   208,013       17,143     426,156       207,966     17,143         -- (3)
Stockholders' equity..................   163,285      239,414     451,918       168,258    228,760         -- (3)

Other Data:
EBITDA (1)............................  $  8,091     $ 27,381  $   42,900    $   55,231   $ 59,042  $  123,601
Net cash provided by (used in)
 operating activities.................   (19,339)      (8,062)        -- (3)     50,822     27,010         -- (3)
Net cash used in investing activities.    (6,607)      (7,792)        -- (3)    (37,117)   (42,038)        -- (3)
Net cash provided by (used in)
 financing activities.................    27,513       (4,310)        -- (3)     (5,336)   (17,339)        -- (3)
Working capital (at period end).......   100,223       19,888     151,629       108,253     14,254         -- (3)
Ratio of earnings to fixed charges (2)       -- (4)     16.7x        2.6x          1.1x       5.5x        1.4x

--------
(1) EBITDA represents income before interest expense, interest income, income tax and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of Frontier and Holly. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of Frontier or Holly or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because Frontier believes it enhances an investor's understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Our EBITDA presented above is reconciled to net income as follows:



                                         Three Months Ended March 31, 2003  Year Ended December 31, 2002
                                         --------------------------------  ------------------------------
                                          Frontier     Holly       Pro      Frontier    Holly       Pro
                                         Historical  Historical   Forma    Historical Historical   Forma
                                         ----------  ----------  -------   ---------- ---------- --------
                                                 (in thousands)                    (in thousands)
Net income..............................  $(3,700)    $12,891    $ 9,759    $ 1,028    $18,013   $ 10,321
Add provision (benefit) for income taxes   (2,222)      7,909      6,035      1,060      9,896      6,755
Add interest expense and other financing
 costs..................................    7,426         192     11,829     27,613      2,488     47,602
Subtract interest income................     (373)       (154)      (527)    (1,802)      (980)    (2,782)
Add depreciation and amortization.......    6,960       6,543     15,804     27,332     29,625     61,705
                                          -------     -------    -------    -------    -------   --------
EBITDA..................................  $ 8,091     $27,381    $42,900    $55,231    $59,042   $123,601
                                          =======     =======    =======    =======    =======   ========


(2) Represents the ratio of the sum of income before taxes plus fixed charges (excluding capitalized interest) for the period to fixed charges. Fixed charges, for the purpose of this computation, represent interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that Frontier believes is representative of the interest component of rental expense.


(3) No pro forma statement of cash flows was prepared. In addition, a pro forma balance sheet as of December 31, 2002 is not required and is therefore not included in this joint proxy statement/prospectus.


(4) The earnings for the three months ended March 31, 2003 for Frontier were inadequate to cover fixed charges. The coverage deficiency was $6.1 million for the three months ended March 31, 2003.

Selected Historical Financial Data


   The following tables set forth certain selected historical consolidated financial data for Frontier and Holly based upon their historical financial statements. The selected historical consolidated financial data presented below for Frontier has been derived from the audited consolidated financial statements of Frontier for each of the years in the five-year period ended December 31, 2002 and the unaudited consolidated financial statements of Frontier for the three months ended March 31, 2003 and 2002, incorporated by reference herein or included in Frontier's previously filed annual reports on Form 10-K, as amended and quarterly reports on Form 10-Q, as amended. The selected historical consolidated financial data presented below for Holly has been derived from the audited consolidated financial statements and related notes of Holly for each of the years in the five-year period ended July 31, 2002, and the unaudited consolidated financial statements for the nine months ended April 30, 2003, incorporated by reference herein or included in Holly's previously filed annual reports on Form 10-K, as amended and quarterly reports on Form 10-Q, as amended. This data is only a summary and you should read this data in conjunction with the historical consolidated financial statements of Frontier and Holly and the related notes contained in their respective annual reports on Form 10-K, as amended and quarterly reports on Form 10-Q, as amended, and other data previously filed with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 142.


Frontier Financial Data


                                              Three Months
                                            Ended March 31,                   Fiscal Year Ended December 31,
                                         ---------------------  ---------------------------------------------------------
                                             2003       2002       2002        2001        2000       1999(1)      1998
                                         --------     --------  ----------  ----------  ----------  ---------    --------
                                                           (dollars in thousands, except per share data)
Revenues................................ $499,384     $336,350  $1,813,750  $1,888,401  $2,045,157  $ 503,600    $299,368
Operating income (loss).................    1,131        6,671      27,899     164,100      70,655     (5,249)     25,700
Income (loss) before extraordinary item.   (3,700)         261       1,028     107,653      37,206    (17,061)     18,818
Extraordinary loss, net of taxes........       --           --          --          --          --         --       3,013
Net income (loss).......................   (3,700)         261       1,028     107,653      37,206    (17,061)     15,805
Basic earnings (loss) per share:
   Before extraordinary item............     (.14)         .01         .04        4.12        1.36       (.62)        .67
   Net income (loss)....................     (.14)         .01         .04        4.12        1.36       (.62)        .56
Diluted earnings (loss) per share:
   Before extraordinary item............       --           --         .04        4.00        1.34       (.62)        .65
   Net income (loss)....................    (0.14)        0.01         .04        4.00        1.34       (.62)        .55
Net cash provided by (used in) operating
 activities.............................  (19,339)     (10,044)     50,822     138,575      66,346    (11,332)     31,263
Net cash used in investing activities...   (6,607)     (15,635)    (37,117)    (22,824)    (12,688)  (181,703)    (16,763)
Net cash provided by (used in) financing
 activities.............................   27,513       29,591      (5,336)    (76,202)    (27,557)   197,791      (2,646)
Working capital.........................  100,223      107,033     108,253     109,064      43,610     24,832      30,125
Total assets............................  638,824      653,010     628,877     581,746     588,213    521,493     182,026
Long-term debt..........................  208,013      208,922     207,966     208,880     239,583    257,286      70,000
Stockholders' equity....................  163,285      170,269     168,258     169,204      81,424     50,681      70,353
Capital expenditures(1).................   (6,607)     (15,635)     37,117      22,824      12,688    181,703      16,763
Ratio of earnings to fixed charges(2)...      --  (3)      1.0x       1.1x        4.9x        2.0x        -- (3)     3.0x
Dividends declared per common share.....      .05          .05         .20         .15          --         --          --
EBITDA(4)...............................    8,091       13,269      55,231     189,110      93,662      7,799      33,397

--------

(1) Includes El Dorado refinery financial data from November 17, 1999. Capital expenditures in 1999 included $171.6 million for the purchase of the El Dorado refinery, and the three months ended March 31, 2002 and the fiscal year ended December 31, 2002 included $7.5 million for a contingent earn-out payment on the El Dorado acquisition.






(2) Represents the ratio of the sum of income before taxes plus fixed charges (excluding capitalized interest) for the period to fixed charges. Fixed charges, for the purpose of this computation, represent interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that Frontier believes is representative of the interest component of rental expense.


(3) The earnings for the three months ended March 31, 2003 and for year ended December 31, 1999 were inadequate to cover fixed charges. The coverage deficiency was $6.1 million and $15.2 million, for the three months ended March 31, 2003 and for the year ended December 31, 1999, respectively.

(4) EBITDA represents income before interest expense, interest income, income tax and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of Frontier. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of Frontier or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because Frontier believes it enhances an investor's understanding of Frontier's ability to satisfy principal and interest obligations with respect to Frontier's indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier's EBITDA for each of the years in the five-year period ended December 31, 2002, and for the three months ended March 31, 2003 and 2002 is reconciled to net income as follows:



                                                 Three Months
                                                Ended March 31,          Fiscal Year Ended December 31,
                                               ----------------  ---------------------------------------------
                                                 2003     2002     2002     2001      2000     1999      1998
                                               -------  -------  -------  --------  -------  --------  -------
                                                                        (in thousands)
Net income (loss)............................. $(3,700) $   261  $ 1,028  $107,653  $37,206  $(17,061) $15,805
Add provision (benefit) for income taxes......  (2,222)      98    1,060    28,073    2,075     1,865      150
Add interest expense and other financing costs   7,426    6,777   27,613    31,146   34,738    11,447    8,232
Subtract interest income......................    (373)    (465)  (1,802)   (2,772)  (3,364)   (1,500)  (1,500)
Add depreciation..............................   6,960    6,598   27,332    25,010   23,007    13,048   10,710
                                               -------  -------  -------  --------  -------  --------  -------
EBITDA........................................ $ 8,091  $13,269  $55,231  $189,110  $93,662  $  7,799  $33,397
                                               =======  =======  =======  ========  =======  ========  =======

Frontier Operating Data


                                                       Three Months
                                                     Ended March 31,         Fiscal Year Ended December 31,
                                                    -----------------  ------------------------------------------
                                                      2003     2002      2002     2001     2000   1999(1)  1998
                                                    -------- --------  -------- -------- -------- ------- -------
Charges (bpd) (2)
   Light crude.....................................   26,576   31,388    35,684   31,456   35,605  10,250   2,174
   Heavy crude (3).................................   97,699  108,607   110,372  111,061  105,529  39,315  32,303
   Other feed and blend stocks.....................   20,549   17,315    17,760   15,538   14,884   7,589   5,909
                                                    -------- --------  -------- -------- -------- ------- -------
      Total charges................................  144,824  157,310   163,816  158,055  156,018  57,154  40,386
Manufactured product yields (bpd) (4)
   Gasoline........................................   74,614   82,104    84,645   78,126   76,795  24,923  15,738
   Diesel and jet fuel.............................   42,760   51,273    53,436   51,210   50,924  17,340  13,097
   Chemicals (5)...................................      848      (52)      369    1,370    1,804     232      --
   Asphalt and other...............................   23,174   21,399    22,352   24,483   23,363  12,982  10,236
                                                    -------- --------  -------- -------- -------- ------- -------
      Total manufactured product yields............  141,396  154,724   160,802  155,189  152,886  55,477  39,071
Product sales (bpd)
   Gasoline........................................   88,032   86,366    91,989   83,737   83,070  29,728  21,421
   Diesel and jet fuel.............................   44,257   50,959    53,378   51,539   51,568  17,156  12,484
   Chemicals (5)...................................      848      319       439    1,413    1,964      44      --
   Asphalt and other...............................   16,784   16,236    20,726   22,411   21,556  10,965   8,797
                                                    -------- --------  -------- -------- -------- ------- -------
      Total product sales..........................  144,921  153,880   166,532  159,100  158,158  57,893  42,702
Average sales price (per bbl)
   Gasoline........................................ $  41.11 $  27.07  $  33.08 $  35.85 $  38.09 $ 26.61 $ 21.52
   Diesel and jet fuel.............................    40.88    24.28     30.35    34.12    37.19   25.92   19.90
   Chemicals (5)...................................    64.82    35.10     41.68    70.81    70.52   57.50      --
   Asphalt and other...............................    15.09     8.32     13.72    14.07    16.14   12.36   12.07
Operating margin information (per sales bbl)
   Average sales price............................. $  38.16 $  24.19  $  29.82 $  32.53 $  35.20 $ 23.73 $ 19.10
   Raw material, freight and other costs...........    33.38    19.95     25.71    25.69    30.41   20.31   13.33
                                                    -------- --------  -------- -------- -------- ------- -------
   Refined product spread..........................     4.78     4.24      4.11     6.84     4.79    3.42    5.77
   Refinery operating expenses, excluding
    depreciation...................................     3.93     3.11      2.93     3.27     3.07    2.71    3.02
   Depreciation....................................     0.54     0.47      0.44     0.42     0.39    0.61    0.68
                                                    -------- --------  -------- -------- -------- ------- -------
      Operating margin............................. $    .31 $    .66  $   0.74 $   3.15 $   1.33 $  0.10 $  2.07
                                                    ======== ========  ======== ======== ======== ======= =======
Average light/heavy spread based on delivered crude
 costs for the Cheyenne refinery (per bbl) (6)..... $   6.27 $   3.75  $   4.24 $   7.07 $   5.09 $  2.17 $  4.15
Average WTI/WTS crude oil spread (per bbl) (7)..... $   2.38 $   1.53  $   1.36 $   3.10 $   2.06      --      --

--------
(1) Includes El Dorado refinery operating data from the date of acquisition, November 17, 1999.

(2) Charges are the quantities of crude oil and other feedstock processed through refinery units.


(3) Includes intermediate varieties of crude oil used by the El Dorado refinery.


(4) Manufactured product yields are the volumes of specification materials that are obtained through the distilling of crude oil and the operations of other refinery process units.


(5) During 2002, the process of shutting down the phenol and cumene units at El Dorado began and by year-end Frontier had discontinued the production of phenol and acetone, and began producing and selling benzene.


(6) Average light/heavy spread is the discount at which heavy crude oil (gravity is low) sells compared to the sales price of light crude oil (gravity is high).


(7) Average differential between benchmark West Texas intermediate (sweet) and West Texas sour crude oil prices.

Frontier Selected Quarterly Financial and Operating Data


                                            2003                     2002                                    2001
                                          --------  --------------------------------------  -----------------------------
                                            First    Fourth     Third    Second     First    Fourth     Third    Second
                                          --------  --------  --------  --------  --------  --------  --------  --------
                                                                    (unaudited, in thousands except bbl)
Revenues................................. $499,384  $531,558  $486,680  $459,162  $336,350  $365,560  $538,049  $553,649
Operating income (loss)..................    1,131    11,110     8,487     1,631     6,671   (11,447)   62,473   100,916
Net income (loss)........................   (3,700)    2,965       809    (3,007)      261   (10,422)   34,662    78,901
Basic earnings (loss) per share..........     (.14)      .11       .03      (.12)      .01      (.41)     1.33      2.99
Diluted earnings (loss) per share........     (.14)      .11       .03      (.12)      .01      (.41)     1.27      2.86
Net cash provided by (used in) operating
 activities..............................  (19,339)   43,749    20,237    (3,120)  (10,044)  (10,827)   73,812   109,164
Net cash used in investing activities....   (6,607)   (6,729)   (4,193)  (10,560)  (15,635)   (8,585)   (5,272)   (4,560)
Net cash provided by (used in) financing
 activities..............................   27,513   (31,339)  (19,082)   15,494    29,591   (11,528)  (17,639)  (64,104)
EBITDA (1)...............................    8,091    18,089    15,466     8,407    13,269    (5,056)   68,808   107,120

Refining operations
   Total charges (bpd) (2)...............  144,824   162,361   170,391   165,074   157,310   153,649   169,878   161,854
   Gasoline yields (bpd) (3).............   74,614    94,564    79,779    82,050    82,104    82,310    83,506    77,283
   Diesel and jet fuel yields (bpd) (3)..   42,760    55,140    53,101    54,190    51,273    49,313    54,578    52,653
   Total product sales (bpd).............  144,921   175,888   166,750   169,366   153,880   163,375   174,281   159,531
Average light/heavy spread based on
 delivered crude costs for the Cheyenne
 Refinery (per bbl) (4).................. $   6.27  $   5.73  $   3.95  $   3.52  $   3.75  $   6.13  $   6.42  $   7.55
Average WTI/WTS crude oil spread
 (per bbl) (5)........................... $   2.38  $   1.73  $    .97  $   1.22  $   1.53  $   2.22  $   2.68  $   3.77



                                          ---------
                                            First
                                          --------

Revenues................................. $431,143
Operating income (loss)..................   12,158
Net income (loss)........................    4,512
Basic earnings (loss) per share..........      .17
Diluted earnings (loss) per share........      .17
Net cash provided by (used in) operating
 activities..............................  (33,574)
Net cash used in investing activities....   (4,407)
Net cash provided by (used in) financing
 activities..............................   17,609
EBITDA (1)...............................   18,238

Refining operations
   Total charges (bpd) (2)...............  146,632
   Gasoline yields (bpd) (3).............   69,201
   Diesel and jet fuel yields (bpd) (3)..   48,247
   Total product sales (bpd).............  138,770
Average light/heavy spread based on
 delivered crude costs for the Cheyenne
 Refinery (per bbl) (4).................. $   8.20
Average WTI/WTS crude oil spread
 (per bbl) (5)........................... $   3.73

--------

(1) EBITDA represents income before interest expense, interest income, income tax and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements. In addition, EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented herein because Frontier believes it enhances an investor's understanding of Frontier's ability to satisfy principal and interest obligations with respect to Frontier's indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier's EBITDA for the 2002 and 2001 quarters is reconciled to net income as follows (in thousands):



                                                2003                   2002                                 2001
                                               -------  ----------------------------------  ------------------------------------
                                                First    Fourth   Third    Second   First    Fourth    Third    Second    First
                                               -------  -------  -------  -------  -------  --------  -------  --------  -------
Net income (loss)............................. $(3,700) $ 2,965  $   809  $(3,007) $   261  $(10,422) $34,662  $ 78,901  $ 4,512
Add provision (benefit) for income taxes......  (2,222)   1,686    1,140   (1,864)      98    (7,456)  21,221    13,849      459
Add interest expense and other financing costs   7,426    6,874    7,009    6,953    6,777     7,129    7,458     8,659    7,900
Subtract interest income......................    (373)    (415)    (471)    (451)    (465)     (698)    (868)     (493)    (713)
Add depreciation..............................   6,960    6,979    6,979    6,776    6,598     6,391    6,335     6,204    6,080
                                               -------  -------  -------  -------  -------  --------  -------  --------  -------
EBITDA........................................ $ 8,091  $18,089  $15,466  $ 8,407  $13,269  $ (5,056) $68,808  $107,120  $18,238
                                               =======  =======  =======  =======  =======  ========  =======  ========  =======



(2) Charges are the quantities of crude oil and other feedstock processed through refinery units.


(3) Manufactured product yields are the volumes of specification materials that are obtained through the distilling of crude oil and the operations of other refinery process units.


(4) Average light/heavy spread is the discount at which heavy crude oil (gravity is low) sells compared to the sales price of light crude oil (gravity is high).


(5) Average differential between benchmark West Texas intermediate (sweet) and West Texas sour crude oil prices.

Holly Financial Data


                                         Nine Months Nine Months
                                            Ended       Ended
                                          April 30,   April 30,              Fiscal Year Ended July 31,
                                         ----------- ----------- --------------------------------------------------
                                            2003        2002       2002       2001       2000      1999      1998
                                         ----------- ----------- --------  ----------  --------  --------  --------
                                                        (dollars in thousands, except per share data)
Revenues................................  $858,198    $635,028   $888,906  $1,142,130  $965,946  $597,986  $590,299
Operating income........................    18,022      34,980     50,896     121,895    18,634    33,159    24,866
Net income..............................    30,352      25,936     32,029      73,450    11,445    19,937    15,167
Basic earnings per share................      1.96        1.67       2.06        4.84       .71      1.21       .92
Diluted earnings per share..............      1.90        1.62       2.01        4.77       .71      1.21       .92
Net cash provided by (used in) operating
 activities.............................     7,862      11,205     41,847     105,641    46,804    47,628    38,193
Net cash (used in) investing activities.   (25,610)     (7,606)   (21,953)    (28,752)  (20,143)  (23,979)  (50,959)
Net cash (used in) financing activities.   (15,832)    (11,889)   (14,104)    (14,677)  (27,227)  (22,057)   (4,674)
Working capital.........................    27,460      66,474     59,873      57,731       363    13,851    14,793
Total assets............................   541,899     494,870    502,306     490,429   464,362   390,982   349,857
Long-term debt..........................    25,714      34,285     34,285      42,857    56,595    70,341    75,516
Stockholders' equity....................   252,282     224,596    228,556     201,734   129,581   128,880   114,349
EBITDA (2)..............................    72,945      63,170     80,020     151,689    51,283    67,296    56,970
Capital expenditures....................    47,556      20,816     35,313      28,571    19,261    26,903    49.715
Ratio of earnings to fixed charges (3)..     12.3x       10.1x       8.8x       16.1x      3.0x      4.3x      3.3x
Dividends declared per share............       .22         .20        .41         .37       .34       .32       .30

--------

(1) This amount reflects Holly's $25 million transportation prepayment to Longhorn Partners Pipeline, L.P. In November 2002, Holly settled by agreement litigation brought in August 1998 by Longhorn Partners against Holly and litigation brought in August 2002 by Holly against Longhorn Partners and related parties. Under the settlement agreement, Holly paid $25 million to Longhorn Partners on November 26, 2002, as a prepayment for the transportation of 7,000 bpd of refined products from the Gulf Coast to El Paso, Texas, in a period of up to 6 years from the date of the Longhorn Pipeline's start-up, and Longhorn Partners issued to Holly an unsecured $25 million promissory note that will become payable with interest if the Longhorn Pipeline does not begin operations by July 1, 2004, or to the extent that Longhorn Partners is unable to provide Holly the full amount of the agreed transportation services. For additional information, see "Item
    3. Legal Proceedings" in Holly's annual report on Form 10-K for the fiscal year ended July 31, 2003, as amended, and "Part II. Item 1. Legal Proceedings" in Holly's quarterly report on Form 10-Q for the quarterly period ended January 31, 2003, as amended. See "Where You Can Find More Information", beginning on page 141.


(2) EBITDA represents income before interest expense, interest income, income tax and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of Holly. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of Holly or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because Holly believes it enhances an investor's understanding of Holly's ability to satisfy principal and interest obligations with respect to Holly's indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by Holly management for internal analysis and as a basis for financial covenants. The following table reconciles Holly's EBITDA to net income for each of the nine months ended April 30, 2003 and 2002, and for each of the fiscal years in the five fiscal year period ended July 31, 2002:



                                     Nine Months
                                        Ended
                                      April 30,              Fiscal Year Ended July 31,
                                  ----------------  --------------------------------------------
                                    2003     2002     2002     2001      2000     1999     1998
                                  -------  -------  -------  --------  -------  -------  -------
                                                          (in thousands)
Net income....................... $30,352  $25,936  $32,029  $ 73,450  $11,445  $19,937  $15,167
Add interest expense.............   1,224    2,320    2,953     4,980    5,914    7,790    8.371
Subtract interest income.........    (649)  (1,264)  (1,528)   (2,513)    (761)     (11)    (646)
Add income tax provision.........  18,682   16,149   18,867    48,445    7,189   13,222    9,699
Add depreciation and amortization  23,336   20,029   27,699    27,327   27,496   26,358   24,379
                                  -------  -------  -------  --------  -------  -------  -------
EBITDA........................... $72,945  $63,170  $80,020  $151,689  $51,283  $67,296  $56,970
                                  =======  =======  =======  ========  =======  =======  =======



(3) Represents the ratio of the sum of income before taxes plus fixed charges (excluding capitalized interest) for the period to fixed charges. Fixed charges, for the purpose of this computation, represent interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.

Holly Operating Data


                                                 Nine Months Nine Months
                                                    Ended       Ended
                                                  April 30,   April 30,          Fiscal Year Ended July 31,
                                                 ----------- ----------- ---------------------------------------
                                                    2003        2002      2002    2001    2000    1999      1998
                                                 ----------- ----------- ------- ------- ------- ------- -------
Crude charges (bpd).............................    63,400      58,000    60,200  64,000  65,300  66,200  59,400(1)
Refinery production (bpd) (2)...................    70,800      64,800    66,400  69,600  70,800  70,700  61,800(1)
Sales of refined products (bpd) (3).............    81,700      74,500    76,400  77,000  77,600  75,400  67,700(1)
Sales of produced refined products (bpd)
   Gasoline.....................................    40,000      36,400    37,700  38,700  40,200  40,200  35,000
   Diesel fuels.................................    15,000       6,800    14,000  15,100  15,400  14,900  13,700
   Jet fuels....................................     6,900      13,700     7,100   7,400   7,300   7,300   6,600
   Asphalt......................................     5,100       5,300     5,800   5,300   5,100   5,300   5,100
   LPG and other................................     2,500       2,300     2,400   2,600   2,500   2,700   2,700
                                                   -------     -------   ------- ------- ------- ------- -------
     Total product sales........................    69,500      64,500    67,000  69,100  70,400  70,400  63,100(1)
Operating margin information (per sales bbl) (4)
 Average net sales price........................   $ 37.25     $ 30.36   $ 30.95 $ 39.60 $ 33.52 $ 21.29 $ 23.48
 Raw material costs.............................     30.88       23.23     24.22   29.80   27.89   15.38   17.39
                                                   -------     -------   ------- ------- ------- ------- -------
 Refinery margin................................   $  6.37     $  7.13   $  6.73 $  9.80 $  5.63 $  5.91 $  6.09
                                                   =======     =======   ======= ======= ======= ======= =======

--------

(1) Crude charge, refinery production and sales of produced refined products were reduced as a result of a scheduled turnaround for major maintenance at the Navajo refinery. Crude charge represents the barrels per day of crude oil processed through the crude units at Holly's refineries. Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at each of Holly's refineries.

(2) Barrels per day of refined products produced from crude oil and other feed and blending stocks.
(3) Includes refined products purchased for resale representing 9,400 bpd, 7,900 bpd, 7,200 bpd, 5,000 bpd and 4,600 bpd, respectively.
(4) Represents average per barrel amounts for produced refined products sold.

Holly Selected Quarterly Financial and Operating Data(1)


                                       2003                             2002
                            --------------------------- ------------------------------------
                             Third    Second    First    Fourth   Third    Second    First
                            -------- --------  -------- -------- -------- --------  --------
                                              (in thousands, except per share data)
Revenues................... $312,180 $270,360  $275,658 $253,878 $210,327 $166,754  $257,947
Operating income (loss)....   12,096   (1,017)    6,943    8,066    8,642   (2,719)   29,057
Net income (loss)..........   26,701   (1,596)    5,247    6,093    6,199     (485)   20,222
Basic earnings (loss) per
  share....................     1.72    (0.10)     0.34     0.39     0.40    (0.03)     1.30
Diluted earnings (loss) per
  share....................     1.67    (0.10)     0.33     0.38     0.39    (0.03)     1.27


                                                      2001
                                       -----------------------------------
                                        Fourth     Third    Second   First
                                       --------   -------- -------- --------
                                       (in thousands, except per share data)
     Revenues......................... $264,837   $268,190 $283,140 $325,963
     Operating income.................   29,550     34,394   20,376   33,587
     Net income.......................   19,607     20,889   12,542   20,412
     Basic earnings (loss) per share..     1.27       1.38     0.83     1.35
     Diluted earnings (loss) per share     1.24       1.36     0.83     1.35

--------
(1) Holly's fiscal year-end is July 31.

Comparative Per Share Data


   Set forth below are net income, cash dividends and book value per common share amounts for Holly and Frontier on a historical basis and for Holly and Frontier on an unaudited pro forma combined basis after giving effect to the proposed merger using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 122.



   You should read the information below together with the historical financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of both companies contained in the annual reports on Form 10-K, as amended, and quarterly reports on Form 10-Q, as amended, that Holly and Frontier have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 142. The pro forma statements are not necessarily indicative of the actual results of operations or financial position of Frontier and Holly that would have occurred had the merger, the merger of Frontier Escrow Corporation with and into Frontier, the offering of the senior notes under Rule 144A and the use of proceeds therefrom occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.



                                                                      Three Months
                                                                         Ended      Year Ended
                                                                       March 31,   December 31,
                                                                          2003         2002
                                                                      ------------ ------------
Historical:
Holly historical data, per common share
   Net income--basic.................................................    $  .83       $ 1.16
   Net income--diluted...............................................       .81         1.13
   Cash dividends....................................................       .11         0.43
   Book value at end of period.......................................     15.46        14.74
Frontier historical data, per common share
   Net income (loss)--basic..........................................      (.14)         .04
   Net income (loss)--diluted........................................      (.14)         .04
   Cash dividends....................................................       .05          .20
   Book value at end of period.......................................      6.25         6.44

Unaudited Pro Forma:
Frontier and Holly combined pro forma data per pro forma common share
   Net Income--basic (a).............................................       .24          .25
   Net Income--diluted (a)...........................................       .23          .24
   Cash dividends (b)................................................       .05          .20
   Book value at end of period (c)...................................     10.85          -- (d)

--------
(a) Pro forma income per share amounts are based on the combined historical results of Frontier and Holly as well as pro forma adjustments. Pro forma basic shares used in the calculation are Frontier's historical weighted average common shares outstanding plus the pro forma shares assumed to be issued to Holly stockholders in conjunction with the merger. Pro forma diluted shares include the historical dilutive effect of Frontier options and restricted stock as well as an estimated dilutive effect from Parent options anticipated to be issued to Holly option holders calculated by using the option exchange ratio calculated as set forth in the merger agreement attached as Annex A to this document.
(b) Management of Parent currently expects to pay quarterly dividends post-merger at the same rate as currently paid by Frontier. However, the declaration and payment of dividends on Parent common stock after the merger will be in the discretion of the board of directors of Parent.

(c) Pro forma book value per common share is computed by dividing the pro forma stockholders' equity at March 31, 2003, by the pro forma number of common shares outstanding at March 31, 2003.


(d) A pro forma balance sheet as of December 31, 2002 is not required and is therefore not included in this joint proxy statement/prospectus.

                                 RISK FACTORS




   As a result of the merger, current Frontier and Holly stockholders will be acquiring Parent common stock. As you consider how to vote and review all of the information included in or incorporated by reference into this joint proxy statement/prospectus, you should pay particular attention to the following risk factors relating to the merger and the following risk factors relating to our business after the merger.



Risk Factors Relating to the Merger



The merger agreement provides a fixed exchange ratio for shares of Holly common stock and Frontier common stock. The value of shares of Parent common stock, cash and contingent value rights that Holly stockholders receive in the merger may be less than the value of their shares of Holly common stock as of the date of the merger agreement or on the date of the Holly special meeting. The value of shares of Parent common stock that Frontier stockholders receive in the merger may be less than the value of their shares of Frontier common stock as of the date of the merger agreement or on the date of the Frontier special meeting.



   Upon completion of the merger, each share of Holly common stock will be converted into the right to receive one share of Parent common stock, cash and one contingent value right, and each share of Frontier common stock will be converted into the right to receive one share of Parent common stock. The one-for-one ratios at which the shares will be converted into shares of Parent common stock and, in the case of Holly, contingent value rights, are fixed. In addition, the aggregate cash consideration payable to Holly stockholders in the merger is fixed at $172.5 million, and the amount of cash consideration payable for each share of Holly common stock will depend only on the number of shares of Holly common stock outstanding immediately prior to the merger. As a result of the fixed exchange ratio, there will be no adjustment of the merger consideration for changes in the market price of either Holly common stock or Frontier common stock. Neither company is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either company's common stock.


   The date when the merger is completed may not immediately follow the date or dates when the Holly stockholders and Frontier stockholders vote on the merger agreement at their special meetings. As a result, the relative or absolute prices of shares of Holly common stock and Frontier common stock may vary significantly between the dates of the merger agreement, this document, the special meetings and the completion of the merger. These variations may be caused by, among other factors, changes in the businesses, operations, results and prospects of our companies, market expectations of the likelihood that the merger will be completed and the timing of its completion, the prospects for our post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulators, and general market and economic conditions.

   In addition, we cannot predict accurately the market price of the shares of Parent common stock to be received by Holly stockholders and Frontier stockholders after the completion of the merger. Accordingly, the prices of shares of Holly common stock and Frontier common stock on the dates of the special meetings may not be indicative of their prices immediately prior to the completion of the merger or the price of Parent common stock after the merger is completed.

Our substantial indebtedness could adversely affect our ability to operate our business.


   After the merger, we will have a significant amount of indebtedness. On March 31, 2003, after giving pro forma effect to the merger, and the offering and sale of new senior notes and the merger of Frontier Escrow Corporation with and into Frontier described in "Recent Developments--Senior Notes Offering by Frontier" beginning on page 32, and the application of the net proceeds therefrom, we would have had total indebtedness of $455.3 million. Also after giving pro forma effect to the merger, and the offering and sale of new senior notes and the Frontier Escrow Corporation merger, and application of the net proceeds therefrom, our pro forma ratio of earnings to fixed charges would have been 2.6 for the three months ended March 31, 2003.

   Our substantial indebtedness could have important consequences to us. For example, it could:

  . increase our vulnerability to general adverse economic and industry conditions;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit our ability to borrow additional funds to fund our working capital, expenditures, debt service requirements or for other purposes.

   In addition, the indentures governing the new senior notes and our existing notes and existing and future revolving credit facility contain, and may contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts, including the notes.


   We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. We have entered into a new credit facility, which will increase our available credit from $175 million to $250 million upon completion of the merger.



The integration of Holly and Frontier following the merger, and the integration of the Woods Cross refinery, will present significant challenges that may result in the combined company not operating as effectively as expected or in a failure to achieve the anticipated potential benefits of the merger.






   In connection with the merger and Holly's Woods Cross refinery acquisition described in "Recent Developments--Woods Cross Refinery Acquisition by Holly" beginning on page 33, Holly and Frontier will face significant challenges in consolidating functions, integrating organizations, procedures and operations in a timely and efficient manner and retaining key personnel. The integration of Holly and Frontier will be complex and time-consuming, and our management will have to dedicate substantial effort to it. These efforts could divert management's focus and resources from other strategic opportunities and from operational matters during the integration process.



   Prior to the merger, each of Frontier and Holly will have been operated as a separate independent entity, and we may not be able to integrate the operations and personnel of Frontier and Holly successfully. In addition, the merger may not produce the revenues, earnings or business synergies that we anticipated, and the combined company's business may not perform as expected for a variety of additional reasons, including:


  .   potential loss of employees, including managers;

  .   diversion of management's attention away from other business concerns; and

  . expenses of any undisclosed or potential legal liabilities of the merged companies.


   Any one or a combination of these factors may cause our revenues or earnings to decline, and even if the combined company's business enjoyed strong growth prior to the merger, the combined company's business may not continue to have strong growth thereafter.

If the merger does not occur, Frontier and Holly will not benefit from the expenses they have incurred in the pursuit of the merger.


   The merger may not be completed. If the merger is not completed, Frontier and Holly will have incurred substantial expenses for which no ultimate benefit will have been received by either company. In addition, if the merger agreement is terminated under specified circumstances, the terminating party will be required to pay a $15 million termination fee and up to $1 million in expenses. See "The Merger Agreement--Termination of the Merger Agreement" beginning on page 105.


Holly stockholders may not receive any payment on the contingent value rights.


   The value, if any, that each holder of a contingent value right may receive in the future is speculative, and the contingent value rights may ultimately have no value. Any future payment to Holly stockholders who receive contingent value rights in the merger is wholly dependent on whether we make any net recoveries from litigation related to past sales of jet fuel by Holly to the United States government. We may not prevail in this litigation, and if we prevail, the amount of the net recoveries may be insignificant. See "Other Agreements--Contingent Value Rights Agreement" beginning on page 108.





Risk Factors Relating to Our Business After the Merger



The dividend that the stockholders of Holly will receive after the merger is anticipated to be less per share than the dividend that they have historically received.



   Prior to the merger, the stockholders of Holly historically have received a quarterly dividend of $0.11 per share of common stock. After the merger is completed, it is anticipated that we will pay a quarterly dividend of approximately $0.05 per share, which is the same rate as that historically paid to the holders of Frontier's common stock. The declaration and payment of dividends after the merger will be subject to approval and declaration by Parent's board of directors and will depend on a variety of factors, including business, financial and regulatory considerations.


Crude oil prices and refining margins significantly impact our cash flow and have fluctuated significantly in the past.

   Our cash flow from operations is primarily dependent upon producing and selling quantities of refined products at margins that are high enough to cover our fixed and variable expenses. In recent years, crude oil costs and margins between refined product sales and the cost of light crude feedstock, or "crack spreads," have fluctuated substantially. Factors that may affect crude oil costs and refined product prices include:

  .   overall demand for crude oil and refined products;

  .   general economic conditions;

  . the level of foreign and domestic production of crude oil and refined products;

  .   the availability of imports of crude oil and refined products;

  .   the marketing of alternative and competing fuels; and

  .   the extent of government regulation.

   Crude oil supply contracts are generally short-term contracts with price terms that change as market prices change. Our crude oil requirements are supplied from sources that include:

  .   major oil companies;

  .   crude oil marketing companies;

  .   large independent producers; and

  .   smaller local producers.

   The prices we receive for our refined products are affected by:

  .   global market dynamics;

  .   product pipeline capacity;

  .   local market conditions; and

  .   the level of operations of other refineries in our regions.


   The price at which we can sell gasoline and other refined products is strongly influenced by the price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. The effect of changes in crude oil prices on operating results, therefore, depends in part on how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our earnings and cash flows. From time to time, we purchase forward crude oil supply contracts, have entered into forward product agreements to hedge excess inventories, and for Frontier's El Dorado, Kansas refinery, Frontier has hedged its refined product spreads. For a discussion of these forward contracts and hedges, see Frontier's and Holly's annual reports on Form 10-K, as amended, previously filed with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 142.


   In addition, our refineries maintain inventories of crude oil, intermediate products and refined products, the value of each being subject to rapid fluctuations in market prices. We record our inventories at the lower of cost (as determined on a FIFO basis) or market price. As a result, a rapid and significant increase or decrease in the market prices for crude oil or refined products could have a significant short-term impact on our earnings and cash flow.

We face substantial competition from other refining and pipeline companies.

   The refining industry is highly competitive. Many of our competitors are large, integrated, major or independent oil companies that, because of their more diverse operations, larger refineries and stronger capitalization, may be better able than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. Many of these competitors have financial and other resources substantially greater than ours. In addition, many of our customer contracts, including government contracts, are terminable at will by the customer. The loss of a significant customer due to competition could have a negative impact on our business and financial results.

   In recent years, there have been several refining and marketing consolidations or acquisitions between entities competing in our geographic markets. These transactions and future transactions could increase future competitive pressures on our business.

Increased competition and supply of refined products in the El Paso, Texas market may have an adverse effect on our business and results of operations.


   Increased competition and supply of refined products in El Paso may adversely affect our business and results of operations. The transportation of refined products from the Texas Gulf Coast to the El Paso, Texas market on the Longhorn Pipeline, which may in the future become operational as described below, could exert significant downward pressure on wholesale refined products prices and refined products margins in El Paso and related markets served from El Paso. In addition, the flow of additional refined products into El Paso for shipment to Arizona could further exacerbate the capacity restraints we currently are experiencing on the common carrier pipelines that currently transport our refined products to Arizona.

   Until 1998, the El Paso, Texas market and markets served from El Paso were generally not supplied by refined products produced by the large refineries on the Texas Gulf Coast. While wholesale prices of refined products on the Gulf Coast have historically been lower than prices in El Paso, distances from the Gulf Coast to El Paso (more than 700 miles if the most direct route were used) have made transportation by truck impractical and have discouraged the substantial investment required for development of refined products pipelines from the Gulf Coast to El Paso.

   In 1998, a Texaco, Inc. subsidiary completed a 16-inch refined products pipeline running from the Gulf Coast to Midland, Texas along a northern route (through Corsicana, Texas). This pipeline, now owned by Shell Pipeline Company, LP, is linked to a 6-inch pipeline, also owned by Shell Pipeline, that is currently being used to transport to El Paso approximately 16,000 to 18,000 bpd of refined products that are produced on the Texas Gulf Coast (this volume replaces a similar volume produced at the Shell Oil Company refinery in Odessa, Texas, which was shut down in 1998). The Shell Pipeline pipeline from the Gulf Coast to Midland has the potential to be linked to existing or new pipelines running from the Midland, Texas area to El Paso, thereby resulting in substantial additional volumes of refined products that could be transported from the Gulf Coast to El Paso.

   An additional potential source of pipeline transportation from Gulf Coast refineries to El Paso is the proposed Longhorn Pipeline. This pipeline is proposed to run approximately 700 miles from the Houston area of the Gulf Coast to El Paso, utilizing a direct route. The owner of the Longhorn Pipeline, Longhorn Partners Pipeline, L.P. ("Longhorn Partners"), is a Delaware limited partnership that includes affiliates of ExxonMobil Pipeline Company, BP Pipeline (North America), Inc., Williams Pipe Line Company, and the Beacon Group Energy Investment Fund, L.P. and Chisholm Holdings as limited partners. Longhorn Partners has proposed to use the pipeline initially to transport approximately 72,000 bpd of refined products from the Gulf Coast to El Paso and markets served from El Paso, with an ultimate maximum capacity of 225,000 bpd. A critical feature of this proposed petroleum products pipeline is that it would utilize, for approximately 450 miles (including areas overlying the environmentally sensitive Edwards Aquifer and Edwards-Trinity Aquifer and heavily populated areas in the southern part of Austin, Texas) an existing pipeline (previously owned by Exxon Pipeline Company) that was constructed about 1950 for the shipment of crude oil from West Texas to the Houston area. The Longhorn Pipeline has not yet begun operations.

   If the Longhorn Pipeline begins operations as currently proposed, the substantially lower requirement for capital investment permitted by the direct route through Austin, Texas and over the Edwards Aquifers would permit Longhorn Partners to give its shippers a cost advantage through lower tariffs that could, at least for a period of time, result in significant downward pressure on wholesale refined products prices and refined products margins in El Paso and related markets. Our results of operations could be adversely impacted if the Longhorn Pipeline were allowed to operate as currently proposed. We cannot predict whether and, if so, under what conditions, the Longhorn Pipeline will ultimately be operated, nor can we predict the consequences for us resulting from Longhorn Pipeline's operations if they occur.


   The common carrier pipelines used by us to serve the Arizona and Albuquerque markets are currently operated at or near capacity and are subject to proration. As a result, the volumes of refined products that we and other shippers have been able to deliver to these markets have been limited. The flow of additional products into El Paso for shipment to Arizona, either as a result of operation of the Longhorn Pipeline or otherwise, could further exacerbate such constraints on deliveries to Arizona. We may experience future constraints on our ability to deliver our products through the common carrier pipeline to Arizona. Any future constraints on our ability to transport our refined products to Arizona could, if sustained, adversely affect our results of operations and financial condition.

External factors beyond our control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.



   External factors can also cause significant fluctuations in demand for our products and volatility in the prices for our products and other operating costs and can magnify the impact of economic cycles on our business. Examples of external factors include:



  .   general economic conditions;



  .   competitor actions;



  .   availability of raw materials;



  .   international events and circumstances; and



  . governmental regulation in the United States and abroad, including changes in policies of the Organization of Petroleum Exporting Countries.



   Demand for our products is influenced by general economic conditions. For example, our refined product margins and crude oil differentials in 2001 were at near record levels. After experiencing such record levels, our refined product margins and crude oil differentials declined substantially in 2002. Contributing to this decline were unusually high prices for oil, reduced market demand for refined products and greater imports of competitive products, all of which adversely affected our results of operations in 2002. The existence of similar economic and market conditions in the future may have a negative impact on our business and financial results.




Our profitability is linked to the light/heavy crude oil price spread, which declined during the first quarter of 2002 and remained low for three quarters in 2002, but began to widen during the fourth quarter. Light/heavy spreads for 2002 were significantly lower than in 2001.


   Our profitability, particularly at Frontier's Cheyenne, Wyoming refinery, is linked to the price spread between light and heavy crude oil. In Cheyenne, we prefer to refine heavy crude oil because it provides a wider refining margin than light crude. Accordingly, any tightening of the light/heavy spread could reduce our profitability. Crude prices were low at the beginning of 2002 making it uneconomical for companies to produce heavy crude oil, which sells at a discount to light crude. Although crude prices rose gradually during 2002, the light/heavy spread only began to widen again in the fourth quarter. Crude oil prices may not remain at their current levels and the light/heavy spread may decline again.




Our operations involve environmental risks that may require us to make substantial capital expenditures to remain in compliance or that could give rise to material liabilities.


   Our results of operations may be affected by increased costs resulting from compliance with the extensive environmental laws to which our business is subject and from any possible contamination of our facilities as a result of accidental spills, discharges or other releases of petroleum or hazardous substances.



   Our operations are subject to a variety of federal, state and local environmental laws and regulations relating to the protection of the environment, including those governing the emission or discharge of pollutants into the air and water, product specifications and the generation, treatment, storage, transportation and disposal, or remediation, of solid and hazardous waste and materials. Environmental laws and regulations that affect the operations, processes and margins for our refined products are extensive and have become progressively more stringent, thereby necessitating significant capital investments. Additional legislation, regulatory requirements or administrative policies could be imposed with respect to our products or activities. Compliance with more stringent laws or regulations or more vigorous enforcement policies of regulatory agencies could adversely affect our financial position and results of operations and could require us to make substantial expenditures. For more information regarding potential costs associated with such compliance, see "Business--Government Regulation--Environmental Matters" in Frontier's annual report on Form 10-K for the fiscal year ended

December 31, 2002, as amended, and "Items 1 and 2--Capital Improvement Projects," "Items 1 and 2--Regulation" and "Item 3--Legal Proceedings" in Holly's annual report on Form 10-K for the fiscal year ended July 31, 2002, as amended. See "Where You Can Find More Information" on page 142.



   Our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances. Past or future spills related to any of our operations, including our refineries, pipelines or product terminals, may give rise to liability (including potential cleanup responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. This may involve contamination associated with facilities we currently own or operate, facilities we formerly owned or operated and facilities to which we sent wastes or by-products for treatment or disposal and other contamination. Accidental discharges could occur in the future, future action may be taken in connection with past discharges, governmental agencies may assess penalties against us in connection with past or future contamination and third parties may assert claims against us for damages allegedly arising out of past or future contamination. The potential penalties and clean-up costs for past or future releases or spills, the failure of some prior owners of our facilities to complete their clean-up obligations, the liability to third parties for damage to their property, or the need to address any newly discovered information or conditions that may require a response could be significant and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations. For the amount of potential clean-up costs, see "Business--Government Regulation--Environmental Matters" in Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and "Items 1 and 2--Capital Improvement Projects," "Items 1 and 2--Regulation" and "Item 3--Legal Proceedings" in Holly's annual report on Form 10-K for the fiscal year ended July 31, 2002, as amended. See "Where You Can Find More Information" on page 142.


Oil and gas exploration and production activities may also give rise to claims and liabilities due to discharges of materials into the environment.


   Oil and gas exploration and production activities engaged in by subsidiaries of Holly and Frontier may also give rise to liabilities due to spills, discharges or releases of petroleum or other materials into the environment. A Frontier subsidiary, Wainoco Oil & Gas Company, owned and operated an interest in an oil field in the Los Angeles, California metropolitan area from 1985 to 1995. The production facilities for the oil field are located on the campus of the Beverly Hills High School. In April 2003, a law firm filed claims with the Beverly Hills school district and city on behalf of approximately 25 former students, alleging that emissions from the oil field or production facilities caused cancers in those individuals. Subsequently, the law firm filed approximately 265 additional claims on behalf of former students, school employees and area residents claiming that various health problems were caused by the alleged emissions. According to a newspaper article, the law firm said it expected to file lawsuits against several oil companies in addition to the claims filed against the school district and the city. On June 9, 2003, a lawsuit related to some of these claims, styled Moss, et. al. vs. Venoco, Inc. et. al. was filed by the law firm in Superior Court for the State of California for the County of Los Angeles. The lawsuit also names a number of other oil and gas companies as defendants, including Wainoco Oil & Gas Company and Frontier. The lawsuit includes claims for personal injury and wrongful death and also asks for punitive damages, but no dollar amount of damages was specified.





Our refineries face operating hazards, and the potential limits on insurance coverage could expose us to potentially significant liability costs.



   Our operations are subject to significant interruption and our profitability is impacted if any of our refineries experiences a major accident or fire, is damaged by severe weather or other natural disaster, or otherwise is forced to curtail its operations or shut down. If a pipeline becomes inoperative, crude oil would have to be supplied to these refineries through an alternative pipeline or from additional tank trucks to the refinery, which could hurt our business and profitability. In addition, a major accident, fire or other event could damage a refinery or the environment or cause personal injuries. If a refinery experiences a major accident or fire or other event or an interruption in supply or operations, our business could be materially adversely affected to the extent that the damage or liability exceeds the amounts of business interruption, property, terrorism and other insurance that we maintain against these risks.

   Our refineries consist of many processing units, a number of which have been in operation for a long time. One or more of the units may require additional, unscheduled down time, or "turnaround", for unanticipated maintenance or repairs that is more frequent than our scheduled turnaround for each unit every one to five years. Scheduled and unscheduled turnarounds could reduce our revenues during the period of time that our units are not operating.




Instability in the Middle East, terrorist attacks and future threats may negatively impact our business.

   Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control, such as the war in Iraq and terrorist attacks. Instability in the Middle East, as well as events occurring in response to or in connection with previous terrorist attacks in the U.S., future terrorist attacks against U.S. targets, additional conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. As a result, we could experience decreased sales of our products (especially sales to our customers that purchase jet fuel) and extension of time for payment of accounts receivable from our customers (especially our customers in the airline industry). Any decrease in demand for jet fuel due to a decrease in commercial aviation activity could adversely affect our business. Strategic targets such as our refineries or pipelines may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our crude oil and refined products, and an impact on the margins from our refining and wholesale marketing operations. In addition, disruption of the energy industry or significant increases in energy prices could result in government-imposed price controls. Further, the government could require us to exercise certain security precautions, which may increase our operating expenses or require additional capital expenditures. It is possible that any or a combination of these occurrences could have a material adverse effect on our business.

We generate a significant amount of our revenue from Shell Oil Products US. As our commitment to Shell Oil under the refined product offtake agreement declines, we will have to find new customers for the gasoline and diesel fuel produced at the El Dorado refinery. We may not be able to do this successfully.


   In connection with the purchase of the El Dorado refinery by Frontier in 1999, Frontier entered into a 15-year refined product offtake agreement with Shell Oil Products US from which approximately 58% of Frontier's historical revenues were derived for the year ended December 31, 2002. Under this agreement, Shell Oil purchases most of the gasoline and diesel production of the El Dorado refinery at market-based prices. Initially in 1999, Shell Oil purchased all of the El Dorado refinery's production of these products. Beginning in 2000, we retained and marketed a portion of the refinery's gasoline and diesel production. Also, beginning in 2000, we were permitted and began to increase this amount by 5,000 barrels per day each year over a period of ten years ending in 2009 at a total increase of 50,000 barrels per day through the term of this agreement. Shell Oil will purchase substantially all gasoline and diesel production in excess of these amounts. The offtake agreement also provides for Shell Oil to purchase all jet fuel production from the El Dorado refinery for five years (through October 2004). Since we will have to market an increasing portion of the El Dorado refinery's gasoline and diesel production over the next ten years, as well as jet fuel after 2004, we will have to find new customers for these refined products. These customers may be in markets that we have not previously sold to, and it may be difficult for us to find customers for these products. If we cannot find customers in locations convenient to the El Dorado refinery, our revenues and profits may be reduced. In addition, our results of operations and ability to service our debt obligations would be negatively affected to the extent that Shell Oil did not make timely payments to us. Frontier does not have any other individual customers that are material to its revenues or earnings.



   For the twelve months ended January 31, 2002, Holly did not have material sales to Shell Oil Products US. Holly did not have any other individual customers that were material to its revenues or earnings for such period other than four customers described in Note 15 to Holly's audited financial statements included in Holly's annual report on Form 10-K for the fiscal year ended July 31, 2002, as amended, none of which individually accounted for more than 15% of Holly's revenues in fiscal 2002.


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

Our operating results are seasonal and generally lower in the first and fourth quarters of the year.

   Demand for gasoline and asphalt products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, our operating results for the first and fourth calendar quarters are generally lower than those for the second and third quarters. Diesel demand has historically been more stable because two major east-west truck routes and two major railroads cross one of our principal marketing areas. However, reduced road construction and agricultural work during the winter months causes depressed demand for diesel in such months.

We may have labor difficulties with some of our employees who are represented by unions.


   After giving effect to the merger, approximately 52 percent of our employees will be represented by collective bargaining agreements, which will expire at various times beginning in 2006. Approximately 59 percent of Frontier's employees as of March 31, 2003, and approximately 38 percent of Holly's employees as of June 18, 2003, were covered by collective bargaining agreements. We believe that our current relations with our employees are good. However, our employees may conduct a strike at some time in the future, which may adversely affect our operations.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


   This joint proxy statement/prospectus, including information incorporated by reference in this joint proxy statement/prospectus (see "Where You Can Find More Information" on page 142), contains "forward-looking statements," as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transactions and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this joint proxy statement/prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These include, without limitation:



  . statements concerning the contemplated transactions, including strategic plans, expectations and objectives for future operations, the completion of those transactions, and the realization of expected synergies from the transactions;


  . statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future;

  . statements relating to future financial performance, future equity issuances and other matters;

  . statements relating to the accretion to reported earnings estimated to result from the merger;

  . statements relating to revenue, income and operations of the combined company after the merger; and

  . any other statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects" or similar expressions.

   Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this document are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  .   the risk factors described under "Risk Factors" beginning on page 22;


  . changes in the businesses, operations, results and prospects of our companies and the combined company after the merger;



  .   changes in tax and other laws;



  . market expectations of the likelihood that the merger will be completed and the timing of its completion; and





  .   changes in the securities markets.




   All forward-looking statements contained in this document speak only as of the date of this document, and all forward-looking statements contained in any document incorporated by reference speak only as of the date of that document. None of Parent, Holly and Frontier undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                              RECENT DEVELOPMENTS

Senior Notes Offering by Frontier

   On April 4, 2003, Frontier Escrow Corporation, a newly formed, wholly-owned, direct subsidiary of Frontier, issued $220 million principal amount of 8% Senior Notes due 2013. In connection with the merger, Frontier Escrow Corporation will merge with and into Frontier, and the obligations under the new senior notes will become the obligations of Frontier. A portion of the proceeds from the offering of the new senior notes will be used to pay the cash portion of the merger consideration to be received by Holly stockholders, to pay related fees and expenses and to refinance or pay off existing Holly indebtedness. If the merger does not occur by October 31, 2003, Frontier Escrow Corporation is obligated to redeem the new senior notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued interest to October 31, 2003. In addition to the net proceeds from the notes offering, the additional funds necessary to pay the redemption amount in full were placed into escrow by Frontier, pending their use upon the closing of the merger or to pay for the redemption price of the new senior notes if the merger does not occur by October 31, 2003.

   After the merger, the new senior notes will be the unsecured senior obligations of Frontier and will be guaranteed by Parent and all of Frontier's domestic subsidiaries, which will include Holly and all of its subsidiaries. The new senior notes and the guarantees will rank:


  . equally with all of Frontier's and the guarantors' existing unsecured debt, which was $209.9 million on March 31, 2003, and future unsecured debt;


  . ahead of any of Frontier's and the guarantors' future debt that expressly provides for subordination to the notes or the guarantees; and


  . subordinated to any of Frontier's and the guarantors' secured indebtedness, which was $29.1 million on March 31, 2003, to the extent of the value of the collateral for such secured indebtedness. Frontier's secured indebtedness is debt under its revolving credit facility. Borrowings under this facility may change daily and are subject to our line of credit limits and borrowing base availability.



   Like the indentures under which Frontier's other senior notes were issued, the indenture under which the new senior notes were issued will, among other things, impose limitations or conditions on the ability of Frontier and its restricted subsidiaries to:



  . sell all or substantially all of their assets or merge or consolidate with other companies;


  .   borrow money;

  .   incur liens;

  .   pay dividends or make other distributions;

  .   make other restricted payments or investments; and

  .   enter into certain transaction with their affiliates.


The limitations imposed by the indenture under which the new senior notes were issued will in general be similar to or less restrictive than the limitations imposed by indentures under which Frontier's other senior notes were issued. For more information regarding the limitations imposed by Frontier's existing indentures, please read the portions of Frontier's 2002 annual report to shareholders filed as Exhibit 13.1 to Frontier's annual report on Form 10-K for the year ended December 31, 2002, as amended. The indenture under which the new senior notes were issued is filed as Exhibit 4.4 to the registration statement of which this joint proxy statement/prospectus is a part.



   For more information on the estimated effects of the sale of the new senior notes and the use of proceeds from the sale, please see the "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 122.

Amendment of Revolving Credit Facility by Frontier



   On May 29, 2003, Frontier Oil and Refining Company, one of Frontier's wholly-owned subsidiaries, entered into an amended and restated revolving credit facility with a group of 11 banks. The facility, which has an expiration date of June 15, 2006, is a collateral-based working capital facility with total capacity prior to the consummation of the merger, and subject to the satisfaction of certain other conditions, of up to $175 million, of which maximum cash borrowings are $125 million, subject to borrowing base amounts. Upon consummation of the merger, and subject to satisfaction of certain other conditions, the capacity will be increased up to $250 million, of which maximum cash borrowings will be $200 million, subject to borrowing base amounts. Any unutilized capacity after cash borrowings is available for letters of credit. As of June 24, 2003, Frontier had $32,150,000 of borrowings and $42,175,000 of letters of credit outstanding under the credit facility. The borrowings and letters of credit amounts usually change on a daily basis.



   The facility provides working capital financing for operations, generally the financing of crude and product supply. It is generally secured by the borrower's current assets. The credit agreement provides for a quarterly commitment fee of 0.300 of 1% to 0.375 of 1% per annum. Interest rates are based, at the borrower's option, on the agent bank's prime rate plus 0.25% to 1%, the prevailing Federal Funds Rate plus 1.75% to 2.5%, or the reserve-adjusted LIBOR plus 1.25% to 2%. Standby letters of credit issued bear a fee of 1.125% to 1.75% annually, plus standard issuance and renewal fees. In all cases, the rate and fees discussed above increase from the lower to higher levels as the ratio of the difference between funded debt and specified cash equivalents to earnings, as defined in the credit agreement, increases. The agreement also includes financial covenant requirements relating to Frontier's working capital, cash and cash equivalents, tangible net worth and capital expenditure limits. Frontier is currently in compliance with these covenants.


Woods Cross Refinery Acquisition by Holly


   Effective June 1, 2003, Holly acquired from ConocoPhillips the 25,000 bpd Woods Cross refinery near Salt Lake City, Utah for a purchase price of approximately $21.2 million in cash ($25 million for assets purchased less $3.8 million for pension obligations assumed) plus approximately $41 million in cash for crude oil, refined product and other inventories. Holly financed the Woods Cross purchase from a combination of cash on hand and borrowings under its existing revolving credit agreement, which agreement was amended to increase total availability to $100 million.



  Woods Cross Assets Acquired



   The Woods Cross refinery has a rated crude oil capacity of 25,000 bpd and has operated at close to that capacity over the last five years. The refinery's high conversion capability enables it to produce a large percentage of high value products such as motor fuels, jet fuel and distillates. In addition to the refinery, Holly acquired


  . a 50% undivided interest in two storage terminals located in Boise, Idaho (221,500 barrel capacity) and Burley, Idaho (140,000 barrel capacity) that are operated by Sinclair Oil Corporation,

  . a storage terminal located in Spokane, Washington (271,000 barrel capacity),

  . approximately 60 branded marketer contracts that supply an estimated 220 service stations located in Utah, Idaho, Montana and Wyoming,

  .   25 retail service stations located in Utah and Wyoming, and

  . a ten-year exclusive license to market fuels under the Phillips 66 brand in the states of Utah, Idaho, Montana and Wyoming, with an agreement to work cooperatively on possible extensions of the ten-year term.


   ConocoPhillips also granted Holly the option to market ConocoPhillips' ancillary branded products in the four state region and assigned Holly usage rights to necessary technology, software, hardware and databases unique to the refinery. Holly assumed specified raw materials supply agreements of ConocoPhillips needed for the operation of the refinery. None of the materials supply agreements are long-term. All crude oil purchase agreements have thirty-day terms, subject to automatic renewal for an additional thirty days unless either party terminates the agreement.



   Approximately 80% of the refinery's gasoline production is sold through a wholesale marketer network and the remaining 20% is sold through the 25 retail service stations to be acquired. Twenty-two of the service stations acquired are located in the Salt Lake City, Utah area and sell under the Phillips 66 brand. The three Wyoming outlets were recently purchased from El Paso CGP Corporation, formerly The Coastal Corporation, and sell under the Coastal brand. Conoco Phillips assigned Holly its rights to the Coastal trademark for the three Wyoming stores, which continue through April 24, 2011.


  Transferred Employees


   In connection with the acquisition, Holly hired approximately 140 employees from ConocoPhillips, 90 of whom are union employees.


  Historical Financial Statements Not Provided for Woods Cross Assets


   In the Woods Cross acquisition, Holly acquired a collection of assets from ConocoPhillips that were never operated by ConocoPhillips as an independent operating division or subsidiary. Rather, the various assets and their related operations were operated as part of ConocoPhillips' more extensive refinery, marketing and transportation operations. In order to operate these assets, Holly has established various alternative operating systems and networks, employee compensation/benefit structures, and supply and other contractual relationships after the completion of the Woods Cross acquisition. Differences in Holly's operating approach could result in Holly obtaining different productivity levels, results of operations and revenues than those obtained by ConocoPhillips historically. Furthermore, Holly's operation of the Woods Cross assets will not be burdened by the corporate overhead allocation charges historically applied by ConocoPhillips. For these reasons, we believe that the Woods Cross assets acquired do not constitute a "business" under generally accepted accounting principles or federal securities laws and, accordingly, the inclusion in this joint proxy statement/prospectus of historical financial statements for the Woods Cross assets is not required by federal securities laws.



   In light of the different operating plan and mix of assets employed by Holly in its conduct of business using the Woods Cross assets following the completion of the Woods Cross acquisition, we believe that the historical financial statements, if available, for the Woods Cross assets would not be indicative of Holly's future operations. Accordingly, we have not provided historical financial statements for the Woods Cross assets in this joint proxy statement/prospectus.



   The "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 122 does not include the effects of Holly's acquisition of the Woods Cross refinery.


Iatan System Sale by Holly


   On March 4, 2003, Holly sold its 400-mile Iatan crude oil gathering system located in West Texas to Plains Marketing, L.P., an affiliate of Plains All-American Pipeline, L.P., for $24 million in cash, agreeing to transport crude oil purchased in West Texas on the Iatan system at an agreed upon tariff for six and a half years. The Iatan system, while profitable, was not considered central to Holly's refining operations. The proceeds from the sale increased Holly's cash resources available for investment in its core refining operations, including the Woods Cross acquisition.




FERC Order Applicable to Holly

   In September 2002, the Federal Energy Regulatory Commission, which we refer to as the "FERC," issued an order in proceedings brought by Holly and other parties against Kinder Morgan's SFPP, L.P., which we refer to as "SFPP," relating to tariffs of common carrier pipelines, which are owned and operated by SFPP, for shipments of refined products during the period from 1993 through July 2000 from El Paso, Texas to Tucson and Phoenix, Arizona and from points in California to points in Arizona. Holly is one of several refiners that regularly utilize an SFPP pipeline to ship refined products from El Paso, Texas to Tucson and Phoenix, Arizona. The September 2002 order resolved most remaining issues relating to SFPP's tariffs on the pipelines to points in Arizona from 1993 through July 2000. On January 29, 2003, the FERC issued an order accepting most of the computations prepared by SFPP pursuant to the September 2002 order and requiring a change in one item. During April 2003, Holly received a refund of $15.2 million from SFPP, subject to judicial review of the FERC decision. In June 2003 the FERC issued a further order requiring an adjustment in the computations which is expected to result in a small additional payment to Holly. The final FERC decision on this matter is subject to judicial review by the Court of Appeals for the District of Columbia Circuit. In the event SFPP prevails in whole or in part in such judicial review, the reparations actually owed may be less than the $15.2 million and in that event part or all of the $15.2 million received by Holly in April 2003 would have to be refunded. As of the date of this joint proxy statement/prospectus, it is not possible to predict the outcome of the judicial review by the Court of Appeals.



Acquisition of Partnership Interest by Holly



   On May 6, 2003, Holly received notice from the Juarez Pipeline Company, an affiliate of The Williams Companies, Inc., of a proposed sale of Juarez's 45% partnership interest in the Rio Grande Pipeline Company ("Rio Grande") for a purchase price of $27.5 million, subject to adjustment. Rio Grande had 2002 annual revenues of approximately $14.2 million and owns the Rio Grande Pipeline, a natural gas liquids pipeline that delivers natural gas liquids from a point near Odessa, Texas to a point on the international border between Mexico and the United States near El Paso, Texas. Holly currently owns a 25% partnership interest in Rio Grande. Pursuant to the Rio Grande partnership agreement, Holly and the other partner in Rio Grande had a right of first refusal to purchase their pro rata share of the Juarez partnership interest. On June 19, 2003, Holly notified Juarez that it would exercise its right of first refusal. The other partner in Rio Grande did not timely exercise its right of first refusal. Therefore, Holly will purchase the entire Juarez partnership interest. Holly expects to complete the purchase on or about June 30, 2003. Also on June 19, 2003, Holly received from Frontier a waiver that Holly required under the merger agreement in order to proceed with the purchase. Holly expects to finance the purchase with borrowings under its revolving credit agreement and expects to obtain a waiver from its lenders under the revolving credit agreement in order to increase its ownership in Rio Grande.



   The "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 122 does not include the effects of Holly's acquisition of the Juarez partnership interest in Rio Grande.

                           THE HOLLY SPECIAL MEETING

   We are furnishing this joint proxy statement/prospectus to Holly stockholders as part of the solicitation of proxies by Holly's board of directors for use at the Holly special meeting.

Date, Time and Place


   Holly will hold its special meeting on August [ ], 2003, at 9:00 a.m., local time, in Suite 200 of the First National Bank Building located at 303 West Main, Artesia, New Mexico.


Purpose of Holly Special Meeting


   At the Holly special meeting, we are asking holders of record of Holly common stock to consider and vote on the following:



  . a proposal to approve and adopt the merger agreement by and among Parent, Frontier, Holly, Front Range Merger Corporation and Himalaya Merger Corporation. See "The Merger" beginning on page 44 and "The Merger Agreement" beginning on page 96.



  . a proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies.


Recommendation of the Holly Board of Directors

   At its meeting on March 30, 2003, after due consideration, Holly's board of directors unanimously:

  . determined that the merger was consistent with and in furtherance of the long-term strategic business interests of Holly and was advisable, fair to and in the best interests of Holly and its stockholders,

  .   approved the merger agreement, and

  . recommended that Holly stockholders approve and adopt the merger agreement.


   Holly's board of directors unanimously recommends that Holly stockholders vote FOR the approval and adoption of the merger agreement and FOR the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.



   Certain directors and officers of Holly have interests in the merger transaction that are different from or in addition to the interests of other Holly stockholders. For a discussion of these interests, see "The Merger - Interests of Holly Directors and Management in the Merger" beginning on page 78.


Holly Record Date; Shares Entitled to Vote; Quorum


   Only holders of record of Holly common stock at the close of business on [July ], 2003, the Holly record date, are entitled to notice of and to vote at the Holly special meeting, including any adjournments or postponements thereof. On the Holly record date, approximately [15,502,028 as of June 9, 2003] shares of Holly common stock were issued and outstanding and held by approximately [1,460 as of June 9, 2003] holders of record. Holders of record of Holly common stock on the Holly record date are entitled to one vote per share at the Holly special meeting on the proposal to approve and adopt the merger agreement and the proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies. A quorum will be present at the Holly special meeting if holders of a majority of the shares of Holly common stock outstanding and entitled to vote on the Holly record date are present, in person or by proxy. If a quorum is not present at the Holly special meeting, we expect that the Holly special meeting will be adjourned to solicit additional proxies. Under Delaware law, abstentions and broker non-votes will count in determining if a quorum is present at the Holly special meeting. A broker non-vote occurs if a broker, bank or other nominee attending the special meeting in person or submitting a proxy does not have discretionary authority to vote on the approval and adoption of the merger agreement or the approval of an adjournment of the meeting, if necessary, to solicit additional proxies and has not received voting instructions with respect thereto.

Vote Required


   The approval and adoption of the merger agreement by Holly stockholders requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the Holly special meeting as of the Holly record date, either in person or by proxy, voting as a single class. The approval of an adjournment of the meeting, if necessary, to solicit additional proxies will be approved if a majority of the shares of Holly common stock present in person or represented by proxy at the meeting are voted in favor of it, whether or not a quorum exists.


Voting by Holly Directors and Executive Officers


   At the close of business on the Holly record date, Holly directors and executive officers owned and were entitled to vote approximately [9.4]% of the Holly common stock outstanding on that date. Each Holly director (including each executive officer who is a director) has signed a support agreement with Frontier agreeing to vote, or cause to be voted, the Holly common stock owned by him or her for the approval and adoption of the merger agreement, as described in "Other Agreements--Support Agreements" beginning on page 109. The form of the support agreement signed by Holly holders is attached as Annex H.


Voting of Proxies


   All shares represented by properly executed proxies received in time for the Holly special meeting will be voted at the Holly special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the merger agreement and for the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.


   Because Delaware, the state in which Holly is incorporated, permits electronic submission of proxies by telephone or through the Internet, in addition to the option of submitting proxies by mail on the enclosed proxy card, all holders of record will have the option to submit their proxies electronically by telephone or through the Internet.

   The telephone and Internet procedures described below for submitting your proxy are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

   Please have the control number from your printed proxy card available when you are ready to submit your proxy by telephone or through the Internet. Holly holders of record may submit their proxies:

  . through the Internet by visiting a website established for that purpose at http://www.eproxyvote.com/hoc and following the instructions; or

  . by telephone by calling the toll-free number 1-877-PRX-VOTE in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

   If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee and follow the directions that it provides to you so that you can instruct your broker, bank or other nominee to vote your shares. Your broker, bank or other nominee cannot vote your shares without specific instructions from you.

   Holly common stock represented at the Holly special meeting but not voting, including Holly common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the Holly special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Only shares affirmatively voted for the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposals. An abstention or failure to vote will have the same effect as a vote against the approval and adoption of the merger agreement and against the approval of an adjournment of the meeting, if necessary, to solicit additional proxies. If a Holly stockholder owns shares through a broker, bank or other nominee and attends the Holly special meeting, the stockholder should bring a letter from that stockholder's broker, bank or other nominee identifying that stockholder as the beneficial owner of the shares and authorizing the stockholder to vote.





   Holly does not expect that any matter other than the proposal to approve and adopt the merger agreement and the proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies will be brought before the Holly special meeting. If, however, other matters are properly presented at the Holly special meeting, or any adjournments or postponements of the meeting, the persons named as proxies will vote in accordance with the recommendation of Holly's board of directors.


Revocability of Proxies


   Submitting a proxy on the enclosed form by telephone or through the Internet does not preclude a Holly stockholder from voting in person at the Holly special meeting, or at any adjournment or postponement thereof. A Holly stockholder may revoke a proxy at any time before it is voted


  . by filing a duly executed revocation of proxy with the Secretary of Holly at the address under "Summary--The Companies" on page 8,


  . by submitting a duly executed, later-dated proxy by mail to the Secretary of Holly at the address under "Summary--The Companies" on page 8, or, if a record holder of Holly common stock, by telephone by following the instructions on page 37 or through the Internet by following the instructions on page 37, or



  . by appearing at the Holly special meeting, or at any adjournment or postponement thereof, and voting in person.



   Holly stockholders may revoke a proxy by any of these methods, regardless of the method used to deliver a stockholder's previous proxy. Attendance at the Holly special meeting, or at any adjournment or postponement thereof, without voting will not itself revoke a proxy. If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.


Solicitation of Proxies

   Frontier and Holly will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Holly and its subsidiaries, who will not be specially compensated, may solicit proxies from Holly stockholders by telephone or other electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and Holly will reimburse them for their reasonable out-of-pocket expenses.

   Holly will mail a copy of this joint proxy statement/prospectus to each holder of record of Holly common stock on the Holly record date.

   You should not send in any Holly share certificates with your proxy card. Holly share certificates immediately prior to the completion of merger will be deemed to represent the right to receive Parent common stock, the proportionate cash consideration and contingent value rights following the merger. Promptly following the merger, Holly stockholders will receive a letter with instructions explaining how to exchange their Holly share certificates for Parent share certificates.

   Holly has retained Morrow & Co., Inc. to assist in the solicitation of proxies. Holly will pay Morrow & Co., Inc. approximately $6,250 for its services, in addition to reimbursement for its out-of-pocket expenses, and will indemnify it against any losses arising out of its proxy-soliciting services on behalf of Holly.

Proxies for Participants in Holly Savings Plans

   If you are a participant or eligible beneficiary in the Thrift Plan for Employees of Holly Corporation, its affiliates and subsidiaries, you will receive a voting instruction card from the trustee of the plan with respect to shares attributable to your account. Shares of Holly common stock held by the trustee of the plan will be voted by the trustee in accordance with instructions from participants and eligible beneficiaries. Shares held in the plan for which no instructions are received will be voted by the trustee in the same manner and proportion as instructed by eligible employee participants.

Attending the Special Meeting

   If you are a holder of record and plan to attend the Holly special meeting, please indicate this when you vote. The lower portion of the proxy card will be your admission ticket. If you are a beneficial owner of Holly common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the Holly special meeting. A recent brokerage or benefit plan statement or a letter from a broker, bank or other nominee are examples of proof of ownership. If you want to vote your Holly common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

                         THE FRONTIER SPECIAL MEETING

   We are furnishing this joint proxy statement/prospectus to Frontier stockholders as part of the solicitation of proxies by Frontier's board of directors for use at the Frontier special meeting.

Date, Time and Place


   Frontier will hold its special meeting on August [ ], 2003, at 9:00 a.m., local time, at the Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas.


Purpose of the Frontier Special Meeting


   At the Frontier special meeting, we are asking holders of record of Frontier common stock to consider and vote on the following:



  . a proposal to approve and adopt the merger agreement by and among Parent, Frontier, Holly, Front Range Merger Corporation and Himalaya Merger Corporation. See "The Merger" beginning on page 44 and "The Merger Agreement" beginning on page 96.



  . a proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies.


Recommendation of the Frontier Board of Directors

   At its meeting on March 28, 2003, after due consideration, Frontier's board of directors unanimously:

  . determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Frontier stockholders;

  .   approved the merger agreement; and


  . recommended that Frontier stockholders approve and adopt the merger agreement.



   Frontier's board of directors unanimously recommends that holders of Frontier common stock vote FOR the approval and adoption of the merger agreement and FOR the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.



   Certain directors and officers of Frontier have interests in the merger transaction that are different from or in addition to the interests of other Frontier stockholders. For a discussion of these, see "The Merger--Interests of Frontier Directors and Management in the Merger" beginning on page 81.


Frontier Record Date; Shares Entitled to Vote; Quorum


   Only holders of record of Frontier common stock at the close of business on
[July   ], 2003, the Frontier record date, are entitled to notice of and to vote at the Frontier special meeting, including any adjournments or postponements thereof. On the Frontier record date, approximately [26,135,265 as of June 20, 2003] shares of Frontier common stock were issued and outstanding and held by approximately [1,182 as of June 20, 2003] holders of record. Holders of record of Frontier common stock on the Frontier record date are entitled to one vote per share at the Frontier special meeting on the proposal to approve and adopt the merger agreement and the proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies. A quorum will be present at the Frontier special meeting if holders of a majority of the shares of Frontier common stock outstanding and entitled to vote on the Frontier record date are present, in person or by proxy. If a quorum is not present at the Frontier special meeting, we expect that the Frontier special meeting will be adjourned to solicit additional proxies. Abstentions and broker non-votes will count in determining if a quorum is present at the Frontier special meeting. A broker non-vote occurs if a broker, bank or other nominee attending the special meeting in person or submitting a proxy does not have discretionary authority to vote on the approval and adoption of the merger agreement or the approval of an adjournment of the meeting, if necessary, to solicit additional proxies and has not received voting instructions with respect thereto.


Vote Required

   The approval and adoption of the merger agreement by Frontier stockholders requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the Frontier special meeting as of the

Frontier record date, either in person or by proxy, voting as a single class. The approval of an adjournment of the meeting, if necessary, to solicit additional proxies will be approved if a majority of the shares of Frontier common stock present in person or by proxy at the meeting are voted in favor of it, whether or not a quorum exists.


Voting by Frontier Directors and Executive Officers


   At the close of business on the Frontier record date, Frontier directors and executive officers who owned and were entitled to vote approximately [2]% of the Frontier common stock outstanding on that date, had signed a support agreement with Holly agreeing to vote, or cause to be voted, the Frontier common stock owned by him or her for the approval and adoption of the merger agreement, as described in "Other Agreements--Support Agreements" beginning on page 109. The form of support agreement signed by Frontier affiliates is attached as Annex I.


Voting of Proxies


   All shares represented by properly executed proxies received in time for the Frontier special meeting will be voted at the Frontier special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the merger agreement and for the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.


   Because Wyoming, the state in which Frontier is incorporated, permits electronic submission of proxies, in addition to the option of submitting proxies by mail on the enclosed proxy card, all holders of record will have the option to submit their proxies electronically by telephone or through the Internet.

   The telephone and Internet procedures described below for submitting your proxy are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

   Please have the control number from your printed proxy card available when you are ready to submit your proxy by telephone or through the Internet. Frontier holders of record may submit their proxies:


  . through the Internet by visiting a website established for that purpose at www.computershare.com/us/proxy and following the instructions; or



  . by telephone by calling the toll-free number (877) 858-9138 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.


   If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee and follow the directions that it provides to you so that you can instruct your broker, bank or other nominee to vote your shares. Your broker, bank or other nominee cannot vote your shares without specific instructions from you.

   Frontier common stock represented at the Frontier special meeting but not voting, including Frontier common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the Frontier special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.


   Only shares affirmatively voted for the approval and adoption of the merger agreement and the approval of an adjournment of the meeting, if necessary, to solicit additional proxies, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposals. An abstention or failure to vote will have the same effect as a vote against the approval and adoption of the merger agreement and against the approval of an adjournment of the meeting, if necessary, to solicit additional proxies. Also, under New York Stock Exchange rules, brokers that hold Frontier common stock in street name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. If a Frontier stockholder owns shares through a broker, bank or other nominee and attends the Frontier special meeting, the stockholder should bring a letter from that stockholder's broker, bank or other nominee identifying that stockholder as the beneficial owner of the shares and authorizing the stockholder to vote.





   Frontier does not expect that any matter other than the proposal to approve and adopt the merger agreement and the proposal to approve an adjournment of the meeting, if necessary, to solicit additional proxies will be brought before the Frontier special meeting. If, however, other matters are properly presented at the Frontier special meeting, or any adjournments or postponements of the meeting, the persons named as proxies will vote in accordance with the recommendation of Frontier's board of directors.


Revocability of Proxies


   Submitting a proxy on the enclosed form does not preclude a Frontier stockholder from voting in person at the Frontier special meeting, or at any adjournment or postponement thereof. A Frontier stockholder may revoke a proxy at any time before it is voted


  . by filing a duly executed revocation of proxy with the Secretary of Frontier at the address under "Summary--The Companies" on page 8,


  . by submitting a duly executed, later dated proxy by mail to the Secretary of Frontier at the address under "Summary--The Companies" on page 8, or, if a record holder of Frontier common stock, by telephone by following the instructions on page 41 or through the Internet by following the instructions on page 41, or



  . by appearing at the Frontier special meeting, or at any adjournment or postponement thereof, and voting in person.



   Frontier stockholders may revoke a proxy by any of these methods, regardless of the method used to deliver a stockholder's previous proxy. Attendance at the Frontier special meeting, or at any adjournment or postponement thereof, without voting will not itself revoke a proxy. If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.


Solicitation of Proxies

   Holly and Frontier will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Frontier and its subsidiaries, who will not be specially compensated, may solicit proxies from Frontier stockholders by telephone, facsimile, telegram or other electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and Frontier will reimburse them for their reasonable out-of-pocket expenses.

   Frontier will mail a copy of this joint proxy statement/prospectus to each holder of record of Frontier common stock on the Frontier record date.

   You should not send in any Frontier share certificates with your proxy card. Frontier share certificates immediately prior to the completion of merger will be deemed to represent Parent common stock following the merger.

   Frontier has retained Morrow & Co., Inc. to assist in the solicitation of proxies. Frontier will pay Morrow & Co., Inc. approximately $6,250 for its services, in addition to reimbursement for its out-of-pocket expenses, and will indemnify it against any losses arising out of its proxy-soliciting services on behalf of Frontier.

Proxies for Participants in Frontier Retirement Savings Plan and Frontier Oil Corporation and Subsidiaries Collectively Bargained Employees Retirement Savings Plan

   If you are a participant or eligible beneficiary in either of the Frontier savings plans and are invested in the company stock fund, you will receive a voting instruction card from the trustee of the plan with respect to shares of Frontier common stock attributable to your account. Shares of Frontier common stock held by the trustee of the plan will be voted by the trustee in accordance with instructions from participants and eligible beneficiaries. Shares held in the plan for which no instructions are received will be voted by the trustee in the same manner and proportion as instructed by eligible employee participants.

Attending the Special Meeting

   If you are a holder of record and plan to attend the Frontier special meeting, please indicate this when you vote. The lower portion of the proxy card will be your admission ticket. If you are a beneficial owner of Frontier common stock held by a broker, bank, or other nominee, you will need proof of ownership to be admitted to the Frontier special meeting. A recent brokerage or benefit plan statement or a letter from a broker, bank or other nominee are examples of proof of ownership. If you want to vote your Frontier common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

                                  THE MERGER


   The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement dated as of March 30, 2003, by and among Holly, Frontier, Parent, Himalaya Merger Corporation and Front Range Merger Corporation, is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. Himalaya Merger Corporation and Front Range Merger Corporation are wholly owned subsidiaries of Parent and were formed solely for the purpose of effectuating the merger.


General Description of the Merger

   Pursuant to the merger agreement, Front Range Merger Corporation will merge with and into Frontier and Himalaya Merger Corporation will merge with and into Holly, with each of Frontier and Holly surviving as wholly-owned subsidiaries of Parent. Immediately following the merger, Parent will contribute the stock of its Holly subsidiary to its Frontier subsidiary.

   In the merger, each outstanding share of Holly common stock, par value $0.01 per share, other than dissenting shares, will be converted into the right to receive: (i) one share of Parent common stock, par value $0.01 per share, plus
(ii) an amount in cash equal to $172.5 million, divided by the total number of shares of Holly common stock outstanding immediately prior to the merger, and
(iii) one contingent value right representing a nontransferable interest in potential future recoveries from litigation related to past sales of jet fuel by Holly to the United States government, in accordance with the contingent value rights agreement described in "Other Agreements--Contingent Value Rights Agreement." In the merger, each outstanding share of Frontier common stock, no par value per share, other than dissenting shares, will be converted into the right to receive one share of Parent common stock.

   As a result,

  .   Holly and Frontier will become wholly-owned subsidiaries of Parent,

  . former Holly stockholders will receive an aggregate of $172.5 million in cash and contingent value rights, and


  . former Holly stockholders will hold approximately [37]%, and former Frontier stockholders will hold approximately [63]%, of the outstanding shares of Parent common stock, based on the number of shares of Holly common stock and Frontier common stock outstanding on July [ ], 2003.



   Shares of Holly common stock outstanding immediately prior to the merger and held by a stockholder who pursues a statutory "appraisal" of his, her or its shares in accordance with Section 262 of the Delaware General Corporation Law will not be converted into the right to receive the merger consideration described above, unless the dissenting stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. If, after the completion of the merger, a Holly stockholder who has demanded appraisal fails to perfect, withdraws or otherwise loses his, her or its right to appraisal, the shares of that stockholder will be treated as if they had been converted at the time of the merger into the right to receive the merger consideration described above for Holly stockholders. See "--Appraisal Rights of Holly Stockholders" on page 90.



   Shares of Frontier common stock outstanding immediately prior to the merger and held by a stockholder who has not voted to approve and adopt the merger agreement and who has demanded payment for such shares in accordance with
Article 13 of the Wyoming Business Corporation Act will not be converted into shares of Parent common stock, unless the dissenting stockholder fails to perfect, withdraws or otherwise loses his, her or its right to demand payment. If, after the merger, the dissenting stockholder fails to perfect, withdraws or loses his, her or its right to demand payment, such shares will be treated as if they had been converted at the time of the merger into the right to receive shares of Parent common stock. See "--Dissenters' Rights of Frontier Stockholders" on page 92.

Background of the Merger

   Holly and Frontier are both independent refiners focused in the Rocky Mountain region and, in the case of Frontier, the Plains States. In recent years, each of the two companies has separately pursued and entered into strategic transactions and initiatives that their management teams believe have enhanced their competitive positions by increasing both the efficiency and scope of each company's operations.

   These strategic transactions and initiatives by Frontier have included the following:

  . In November 1999, Frontier acquired a refinery in El Dorado, Kansas with a rated crude oil capacity of 110,000 barrels per day ("bpd"). This more than tripled the bpd capacity of Frontier, which had previously been a one asset company with a 41,000 bpd refinery in Cheyenne, Wyoming.

  . In early 2002, Frontier completed an expansion of the Cheyenne plant by 5,000 bpd to 46,000 bpd, increasing Frontier's total refining capacity to 156,000 bpd.

  . In October 2002, Frontier entered into a five-year heavy Canadian crude supply agreement that will supply approximately 43% of the feed stock for the Cheyenne plant on terms that Frontier's management believes will ensure an attractive price, relative to light sweet crude oil.

   Strategic transactions and initiatives by Holly have been designed to strengthen both the refining and pipeline transportation segments of Holly's business and have included the following:


  . In recent years, Holly developed and expanded a pipeline transportation business, generating revenues from affiliated parties as well as augmenting its own refining supply and distribution network. Holly operates approximately 1,600 miles of pipelines and also holds a 25% interest in Rio Grande Pipeline Company, a 291-mile pipeline that began delivering liquid petroleum gases to Mexico in April 1997.


  . In January 2002, Holly announced a planned expansion of its 60,000 bpd Artesia and Lovington, New Mexico refining facilities. Holly management anticipates that this expansion, expected to bring the capacity of the New Mexico facilities to an estimated 75,000 bpd, will be completed by the end of calendar 2003.


  . In December 2002, Holly announced a definitive agreement to purchase the 25,000 bpd Woods Cross refinery near Salt Lake City, Utah for a purchase price of $25 million subject to reduction for certain pension obligations, plus the value of crude oil, refined product and other inventories. The Woods Cross acquisition was completed as of June 1, 2003. Holly's 7,000 bpd refinery in Great Falls, Montana, together with the Artesia/Lovington expansion project and the Woods Cross acquisition, are expected to give Holly a total refining capacity of 107,000 bpd by the end of 2003.



  . By the end of February 2003, Holly had reached an advanced stage in confidential negotiations to purchase a 60,000 bpd refinery and related assets. Holly was also negotiating terms for a $350 million credit agreement to finance the acquisition and allow for future growth. Holly put the potential refinery acquisition and financing negotiations on hold in early March 2003, pending the outcome of its negotiations with Frontier.



  . During the first quarter of 2003, Holly was also actively pursuing initiatives to enhance the value of its pipeline operations, including the formation of a master limited partnership, and to better position Holly for additional growth in that segment of its business.



   For the last five years, Holly and Frontier ranked first and second among publicly traded independent refiners in terms of return on investment (as calculated by Frontier based on earnings before interest, taxes, depreciation and amortization for the year divided by beginning-of-year long-term debt plus stockholders' equity), with averages of 38% and 29%, respectively. Although not direct market competitors, each company was aware of the strengths of the other, and several discussions took place during the past five years between Frontier and Holly senior executives to explore in general terms the potential advantages of a combination. These discussions tended to confirm the potential for strategic and financial benefits from a business combination. However, on each of these prior occasions either Frontier or Holly considered it an inopportune time to pursue serious discussions. During this period, Frontier and Holly also considered on two separate occasions a potential sale to Frontier of Holly's refinery in Great Falls, Montana. Those discussions likewise did not proceed beyond a preliminary stage.

   On November 15, 2002, Holly issued a press release announcing settlement of litigation that had been filed against Holly in 1998 by Longhorn Partners Pipeline, L.P. Settlement of that litigation, in which Longhorn Partners had sought damages alleged to total up to $1,050,000,000, removed an uncertainty that had previously impeded Frontier's ability to assess the value of a potential merger transaction with Holly. On November 18, 2002, Jim Gibbs, Frontier's Chief Executive Officer, telephoned Lamar Norsworthy, Holly's Chief Executive Officer, and suggested that representatives of the two companies should meet to discuss a possible merger. Mr. Norsworthy agreed, and a meeting was scheduled for November 21, 2002.

   On November 21, 2002, Jim Gibbs and Julie Edwards, Frontier's Executive Vice President--Finance and Administration, met with Lamar Norsworthy, Matt Clifton, Holly's President, and John Glancy, Holly's General Counsel, at Holly's offices in Dallas, Texas. Frontier's representatives outlined their views as to the potential strategic and financial benefits of a merger. Frontier's representatives also described their analysis as of that date, based solely on publicly available information, regarding preliminary indications of the companies' respective values. Based on this preliminary analysis, Frontier's representatives suggested a stock-for-stock merger with a substantial cash component for Holly stockholders. Specifically, they proposed one Frontier share for each Holly share plus an aggregate of $135 million in cash.


   At the November 21, 2002 meeting, Holly's representatives advised Frontier's representatives that they also perceived potential strategic and financial benefits in a combination of the companies and that the proposed merger structure appeared to be workable in concept. However, Holly's representatives stated that Frontier's preliminary analysis had undervalued Holly for several reasons, including undervaluing Holly's pipeline transportation segment and future contributions from the ongoing expansion of Holly's Artesia and Lovington, New Mexico refining facilities.


   Based on their mutual perception of the potential advantages for both companies in a strategic business combination, these senior executives agreed at the November 21, 2002 meeting that Holly would provide Frontier additional information on a confidential basis to support Holly's position on valuation and to enable Ms. Edwards to develop a more detailed financial model. The financial model was intended to allow both companies to better assess the financial benefits of the business combination and the relative contributions and valuations of the two companies. The senior executives also agreed to restrict knowledge of the existence of the discussions to a limited number of people within each company.

   On November 24, 2002, Frontier and Holly determined to engage jointly George Morris, an investment banker well known to and respected by both companies, to help them assess and resolve valuation and other issues. Mr. Morris was also asked to perform a "shuttle diplomacy" function so that the process of exploring the potential merger could continue confidentially without requiring frequent meetings and without involving additional corporate officers and staff of either company. Mr. Morris met with Mr. Gibbs and Ms. Edwards at Frontier's Houston offices on November 25, 2002, and discussed the proposed transaction and the joint retention.

   On December 2, 2002, Mr. Morris traveled to Dallas and met with Mr. Norsworthy and Mr. Clifton in Holly's offices. Mr. Morris discussed the joint retention and also discussed with Holly's representatives his analysis of Frontier's management, philosophy, plans, refinery assets, refinery operations, sources of supply, products markets, and financial position.


   Also on December 2, 2002, Holly provided Frontier and Mr. Morris with initial confidential information, consisting of a "break-apart" of historical Holly financial data into the components contemplated by the agreed-upon financial model format. Using this information, Ms. Edwards proceeded with the refinement of Frontier's long-term financial model for the proposed merger and combined operations of the companies. The long-term financial model was distributed to Holly and Mr. Morris on December 5, 2002.

   On December 5, 2002, Mr. Morris met with Mr. Gibbs and Ms. Edwards in Houston to review his analysis of the proposed transaction and the financial model.



   On December 6, 2002, Mr. Morris met again in Dallas with Mr. Norsworthy and Mr. Clifton, joined by Mr. Paul T. Stoffel, a Holly director, and discussed in detail Mr. Morris's analysis of the proposed transaction, which included a summary of his assessments of the merits of the transaction, the potential benefits for each company, and the potential drawbacks for each company.
Mr. Norsworthy and Mr. Clifton advised Mr. Morris that their analysis indicated that the cash component of the merger consideration for Holly stockholders should be $200 million, rather than the $135 million amount that had initially been suggested by Frontier on the basis of publicly available information and the long-term financial model analysis. Mr. Morris then met with Mr. Gibbs and Ms. Edwards at Frontier's Houston offices to discuss the analysis presented by Holly's senior executives.



   During the week of December 9, 2002, the parties continued to analyze the potential financial aspects of a combination, and discussions between the parties continued regarding the differences between the two companies' valuation analyses.



   On December 13, 2002, Mr. Morris met again with Mr. Norsworthy and Mr. Clifton in Dallas to review his analysis of the differences between the parties' valuation positions and to discuss further the proposed transaction. As a result of that meeting, Mr. Morris advised both Frontier and Holly that the parties continued to have significantly different views regarding the appropriate valuation for Holly. The parties were unable to make progress on this valuation differential during the week of December 13, 2002, and discussions lapsed.


   On December 20, 2002, Holly publicly announced the signing of an agreement to purchase from ConocoPhillips the 25,000 bpd Woods Cross refinery near Salt Lake City, Utah.


   On January 14, 2003, Mr. Gibbs met with Mr. Norsworthy and Mr. Clifton at Holly's offices in Dallas. They discussed their respective differences as to the appropriate valuations of the two companies. No consensus or resolution was reached at the meeting. After this meeting Mr. Gibbs called Mr. Morris and instructed him to prepare a final bill for his services; however, the parties later agreed that Mr. Morris would not receive any compensation for his services and the bill was withdrawn.


   On February 20, 2003, at a regularly scheduled Frontier board meeting, Mr. Gibbs advised the Frontier board of the discussions that had occurred with Holly regarding a potential merger. The Frontier directors discussed the potential strategic and financial benefits of the merger and encouraged Frontier's senior executives to renew discussions with Holly management. On February 21, 2003, Ms. Edwards telephoned Mr. Clifton and suggested that the two meet.

   On February 24, 2003, Mr. Clifton met with Ms. Edwards in Houston. Ms. Edwards advised Mr. Clifton that the Frontier board was enthusiastic about the prospects of a proposed combination of the companies. Ms. Edwards also indicated that, based upon the announced Woods Cross agreement and other developments, she thought perhaps Frontier's model could be revised to justify a cash amount higher than $135 million, although not as high as $200 million. She asked Mr. Clifton to provide additional information about Woods Cross and other matters pertinent to Frontier's valuation analysis and to advise Frontier whether Holly's management would consider a cash amount less than $200 million. Mr. Clifton agreed to provide the requested additional information and to respond to Frontier on the cash amount issue.

   During the week of February 24, 2003, Mr. Clifton provided additional Woods Cross and other information to Ms. Edwards. Frontier updated its financial analysis, and discussions continued. In these discussions, Holly suggested a cash amount of $180 million, and Frontier suggested a cash amount of $165 million.

   On February 28, 2003, Mr. Gibbs and Ms. Edwards met with Mr. Norsworthy and Mr. Clifton in Dallas. Although the parties did not resolve the cash amount issue, they agreed in principle to work together to bridge the $15 million difference. At this meeting, the senior executives of the two companies also discussed the management structure for the combined company. Specifically, they agreed to recommend that the combined company's board consist of an even number of directors, designated one-half by the Holly board of directors and one-half by the Frontier board of directors, and that, except for two board seats, the board of directors of the combined company should be composed entirely of directors who qualified as "independent" under the currently proposed rules of the New York Stock Exchange. The two non-independent directors would be Mr. Norsworthy, who would be Chairman of the Board of the combined company, and Mr. Gibbs, who would be President and Chief Executive Officer of the combined company.

   On February 28, 2003, Frontier engaged Andrews & Kurth L.L.P., its principal outside legal counsel, to assist Frontier in the merger transaction. Holly had previously engaged Vinson & Elkins L.L.P., its principal outside legal counsel, to assist Holly in the merger transaction. Beginning on March 1, 2003, Andrews & Kurth, in consultation with Currie Bechtol, Frontier's General Counsel, commenced work on a proposed form of merger agreement and prepared Frontier's initial due diligence information request for delivery to Holly.

   During the week of March 3, 2003, representatives of Holly and Frontier continued to discuss the appropriate amount of the cash payment. These discussions resulted in Frontier and Holly management agreeing on a cash payment of $172.5 million to be received by the Holly stockholders as part of the merger consideration.

   On March 7, 2003, the Frontier board of directors met telephonically to discuss the proposed Holly merger transaction and to review Frontier's financial model. The Frontier board also discussed the proposed management structure for the combined company and approved a mutual confidentiality agreement with Holly that included a two-year "standstill" agreement under which each company agreed not to propose a takeover or combination transaction to the other company or its stockholders without the consent of the other company's board. This confidentiality/standstill agreement was executed by Frontier following the board meeting. The Frontier board authorized Mr. Gibbs and Ms. Edwards to continue negotiations consistent with the terms generally outlined at the meeting. The board of Frontier also discussed the necessity of engaging a financial advisor to assist the board in analyzing the financial aspects of the proposed merger.

   On March 7, 2003, the Holly board of directors held a regular meeting at Holly's Dallas office. At the meeting, Messrs. Norsworthy, Clifton and Bruce Shaw, Holly's Vice President, Corporate Development, informed the Holly board of Holly management's discussions with Frontier management regarding a possible business combination of Holly and Frontier in which the two companies would be merged and each outstanding share of Holly common stock would be converted into the right to receive one share of the combined company and a pro rata portion of $172.5 million in cash. The Holly board of directors was also advised of the proposed management structure of the combined company and the confidentiality/standstill agreement to be entered into between Holly and Frontier. At the meeting, the Holly board of directors also considered, among other things, Holly management's preliminary financial analysis of both Frontier on a standalone basis and Frontier and Holly on a combined basis. The Holly board considered the fact that Holly, in all likelihood, could not complete both a business combination with Frontier and the potential 60,000 bpd refinery acquisition that had been under confidential discussion and consideration, the potential advantages and disadvantages of pursuing the business combination versus the potential refinery acquisition, and the fact that the combined company could, with equal or possibly greater success, continue to pursue pending Holly initiatives to derive added value from Holly's pipeline assets and pursue additional growth in that business. After a thorough discussion, the Holly board of directors authorized Holly management to proceed with its discussions with Frontier regarding a potential business combination and to delay active pursuit of the potential 60,000 bpd refinery acquisition pending the results of Holly management's discussions with Frontier. The proposed confidentiality/standstill agreement was executed by Holly following this meeting.

   During the week of March 10, 2003, Frontier engaged Petrie Parkman & Co., Inc. to serve as its financial advisor to render an opinion concerning the fairness of the proposed merger, from a financial point of view, to the stockholders of Frontier. Mr. Morris had joined Petrie Parkman & Co., Inc. in early January 2003, and his knowledge of both companies was viewed as a valuable resource by Frontier. Holly consented to this engagement.

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

   Separately, Holly had contacted Credit Suisse First Boston LLC to serve as Holly's financial advisor and to render an opinion concerning the fairness, from a financial point of view, of the proposed merger consideration to Holly stockholders pursuant to the terms of an existing engagement agreement entered into between Holly and Credit Suisse First Boston LLC.

   Also during the week of March 10, 2003, Frontier and Holly commenced their respective "due diligence" reviews of documents provided by the other company and began providing "due diligence" documents requested by the other company. At the same time, the parties and their counsel began negotiating the terms of a merger agreement, as well as the proposed support agreements, corporate governance documents and other agreements to be entered into in connection with the proposed merger. This due diligence, documentation and negotiation process continued through the week of March 24, 2003.

   On March 11, 2003, Holly management met in Dallas with representatives of Credit Suisse First Boston LLC and reviewed with Credit Suisse First Boston LLC the preliminary terms of the proposed business combination with Frontier. At the meeting, Holly management and Credit Suisse First Boston LLC discussed the expected timing of the proposed transaction and various due diligence matters raised by Credit Suisse First Boston LLC.

   On March 14, 2003, the Holly board of directors held a special meeting by conference telephone. At the meeting, Messrs. Norsworthy and Clifton updated the Holly board of directors on the status of negotiations of the proposed business combination with Frontier. At the meeting, Vinson & Elkins discussed the legal obligations of the directors and other legal considerations in connection with the proposed business combination and also summarized the terms of Frontier's proposed merger agreement, including each company's rights to terminate the merger agreement under certain circumstances, the amount of and conditions under which a break-up fee might be payable, the terms of the proposed support agreements to be entered into by directors, officers and certain stockholders of the companies, and the tax consequences of the proposed transaction to Holly's stockholders. Also at the meeting, representatives of Credit Suisse First Boston LLC advised the Holly board of directors of the procedures that Credit Suisse First Boston LLC would follow in advising the Holly board about the possible fairness, from a financial point of view, of the merger consideration to Holly's stockholders and the expected time to complete the financial analysis. The participants at the meeting also discussed the likely next steps to be taken, the timing for the transaction, and the deferral of further consideration of the potential 60,000 bpd refinery acquisition. After a thorough discussion, the Holly board of directors authorized Holly management to continue its negotiations with Frontier.

   Also on March 14, 2003, representatives of Petrie Parkman & Co., Inc. met with representatives of Frontier to discuss the proposed transaction and continue due diligence review of Frontier. On March 17, 2003, representatives of Petrie Parkman & Co., Inc. met with representatives of Holly to conduct a due diligence review of Holly.

   On March 17, 2003, Credit Suisse First Boston LLC met telephonically with representatives of Frontier to conduct a due diligence review of Frontier. During its engagement as Holly's financial advisor, Credit Suisse First Boston LLC held additional conference calls with representatives of Holly and Frontier management to conduct due diligence reviews of Holly and Frontier, respectively.

   On March 20, 2003, the Holly board of directors held a special meeting at Holly's Dallas office. At the meeting, Mr. Norsworthy updated the board of directors on the status of negotiations with Frontier as well as issues raised by the latest draft of the merger agreement. Mr. Norsworthy also advised the Board of his and Mr. Clifton's discussions with Frontier management on March 19, 2003 about Holly's unwillingness to proceed with a merger that would be contingent upon Frontier's ability to obtain financing. At the meeting, representatives of Credit Suisse First Boston LLC presented to the Holly board of directors a preliminary review of the contemplated transaction and its basic terms. The Holly board of directors also discussed the possible methods for preserving for Holly's stockholders interests in potential future net recoveries from Holly's lawsuits related to past Holly sales of jet fuel to the United States government. Frontier had been unwilling to ascribe any specific incremental value to these jet fuel claims for purposes of determining the merger consideration payable to Holly stockholders. After a thorough discussion, the Holly board of directors authorized Holly management to continue its negotiations with Frontier and also directed Holly management to pursue the preservation of the potential value of the jet fuel claims for Holly's stockholders.

   On March 24, 2003, Ms. Edwards called a senior investment banker at Bear, Stearns & Co., Inc. to discuss potential financing alternatives that would allow Frontier to agree to a merger agreement in which its obligation to proceed would not be contingent upon Frontier's ability to obtain financing. Also on March 24, 2003, Frontier management and Holly management and their respective legal counsel met at Frontier's offices in Houston, Texas. At the meeting, the parties agreed upon more specific corporate governance measures with respect to equal representation on the board of directors and principal board committees of the combined company. They also substantially resolved the terms of the proposed support agreements under which, as a condition to the signing of the merger agreement, directors and certain officers and stockholders of each Company would be required to agree to vote for and otherwise support the merger. In addition, they reached agreement on the principal terms for non-transferable contingent value rights that would be used as a mechanism to preserve for Holly's stockholders interests in potential future net recoveries from Holly's jet fuel claims.

   On March 25, 2003, Frontier and Holly management and their respective legal counsel further discussed by telephone, among other things, the contingent value rights and the means by which the outstanding stock options of Frontier and Holly would be assumed by Parent.

   On March 26, 2003, Frontier management met with representatives of Bear, Stearns & Co., Inc. and discussed financing alternatives and current market conditions. As a result of these discussions, Frontier decided to pursue an immediate offering and sale of senior notes upon signing of a merger agreement with the proceeds to be deposited into escrow pending completion of the proposed merger. This financing plan was subsequently implemented through the sale of $220 million of senior notes as described in "Recent Developments" on page 32.


   On March 28, 2003, the board of directors of Frontier convened a special meeting to consider the proposed merger. All members of the Frontier board participated in the special meeting. At the meeting, Mr. Gibbs and Ms. Edwards presented Frontier management's analysis of the strategic and financial advantages of the proposed transaction for the combined company as well as the potential risks of the transaction for Frontier and its stockholders. These matters were discussed thoroughly at the special meeting and are summarized in this document under the caption "The Merger--Recommendation of Frontier's Board of Directors and Reasons for the Merger" beginning on page 55. In addition, Andrews & Kurth discussed with the Frontier board members at the special meeting their fiduciary duties in considering and acting upon the proposed merger transaction, including their duty of loyalty and their duty of due care. Andrews & Kurth also reviewed in detail with the Frontier board the terms and provisions of the proposed merger agreement and the various related documents and agreements, copies of which had been distributed to the directors for review prior to the special meeting.



   Also at the March 28, 2003 Frontier board meeting, representatives of Petrie Parkman & Co., Inc. reviewed with the board the financial terms of the transaction, the various financial analyses undertaken by Petrie Parkman in connection with the preparation of the Petrie Parkman opinion (which analyses are summarized in this document under the caption "The Merger--Opinion of Frontier's Financial Advisor" beginning on page 67) as well as the assumptions made, procedures followed, matters considered and the scope of review. In addition, Petrie Parkman discussed general economic, market and financial conditions. The representatives of Petrie Parkman delivered the firm's oral opinion (which was subsequently confirmed by delivery of a written opinion dated March 28, 2003) that, as of such date and based upon and subject to the matters set forth therein, the Frontier merger consideration to be received by the Frontier stockholders in the Frontier merger (after taking into account the Holly merger) was fair, from a financial point of view, to the stockholders of Frontier. We encourage you to read the full opinion of Petrie Parkman & Co., Inc. attached to this document as Annex F and to review the discussion under the caption "The Merger--Opinion of Frontier's Financial Advisor" beginning on page 67.


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

   Frontier's board of directors unanimously approved the proposed merger agreement and related matters at the March 28, 2003 special board meeting and authorized Frontier's management to conclude negotiations and to execute the merger agreement and other documents. The Frontier board also voted unanimously to recommend that the Frontier stockholders approve and adopt the merger agreement.

   On March 28, 2003, Parent was incorporated in Wyoming and its two merger subsidiaries were incorporated in Delaware.


   On March 28, 2003, the board of directors of Holly held a special meeting at Holly's Dallas office. At the meeting, Vinson & Elkins reviewed for the Holly board discussions that Holly and Frontier management had at their meeting in Houston on March 24, 2003, summarized the principal terms of the latest draft of the merger agreement, including the use of contingent value rights to preserve for Holly stockholders interests in potential future net recoveries from Holly's jet fuel claims, as well as the elimination of any financing condition, and also informed the Holly board of the remaining unresolved matters. These remaining matters included the final terms of the contingent value rights, inclusion of the closing of the Woods Cross refinery acquisition among the conditions to the merger, and assessment of risks from possible future litigation against a Frontier subsidiary in Beverly Hills, California. (Please read the Risk Factor "Oil and gas exploration and production activities may also give rise to claims and liabilities due to discharges of materials into the environment" on page 28 for more information about this litigation.)



   At the March 28, 2003 meeting, the Holly board discussed with Holly management and its legal and financial advisors the potential benefits and risks of the proposed merger to Holly and its stockholders. Potential benefits and risks considered by the Holly board are summarized in this document in "The Merger--Recommendation of Holly's Board of Directors and Reasons for the Merger" beginning on page 52. Also at the meeting, Credit Suisse First Boston LLC presented to the Holly board of directors its financial analysis of the proposed transaction. After further discussions, the Holly board authorized Holly management to continue its negotiations of the remaining issues with Frontier.



   Also on March 28, 2003, Holly management and Frontier management discussed and resolved the remaining unresolved matters, including clarification in the merger agreement as ultimately executed by the parties of the terms of the condition, in the merger agreement, that neither party would be obligated to complete the merger if possible future litigation, such as the Beverly Hills, California litigation against a Frontier subsidiary discussed at the Holly Board meeting, or any other contingent liability, would reasonably be expected to have a material adverse effect on the other party.



   On March 30, 2003, the Holly board of directors held a special meeting by conference telephone. At the meeting, Vinson & Elkins summarized the principal terms of the final draft of the merger agreement, including the clarification of the conditions to the parties' obligations to complete the merger under the merger agreement and the agreed terms for the contingent value rights. Vinson & Elkins also reviewed with the Holly board the board's legal obligations in respect of its deliberations regarding the proposed business combination. The Board discussed further the currently available information on the potential Beverly Hills, California litigation against a Frontier subsidiary and the treatment of the matter in the final draft of the merger agreement. Also at the meeting, representatives of Credit Suisse First Boston LLC rendered to the Holly board of directors a written opinion dated March 30, 2003, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration payable to the Holly stockholders in the Holly merger was fair, from a financial point of view, to the Holly stockholders. We encourage you to read the full opinion of Credit Suisse First Boston LLC attached to this document as Annex E and to review the discussions under the caption "The Merger--Opinion of Holly's Financial Advisor" beginning on page 58. After further deliberation and discussion, the Holly board of directors unanimously approved the merger agreement and related transactions and instructed Holly management to finalize and execute the merger agreement and related agreements on behalf of Holly. Additionally, the Holly board of directors unanimously voted to recommend that the Holly stockholders approve and adopt the merger agreement.


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

   On March 30, 2002, Parent, Frontier, Holly and the two merger subsidiaries of Parent executed the merger agreement. At the same time, the support agreements and registration rights agreement were entered into.

   Early in the morning on Monday, March 31, 2003, Holly and Frontier issued a joint press release announcing the merger agreement.

Recommendation of Holly's Board of Directors and Reasons for the Merger

   At its meeting on March 30, 2003, after due consideration, Holly's board of directors unanimously:

  . determined that the merger was consistent with and in furtherance of the long-term strategic business interests of Holly and was advisable, fair to and in the best interests of Holly and its stockholders,

  .   approved the merger agreement, and

  . recommended that Holly stockholders approve and adopt the merger agreement.

Holly's board of directors unanimously recommends that Holly stockholders vote FOR the approval and adoption of the merger agreement.


   Holly's board of directors believes that the terms of the merger agreement and the merger are consistent with and in furtherance of the long-term strategic business interests of Holly and are advisable, fair to and in the best interests of Holly and its stockholders. Accordingly, the members of Holly's board of directors have unanimously approved the merger agreement and the merger, and Holly's board of directors recommends that Holly stockholders approve and adopt the merger agreement. In reaching its determination to recommend the approval and adoption of the merger agreement, Holly's board of directors considered various factors, including the following factors they believe support the merger agreement:


  . the conditions in the petroleum refining and marketing industry in North America generally and the Southwestern and Rocky Mountain regions of the United States in particular, the likelihood of future consolidation in the refining and marketing industry in North America generally and the Southwestern and Rocky Mountain regions of the United States in particular;

  . historical market prices and trading information with respect to shares of Frontier common stock and Holly common stock and the amounts and terms of the merger consideration as provided in the merger agreement, which as of March 28, 2003, the last trading day prior to the announcement of the execution of the merger agreement, represented an approximate 31% premium over the closing price of Holly's common stock on that date;


  . receipt of Credit Suisse First Boston LLC's opinion that, as of March 30, 2003, and based on and subject to the matters described in its opinion, the merger consideration payable to the Holly stockholders in the Holly merger was fair, from a financial point of view, to the Holly stockholders and receipt of the analyses of Credit Suisse First Boston LLC summarized under "The Merger-- Opinion of Holly's Financial Advisor" beginning on page 58;



  . the fact that the merger consideration offers Holly stockholders both the opportunity to participate in the growth and opportunities of the combined company through the stock component, which will allow Holly's stockholders to own approximately [37%] of Parent's common stock based on the number of shares of Holly common stock and Frontier common stock
      outstanding on [      ], 2003, after completion of the merger, and the
      opportunity to realize cash for a substantial portion of the value of their shares through the cash portion of the merger consideration;


  . the fact that the combined company will be significantly larger than Holly is now and as a result of the larger size and greater number of outstanding shares, Holly's stockholders should have significantly greater liquidity for their shares;

  . the fact that the merger agreement provides a fixed exchange ratio that will provide certainty as to the number of shares of Parent common stock that will be issued to Holly stockholders and the impact to

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

     Holly's stockholders of having a fixed exchange ratio, which is primarily that Holly stockholders will receive the benefit of any rise in value of Frontier common stock prior to the consummation of the merger, but will not have any protection in the event that the price of Frontier's common stock falls prior to the consummation of the merger;


  . the fact that, for a period of time after the merger, Parent will have a board of directors composed one-half of persons designated by Holly, supporting continuity of management for the combined company;



  . the fact that Mr. Norsworthy will be the Chairman of the Board of Directors and Mr. Gibbs will be Chief Executive Officer and President of Parent, both of whom will provide continuity of management for the combined company;




  . the fact that the receipt by Holly stockholders of Parent common stock in exchange for Holly common stock will be tax-free to Holly's stockholders and that only the cash portion of the merger consideration and the contingent value rights would be subject to federal income tax when received;

  . the competitive position, business, financial position, personnel and prospects of Frontier, which Holly's board of directors believes would represent a good strategic fit with the competitive position, business, financial position, personnel and prospects of Holly;

  . potential opportunities for greater operational efficiencies and synergies through conducting Holly's and Frontier's refining and petroleum transportation operations as parts of a single enterprise and the belief that the results of operations of Frontier, when combined with Holly, would be less volatile than the results of operations of Holly on a standalone basis;

  .   the potential to expand the combined company's operations;




  . Frontier's willingness to actively consider initiatives to enhance the value of Holly's pipeline operations, including the formation of a master limited partnership after the merger;



  . the provisions included in Parent's organizational documents designed to prevent the Chairman of the Board of Directors and Chief Executive Officer positions from being changed for a certain period of time without a supermajority vote of Parent's board of directors, which are designed to provide continuity of management for the combined company;



  . the fact that, by receiving contingent value rights, the Holly stockholders will retain the opportunity to receive additional cash payments in the event that Holly's jet fuel claims against the government are successful; and





  . the terms and conditions of the merger agreement, including, among other things, the fact that the merger agreement permits Holly's board of directors, in the exercise of its fiduciary duties, to (a) engage in negotiations with or to furnish information to third parties in response to any unsolicited acquisition proposal that is more favorable to Holly stockholders than the merger and to terminate the merger agreement in order to enter into a definitive agreement relating to such alternative proposal or (b) withdraw its recommendation of the merger and terminate the merger agreement, and in either such case, upon payment of a $15 million termination fee and the reimbursement of up to $1 million of Frontier's expenses.







   Holly's board of directors also considered the following risks associated with the merger agreement:



  . the risk to Holly's stockholders of having a fixed exchange ratio, which is primarily that Holly stockholders will not have any protection in the event that the price of Frontier's common stock falls prior to the consummation of the merger;



  .   the risk that the merger will not be consummated;



  . the challenges and potential costs of combining the businesses of Holly and Frontier, and the attendant risks of not achieving the expected operating efficiencies, other synergies, improvements in earnings and other benefits through the merger;


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


  . the fact that substantial management time and effort will be required to consummate the merger and integrate the operations of the two companies, which may divert management's attention away from other business concerns;



  . various other strategic alternatives that were then available to Holly, such as Holly's potential acquisition of the 60,000 bpd refinery described in "The Merger--Background of the Merger" on page 45, and the possibility that some of those alternatives may no longer be available to Holly;



  . the potential risks and costs arising out of the Beverly Hills, California litigation described in "Risk Factors--Oil and gas and exploration and production activities may also give rise to claims and liabilities due to discharges of materials into the environment" on page 28 and the potential risks that the pendency of such litigation might adversely impact perceptions of Frontier's value or access to capital markets and that an unfavorable decision might result in material liability to, or have a material adverse effect on, Frontier; and



  . the terms and conditions of the merger agreement, including, among other things, the fact that the merger agreement permits Frontier's board of directors, in the exercise of its fiduciary duties, to (a) engage in negotiations with or to furnish information to third parties in response to any unsolicited acquisition proposal that is more favorable to Frontier's stockholders than the merger and to terminate the merger agreement in order to enter into a definitive agreement relating to such alternative proposal or (b) withdraw its recommendation of the merger and terminate the merger agreement, and in either such case, upon payment of a $15 million termination fee and the reimbursement of up to $1 million of Holly's expenses, which terms make the consummation of the merger less certain from Holly's standpoint.



   Holly's board of directors also considered the following additional factors:



  . the post-merger capital structure and financial ratios of Parent, as the successor to Holly and Frontier;



  . the fact that the support agreements entered into between Frontier and various Holly stockholders holding approximately [36]% of Holly's outstanding shares of common stock, based on the number of shares of Holly common stock outstanding as of [June 9], 2003, make likely the approval of the merger by the holders of a majority of the outstanding common stock of Holly; and



  . presentations by, and discussions with, senior executives of Holly and legal and financial advisors regarding the terms of the merger agreement.



   In the judgment of Holly's board of directors, the potential benefits of the merger substantially outweighed the risks associated with the merger. In its deliberations with respect to the merger agreement and the merger, Holly's board of directors consulted with Holly's management and the financial, legal and accounting advisors to Holly. The foregoing discussion of factors considered by Holly's board of directors is not exhaustive, but Holly believes it includes the material factors considered by Holly's board of directors. Holly's board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors Holly's board of directors considered in reaching its determination to recommend the merger. Rather, Holly's board of directors viewed its position and recommendation as being based on the total information presented to and considered by Holly's board of directors.



   Certain directors and officers of Holly have interests in the merger transaction that are different or in addition to the interests of other Holly stockholders. For a discussion of these interests, see "--Interests of Holly Directors and Management in the Merger" beginning on page 78.

Recommendation of Frontier's Board of Directors and Reasons for the Merger

  Recommendation of Frontier's Board

   At its meeting on March 28, 2003, after due consideration, Frontier's board of directors unanimously:

  . determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Frontier stockholders;

  .   approved the merger agreement; and

  . recommended that Frontier stockholders vote for the approval and adoption of the merger agreement.

   Frontier's board of directors unanimously recommends that Frontier stockholders vote FOR the approval and adoption of the merger agreement.


   Frontier's board of directors believes that the terms of the merger agreement and the merger are consistent with the long-term strategic business interests of Frontier and are advisable, fair and in the best interests of Frontier and its stockholders. Accordingly, the members of Frontier's board of directors have unanimously approved the merger and the merger agreement, and Frontier's board of directors recommends that Frontier stockholders approve and adopt the merger agreement. In reaching its determination to recommend the approval and adoption of the merger agreement, Frontier's board of directors considered various factors, including the following factors they believe support the merger agreement:





  . the prospective business opportunities and strengths of Frontier and Holly on a combined basis, giving effect to the merger, Holly's then-pending Woods Cross refinery acquisition and Holly's expansion project at Artesia and Lovington, New Mexico.



  . the fact that the combined company will operate five refineries in the Rocky Mountain region and Plains States, with a total rated crude oil capacity of 248,000 barrels per day. This will be an increase of approximately 60% over Frontier's current refining capacity and will further increase the market diversification of Frontier's refining and marketing operations.



  . the fact that, while the five Frontier and Holly refineries do not compete with each other in their respective markets, all of these markets share characteristics that Frontier believes are favorable to the long-term success of the combined company: flexible supplies of crude oil, growing demand for refined products, and limited in-market refining capacity.



  . the fact that in both the Rocky Mountain region and the Plains States, refined product demand exceeds supply, with the shortfall shipped into the regions via pipeline. The proximity of our refineries to their markets in these regions gives us a transportation cost advantage over refiners shipping product in from outside the regions. In addition, certain areas in the Rocky Mountain region are experiencing above average growth in refined products demand. According to the Department of Energy's Energy Information Administration, or EIA, since 1995, growth in the consumption of gasoline and diesel fuel in the Rocky Mountain region states of Arizona, Colorado and Utah has significantly exceeded the national average. Specifically, between 1995 and 2000, total domestic consumption of gasoline and diesel fuel increased at an annual rate of 2.2%, while over the same time period, it grew at an annual rate of 4.0% in Arizona, 3.4% in Colorado and 3.5% in Utah. As a result of this supply and demand profile, Frontier believes that the margin between refined product sales and the cost of light crude feedstock, or the "crack spread," in these regions has been consistently higher than those experienced in the Gulf Coast and East Coast markets.



  . the fact that, for the last five years, Holly and Frontier have ranked first and second among publicly traded independent refiners in terms of return on investment (calculated based on earnings before interest, taxes, depreciation and amortization for the year divided by beginning-of-year long-term debt plus stockholders' equity), averaging 38% and 29%, respectively. Frontier believes that our combined company can continue to achieve attractive rates of return on investment by continuing to earn good product margins and continuing to focus on cost controls and streamlining operations.

  . their belief that the combined company will have opportunities to achieve operating and marketing synergies by operating five refineries in adjacent market regions and conducting the two companies' refining and petroleum transportation operations as parts of a single enterprise. These anticipated opportunities include staggering turnarounds to minimize the impact of operational interruptions in any particular period, supplying affected customers from other refineries during turnarounds, and cross-marketing refined products to customers of each refinery.



  . approximately 90% of the combined company's refining capacity will be complex. The complexity of a refinery refers to the number, type and capacity of processing units at the refinery and may be measured by its Nelson complexity index rating. The combined company's weighted average Nelson complexity index rating will be higher than the weighted average of competing refiners, both in the Rocky Mountain region and in the Plains States. (The Nelson complexity index rating of a refinery is the ratio of (a) the sum of the capacities (bpd) of the refinery's various process units multiplied by their respective Nelson complexity factors, divided by (b) the raw crude capacity (bpd) of the refinery as a whole. The Nelson complexity factor of a given refinery process unit, in turn, is the ratio of the construction cost of that unit on a bpd of capacity basis divided by the construction cost of a crude unit on a bpd of capacity basis. Therefore, if a refinery consists of a single crude unit and no other processing units, then its Nelson complexity is 1. In general, the more units and the more sophisticated they are relative to a crude unit, the higher the Nelson complexity index rating of a refinery.) As with most complex refineries, the combined company will have substantial upgrading capacity, which is the ability to process lower cost, heavy crude oil into higher margin light products such as gasoline and diesel fuel.



  . the combined company's refineries will have a wide variety of crude oil choices available to them, allowing management to select among crude oil supply alternatives to optimize the financial and operating performance of the refineries. This wide range of potential crude oil supplies also allows the combined company to avoid being dependent on any single source and to adjust supply sources in response to opportunities created by changes in crude price differentials.



  . the combined company will benefit from a strong and experienced management team at both the corporate and operating levels. After the merger, Lamar Norsworthy, Holly Corporation's current Chairman and Chief Executive Officer, will be the Chairman, and Jim Gibbs, Frontier's current Chairman, President and Chief Executive Officer, will be the President and Chief Executive Officer of the combined company. Both Frontier's and Holly's senior management teams have demonstrated a positive track record in operating their refineries and have delivered industry leading financial performance.



  . the combined company will own significant pipeline and other mid-stream assets that generate substantial third party revenues and also form an important part of the supply and distribution network for the combined company's refining operations. The Frontier board believes these assets will add value to the combined company's operations.



  . after the merger, the balance sheet of the combined company will remain among the least leveraged of the publicly-traded independent refiners. Not only will the combined company's net debt to total capitalization ratio (debt less cash divided by total capitalization less cash, estimated to be approximately 41%) be relatively low, the company also expects to maintain a significant cash position. The combined company's balance sheet and cash balance should allow it not only to weather future downturns that may occur in the refining industry but also to continue to expand as appropriate opportunities are available.





  . the Frontier board's belief that current conditions, and the likelihood of future consolidation, in the petroleum refining and marketing industry in North America generally, and the Rocky Mountain region in particular, could present attractive expansion opportunities for the combined company.



  . the Frontier board's belief that the competitive position, business, financial position, personnel and prospects of Holly on a combined basis with those of Frontier, which Frontier's board of directors


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


     believes represent a good strategic fit between the two companies in view of their respective operations, markets and businesses.





  . the opinion of Petrie Parkman & Co., Inc. that, as of March 28, 2003, the merger consideration to be received by the Frontier stockholders in the merger, after taking into account the Holly merger, was fair, from a financial point of view, to Frontier stockholders, and the analyses of Petrie Parkman & Co., Inc. described under "The Merger--Opinion of Frontier's Financial Advisor" beginning on page 67.



  . the fact that the merger agreement provides a fixed aggregate cash component, and also provides a fixed exchange ratio that will provide certainty as to the number of shares of Frontier common stock that will be issued to Holly stockholders in the merger.



  . the fact that the Support Agreements entered into between Frontier and various Holly stockholders holding approximately [36]% of Holly's outstanding shares, based on the number of shares of Holly common stock outstanding as of [June 9], 2003, make the approval of the merger by the holders of a majority of the outstanding common stock of Holly more easily attainable.



  . the fact that the contingent value rights agreement will allow both former Holly stockholders and all stockholders of the combined company to participate in potential recoveries from Holly's jet fuel claims, and the fact that no special consideration will be paid to Holly stockholders in respect of such jet fuel claims unless there in fact are substantial future recoveries.



  . the fact that combined company will have a greater number of outstanding shares and the expectation that Frontier's stockholders should have greater liquidity for their shares.



   Frontier's board of directors also considered the following risks associated with the merger agreement:





  . challenges and potential costs of combining the businesses of Holly and Frontier, and the attendant risks of not achieving the expected operating efficiencies, other synergies, improvements in earnings and other benefits through the merger.



  . the fact that substantial management time and effort will be required to consummate the merger and integrate the operations of the two companies.



  . various other strategic alternatives available to Frontier and the fact that some of those alternatives will not be available if the merger is consummated.





  . the fact that the combined company's competitive advantages in the Rocky Mountain region and Plains States markets could be diminished by future increased competition, from pipelines or other competitors.



  . risk factors discussed more fully in "Risk Factors" beginning on page 22, including risks related to potential environmental or other litigation.



  .   the risk that the merger may not be consummated.



   Frontier's board of directors also considered the following additional factors:



  . the effects of the merger and related financing on the capital structure and financial ratios of the combined company.



  . historical market prices and trading information with respect to shares of Frontier common stock and Holly common stock and the amounts and terms of the merger consideration as provided in the merger agreement, which as of March 28, 2003, the last trading day prior to the announcement of the execution of the merger agreement, represented an approximate 31% premium over the closing price of Holly's common stock on that date.



  . the fact that, for a period of time after the merger, Parent will have a board of directors composed of persons designated one-half by Frontier and one-half by Holly, requiring consensus of directors from both legacy companies for major decisions.

  . the provisions included in Parent's corporate documents designed to prevent the Chairman of the Board of Directors and Chief Executive Officer positions from being changed for a certain period of time without a supermajority vote of the board of directors of Parent.





  . the terms and conditions of the merger agreement, including, among other things, the fact that the merger agreement permits Frontier's board of directors, in the exercise of its fiduciary duties, to (a) engage in negotiations with, or to furnish information to, third parties in response to any unsolicited acquisition proposal that is more favorable to Frontier stockholders than the merger and to terminate the merger agreement in order to enter into a definitive agreement relating to such alternative proposal or (b) withdraw its recommendation of the merger and terminate the merger agreement, and in either such case, upon payment of a $15 million termination fee and the reimbursement of up to $1 million of Frontier's expenses.



  . the fact that Holly's Board, in the exercise of its fiduciary duties, can similarly terminate the merger agreement upon payment of the same amounts.





  . presentations by, and discussions with, senior executives of Frontier and legal and financial advisors regarding the terms of the merger agreement.



   In the judgment of Frontier's board of directors, assessing all of these factors together, the potential benefits of the merger substantially outweighed the risks inherent in the merger. In connection with the Frontier board's deliberations with respect to the merger agreement and the merger, Frontier's board of directors and management consulted with each other and with the financial, legal and accounting advisors to Frontier. This discussion of factors considered by Frontier's board of directors is not exhaustive, but Frontier believes it includes the material factors considered by Frontier's board of directors. Frontier's board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors Frontier's board of directors considered in reaching its determination to recommend the merger. Rather, Frontier's board of directors viewed its position and recommendation as being based on the total information presented to and considered by Frontier's board of directors.



   Certain directors and officers of Frontier have interests in the merger transaction that are different from or in addition to the interests of other Frontier stockholders. For a discussion of these interests, see "--Interests of Frontier Directors and Management in the Merger" beginning on page 81.


Opinion of Holly's Financial Advisor

   Credit Suisse First Boston LLC has acted as Holly's exclusive financial advisor in connection with the merger. Credit Suisse First Boston LLC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Holly selected Credit Suisse First Boston LLC, based on Credit Suisse First Boston LLC's experience, expertise and reputation, and its familiarity with Holly and its business.

   In connection with Credit Suisse First Boston LLC's engagement, Holly requested that Credit Suisse First Boston LLC evaluate the fairness, from a financial point of view, to the holders of Holly common stock of the merger consideration payable to such holders in the merger. On March 30, 2003, at a meeting of Holly's board of directors held to evaluate the merger, Credit Suisse First Boston LLC delivered to Holly's board of directors a written opinion dated March 30, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration payable to the holders of Holly common stock was fair, from a financial point of view, to such holders.


   The full text of Credit Suisse First Boston LLC's written opinion, dated March 30, 2003, to Holly's board of directors, is attached as Annex E and is incorporated into this joint proxy statement/prospectus


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


by reference. Credit Suisse First Boston LLC has consented to the use of its opinion dated March 30, 2003 in this joint proxy statement/prospectus. Holly stockholders are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston LLC's opinion is addressed to Holly's board of directors and relates only to the fairness, from a financial point of view, to the holders of Holly common stock of the merger consideration payable to such holders in the merger, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston LLC's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Holly does not currently intend to seek an updated fairness opinion in connection with the merger.


   In arriving at its opinion, Credit Suisse First Boston LLC reviewed a draft of the merger agreement dated March 30, 2003 and certain other related agreements, as well as certain publicly available business and financial information relating to Holly and Frontier. Credit Suisse First Boston LLC also reviewed certain other information relating to Holly and Frontier, including financial forecasts, provided by or discussed with Holly and Frontier and met with the management of Holly and Frontier to discuss the businesses and prospects of Holly and Frontier, respectively. Credit Suisse First Boston LLC also considered financial and stock market data of Holly and Frontier, and compared that data with similar data for publicly held companies in businesses that Credit Suisse First Boston LLC deemed similar to those of Holly and Frontier, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions effected or announced. Credit Suisse First Boston LLC also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

   In connection with its review, Credit Suisse First Boston LLC did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the publicly available financial forecasts that Credit Suisse First Boston LLC reviewed, the managements of Holly and Frontier advised Credit Suisse First Boston LLC, and Credit Suisse First Boston LLC assumed, that such forecasts represented reasonable estimates and judgments as to the future financial performance of Holly and Frontier, respectively. With respect to the non-publicly available financial forecasts that Credit Suisse First Boston LLC reviewed, the management of Holly and Frontier advised Credit Suisse First Boston LLC, and Credit Suisse First Boston LLC assumed, that such forecasts represented the best currently available estimates and judgments of the managements of Holly and Frontier as to the future financial performance of Holly and Frontier, respectively. In addition, Credit Suisse First Boston LLC relied upon, without independent verification, the assessment of the management of Holly as to the strategic benefits and potential cost savings (including the amount, timing and achievability thereof) anticipated to result from the merger. The management of Holly informed Credit Suisse First Boston LLC, and Credit Suisse First Boston LLC assumed, that the Holly merger and the Frontier merger would be treated as tax-free reorganizations for federal income tax purposes and/or the merger would be treated as a tax-free exchange for federal income tax purposes. Credit Suisse First Boston LLC assumed that the merger agreement, when executed, would conform to the draft reviewed by Credit Suisse First Boston LLC in all respects material to its analysis. Credit Suisse First Boston LLC also assumed, with Holly's consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Holly, Frontier or Parent or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse First Boston LLC was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Holly or Frontier, nor was Credit Suisse First Boston LLC furnished with any such evaluations or appraisals.

   Credit Suisse First Boston LLC's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston LLC's opinion. Credit Suisse First Boston LLC did not express any opinion as to what the value of Parent common stock or the contingent value rights to be received by the holders of Holly common stock in the merger actually would be when issued in the merger or the prices at which Parent common stock would trade at any time. Although Credit Suisse First Boston LLC evaluated the merger consideration payable to the holders of Holly common stock in the Holly merger from a financial point of view, Credit Suisse First Boston LLC was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined by negotiation between Holly and Frontier. Credit Suisse First Boston LLC's opinion did not address the relative merits of the merger as compared to other business strategies that might have been available to Holly, and also did not address the underlying business decision of Holly to proceed with the merger. In addition, Credit Suisse First Boston LLC's opinion did not address any aspect or implication of any agreement between any stockholder of Holly or Frontier or any of its affiliates in connection with the merger agreement or the transactions contemplated thereby. Credit Suisse First Boston LLC was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Holly. Except as described above, Holly imposed no other limitations on Credit Suisse First Boston LLC with respect to the investigations made or procedures followed in rendering its opinion.

   In preparing its opinion to Holly's board of directors, Credit Suisse First Boston LLC performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston LLC's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston LLC made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston LLC believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston LLC considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Holly or Frontier. No company, transaction or business used in Credit Suisse First Boston LLC's analyses as a comparison is identical to Holly, Frontier or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston LLC's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston LLC's analyses and estimates are inherently subject to substantial uncertainty. For purposes of its analyses and in consultation with Holly management, no value was assigned by Credit Suisse First Boston LLC to the contingent value rights to be received by the holders of Holly common stock in the merger. The financial information for Holly used by Credit Suisse First Boston LLC in its financial analyses, other than the historical financial information used in connection with its contribution analysis as described in "Opinion of Holly's Financial Advisor--Exchange Ratio Analysis--Contribution Analysis," was adjusted by Holly management to reflect completion of the acquisition of the Woods Cross refinery and the sale of Holly's Iatan crude oil gathering system.

   Credit Suisse First Boston LLC's opinion and financial analyses were only one of many factors considered by Holly's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Holly's board of directors or management with respect to the merger or the merger consideration.

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

   The following is a summary of the material financial analyses underlying Credit Suisse First Boston LLC's opinion dated March 30, 2003 delivered to Holly's board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to understand fully Credit Suisse First Boston LLC's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston LLC's financial analyses.


   The following table presents:



  . the implied per share equity reference range for Holly based on Credit Suisse First Boston LLC's analysis, as compared to the implied merger consideration payable to the holders of Holly common stock in the merger based on the closing price of Frontier common stock on March 26, 2003 of $17.18 and cash consideration of $11.12 per share (calculated by dividing $172.5 million by approximately 15.5 million shares);



  . the implied per share equity reference range for Frontier based on Credit Suisse First Boston LLC's analysis, as compared to the closing price of Frontier common stock on March 26, 2003 of $17.18; and



  . the implied exchange ratio reference ranges for Holly and Frontier based on Credit Suisse First Boston LLC's analysis, as compared to the implied exchange ratio in the merger assuming an all-stock transaction of one share of Frontier common stock, plus 0.647 of a share of Frontier common stock in lieu of $11.12 in cash per share (calculated as described above), based on the closing price of Frontier common stock on March 26, 2003 of $17.18:




                                                                         Implied Merger
                                                                     Consideration Based on
                                          Implied Per Share Equity  Frontier Common Stock as
                                              Reference Range           of March 26, 2003
                                          ------------------------ ---------------------------
Holly Discounted Cash Flow Analysis......    $ 25.81 to $29.02               $ 28.30
Holly Selected Companies Analysis........    $ 24.58 to $29.02
Holly Selected Transactions Analysis.....    $ 24.58 to $29.02
                                                                   Per Share Price of Frontier
                                          Implied Per Share Equity     Common Stock as of
                                              Reference Range            March 26, 2003
                                          ------------------------ ---------------------------
Frontier Discounted Cash Flow Analysis...    $ 14.05 to $17.46               $ 17.18
Frontier Selected Companies Analysis.....    $ 14.92 to $18.44
Frontier Selected Transactions Analysis..    $ 16.70 to $20.17
                                                                    Implied Exchange Ratio in
                                           Implied Exchange Ratio   the Merger Assuming All-
                                              Reference Range           Stock Transaction
                                          ------------------------ ---------------------------
Discounted Cash Flow Analysis............     1.479x to 2.066x                1.647x
Selected Companies Analysis..............     1.333x to 1.954x
Selected Transactions Analysis...........     1.219x to 1.737x
Aggregate Implied Exchange Ratio Analysis     1.274x to 1.835x
Contribution Analysis....................     1.366x to 2.371x
Historical Exchange Ratio Analysis.......     0.656x to 1.789x



   In order to understand fully Credit Suisse First Boston LLC's financial analyses summarized in the table above, the table must be read together with the description of each analysis below. The table above does not constitute a complete description of the financial analyses. Please refer to the relevant sections of the discussion below.

  Holly

   Introduction. Credit Suisse First Boston LLC performed a "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Holly. Based on these analyses, Credit Suisse First Boston LLC derived the following aggregate implied per share equity reference range for Holly, as compared to the implied merger consideration payable to the holders of Holly common stock in the merger based on the closing price of Frontier common stock on March 26, 2003 of $17.18 and cash consideration of $11.12 per share (calculated by dividing $172.5 million by approximately 15.5 million shares):

                                             Implied Merger
               Aggregate Implied Per     Consideration Based on
                   Share Equity         Frontier Common Stock as
                  Reference Range           of March 26, 2003
                 $24.58 to $29.02                $28.30

   Discounted Cash Flow Analysis. Credit Suisse First Boston LLC estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Holly could generate for the calendar years 2003 to 2007, based on internal estimates of Holly management, as adjusted in consultation with Holly management. Credit Suisse First Boston LLC calculated a range of estimated terminal values for Holly by applying a range of selected earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, terminal value multiples of 4.0x to 4.5x to Holly's calendar year 2007 normalized EBITDA. Normalized EBITDA reflects EBITDA expected to be achieved in a typical refining cycle as of the terminal year based on discussions with Holly management. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 10.0% to 11.0%. This analysis indicated the following implied per share equity reference range for Holly, as compared to the implied merger consideration payable to the holders of Holly common stock in the merger based on the closing price of Frontier common stock on March 26, 2003 of $17.18 and cash consideration of $11.12 per share (calculated as described above):

                                             Implied Merger
                                         Consideration Based on
             Implied Per Share Equity   Frontier Common Stock as
                  Reference Range           of March 26, 2003
                 $25.81 to $29.02                $28.30

   Selected Companies Analysis. Credit Suisse First Boston LLC compared financial, operating and stock market data of Holly to corresponding data for the following seven publicly traded companies, including Holly, in the petroleum refining and marketing industry:

  .   Frontier

  .   Holly

  .   Giant Industries, Inc.

  .   Premcor Inc.

  .   Sunoco, Inc.

  .   Tesoro Petroleum Corporation

  .   Valero Energy Corporation

   Credit Suisse First Boston LLC reviewed enterprise values, calculated as equity value plus net debt, preferred stock, minority interests and any other comparable corporate adjustment, as applicable, as multiples of calendar years 2003 and 2004 estimated EBITDA. Credit Suisse First Boston LLC then applied a range of selected multiples of calendar years 2003 and 2004 estimated EBITDA derived from the selected companies to corresponding financial data of Holly. All multiples were based on closing stock prices on March 26, 2003. Estimated financial data for Holly were based on internal estimates of Holly management, as adjusted in consultation with Holly management and estimated financial data for the selected companies were based on publicly available research estimates. This analysis indicated the following implied per share equity reference

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

range for Holly, as compared to the implied merger consideration payable to the holders of Holly common stock in the merger based on the closing price of Frontier common stock on March 26, 2003 of $17.18 and cash consideration of $11.12 per share (calculated as described above):

                                             Implied Merger
                                         Consideration based on
             Implied Per Share Equity   Frontier Common Stock as
                  Reference Range           of March 26, 2003
                 $24.58 to $29.02                $28.30

   Selected Transactions Analysis. Credit Suisse First Boston LLC reviewed the implied transaction multiples in the following eight selected merger and acquisition transactions in the petroleum refining and marketing industry:

Announcement
    Date                       Acquiror                                Target/Seller
------------                   --------                                -------------
 10/09/2001. Shell Oil Company/Saudi Refining, Inc.       Texaco Inc. (Equilon Enterprises LLC and
                                                          Motiva Enterprises LLC)
 05/07/2001. Valero Energy Corporation                    Ultramar Diamond Shamrock Corporation
 02/05/2001. Phillips Petroleum Company                   Tosco Corporation
 11/03/1997. The Blackstone Capital Partners III Merchant Clark USA, Inc.
             Banking Fund, L.P.
 04/15/1997. Ultramar Diamond Shamrock Corporation        Total Petroleum (North America) Ltd.
 03/17/1997. Valero Energy Corporation                    Basis Petroleum Inc.
 11/18/1996. Tosco Corporation                            Unocal Corporation
 09/23/1996. Ultramar Corporation                         Diamond Shamrock, Inc.

   In addition, Credit Suisse First Boston LLC also reviewed the implied transaction multiples in the following fifteen selected asset acquisition transactions in the petroleum refining and marketing industry:

Announcement
    Date                   Acquiror                                     Seller
------------               --------                                     ------
 12/20/2002. Holly Corporation                     ConocoPhillips (Woods Cross refinery)
 11/26/2002. Premcor Inc.                          The Williams Companies (Memphis refinery)
 02/12/2002. Giant Industries, Inc.                BP p.l.c. (Yorktown refinery)
 02/05/2002. Tesoro Petroleum Corporation          Valero Energy Corporation (Golden Eagle refinery)
 07/17/2001. Tesoro Petroleum Corporation          BP p.l.c. (Salt Lake City & Mandan refineries)
 06/04/2001. Valero Energy Corporation             El Paso Corporation (Corpus Christi refinery)
 07/13/2000. Tosco Corporation                     BP Amoco p.l.c. (Alliance refinery)
 07/05/2000. Ultramar Diamond Shamrock Corporation Tosco Corporation (Avon refinery)
 04/06/2000. Tosco Corporation                     Equilon Enterprises LLC (Wood River refinery)
 03/02/2000. Valero Energy Corporation             Exxon Mobil Corporation (Benecia refinery)
 06/07/1999. Frontier Oil Corporation              Equilon Enterprises LLC (El Dorado refinery)
 07/01/1998. Clark USA Inc.                        BP p.l.c. (Lima refinery)
 05/21/1998. Valero Energy Corporation             Mobil Oil Corporation (Paulsboro refinery)
 04/01/1998. Tesoro Petroleum Corporation          Shell Oil Corporation (Anacortes refinery)
 02/03/1998. Petroleos de Venezuela, S.A.          Amerada Hess Corporation (St. Croix refinery)

   Credit Suisse First Boston LLC compared enterprise values (which, in the case of the selected asset acquisition transactions, do not include value attributable to inventories, other working capital or earn-outs, as applicable) and adjusted enterprise values, calculated as enterprise values minus the estimated value of retail assets, in the selected transactions as multiples of latest twelve-month EBITDA, capacity and Nelson capacity. Capacity is calculated as the number of barrels of crude oil that a refinery can process in a single day. Nelson capacity measures a refinery's ability to produce high value-added products. Credit Suisse First Boston LLC then applied a range of selected multiples of adjusted enterprise value to capacity, adjusted enterprise value to Nelson capacity, and enterprise value to latest twelve-month EBITDA derived from the selected transactions to corresponding financial and operating data of Holly, as well as to Holly's mid-cycle EBITDA. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Historical financial and operational data for Holly were based on publicly available filings of Holly, except for the mid-cycle EBITDA, which was based on publicly available research estimates, in each case adjusted in consultation with Holly management. Latest twelve-month EBITDA for Holly was calculated as of January 31, 2003. This analysis indicated the following implied per share equity reference range for Holly as compared to the implied merger consideration payable to the holders of Holly common stock in the merger based on the closing price of Frontier common stock on March 26, 2003 of $17.18 and cash consideration of $11.12 per share (calculated as described above):

                                             Implied Merger
                                         Consideration Based on
             Implied Per Share Equity   Frontier Common Stock as
                   Reference Range          of March 26, 2003
                 $24.58 to $29.02                $28.30

  Frontier

   Introduction. Credit Suisse First Boston LLC performed a "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Frontier. Based on these analyses, Credit Suisse First Boston LLC derived the following aggregate implied per share equity reference range for Frontier, as compared to the closing price of Frontier common stock on March 26, 2003:

               Aggregate Implied Per       Per Share Price of
               Share Equity Reference   Frontier Common Stock as
                        Range               of March 26, 2003
                 $15.81 to $19.30                $17.18

   Discounted Cash Flow Analysis. Credit Suisse First Boston LLC estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Frontier could generate for the calendar years 2003 to 2007, based on internal estimates of Frontier management, as adjusted in consultation with Holly and Frontier management. Credit Suisse First Boston LLC calculated a range of estimated terminal values for Frontier by applying a range of selected EBITDA terminal value multiples of 4.0x to 5.0x to Frontier's calendar year 2007 normalized EBITDA. Normalized EBITDA reflects EBITDA expected to be achieved in a typical refinery cycle as of the terminal year based on discussions with Holly and Frontier management. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 10.0% to 11.0%. This analysis indicated the following implied per share equity reference range for Frontier, as compared to the closing price of Frontier common stock on March 26, 2003:

                                           Per Share Price of
             Implied Per Share Equity   Frontier Common Stock as
                   Reference Range          of March 26, 2003
                 $14.05 to $17.46                $17.18

   Selected Companies Analysis. Credit Suisse First Boston LLC compared financial, operating and stock market data of Frontier to corresponding data for the seven publicly traded companies described in "--Opinion of Holly's Financial Advisor--Holly--Selected Companies Analysis," including Frontier.

   Credit Suisse First Boston LLC reviewed enterprise values as multiples of calendar years 2003 and 2004 estimated EBITDA. Credit Suisse First Boston LLC then applied a range of selected multiples of calendar years 2003 and 2004 estimated EBITDA derived from the selected companies to corresponding financial data of Frontier. All multiples were based on closing stock prices on March 26, 2003. Estimated financial data for Frontier were based on internal estimates of Frontier management, as adjusted in consultation with Holly and Frontier management and estimated financial data for the selected companies were based on publicly available research estimates. This analysis indicated the following implied per share equity reference range for Frontier, as compared to the closing price of Frontier common stock on March 26, 2003:

                                           Per Share Price of
             Implied Per Share Equity   Frontier Common Stock as
                  Reference Range           of March 26, 2003
                 $14.92 to $18.44                $17.18

   Selected Transactions Analysis. Credit Suisse First Boston LLC reviewed the implied transaction multiples in the eight selected merger and acquisition transactions and the fifteen selected asset acquisition transactions described in "--Opinion of Holly's Financial Advisor--Holly--Selected Transactions Analysis."

   Credit Suisse First Boston LLC compared enterprise values and adjusted enterprise values in the selected transactions as multiples of EBITDA, capacity and Nelson capacity. Credit Suisse First Boston LLC then applied a range of selected multiples of adjusted enterprise value to capacity, adjusted enterprise value to Nelson capacity, and enterprise value to latest twelve-month EBITDA derived from the selected transactions to corresponding financial and operating data of Frontier as well as to Frontier's mid-cycle EBITDA. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Historical financial and operational data for Frontier were based on publicly available filings of Frontier, except for the mid-cycle EBITDA which was based on publicly available research estimates. Latest twelve-month EBITDA for Frontier was calculated as of December 31, 2002. This analysis indicated the following implied per share equity reference range for Frontier, as compared to the closing price of Frontier common stock on March 26, 2003:

                                           Per Share Price of
             Implied Per Share Equity   Frontier Common Stock as
                   Reference Range          of March 26, 2003
                 $16.70 to $20.17                $17.18

  Exchange Ratio Analysis

   Relative Exchange Ratio Analysis. Credit Suisse First Boston LLC compared the implied per share equity reference ranges for Holly and Frontier derived from the "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Holly and Frontier described above in order to derive the following implied exchange ratio reference ranges, including an aggregate implied reference range derived from these analyses, as compared to the implied exchange ratio in the merger of 1.647x, assuming an all-stock transaction of one share of Frontier common stock, plus 0.647 of a share of Frontier common stock in lieu of $11.12 in cash per share (calculated as described above), based on the closing stock price of Frontier common stock on March 26, 2003 of $17.18:

                                                                        Implied Exchange
                                                                          Ratio in the
                                                                        Merger Assuming
                                                 Implied Exchange Ratio    All-Stock
     Implied Exchange Ratio Reference Range         Reference Range       Transaction
     --------------------------------------      ---------------------- ----------------
Discounted Cash Flow Analysis...................    1.479x to 2.066x         1.647x
Selected Companies Analysis.....................    1.333x to 1.945x
Selected Transactions Analysis..................    1.219x to 1.737x
Aggregate Implied Exchange Ratio Reference Range    1.274x to 1.835x

   Contribution Analysis. Credit Suisse First Boston LLC reviewed the relative contributions of Holly and Frontier to 2001 and 2002 actual EBITDA, calendar years 2003 and 2004 estimated EBITDA and estimated mid-cycle EBITDA. The 2001 and 2002 actual EBITDA for Holly were for the twelve-month periods ended January 31, 2001 and 2002, respectively. The 2001 and 2002 actual EBITDA for Frontier were for the twelve-month periods ended December 31, 2001 and 2002, respectively. Historical financial data were based on publicly available filings of Holly and Frontier. Estimated financial data, other than estimated mid-cycle EBITDA, were based on the internal estimates of Holly and Frontier management, as adjusted in consultation with Holly and Frontier management, respectively. Estimated mid-cycle EBITDA was based on publicly available research estimates adjusted, in the case of Holly, in consultation with Holly management. Credit Suisse First Boston LLC then computed implied exchange ratios, assuming an all-stock transaction, based on the diluted ownership percentages of Holly's stockholders in the combined company implied by Holly's relative contribution for each metric observed after taking into account the relative balance sheet leverage of Holly and Frontier.

   This analysis indicated the following implied exchange ratio reference range, as compared to the implied exchange ratio in the merger, assuming an all-stock transaction based on the assumptions described in "--Opinion of Holly's Financial Advisor--Exchange Ratio Analysis--Relative Exchange Ratio Analysis":

                                        Implied Exchange Ratio in
              Implied Exchange Ratio        the Merger Assuming
                   Reference Range         All-Stock Transaction
                 1.366x to 2.371x                1.647x

   Historical Exchange Ratio Analysis. Credit Suisse First Boston LLC reviewed the ratio of the closing price of Holly common stock to the closing price of Frontier common stock on March 26, 2003, the average of these daily ratios calculated over the five-day, twenty-day, six-month, one-year, two-year and three-year periods ended March 26, 2003, and the high and low ratios for the three-year period ended March 26, 2003, as indicated in the following table:

                         Period       Implied Exchange Ratio
                         ------       ----------------------
                   March 26, 2003....         1.274x
                   Five-day average..         1.267x
                   Twenty-day average         1.288x
                   Six-month average.         1.343x
                   One-year average..         1.188x
                   Two-year average..         1.210x
                   Three-year average         1.133x
                   Three-year high...         1.789x
                   Three-year low....         0.656x

   This analysis indicated the following implied exchange ratio reference range, as compared to the implied exchange ratio in the merger, assuming an all-stock transaction based on the assumptions described above in "--Opinion of Holly's Financial Advisor--Exchange Ratio Analysis--Relative Exchange Ratio Analysis":

                                        Implied Exchange Ratio in
              Implied Exchange Ratio        the Merger Assuming
                   Reference Range         All-Stock Transaction
                 0.656x to 1.789x                1.647x

  Pro Forma Transaction Consequences

   Credit Suisse First Boston LLC analyzed the potential pro forma effect of the merger on Frontier's calendar years 2003 and 2004 estimated earnings per share, commonly referred to as EPS, and estimated after tax cash flow per share, giving effect to potential synergies estimated by the management of Holly to result from the merger and other merger related adjustments. Estimated financial data for Holly and Frontier were based on publicly available research estimates. Based on the merger consideration in the merger, this analysis suggested that the merger would be accretive to Frontier's estimated calendar year 2004 EPS and estimated calendar years 2003 and 2004 after tax cash flow per share and modestly dilutive to Frontier's estimated calendar year 2003 EPS.

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors

   In the course of preparing its opinion, Credit Suisse First Boston LLC also reviewed and considered other information and data, including:

  . the historical price performance and trading characteristics of Holly common stock and Frontier common stock and the relationship between movements in Holly common stock and Frontier common stock; and

  . selected credit statistics of Holly and Frontier on a stand-alone basis and pro forma for the merger.



  Miscellaneous


   Pursuant to the engagement letter between Holly and Credit Suisse First Boston LLC, Holly has agreed to pay Credit Suisse First Boston LLC a transaction fee equal to 1% of the total fair market value at the time of closing of all consideration (including cash, securities, property, all long-term debt remaining on Holly's financial statements at closing and any other form of consideration) paid or payable, or otherwise distributed, directly or indirectly, to the holders of Holly common stock in connection with the merger. Credit Suisse First Boston LLC estimates that such transaction fee will be approximately $4 million to $5 million. This transaction fee, other than $100,000 which was previously paid, is contingent on completion of the merger. Holly also has agreed to reimburse Credit Suisse First Boston LLC for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston LLC with Holly's prior approval, and to indemnify Credit Suisse First Boston LLC and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.



   Credit Suisse First Boston LLC and its affiliates have in the past provided investment banking and financial services to Holly and Frontier, unrelated to the proposed merger, for which services Credit Suisse First Boston LLC and its affiliates have received compensation, and Credit Suisse First Boston LLC and its affiliates may, in the future, provide investment banking and financial services to Holly, Frontier or Parent for which Credit Suisse First Boston LLC would expect to receive compensation. During the past two years, Credit Suisse First Boston LLC and its affiliates have provided investment banking and financial services to Holly and Frontier, unrelated to the proposed merger, for which services Credit Suisse First Boston LLC and its affiliates have received approximately $460,000 in compensation from Holly and approximately $25,000 in compensation from Frontier. There are no other material relationships between Credit Suisse First Boston LLC and Holly or Frontier. Credit Suisse First Boston LLC or one or more of its affiliates may provide or arrange, or seek to provide or arrange, financing for Frontier or Parent in connection with the merger. In the ordinary course of business, Credit Suisse First Boston LLC and its affiliates may actively trade the debt and equity securities of Holly and Frontier and their affiliates, for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.


Opinion of Frontier's Financial Advisor

   Pursuant to an engagement letter dated as of March 14, 2003, Petrie Parkman delivered to the board of directors of Frontier on March 28, 2003 its oral opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the matters set forth in the opinion, the merger consideration to be received by the Frontier stockholders in the Frontier merger (after taking into account the Holly merger) is fair, from a financial point of view, to the stockholders of Frontier.

   The full text of Petrie Parkman's opinion dated March 28, 2003, is attached as Annex F and is incorporated in this joint proxy statement/prospectus by reference. Petrie Parkman has consented to the use of its opinion in this joint proxy statement/prospectus. The summary of the Petrie Parkman opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Frontier stockholders are encouraged to, and should, read the Petrie Parkman opinion carefully in its entirety.



   Petrie Parkman's opinion was provided to Frontier's board of directors for its information and addresses only the fairness, from a financial point of view, of the merger consideration (after taking into account the Holly merger) to be received by the holders of Frontier common stock. Petrie Parkman's opinion does not constitute a recommendation to any holder of Frontier or Holly common stock as to how such stockholder should vote at the special meeting of stockholders. Petrie Parkman's opinion and its presentation to Frontier's board of directors on March 28, 2003 were among many factors taken into consideration by Frontier's board of directors in making its determination to approve, and recommend the approval and adoption of, the merger agreement by the Frontier stockholders.


   In arriving at its opinion, Petrie Parkman, among other things:

  . reviewed certain publicly available business and financial information relating to Frontier, including its annual report on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2002, December 31, 2001, December 31, 2000, December 31, 1999 and
      December 31, 1998;

  . reviewed certain publicly available business and financial information relating to Holly, including (i) its annual report on Form 10-K and related audited financial statements for the fiscal years ended July 31, 2002, July 31, 2001, July 31, 2000, July 31, 1999 and July 31, 1998, and
      (ii) its quarterly report on Form 10-Q and related unaudited financial statements for the fiscal quarters ended January 31, 2003 and October 31, 2002;

  .   reviewed certain historical and projected financial and operating data of
      (i) Frontier prepared by the management and staff of Frontier with the management of Frontier and Holly, and (ii) Holly prepared by the management and staff of Holly with the management of Holly and Frontier;

  . discussed the current operations and prospects of Frontier and Holly with the management and staff of Frontier and Holly;

  . reviewed the historical market prices and trading history of the Frontier common stock and Holly common stock;

  . compared recent stock market capitalization indicators for Frontier and Holly with recent stock market capitalization indicators for certain other publicly-traded independent refining and marketing companies;

  . compared the financial terms of the Frontier merger and the Holly merger with the financial terms of other transactions that Petrie Parkman deemed to be relevant;

  . discussed current and historical accounting matters and audits of Frontier and Holly with their respective independent auditors;

  .   reviewed a draft dated March 27, 2003 of the merger agreement; and

  . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

   In connection with its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Frontier and Holly. Petrie Parkman further relied upon the assurances of the management of Frontier and Holly that they were not aware of any facts that would make the information, in light of the circumstances in which it was provided or obtained, incomplete or misleading in any material respect.

   With respect to projected financial and operating data, Petrie Parkman assumed that the data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Frontier and Holly, as the case may be, relating to the future financial and operational performance of Frontier and Holly. With respect to the costs associated with current and projected future liabilities for environmental matters and the risks associated with the Longhorn Pipeline, Petrie Parkman assumed that they had been reasonably assessed on bases reflecting the best currently available estimates and judgments of the management of Frontier and Holly, as the case may be. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Frontier, Holly or any of their respective subsidiaries, nor was Petrie Parkman furnished with any such evaluations or appraisals. In addition, Petrie Parkman did not assume any obligation to conduct, nor did Petrie Parkman conduct, any physical inspection of the facilities of any of Frontier, Holly or their respective subsidiaries.

   Petrie Parkman assumed that the merger agreement executed and delivered by the parties would contain financial and economic terms and otherwise be substantially similar to the draft merger agreement reviewed by it in connection with its analysis, and that the transactions will be consummated on the terms and conditions contemplated in the merger agreement. Petrie Parkman's opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to other business strategies that might be available to Frontier, nor does it address the underlying business decision of Frontier to proceed with the transactions contemplated by the merger agreement. In addition, the opinion assumes the legal, tax, regulatory and accounting consequences that were disclosed to Petrie Parkman, which has been advised by the Frontier management that they have received advice on such matters from qualified persons.

   Petrie Parkman's opinion was rendered on the basis of conditions in the securities markets existing and capable of evaluation on the date of its opinion and the conditions and prospects, financial or otherwise, of Frontier and Holly as they were represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described above. Petrie Parkman's opinion does not address the prices at which the Frontier common stock or the Holly common stock will trade following announcement of the transaction or the prices at which the Parent common stock will trade following consummation of the transactions contemplated by the merger agreement.

   The following is a summary of the financial analyses performed by Petrie Parkman and presented to Frontier's board of directors on March 28, 2003 in connection with the preparation of its opinion dated March 28, 2003.

   This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Petrie Parkman.

   Summary of Analyses. Petrie Parkman performed several analyses to evaluate the exchange ratio, including analyses of discounted cash flow, comparable transactions and common stock comparison. The table below summarizes the range of values for a share of Frontier common stock and Holly common stock implied by each Petrie Parkman analysis compared to the implied exchange ratio and the transaction exchange ratio which is based upon the closing price of Frontier common stock on March 25, 2003 of $17.49 and cash consideration of $10.52. This summary does not include the underlying assumptions or descriptions of each analysis. In order to fully understand this summary, please read the description of each analysis that follows below.



                                                               Implied       Transaction
Methodology                       Frontier       Holly      Exchange Ratio  Exchange Ratio
-----------                      ------------ ------------ ---------------- --------------
                                  ($/Share)    ($/Share)   (Holly/Frontier)
Discounted Cash Flow Analysis
   Company Case................. $13.40-16.08 $27.58-31.82    1.98-2.06          1.60
   Case I....................... $ 9.37-11.58 $25.96-30.39    2.63-2.77          1.60
   Case II...................... $14.87-17.94 $31.75-37.02    2.06-2.14          1.60
   Case III..................... $20.75-24.70 $37.54-43.64    1.77-1.81          1.60
Comparable Transaction Analysis. $13.76-17.43 $27.55-33.42    1.92-2.00          1.60
Common Stock Comparison Analysis $14.68-18.35 $23.90-28.48    1.55-1.63          1.60


   Historical Stock Trading Ratio Analysis. Petrie Parkman compared the average daily closing share price of Holly common stock to the corresponding average price of Frontier common stock over various periods from January 1, 2000 through March 25, 2003, and reviewed and analyzed the historical trading ratios implied by these comparisons. The following table presents the historical trading ratios from January 1, 2000 through March 25, 2003.

                                              Historical Trading
                                                Ratio (Holly/
               Period (Average Trading Ratio)     Frontier)
               ------------------------------ ------------------

                        1 Week...............        1.26

                        1 Month..............        1.29

                        3 Months.............        1.33

                        6 Months.............        1.35

                        1 Year...............        1.19

                        2 Years..............        1.21

                        Since 1/1/00.........        1.12

                        Period Max...........        1.79

                        Period Min...........        0.66

   These trading ratios were compared to the implied Holly per share purchase price of $28.01 and the implied exchange ratio of 1.60. The implied Holly per share purchase price of $28.01 represents cash consideration of $10.52 per share (based on aggregate cash consideration of $172.5 million and 16.4 million fully-diluted shares of Holly common stock) and $17.49 representing the per share closing price of one share of Frontier common stock on March 25, 2003.

   Discounted Cash Flow Analysis. Petrie Parkman performed a discounted cash flow analysis for the purpose of determining equity reference value ranges per share for Frontier and Holly common stock. In connection with its analysis, Petrie Parkman calculated the net present value of estimates of future unlevered, after-tax, free cash flows of Frontier's and Holly's refining, pipeline and other businesses based on information provided by Frontier and Holly for the period 2003 through 2022.

   Petrie Parkman evaluated four scenarios in which the principal variables were refining margins and inflation escalation factors. The Company Case used approximate refining margins based on the five year, 1998 through 2002, average refining margins for each of Frontier's and Holly's refineries as provided by Holly and Frontier and assumed no inflation in projected future refining margins, expenses and capital costs. The other three refining margin scenarios--Case I, Case II and Case III--were based on the five year, 1998 through 2002, average refining margins for each of Frontier's and Holly's refineries and assumed a two percent escalation in projected future refining margins, expenses and capital costs.

        Case              Refining Margin                 Escalation
        ----              ---------------                 ----------
    Company Case Company plan                       None

    Case I       $0.50/bbl less than 5-year average 2% on margins and costs

    Case II      5-year average                     2% on margins and costs

    Case III     $0.50/bbl more than 5-year average 2% on margins and costs

   Applying various after-tax discount rates, ranging from 8.0% to 10.0%, to the after-tax cash flows, assuming a carry-over of existing tax positions, adjusting for other assets and liabilities, long-term debt and net working capital and applying pro forma adjustments for recent acquisitions and divestitures for Frontier and Holly, Petrie Parkman calculated equity reference value ranges for each pricing case shown in the table below, which were then used to derive the exchange ratio ranges also shown in the table below as compared to the implied Holly per share purchase price of $28.01 and the implied exchange ratio of 1.60.

                                        Company Case      Case I        Case II        Case III
                                       -------------- -------------- -------------- --------------
Frontier Equity Reference Value Range,
  $/Share............................. $13.40 - 16.08 $ 9.37 - 11.58 $14.87 - 17.94 $20.75 - 24.70
Holly Equity Reference Value Range,
  $/Share............................. $27.58 - 31.82 $25.96 - 30.39 $31.75 - 37.02 $37.54 - 43.64
Implied Exchange Ratio................    1.98 - 2.06    2.63 - 2.77    2.06 - 2.14    1.77 - 1.81

   Comparable Transaction Analysis. Petrie Parkman reviewed selected publicly available information for the following 31 refinery asset and company acquisition transactions announced between April 1993 and March 2003.

  Date            Acquiror                              Target
  ----            --------                              ------
Pending  Holly Corporation          ConocoPhillips--Woods Cross

3/4/03   Premcor Inc.               Williams--Memphis Refinery

5/17/02  Tesoro                     Valero--Golden Eagle

5/14/02  Giant                      BP--Yorktown

1/2/02   Valero Energy Corp.        Ultramar Diamond Shamrock

12/31/01 Royal Dutch Petroleum Co   Sunoco--Yubucoa

9/16/01  Phillips Petroleum Co.     Tosco Corp.

9/6/01   Tesoro                     BP Refining--Salt Lake and North Dakota

7/16/01  Tosco                      Irish National Petroleum--Whitegate

6/1/01   Valero Energy Corp.        Huntway Refinery

1/2/01   Petroplus International NV Phillips-Imperial Petroleum / Teesside Refinery

9/8/00   Tosco                      BP--Alliance

8/31/00  UDS                        Tosco--Avon

8/22/00  Alon Israel Oil Company    Total Fina Elf--Big Spring

6/1/00   Tosco                      Equilon--Wood River

5/15/00  Valero                     Exxon--Benicia

11/17/99 Frontier Oil               Equilon--El Dorado

9/16/98  Valero                     Mobil Oil--Paulsboro

8/10/98  Clark                      BP Oil--Lima

8/10/98  Tesoro                     Shell--Anacortes

5/29/98  Tesoro                     BHP Petroleum Americas

5/1/97   Valero                     Basis--Texas City, Houston, Kratz Springs

12/3/96  Ultramar                   Diamond Shamrock

2/2/96   Tosco                      BP Oil--Marcus Hook

10/5/95  Giant                      Gary-Williams--Bloomfield

8/8/95   Koch                       Kerr-McGee--Corpus Christi

8/3/95   Gary-Williams              Kerr-McGee--Wynnewood

2/27/95  Clark                      Chevron--Port Arthur

8/4/94   Sun Co.                    Chevron--Philadelphia

12/28/93 Tosco                      BP Oil--Ferndale

4/8/93   Tosco                      Exxon--Bayway

   Based on a review of (x) the purchase price (refinery value plus inventory value) multiples of the latest twelve months ("LTM") and 2000 through 2002 fiscal year average earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA"), and (y) refinery value per barrel of capacity and Nelson Complexity Capacity for the acquired assets in each transaction, Petrie Parkman determined benchmark ranges of purchase prices to Frontier's and Holly's corresponding refinery measures in order to yield enterprise reference value ranges for Frontier's and Holly's refinery assets.

   The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman for both Holly and Frontier measures based on a review of the implied multiples in the selected transactions.


                                                       Implied Multiples in Selected
                                                               Transactions
                                                      ------------------------------    Benchmark
                                                      Maximum  Mean   Median  Minimum     Range
                                                      ------- ------  ------  ------- ------------
Purchase Price / LTM EBITDA..........................   10.0x    5.2x    4.7x   2.1x       4.0-5.0x
Purchase Price / 2000-2002 Fiscal Year
  Average EBITDA.....................................     --      --      --     --        4.0-5.0x
Refinery Value / Capacity (thousand bpd)............. $5,625  $1,922  $1,545   $326   $1,500-2,000
Refinery Value / Nelson Complexity Capacity (thousand
  bpd)............................................... $1,757  $  294  $  180   $ 45   $    175-250


   Petrie Parkman multiplied the benchmark multiples set forth above to Frontier and Holly's refining measures and, after adjusting for other assets and liabilities, determined composite enterprise reference value ranges for the refining businesses of both Frontier and Holly.

   In the case of Holly, Petrie Parkman analyzed its pipeline assets using two methodologies--comparable transaction analysis and common stock comparison analysis. For its comparable transaction analysis, Petrie Parkman reviewed selected publicly available information for the following 24 pipeline asset transactions announced between March 2001 and December 2002.


  Date                   Acquiror                                   Target
  ----                   --------                                   ------

12/22/02 Southern Union Co. & AIG Highstar Capital Panhandle Eastern Pipeline Company

11/12/02 Sunoco Logostics Partners L.P.            West Texas Gulf Pipeline Company

10/31/02 Sunoco Logostics Partners L.P             Interests in Various Petroleum Products
                                                   Pipelines (Unocal)

10/16/02 ONEOK Inc.                                Gas Distribution Assets (Southern Union)

10/03/02 Buckeye Partners, L.P                     Interest in Colonial Pipeline

09/23/02 Enbridge Energy Partners, L.P.            Enbridge Midcoast Energy Co

09/16/02 AIG Highstar Capital, L.P.                Central Pipeline

08/26/02 Williams Energy Partners L.P.             Refined Petroleum Products Pipeline

08/01/02 Enterprise Products Partners L.P.         Mapletree LLC and Oaktree LLC

07/29/02 MidAmerican Energy Holdings               Northern Natural Pipeline Company

05/30/02 El Paso Energy Partners                   San Juan Assets (El Paso Corp.)

05/28/02 TEPPCO Partners, L.P.                     Val Verde Gathering System

05/06/02 Plains All American Pipeline, LP          Shell Pipeline Company

04/11/02 Williams Energy Partners L.P.             Williams Pipeline Company LLC

03/27/02 MidAmerican Energy Holdings               Kern River Gas Transmission Company

02/19/02 El Paso Energy Partners                   EPN Holding Co.

01/31/02 Dynegy Inc.                               Northern Natural Pipeline Company

01/09/02 TEPPCO Partners, L.P.                     Chaparral Pipeline / Quanah Pipeline

12/17/01 Kinder Morgan Energy Partners, L.P.       Tejas Gas, LLC

11/27/01 Undisclosed                               South Texas, Gulf Coast Gathering Assets

09/20/01 Duke Energy Corp.                         Westcoast Energy Inc.

09/10/01 TEPPCO Partners, L.P.                     Jonah Gas Gathering Company

07/18/01 Undisclosed                               Gulf of Mexico Gathering Assets

03/16/01 Enbridge Inc.                             Midcoast Energy Resources Inc.


   The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman for Holly measures based on a review of the implied multiples in the selected transactions.

                                    Implied Multiples in Selected
                                           Transactions
                                    ---------------------------   Benchmark
                                    Maximum   Mean Median Minimum   Range
                                    -------   ---- ------ ------- ---------
      Total Investment / LTM EBITDA  14.9x    8.6x  8.2x   4.8x   7.0-8.0x

   Petrie Parkman applied the benchmark multiples to Holly's pipeline LTM EBITDA to determine an enterprise reference value range for Holly's pipeline business.

   For its common stock comparison analysis, Petrie Parkman calculated the current yields for the following 16 publicly traded master limited partnerships using market prices as of March 25, 2003.


               .   Buckeye Partners,      .   Martin Midstream
                   L.P.                       Partners, L.P.

               .   Crosstex Energy,       .   Northern Border
                   L.P.                       Partners, L.P.

               .   El Paso Energy         .   Pacific Energy
                   Partners, L.P.             Partners, L.P.

               .   Enbridge Energy        .   Plains All American
                   Partners, L.P.             Pipeline, L.P.

               .   Enterprise Products    .   Sunoco Logistics
                   Partners L.P.              Partners L.P.

               .   Kaneb Pipe Line        .   TEPPCO Partners,
                   Partners, L.P.             L.P.

               .   Kinder Morgan
                   Energy Partners,
                   L.P.                   .   Valero L.P.

               .   Markwest Energy        .   Williams Energy
                   Partners, L.P.             Partners L.P.

   The maximum, mean, median and minimum yields for these 16 companies are set forth below. The table below also includes the benchmark range of yields selected by Petrie Parkman for Holly's pipeline business based on a review of the comparable yields.

                         Comparable Company Yields
                        --------------------------  Benchmark
                        Maximum Mean Median Minimum   Range
                        ------- ---- ------ ------- ---------
                  Yield  10.8%  8.3%  8.2%    6.7%  9.0-10.0%

   Petrie Parkman applied the benchmark yields to Holly's distributable cash flow from its pipeline assets and adjusted for other assets and transaction costs to determine an enterprise reference value range for Holly's pipeline business. Based on a review of the comparable transaction analysis and common stock comparison analysis, Petrie Parkman determined a composite enterprise reference value range for Holly's pipeline business. Petrie Parkman adjusted the composite refinery and pipeline enterprise reference value ranges for other assets and liabilities, long-term debt and net working capital for Frontier and Holly to calculate equity reference value ranges of $13.76 to $17.43 per share for Frontier and $27.55 to $33.42 for Holly, which were then used to derive an implied exchange ratio range of 1.92 to 2.00 as compared with the implied Holly per share purchase price of $28.01 and the implied exchange ratio of 1.60.

   Common Stock Comparison Analysis. Using publicly available information, Petrie Parkman calculated market capitalization multiples of 2003 and 2004 estimated net income and LTM discretionary cash flow, and 2003 and 2004 estimated discretionary cash flow for seven publicly traded companies for Frontier and seven publicly traded companies for Holly. Petrie Parkman also calculated enterprise value multiples of LTM EBITDA, and 2003 and 2004 estimated EBITDA for the seven publicly traded companies for Frontier and Holly. In each case, estimated 2003 and 2004 net income, discretionary cash flow and EBITDA were based on Petrie Parkman's research analyst estimates. Petrie Parkman defined market value for purposes of this analysis as the market value of common equity as of March 25, 2003. Petrie Parkman obtained the enterprise value of each company by adding the market value of its common equity plus the aggregate amount of its long-term debt plus the market value of its preferred stock (or if not publicly traded, liquidation or book value) plus the book value of its minority interest in other companies, and subtracting from that amount net working capital.

   Petrie Parkman determined that the following companies were relevant to an evaluation of Frontier based upon Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of
Frontier:


               .   Ashland Inc.           .   Sunoco, Inc.

               .   Giant Industries,      .   Tesoro Petroleum
                   Inc.                       Corporation

               .   Holly Corporation      .   Valero Energy
                                              Corporation

               .   Premcor Inc.

   The maximum, mean, median and minimum multiples for these seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                                      Comparable Company Multiples
                                                      ---------------------------  Benchmark
                       Measure                        Maximum Mean  Median Minimum  Ranges
                       -------                        ------- ----  ------ ------- ---------
Market Value / 2003 Estimated Net Income.............  10.8x   8.2x  8.0x    4.8x   8.0-10.0x
Market Value / 2004 Estimated Net Income.............  18.6x   9.3x  8.1x    4.8x    8.0-9.5x
Market Value / LTM Discretionary Cash Flow...........  23.6x  10.8x  8.4x    1.8x    8.0-9.0x
Market Value / 2003 Estimated Discretionary Cash Flow   5.0x   3.5x  3.8x    0.8x    4.0-5.0x
Market Value / 2004 Estimated Discretionary Cash Flow   4.6x   3.4x  4.2x    0.7x    4.0-4.5x
Enterprise Value / LTM EBITDA........................  15.7x  10.2x  9.7x    6.3x  10.0-12.5x
Enterprise Value / 2003 Estimated EBITDA.............   5.3x   4.6x  4.6x    4.0x    4.5-5.0x
Enterprise Value / 2004 Estimated EBITDA.............   5.6x   4.5x  4.6x    3.4x    4.0-5.0x

   Petrie Parkman applied the benchmark multiples to Frontier's 2003 and 2004 estimated net income, and January 31, 2003 LTM discretionary cash flow, 2003 and 2004 estimated discretionary cash flow and LTM EBITDA and 2003 and 2004 estimated EBITDA and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for Frontier.

   Petrie Parkman determined that the following companies were relevant to an evaluation of Holly based on Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of Holly:

               .   Ashland Inc.           .   Sunoco, Inc.
               .   Frontier Oil           .   Tesoro Petroleum
                   Corporation                Corporation
               .   Giant Industries,      .   Valero Energy
                   Inc.                       Corporation
               .   Premcor Inc.

   The maximum, mean, median and minimum multiples for these seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                                 Comparable Company Multiples
                                                 ---------------------------  Benchmark
                    Measure                      Maximum Mean  Median Minimum  Ranges
                    -------                      ------- ----  ------ ------- ---------
Market Value / 2003 Estimated Net Income........  10.8x   8.5x   8.0x   4.8x   8.0-10.0x
Market Value / 2004 Estimated Net Income........  18.6x   9.4x   8.1x   4.8x    8.0-9.5x
Market Value / LTM Discretionary Cash Flow......  23.6x  11.7x   8.5x   1.8x    8.0-9.0x
Market Value / 2003 Estimated Discretionary Cash
  Flow..........................................   6.2x   3.6x   3.8x   0.8x    4.0-5.0x
Market Value / 2004 Estimated Discretionary Cash
  Flow..........................................   5.9x   3.6x   4.2x   0.7x    4.0-5.0x
Enterprise Value / LTM EBITDA...................  15.7x  10.7x  10.4x   6.3x  10.0-12.5x
Enterprise Value / 2003 Estimated EBITDA........   5.3x   4.7x   4.7x   4.0x    4.5-5.0x
Enterprise Value / 2004 Estimated EBITDA........   5.6x   4.6x   4.6x   3.6x    4.0-5.0x

   Petrie Parkman applied the benchmark multiples to Holly's 2003 and 2004 estimated net income, and January 31, 2003 LTM discretionary cash flow, 2003 and 2004 estimated discretionary cash flow and LTM EBITDA and 2003 and 2004 estimated EBITDA and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for Holly.

   After selecting composite enterprise reference value ranges for Frontier and Holly and then adjusting for the long-term debt and working capital of Frontier and Holly, Petrie Parkman calculated equity reference value ranges of $14.68 to $18.35 per share for Frontier and $23.90 to $28.48 per share for Holly to derive an implied exchange ratio reference range of 1.55 to
1.63 as compared to the implied Holly per share purchase price of $28.01 and the implied exchange ratio of 1.60.

   Pro Forma Analysis. Petrie Parkman analyzed the pro forma financial effects of the transactions contemplated by the merger agreement as of December 31, 2002 and for the years ended 2003 and 2004 based on projections provided by Frontier and Holly. In addition to the analysis of the pro forma financial effects based on Frontier and Holly projections, Petrie Parkman also analyzed the pro forma financial effects of the transaction based on four case sensitivities consistent with the three refining margin scenarios utilized in the discounted cash flow analysis (Cases I, II and III) as well as Petrie Parkman's equity research analyst estimates.

   For purposes of its analysis, Petrie Parkman assumed $5 million of pre-tax synergies in each of 2003 and 2004. This analysis used balance sheets for Frontier as of December 31, 2002 and Holly as of January 31, 2003 and a Frontier stock price of $17.49 per share, the closing price on March 25, 2003. Using company projections provided by Holly and Frontier, the analysis indicated that the transaction would be accretive to Parent's 2003 and 2004 estimated earnings per share and discretionary cash flow per share. This analysis also indicated that the transaction would result in slightly lower debt to debt plus book equity capitalization than for Frontier on a stand-alone basis.

   Analysis of the four sensitivity cases indicated the transaction would be
(i) accretive to Parent's 2003 and 2004 estimated discretionary cash flow per share for each of the four sensitivity cases, (ii) would be dilutive to Parent's 2003 estimated earnings for each of the four sensitivity cases, (iii) would be accretive to Parent's 2004 estimated earnings for each of Cases I, II and III, and (iv) would be dilutive to Parent's 2004 estimated earnings per share for the Petrie Parkman equity research analyst estimates sensitivity. All four sensitivity cases indicated that the transaction would result in lower debt to debt plus book equity capitalization for Parent than for Frontier on a stand-alone basis.

   The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to Frontier's board of directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

   In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

   In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

   No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Frontier, Holly or the proposed transactions contemplated by the merger agreement. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

   Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. Frontier's board of directors selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. During the past two years, certain of Petrie Parkman's professionals have provided investment banking and financial services to Frontier and Holly; however, such professionals did not receive any compensation in connection with such services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Frontier or Holly for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.



   Pursuant to the engagement letter between Petrie Parkman and Frontier, Frontier agreed to pay Petrie Parkman a fee of $675,000 in connection with rendering its fairness opinion, of which $50,000 was paid upon the execution of the engagement letter, $300,000 was paid upon notification to Frontier by Petrie Parkman that it was in a position to render the opinion and $325,000 of which will be payable upon consummation of the merger. In addition, Frontier agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses related to its rendering of a fairness opinion, including reasonable fees and expenses of counsel. Frontier also agreed to indemnify Petrie Parkman and its affiliates, the respective directors, officers, partners, agents and employees of Petrie Parkman, and controlling persons for certain losses, claims, damages, liabilities and expenses related to or arising out of its engagement in this respect.


Interests of Holly Directors and Management in the Merger

   In considering the recommendation of Holly's board of directors to vote for the approval and adoption of the merger agreement, Holly stockholders should be aware that members of Holly's board of directors and members of Holly's management have agreements or arrangements that provide them with interests in the merger that differ from or are in addition to those of Holly stockholders. Holly's board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the Holly stockholders that they vote for the approval and adoption of the merger agreement.


   The following table lists those directors and executive officers of Holly who are expected to receive compensatory payments or benefits in connection with the merger and the expected amounts of these payments. This table should be read together with the discussion that follows for a complete understanding of the interests of Holly's directors and management in the merger and the nature of compensatory payments or benefits that are expected to be paid to Holly's executive officers and directors.





                                      Phantom Share
                                         Cashout    Severance Consulting  Total
Name of Executive Officer or Director  Payments(1)  Payments   Payments  Payments
------------------------------------- ------------- --------- ---------- --------
      Leland S. Brake................  $  8,555.97                  --
      Matthew P. Clifton.............  $ 76,433.33              $[    ]
      W. John Glancy.................           --              $[    ]
      William J. Gray................  $ 55,328.09                  --
      Marcus R. Hickerson............  $ 55,328.09                  --
      John A. Knorr..................  $ 22,245.52                  --
      Thomas K. Matthews, II.........  $ 55,328.09                  --
      Robert G. McKenzie.............  $ 55,328.09                  --
      Masoud Mirbagheri..............  $ 17,682.34                  --
      C. Lamar Norsworthy, III.......  $565,237.70                  --
      Paul L. Stoffel................  $ 55,328.09                  --
                                       ===========  ========    ======   ========
       Total.........................  $966,795.31  $           $        $

--------

(1) Cancellation payments are based upon Holly common stock value of $28.5199 per share. This value is the average of the volume weighted sales prices per share for June 11, 2003, June 12, 2003, June 13, 2003, June 16, 2003,
    and June 17, 2003. These are the Holly common stock values that would have been used if the merger had been completed on June 20, 2003.

  Governance Structure and Management Positions


   The merger agreement and Parent's amended and restated bylaws provide for the composition of Parent's board of directors, certain committees of Parent's board of directors and selected Parent executive officer positions for the period from the completion of the merger until after the 2005 annual meeting of stockholders of Parent. See "Directors and Management Following the Merger" beginning on page 113.


  Stock Options


   Each option to purchase shares of Holly common stock granted under a Holly stock option plan which is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into an option to purchase shares of Parent common stock on the same terms and conditions as were applicable under such Holly stock option plan while taking into account any changes in the terms of the awards, including accelerated vesting, provided for in the Holly stock option plan or any award agreements by reason of the merger. See "The Merger Agreement--Effect on Awards Outstanding under Stock Plans" beginning on page 102 for a more detailed discussion of the treatment of Holly's stock options under the merger agreement.


  Phantom Share Surrender Agreements


   Holly has outstanding phantom share awards previously made to certain employees and directors pursuant to supplemental payment agreements and/or the Holly Corporation ESOP Restoration Plan. The phantom share awards entitle participants to supplemental payments equal to the product of the number of phantom shares subject to the employee's or director's agreement or plan account, and the value of Holly's common stock. Each of the phantom share awards, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger will be cancelled for a cash payment in connection with the merger. See "The Merger Agreement--Effect on Awards Outstanding under Stock Plans" beginning on page 102 for a more detailed discussion of the treatment of Holly stock-based awards other than Holly stock options under the merger agreement.



  Consulting Agreements



   Holly has entered into a consulting agreement with Matthew P. Clifton, a director and President of Holly, in connection with the merger that provides for certain rights and obligations of Mr. Clifton upon the completion of the merger, including a monthly consulting fee to Mr. Clifton of $18,500 and a severance payment equal to 250% of Mr. Clifton's base salary and annual performance bonus in effect immediately prior to the merger. Under the agreement, all stock options held by Mr. Clifton become fully exercisable on the date of the merger and will expire if unexercised one year after the date of the merger. The agreement entitles Mr. Clifton to reimbursements for normal expenses incurred in the course of his services, continued medical coverage and continued indemnification protection equivalent to that protection held by Mr. Clifton while he was an officer of Holly. Pursuant to the agreement, Mr. Clifton agreed to perform consulting services of approximately 20 hours per week as reasonably requested by Holly through December 2005. The agreement requires that Mr. Clifton not disclose confidential information obtained by him without the written consent of Holly and requires Mr. Clifton to refrain from competition with Holly for three years from the date of the merger. Both Mr. Clifton and Holly released each other and in the case of Mr. Clifton, parties related to Holly, from any and all claims, causes of actions, and damages which a party may have against the other party as of the date of the execution of the agreement. The agreement reduces any cash payments made to Mr. Clifton if any of the payments made pursuant to the agreement would result in an excess parachute payment for purposes of Section 280G of the Internal Revenue Code. If the merger is not consummated before March 29, 2004, but Holly undergoes a change in control, other than as is contemplated in the merger agreement, before March 29, 2004, Mr. Clifton's agreement will provide him benefits and rights equivalent to those provided to the other Holly executive officers pursuant to the employment agreements as described below under "Employment Agreements--Executives" beginning on page 80.

   Holly has entered into a consulting agreement with W. John Glancy, a director and Senior Vice President and General Counsel of Holly, in connection with the merger that provides for certain rights and obligations of Mr. Glancy upon the completion of the merger, including a monthly fee to Mr. Glancy of $26,500 per month from the date of the merger through April 2004 and $13,000 per month from May 2004 through April 2007 and a severance payment equal to 200% of Mr. Glancy's base salary and annual performance bonus in effect immediately prior to the merger. Under the agreement, all stock options held by Mr. Glancy will become fully exercisable at the date of the merger and will expire if unexercised one year from the date of the merger. The agreement entitles Mr. Glancy to reimbursements for normal expenses incurred in the course of his services, continued medical coverage and continued indemnification protection equivalent to that protection held by Mr. Glancy while he was an officer of Holly. Pursuant to the agreement, Mr. Glancy agreed to be employed as a consultant to Holly to perform services as reasonably requested by Holly on an essentially full-time basis through April 2004 and for 80 hours per month from May 2004 through April 2007. The agreement requires that Mr. Glancy not disclose confidential information obtained by him without the written consent of Holly and requires Mr. Glancy to refrain from competition with Holly through April 2007. Both Mr. Glancy and Holly released each other and, in the case of Mr. Glancy, parties related to Holly, from any and all claims, causes of action, and damages which a party may have against the other party as of the date of the execution of the agreement. The agreement reduces any cash payments made to Mr. Glancy if any of the payments made pursuant to the agreement would result in an excess parachute payment for purposes of Section 280G of the Internal Revenue code. If the merger is not consummated before March 29, 2004, Mr. Glancy's agreement will provide him benefits and rights equivalent to those provided to the other Holly executive officers pursuant to the employment agreements as described below under "Employment Agreements--Executives" beginning on page 80.


  Employment Agreements--Executives


   Holly has entered into employment agreements with six of its executive officers in connection with the merger that are substantially similar to agreements between Frontier and its executive officers. This group of executive officers includes David G. Blair, John A. Knorr, Lamar Norsworthy, Bruce R. Shaw, James G. Townsend and Gregory A. White. The agreements are designed to assure Holly and the executives of continuity of management in the event of an actual or threatened change in control of Holly. For purposes of the agreements, the merger constitutes a change in control. Pursuant to the agreements, the executives accrue certain rights as of the earlier of the date prior to the date of a change in control or the date the executive's employment is terminated in anticipation of a change in control. The agreements will expire and become null and void if a change in control of Holly does not occur prior to March 29, 2004. In addition, an executive's agreement will terminate and become null and void if the executive ceases to be an executive officer of Holly prior to a change in control by reason of death, disability, discharge or resignation, except if the executive is terminated in anticipation of the change in control.



   Upon a change in control, an executive's accrued rights will continue for a period of three years unless terminated prior to such time as detailed below. During this three year period, the executive will be guaranteed a base salary at a rate no less than the rate in effect immediately prior to the change in control with increases as are made from time to time in accordance with Holly's regular practices, an annual performance bonus determined by percentages of the base salary (75% for Mr. Norsworthy, 40% for Messrs. Knorr and Shaw and 35% for Messrs. Blair, Townsend and White), continued participation in compensation arrangements in which the executive participated prior to the change in control, perquisites at least equivalent to those received by the executive prior to the change in control, and continued employee benefit plan participation for the executive and his dependents. In the event of the executive's death during such three year period, the executive or his legal representative, is entitled to salary and bonus continuation for the period ending as of the close of business on the last day of the twelfth month following the month in which the death occurs. If the executive's termination is due to a disability, the executive will be entitled to all of the rights and benefits to which he was entitled prior to the termination; however, these rights will continue only until the close of business on the last day of the six-month period beginning on the date on which the disability occurred.


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   In the event of a termination of an executive by Holly after a change in control or in anticipation of a change in control for any reason other than due to death, disability or for cause, or in the case of a resignation by the executive due to

  .   a change in the executive's status as a principal officer of Holly,

  . a significant change in the nature and scope of the executive's authorities, powers, functions or duties or a reduction in compensation whereby such change or reduction is not remedied,

  . a good faith determination by the executive that a change in control renders him unable to carry out the authorities, powers and functions or duties attached to his position,

  . a breach by Holly of any provision of the executive's employment agreement, or

  . a liquidation, dissolution, consolidation or merger of Holly whereby the successor does not assume the duties and obligations accruing to Holly under the employment agreement,

the executive will continue to be entitled to salary and bonus for the three year period following termination. In exchange for any employee benefits and perquisites an executive would have received during the remainder of such three year period, the executive will be entitled to a payment in an amount no less than 30% of the total amount of the unpaid base salary payable pursuant to the executive's employment agreement for the remainder of such three year period. In the case of such termination or resignation, an executive will also be entitled to a cash out payment in cancellation of any outstanding and unexercised stock options, whether or not the stock options were exercisable at the time. The agreements also entitle the executives to gross up payments if the payments made pursuant to the employment agreements or any other agreement entered into by and between one of the executives and Holly result in "parachute payment" excise taxes pursuant to the Internal Revenue Code.

   In consideration of the rights and benefits owed to the executives pursuant to the agreements, the executives agree not to disclose any confidential information, obtained in connection with the executive's employment, during the executive's employment or at any time thereafter.


  Severance Arrangements



   Pursuant to the Merger Agreement, Holly may enter into severance arrangements with employees that it selects providing for severance payments upon termination either prior to or following completion of the merger. The total value of the benefits to be received pursuant to the severance arrangements and the consulting agreement with Matthew P. Clifton, including any cash paid, property or assets transferred, employee benefits provided, and acceleration of any right or payment, may not exceed $5,000,000 in the aggregate. The individuals who are parties to such agreements or subject to such arrangements will waive their rights to such payments to the extent that any payment would constitute an "excess parachute payment" for purposes of
Section 280G of the Internal Revenue Code.


  Registration Rights Agreement


   Parent has entered into a registration rights agreement with the following directors, officers and stockholders of Holly and Frontier: with respect to Holly, C. Lamar Norsworthy, III, Matthew P. Clifton, W. John Glancy, William J. Gray, Marcus R. Hickerson, Thomas K. Matthews, II, Robert G. McKenzie,
Jack P. Reid, Paul T. Stoffel, Nona Barrett, Betty Simmons East Texas Trust, Margaret Simmons East Texas Trust, Suzanne Simmons East Texas Trust, Betty Simmons Nueces County Trust, Margaret Simmons Nueces County Trust, Suzanne Simmons Nueces County Trust, NBN Capital Limited Partnership, and NBN Asset Management Company, L.L.C; and with respect to Frontier, James R. Gibbs, Julie
H. Edwards, W. Reed Williams, Douglas Y. Bech, G. Clyde Buck, T. Michael Dossey, James H. Lee, Paul B. Loyd, Jr., Carl W. Schafer and James S. Palmer. See "Other Agreements--Registration Rights Agreement" beginning on page 110 for a summary of the material terms of the registration rights agreement.



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  Indemnification and Insurance


   The merger agreement includes provisions relating to indemnification and insurance for directors, officers and employees of Frontier and Holly. See "The Merger Agreement--Indemnification and Insurance" on page 106.


Interests of Frontier Directors and Management in the Merger

   In considering the recommendation of Frontier's board of directors to vote for the approval and adoption of the merger agreement, Frontier stockholders should be aware that members of Frontier's board of directors and members of the Frontier management team have agreements or arrangements that provide them with interests in the merger that differ from or are in addition to those of other Frontier stockholders. Frontier's board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the Frontier stockholders that they vote for the approval and adoption of the merger agreement.

  Governance Structure and Management Positions


   The merger agreement and Parent's amended and restated bylaws provide for the composition of Parent's board of directors, certain committees of Parent's board of directors and selected executive officer positions of Parent for the period from the completion of the merger until the 2005 annual meeting of stockholders of Parent. See "Directors and Management Following the Merger" beginning on page 113.


  Employment Agreements--Executives

   Frontier had previously entered into employment agreements with seven of its executive officers--James R. Gibbs, Julie H. Edwards, W. Reed Williams, J. Currie Bechtol, Jon D. Galvin, Gerald B. Faudel and Nancy J. Zupan. The agreements are designed to assure Frontier and the executives of continuity of management in the event of an actual or threatened change in control of Frontier. For purposes of the agreements, the initial filing of the registration statement of which this joint proxy statement/prospectus is a part constituted a change in control.

   Upon a change in control, an executive's accrued rights will continue for a period of three years unless terminated prior to such time as detailed below. During this three year period, the executive will be guaranteed a base salary at a rate no less than the rate in effect immediately prior to the change in control with increases as are made from time to time in accordance with Frontier's regular practices, an annual performance bonus determined by percentages of the base salary (75% for Mr. Gibbs, 50% for Ms. Edwards and Messrs. Williams and Galvin, 40% for Ms. Zupan and 35% for Messrs. Bechtol and Faudel), continued participation in compensation arrangements in which the executive participated prior to the change in control, perquisites at least equivalent to those received by the executive prior to the change in control, and continued employee benefit plan participation for the executive and his dependents. Also during the three-year period, the executive will not be required to change the location of his or her employment or residence and will not be required to travel more than 60 working days in any calendar year nor more than 20 consecutive days at any one time. In the event of the executive's death during such three year period, the executive or his legal representative, is entitled to salary and bonus continuation for the period ending as of the close of business on the last day of the twelfth month following the month in which the death occurs. If the executive's termination is due to a disability, the executive will be entitled to all of the rights and benefits to which he or she was entitled prior to the termination; however, these rights will continue only until the close of business on the last day of the six-month period beginning on the date on which the disability occurred.

   In the event of a termination of an executive by Frontier after a change in control or in anticipation of a change in control for any reason other than due to death, disability, or for cause or in the case of a resignation by the executive due to

  .   a change in the executive's status as a principal officer of Frontier,

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  .   a significant change in the nature and scope of the executive's authorities, powers, functions or duties or a reduction in compensation whereby such change or reduction is not remedied,

  . a good faith determination by the executive that a change in control renders him or her unable to carry out the authorities, powers and functions or duties attached to his position,

  . a breach by Frontier of any provision of the executive's employment agreement, or

  . a liquidation, dissolution, consolidation or merger of Frontier whereby the successor does not assume the duties and obligations accruing to Frontier under the employment agreement,

the executive will continue to be entitled to salary and bonus for the three year period following termination. In exchange for any employee benefits and perquisites an executive would have received during the remainder of such three year period, the executive will be entitled to a payment in an amount no less than 30% of the total amount of the unpaid base salary payable pursuant to the executive's employment agreement for the remainder of such three year period. In the case of such termination or resignation, an executive will also be entitled to a cash out payment in cancellation of any outstanding and unexercised stock options, whether or not the stock options were exercisable at the time. The agreements also entitle the executives to gross up payments if the payments made pursuant to the employment agreements or any other agreement entered into by and between one of the executives and Frontier result in "parachute payment" excise taxes pursuant to the Internal Revenue Code.

   In consideration of the rights and benefits owed to the executives pursuant to the agreements, the executives agree not to disclose any confidential information, obtained in connection with the executive's employment, during the executive's employment or at any time thereafter.

  Frontier Stock Options and Stock-Based Awards


   Under the terms of the Frontier stock plans, unvested stock options with respect to 1,308,399 shares of Frontier common stock and 205,629 unvested shares of restricted stock would have become vested as a result of the filing by Frontier with the SEC of a current report on Form 8-K on April 2, 2003 regarding entering into the merger agreement. Certain Frontier employees, including all seven executive officers--Mr. Gibbs, Ms. Edwards, Mr. Williams, Mr. Bechtol, Mr. Galvin, Mr. Faudel and Ms. Zupan--have executed written agreements waiving any accelerated vesting as to an aggregate of 947,750 stock options and 140,980 shares of restricted stock as a result of the merger agreement or the transactions contemplated by the merger agreement. Such stock options and restricted shares account for approximately 72% of the total outstanding stock options and 69% of the total outstanding restricted shares, respectively, that would have accelerated vesting. The waiver agreements, however, do not apply to any payments with respect to stock options in the event of a termination under the employment agreements with executive officers as described above.


  Registration Rights Agreement


   Parent has entered into a registration rights agreement with the following directors, officers and stockholders of Frontier and Holly: with respect to Frontier, James R. Gibbs, Julie H. Edwards, W. Reed Williams, Douglas Y. Bech,
G. Clyde Buck, T. Michael Dossey, James H. Lee, Paul B. Loyd, Jr.,
Carl W. Schafer and James S. Palmer; and with respect to Holly, C. Lamar Norsworthy, III, Matthew P. Clifton, W. John Glancy, William J. Gray, Marcus R. Hickerson, Thomas K. Matthews, II, Robert G. McKenzie, Jack P. Reid, Paul T. Stoffel, Nona Barrett, Betty Simmons East Texas Trust, Margaret Simmons East Texas Trust, Suzanne Simmons East Texas Trust, Betty Simmons Nueces County Trust, Margaret Simmons Nueces County Trust, Suzanne Simmons Nueces County Trust, NBN Capital Limited Partnership, and NBN Asset Management Company, L.L.C. See "Other Agreements--Registration Rights Agreement" beginning on page 110 for a summary of the material terms of the registration rights agreement.


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  Indemnification and Insurance


   The merger agreement includes provisions relating to indemnification and insurance for directors, officers and employees of Holly and Frontier. See "The Merger Agreement--Indemnification and Insurance" on page 106.


Listing of Parent Capital Stock


   It is a condition to the completion of the merger that Parent common stock issuable to Holly and Frontier stockholders pursuant to the merger agreement be approved for listing on the New York Stock Exchange. An initial application for
listing was submitted to the New York Stock Exchange on [June   ], 2003.


Dividends

   Pursuant to the merger agreement, each of Holly and Frontier are prohibited from making any changes to their dividend policies prior to the completion of the merger without the other's consent. The most recent quarterly dividend declared by Holly was $0.11 per share payable on April 1, 2003. Holly's current dividend is $0.11 per share of Holly common stock on a quarterly basis. The most recent quarterly dividend declared by Frontier was $0.05 per share payable on April 14, 2003. Frontier's current dividend is $0.05 per share of Frontier common stock on a quarterly basis.

   Parent's management currently expects to pay quarterly dividends after the merger at the same rate as that currently paid by Frontier. The payment of dividends by Parent, however, will be subject to approval and declaration by Parent's board of directors, and will depend on a variety of factors, including business, financial and regulatory considerations.

Material U.S. Federal Income Tax Consequences of the Merger


   The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger to Parent, Frontier, Holly, holders of Frontier common stock and holders of Holly common stock and the anticipated material U.S. federal income tax consequences of the ownership of the contingent value rights. In connection with the filing of the registration statement of which this document is a part, Andrews & Kurth L.L.P. has provided an opinion to Frontier and Vinson & Elkins L.L.P. has provided an opinion to Holly. The legal conclusions set forth in the following discussion with respect to U.S. federal income tax consequences of the merger to Frontier and stockholders of Frontier represent the opinion of Andrews & Kurth, and the legal conclusions set forth in the following discussion with respect to U.S. federal income tax consequences of the merger to Holly and stockholders of Holly represent the opinion of Vinson & Elkins.



   These opinions rely on factual representations contained in officer's certificates of Parent, Frontier, Holly, Front Range Merger Corporation and Himalaya Merger Corporation and on the assumptions that:



  . the merger will be completed in the manner described in this document and in accordance with the provisions of the merger agreement,



  . the representations set forth in the merger agreement are presently true, correct and complete and will continue to be true, correct and complete at all times up to and including the effective time of the merger, and



  . any representations in the officer's certificates of Parent, Frontier, Holly, Front Range Merger Corporation and Himalaya Merger Corporation or in the merger agreement made to the knowledge of any person or similarly qualified are presently true, correct and complete and will be true, correct and complete at all times up to and including the effective time of the merger as if made without such qualification.


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   If any of these assumptions or factual representations are inaccurate, these opinions could be affected.



   This discussion applies only to holders of Frontier common stock, Holly common stock or contingent value rights that are U.S. holders. For purposes of this discussion, a U.S. holder means:


  .   a citizen or resident of the United States,

  . a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

  . a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or

  . an estate that is subject to U.S. federal income tax on its income, regardless of its source.

   This discussion is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion applies only to Frontier stockholders that hold their Frontier common stock, Holly stockholders that hold their Holly common stock and contingent value rights holders that hold their contingent value rights as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

  .   insurance companies,

  .   tax-exempt organizations,

  .   dealers in securities or foreign currency,

  .   traders in securities that elect to mark to market,

  .   financial institutions,

  .   mutual funds,

  . persons that hold their Frontier common stock or Holly common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction,

  .   persons that have a functional currency other than the U.S. dollar,

  .   investors in pass-through entities,

  . stockholders who acquired their Frontier common stock, Holly common stock or contingent value rights through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan, or

  .   holders of options granted under any Frontier or Holly benefit plan.



   The following discussion is not binding on the Internal Revenue Service. None of Frontier, Holly or Parent has requested a ruling from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, we cannot assure you that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.


   This discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger or the tax consequences of any transaction other than the merger. Accordingly, each Frontier stockholder and Holly stockholder is strongly encouraged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to the holder.





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  Tax Opinions Regarding the Merger



   Completion of the merger is conditioned upon the receipt by Frontier of an additional written opinion, dated the closing date, of Andrews & Kurth, counsel to Frontier, to the effect that for U.S. federal income tax purposes,



  . the Frontier merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and/or the Frontier merger and the Holly merger, taken together, will constitute an exchange described in Section 351 of the Internal Revenue Code, and



  . no gain or loss will be recognized by Frontier or the stockholders of Frontier to the extent they receive Parent common stock in exchange for Frontier common stock pursuant to the Frontier merger.



   Completion of the merger is also conditioned upon the receipt by Holly of an additional written opinion, dated the closing date, of Vinson & Elkins, counsel to Holly, to the effect that for U.S. federal income tax purposes,



  .   the Holly merger will constitute a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code and/or the Frontier merger and the Holly merger, taken together, will constitute an exchange described in Section 351 of the Internal Revenue Code,



  .   no gain or loss will be recognized by Holly, and



  . no gain or loss will be recognized by the stockholders of Holly as a result of the exchange of Holly common stock for Parent common stock pursuant to the Holly merger, except that gain, if any, will be recognized on the receipt of cash consideration in the Holly merger and the receipt of contingent value rights and/or payments thereon.



   These additional opinions will be based upon customary assumptions and representations, including representations made by Parent, Frontier and Holly. Each of Andrews & Kurth and Vinson & Elkins presently intends to deliver to Frontier and Holly, respectively, on the closing date of the merger, an opinion that satisfies the requirements set forth in the preceding paragraphs. If either Frontier or Holly fails to receive an additional opinion that satisfies the requirements set forth in the preceding paragraphs or agrees to waive the condition relating to the receipt of its respective additional opinion, the applicable company would circulate revised materials to its stockholders and would resolicit proxies from its stockholders if the U.S. federal income tax consequences of the merger to its stockholders are materially different from those described below.


  Tax Consequences of the Merger to Parent, Frontier and Holly

   No gain or loss will be recognized by Parent, Frontier or Holly as a result of the merger.

  Tax Consequences of the Merger to Frontier Stockholders


   No gain or loss will be recognized by Frontier stockholders for U.S. federal income tax purposes on the exchange of Frontier common stock for Parent common stock in the merger.


   The aggregate adjusted basis of the Parent common stock received in the merger by a Frontier stockholder will be equal to the aggregate adjusted basis of that stockholder's Frontier common stock exchanged for Parent common stock.

   The holding period of Parent common stock received in the merger by a Frontier stockholder will include the holding period of the stockholder's Frontier common stock exchanged for that Parent common stock.

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  Tax Consequences of the Merger to Holly Stockholders

   For U.S. federal income tax purposes, a Holly stockholder is generally required to recognize gain, but not loss, at the time of the merger equal to the lesser of:

  . the amount of cash consideration and the fair market value of any property, including the contingent value rights, received by the Holly stockholder in the merger; and

  . the excess of (i) the sum of the fair market value of the Parent common stock, the amount of cash consideration, and the fair market value of any property, including the contingent value rights, received by the Holly stockholder in the merger, over (ii) the Holly stockholder's adjusted federal income tax basis for the shares of Holly common stock exchanged in the merger.

   Because of the contingent nature of the contingent value rights, the determination of the amount of the fair market value of the property received by a Holly stockholder and therefore the amount of gain to be recognized is not clear. Under applicable Treasury Regulations, Holly stockholders are generally required to value the contingent value rights based on all available facts and circumstances.


   Any gain or loss recognized will generally constitute capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than 12 months as of the date of the merger. For non-corporate holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitation. Certain non-corporate Holly stockholders may be subject to backup withholding on cash payments received in the merger unless they comply with specific certification requirements. The backup withholding rate is currently 28%.


   The aggregate adjusted basis of the Parent common stock received in the merger by a Holly stockholder will be equal to the aggregate adjusted basis of that stockholder's Holly common stock exchanged for Parent common stock, increased by the amount of gain recognized by the Holly stockholder in the merger, and reduced by the cash consideration and the value of the contingent value rights received by the stockholder in the merger.

   The holding period of Parent common stock received in the merger by a Holly stockholder will include the holding period of the stockholder's Holly common stock exchanged for that Parent common stock.

   The adjusted tax basis of any contingent value rights received will equal the value of the contingent value rights on the effective date of the merger, and the holding period of the contingent value rights will begin on the day following the effective date of the merger.

   If the contingent value rights do not have a reasonably ascertainable fair market value, then the federal tax consequences of the merger will be determined under the "open transaction" method. Under the open transaction method, the tax consequences of the merger to a Holly stockholder would be as described above except that the Holly stockholder would not take the contingent value rights into account for purposes of determining gain with respect to the exchange of Holly common shares or the tax basis of Parent common stock received in the merger, and the Holly stockholder would take no tax basis in the contingent value rights. Applicable Treasury Regulations provide that only in "rare and extraordinary cases" is the value of property received in connection with a sale or exchange so uncertain that open transaction treatment is available. For example, the Internal Revenue Service could assert that the relevant trading prices of the Holly common stock and Frontier common stock provide a sufficient basis for determining the value of the contingent value rights to preclude the application of the open transaction method.

   In the event that the contingent value rights are treated as debt instruments for U.S. federal income tax purposes, a holder would be required to include currently in income as interest on an annual basis the amount of "original issue discount" on the debt instrument, based on the yield of "comparable" debt instruments, which accrues for each taxable year in advance of the receipt of any payment, regardless of a holder's method of

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accounting. The excess of any payments received on a debt instrument over the issue price of the debt instrument plus any accrued original issue discount would be treated as additional interest income at the time the payments are received. Given the wholly contingent nature of the payments on the contingent value rights, the contingent value rights should not be treated as debt instruments for U.S. federal income tax purposes.


   Due to the uncertainty regarding the valuation of the contingent value rights and the possible applicability of the open transaction method, each Holly stockholder is strongly encouraged to consult his, her or its tax advisor concerning the recognition of gain, if any, resulting from the receipt of contingent value rights in the merger.


  Tax Consequences of Ownership of Contingent Value Rights


   There are no authorities considering the tax treatment of rights that are substantially similar to the contingent value rights. As a result, the tax treatment of the contingent value rights is somewhat uncertain and could differ from the treatment described in this discussion. Contingent value right holders are strongly encouraged to consult their own tax advisors regarding the federal, state, local and foreign tax consequences to them of the receipt, ownership and disposition of the contingent value rights.


   The parties intend to take the position, and the following discussion assumes, that payments made on the contingent value rights to holders of the contingent value rights will be treated as payments under a contract for the sale or exchange of Holly common stock that are subject to Section 483 of the Internal Revenue Code.

   Under Section 483, a holder of a contingent value right will not be required to include any amount in income with respect to the contingent value right, other than any gain recognized on the receipt of the contingent value right in the merger described above in "--Tax Consequences of the Merger to Holly Stockholders," until payments on the contingent value right are received, or in some circumstances described below, until the right to those payments becomes fixed. When a payment is received on the contingent value right, a portion of the amount received will be treated under Section 483 as interest income that is ordinary income to the holder. The balance of the amount will be treated as sales proceeds with the consequences described below. The interest amount will equal the excess of the amount received over its present value as of the effective date of the merger, calculated using as the discount rate the applicable federal rate, or AFR.

   The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant AFR will be the lower of

  . the lowest AFR in effect during the 3-month period ending with the month which includes the date on which the merger agreement was signed, or

  . the lowest AFR in effect during the 3-month period ending with the month which includes the effective date of the merger.

   In each case, the maturity range of the relevant AFR will correspond to the period from the effective date of the merger to the date the amount is received. Where a payment is due more than six months after it is fixed, the payment will be discounted back to the date when it became fixed, using a discount rate equal to the AFR that would apply under Section 483 to a payment on the initial contingent value right that is made when the fixed payment is due, the discount on the deferred payment is treated as interest accruing over the period of deferral, and the discounted amount is divided between interest and principal under Section 483 as if it were paid in cash on the date it becomes fixed. The Section 483 interest must be included in income by a holder under its regular method of accounting, e.g., the accrual method or the cash method.

   When payment is received on a contingent value right by a contingent value right holder, the contingent value right holder will recognize gain equal to the difference between the amount of the payment received, net of imputed interest under Section 483, and the holder's basis in the contingent value right, if any, that is allocable to the payment. If multiple payments may be received on the contingent value right, the holder may be required to

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allocate its basis, if any, among those payments. The method for making that allocation is unclear. If a holder receives a payment that is less than its basis in the contingent value right, the holder may not be allowed a loss until it is determined that no further payments will be made.


   Certain non-corporate contingent value right holders may be subject to backup withholding on cash payments received on the contingent value rights unless they comply with specific certification requirements. The backup withholding rate is currently 28%.


   If identifiable events occur which establish the worthlessness of the contingent value rights, a contingent value right holder would be entitled to deduct as a capital loss, in the year of the identifiable event, the holder's adjusted tax basis, if any, in his, her or its contingent value right.

Accounting Treatment


   The merger will be accounted for using purchase accounting. Generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquiror for accounting purposes. Frontier has been designated as the acquiror based on the fact that its stockholders will hold more than 50% of the Parent stock after the merger. The purchase price (based on the closing price of Frontier common stock for a reasonable period before and after March 31, 2003) will be allocated to Holly's identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the merger, and any excess of the purchase price over those fair market values will be accounted for as goodwill. The results of final valuations of property, plant and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. We may revise the allocation of the purchase price when additional information becomes available.


Regulatory Matters

   Certain regulatory requirements imposed by U.S. regulatory authorities must be complied with before the merger is completed. Holly and Frontier are not aware of any material governmental consents or approvals that are required prior to the completion of the merger other than those described below. We have agreed that, if any additional governmental consents and approvals are required, we will each use our reasonable best efforts to obtain these consents and approvals.


   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and the rules promulgated under it by the U.S. Federal Trade Commission, which we refer to as the "FTC," the merger could not be completed until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, which we refer to as the "Antitrust Division," and the specified waiting periods had expired or been terminated. Holly and Frontier completed their filings of notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 17, 2003, and the waiting period expired on May 19, 2003.


   At any time before or after completion of the merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Holly or Frontier. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Holly and Frontier will not prevail.

   Under the merger agreement, each of Holly and Frontier has agreed to use its reasonable best efforts to complete the merger, including to gain clearance from regulatory authorities and to obtain other required approvals. However, neither Holly nor Frontier nor any of their respective subsidiaries is required to hold separate or divest any of their businesses or assets, or to take, or to agree to take, any action or agree to any

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limitation that could reasonably be expected to have a material adverse effect on either Holly or Frontier. Also, neither Holly nor Frontier is required to agree to any divestiture, to hold separate any business or to take any other action that is not conditional on the consummation of the merger.


   Prior to completing the merger, the applicable waiting period under the HSR Act must have expired or been terminated, and any required approvals of other regulatory authorities must be obtained if the failure to obtain antitrust approvals of those regulatory authorities would have a material adverse effect on Parent after the completion of the merger.


   Holly and Frontier, through their respective subsidiaries, hold a number of licenses issued by the Federal Communications Commission, which we refer to as the "FCC," to operate fixed microwave transmission facilities. These radio facilities are used to transmit real-time data on the operational status of certain of Holly's and Frontier's crude oil and refined product pipelines. Under the Communications Act of 1934 and the rules and policies of the FCC, Holly and Frontier are required to obtain the FCC's approval prior to consummating the "transfer of control" of the entity (or its parent) holding these licenses. Consummation of the merger will result in a transfer of control under the FCC's rules and policies. Both Holly and Frontier intend to submit applications to the FCC seeking approval to transfer control of the Holly subsidiaries and the Frontier subsidiaries holding these licenses prior to the Holly and Frontier special meetings. Based on past precedent, the parties anticipate that the FCC will approve the transfer of control applications. Holly and Frontier will remain the licensees and be required to comply with all FCC rules and polices incumbent upon FCC licensees until such time as the FCC approves the transfer of control.


   Holly and its subsidiaries own crude oil and refined product pipelines in the states of Idaho, Montana, New Mexico, and Texas, and, upon completion of the Woods Cross acquisition, will own crude oil and refined products pipelines in Utah. The completion of the merger requires the approval of state regulatory authorities in Montana and Utah pursuant to state law in these states. Additionally, Holly is required to notify the state regulatory authority in Idaho of the merger pursuant to state law in these states. Holly intends to submit applications to the state regulatory authorities in Utah and Montana seeking approval of the merger prior to the Holly special meeting and notice to the state regulatory authority in Idaho in the manner required by law.


   Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to Parent after the completion of the merger.

Appraisal Rights of Holly Stockholders

   Under the Delaware General Corporation Law, which we refer to as the "DGCL," Holly stockholders will be entitled to pursue a statutory "appraisal" of their shares as a result of the merger. In order to perfect their right to a statutory appraisal, Holly stockholders desiring such relief must strictly comply with the procedural and substantive provisions of Section 262 of the DGCL.


   The following discussion summarizes the material information relating to the appraisal rights of Holly stockholders under the DGCL. Holly stockholders should read the full text of Section 262, which is attached to this joint proxy statement/prospectus as Annex J carefully and in its entirety because that statute, and not this summary description, defines a Holly stockholder's rights to demand appraisal for shares of Holly common stock. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Holly common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Holly common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.


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   Under the DGCL, Holly stockholders who follow the procedures set forth in
Section 262 will be entitled to have their shares of Holly common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

   Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice, and the applicable statutory provisions are attached to this joint proxy statement/prospectus as Annex J. Any Holly stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the following discussion and Annex J carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

   A Holly stockholder wishing to exercise his, her or its appraisal rights must deliver to Holly, before the vote on the Holly merger at the Holly special meeting, a written demand for appraisal of his, her or its shares of Holly common stock and must not vote in favor of the merger. A proxy or vote against the merger does not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand. The demand must reasonably inform Holly of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Holly common stock. Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the merger, a Holly stockholder who votes by proxy and who wishes to exercise his, her or its appraisal rights must vote against the merger or abstain from voting on the merger. A vote against the merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a Holly stockholder wishing to exercise his, her or its appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record until the completion of the merger. If any Holly stockholder fails to comply with any of these conditions and the merger becomes effective, the stockholder will be entitled to receive the consideration receivable with respect to such shares in the absence of a valid assertion of appraisal rights in accordance with the merger agreement.

   Only a holder of record of shares of Holly common stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the Holly merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Holly common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Holly common stock as to which appraisal is sought and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Holly common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. Any beneficial owner desiring appraisal who holds shares of Holly common stock through a broker, bank or other nominee is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of the shares should instruct the broker, bank or nominee that the demand for appraisal should be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited.

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   All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Holly Corporation at 100 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention: Corporate Secretary.

   Within ten (10) days after the completion of the merger, Holly, as the surviving corporation of the Holly merger, must notify each Holly stockholder who has complied with Section 262 and has not voted in favor of or consented to the merger of the date that the merger has become effective. Within one hundred twenty (120) days after the completion of the merger, but not thereafter, Holly or any Holly stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. Holly is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of Holly common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

   Within one hundred twenty (120) days after the completion of the merger, any Holly stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Holly a statement setting forth the aggregate number of shares of Holly common stock entitled to demand appraisal rights not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement must be mailed within ten (10) days after a written request has been received by Holly or within ten
(10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

   If a petition for an appraisal is timely filed by a Holly stockholder entitled to demand appraisal rights and a copy of the petition is served upon Holly, Holly will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Holly stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

   After determining the Holly stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. As determined in a statutory appraisal proceeding under Section 262, the "fair value" of a share of Holly common stock could be more than, the same as or less than the value of the merger consideration for such share available to a Holly stockholder who does not pursue an appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Holly common stock have been appraised. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all the shares of Holly common stock entitled to be appraised.

   Any Holly stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Holly common stock as of a record date prior to the merger).

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   If any stockholder who demands appraisal of his, her or its shares of Holly common stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of such stockholder will be converted into the right to receive the Holly merger consideration pursuant to the merger agreement (without interest). A stockholder will fail to perfect, or effectively loses or withdraws, his, her or its right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the completion of the merger, or if the stockholder delivers to Holly a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger consideration, except that any such attempt to withdraw made more than sixty (60) days after the completion of the merger will require the written approval of Holly and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Dissenters' Rights of Frontier Stockholders


   Under the Wyoming Business Corporation Act, a Frontier stockholder is entitled to dissent from the merger and obtain "fair value" plus interest for its shares of Frontier common stock by asserting dissenters' rights. For purposes of dissenters' rights, "fair value" means the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable, and "interest" means interest from the effective date of the merger until the date of payment at the average rate currently paid by Frontier on its principal bank loans, or, if none, at a rate that is fair and equitable under all of the circumstances. Frontier's interest rates under its current revolving credit facility agreement are based, at the borrower's option, on the agent bank's prime rate plus 0.25% to 1%, the prevailing Federal Funds Rate plus 1.75% to 2.5%, or the reserve adjusted LIBOR plus 1.25% to 2%. The rates above increase from the lower to the higher levels based on certain financial covenant calculations. The average interest rate on funds borrowed under the revolving credit facility during 2002 was 3.7%.



   The following is a summary of the material information relating to dissenters' rights of Frontier stockholders under the Wyoming Business Corporation Act. Frontier stockholders should read the dissenters' rights provisions in Article 13 of the Wyoming Business Corporation Act, the full text of which is attached to this joint proxy statement/prospectus as Annex K, carefully and in its entirety because that statute, and not this summary description, defines a Frontier stockholder's rights to dissent.


   If a Frontier stockholder chooses either to assert dissenters' rights or preserve the right to dissent, that stockholder should carefully review the requirements under Article 13 of the Wyoming Business Corporation Act and consult with an attorney.

   If the dissenting stockholder's shares are held of record in the name of another person, such as a broker, bank or other nominee, the stockholder must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect dissenters' rights or the beneficial owner may assert dissenters' rights. Alternatively, the beneficial owner may assert dissenters' rights as to shares held on its behalf if the beneficial owner submits to Frontier the record holder's written consent to the dissent not later than the time the beneficial owner asserts dissenters' rights and asserts dissenters' rights with respect to all of the shares of which it is the beneficial owner.

   If a Frontier stockholder elects to exercise dissenters' rights, the stockholder must (1) provide Frontier with written notice of intention to demand payment of the fair value of the dissenting stockholder's shares before the stockholders vote on the merger proposal at the special meeting; (2) not vote the shares in favor of the merger agreement; and (3) assert dissenters' rights as to all of the dissenting stockholder's shares over which he, she or it has the power to direct the vote (except where certain shares are beneficially owned by another person but registered under the dissenting stockholder's name as long as the stockholder dissents with respect to all shares beneficially owned by any one person and notifies Frontier in writing of the name and address of each person on whose behalf the dissenters stockholder asserts dissenters' rights).

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   The written notice must reasonably inform Frontier of the dissenting stockholder's identity and the dissenting stockholder's intention to exercise dissenters' rights. All written notices should be addressed to Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411,
Attention: Corporate Secretary.

   A failure to vote will not constitute a waiver of dissenters' rights, but a vote in favor of the merger by proxy or in person will constitute a waiver of dissenters' rights and will override any previously filed written notice of intent to demand payment. A signed proxy returned with no indication of how it should be voted (or an abstention) will be a vote for the merger agreement and will therefore constitute a waiver of dissenters' rights.

   If a dissenting stockholder fails to comply with these conditions and all other conditions imposed by the Wyoming Business Corporation Act, the dissenting stockholder will have no dissenters' rights with respect to the dissenting stockholder's shares.


   If the merger agreement is approved and adopted by the stockholders and a dissenting stockholder has properly asserted the intention to demand payment for shares, Frontier must give each such dissenting stockholder a written notice no later than ten (10) days after the completion of the merger that contains the following information:


  . the address where the demand for payment must be sent and where and when stock certificates must be deposited;

  . any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;


  . a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not the dissenting stockholder, or the beneficial owner on whose behalf such holder dissents, acquired beneficial ownership of the shares before the date;


  . the date when the payment demand must be received, which may not be fewer than thirty (30) nor more than sixty (60) days after the notice by Frontier is delivered; and

  .   a copy of Article 13 of the Wyoming Business Corporation Act.

   By no later than the date set forth in the written notice described above, the dissenting stockholder must demand payment, certify whether the dissenting stockholder acquired beneficial ownership of the shares before the announcement of the merger and deposit the dissenting stockholder's stock certificate as instructed by Frontier, or the dissenting stockholder will forfeit dissenters' rights. The dissenting stockholder will retain all rights as a stockholder until the completion of the merger.

   Except for shares beneficially acquired after announcement of the merger, which may be treated as described below, as soon as the merger is completed or upon receipt of a payment demand, Frontier will send each dissenting stockholder who makes a proper demand for payment and deposits the dissenting stockholder's stock certificate an amount that Frontier estimates to be the fair value of the dissenting stockholder's shares, plus accrued interest. The payment for fair value must be accompanied by the following:

  . Frontier's closing balance sheet, statement of income and a statement of changes in stockholders' equity for a fiscal year ending not more than sixteen (16) months before the date of payment;

  .   Frontier's latest available interim financial statements;

  . a statement of Frontier's estimate of the fair value of the dissenting stockholder's shares;

  .   an explanation of the method used to calculate interest;

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  .   a description of the procedures to be followed if the dissenting stockholder wishes to demand supplemental payment in the event the stockholder is dissatisfied with the estimate of the fair value of the dissenting stockholder's shares and offered payment; and

  .   a copy of Article 13 of the Wyoming Business Corporation Act.

   If, however, the merger is not completed within sixty (60) days after the date set for demanding payment and depositing the dissenting stockholder's share certificates or if the dissenting stockholder does not comply with all of the requirements for exercising dissenters' rights under Wyoming law and as herein provided, Frontier will not send the dissenting stockholder the fair value of the such stockholder's shares or the additional information listed above. In such a case Frontier will return any previously deposited share certificates and release any transfer restriction on uncertificated shares.

   If a dissenting stockholder believes the amount of the payment as calculated by Frontier is less than the fair value of the dissenting stockholder's shares, plus interest, the dissenting stockholder must give written notice to Frontier of the dissenting stockholder's own estimate of the fair value of the shares, plus interest, within thirty (30) days after the date Frontier sends the dissenting stockholder Frontier's fair value estimate and payment. The dissenting stockholder's written notice must also demand payment for the difference between the dissenting stockholder's fair value estimate and the payment already made by Frontier. If the dissenting stockholder fails to give written notice of the dissenting stockholder's estimate to Frontier and demand payment for the difference within the 30-day time period, the dissenting stockholder will be entitled only to the amount Frontier estimated as fair value and previously paid to the dissenting stockholder. These demand procedures also apply in the event Frontier fails to make payment of Frontier's estimated fair value of the dissenting stockholder's shares within sixty (60) days after the date set for demanding payment, or Frontier fails to complete the merger and does not return the dissenting stockholder's previously deposited certificates (or release any restrictions on uncertificated shares) within sixty (60) days after the date set for demanding payment.

   If Frontier and the dissenting stockholder cannot agree within sixty (60) days after Frontier receives the dissenting stockholder's estimate of the fair value of the shares, then Frontier will file an action in a court of competent jurisdiction in Laramie County, Wyoming within such sixty (60) day period, asking the court to determine the fair value of the dissenting stockholder's shares, plus interest. If the payment demand is not settled within the applicable 60-day settlement period, the dissenting stockholder will be made a party to the proceeding. If Frontier fails to petition the court to determine fair value within this sixty (60) day period, Frontier will pay each dissenting stockholder whose demand is unsettled the amount demanded (less any amount previously paid by Frontier).

   After notice to the dissenting stockholder, the court will determine the fair value of the dissenting stockholder's shares. The court may appoint one or more persons as appraisers to receive evidence and make a fair value recommendation to the court. The dissenting stockholder will be entitled to discovery on the same basis as any other party to a civil action.

   If the court determines that the fair value of the shares is in excess of Frontier's estimate of the fair value of the shares, then the court will enter a judgment in the dissenting stockholder's favor in an amount by which the value determined by the court exceeds Frontier's estimate and previous payment of the fair value, plus interest.

   If the dissenter was not the beneficial owner of Frontier shares or is not dissenting on behalf of a person who was a beneficial owner of the shares on March 31, 2003, the date of the first announcement to news media of the terms of the proposed merger, Frontier may elect to withhold payment of the estimated fair value, plus interest, for the dissenting stockholder's or such person's shares. To the extent Frontier elects to withhold payment in such a manner, after the merger is complete, Frontier must deliver to the dissenting stockholder

  . a payment equal to Frontier's estimate of the fair value of the dissenting stockholder's shares, plus accrued interest;

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  .   a statement of Frontier's estimate of the fair value of the dissenting stockholder's shares;

  .   an explanation of how the interest was calculated; and

  . a description of the procedures to be followed if the dissenting stockholder wishes to demand supplemental payment in the event such stockholder is dissatisfied with Frontier's estimate of the fair value of the dissenting stockholder's shares and offered payment.

   A Frontier stockholder who is considering asserting dissenters' rights should realize that the fair value of a dissenting stockholder's shares, as determined under Article 13 of Wyoming Business Corporation Act, could be more than, the same as, or less than the value of shares of Parent common stock that the stockholder would have received in the merger.

   If the dissenting stockholder fails to comply fully with the statutory procedure summarized above, the dissenting stockholder will forfeit the dissenting stockholder's right to dissent.

Resale of Parent Common Stock

   Parent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Parent common stock issued to any Holly stockholder or Frontier stockholder that is, or is expected to be, an "affiliate" of Holly, Frontier or Parent, as applicable, for purposes of Rule 145 under the Securities Act. Persons that may be deemed to be "affiliates" of Holly, Frontier or Parent for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Holly, Frontier, or Parent, respectively, and include the directors and executive officers of Holly, Frontier, and Parent, respectively. The merger agreement requires each of Holly and Frontier to use its reasonable best efforts to cause each of its affiliates to execute a written agreement with Parent to the effect that they will not transfer any Parent common stock received in the merger, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act. This joint proxy statement/prospectus does not cover resales of Parent common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any resale.


   Parent has entered into a registration rights agreement with certain stockholders of Frontier and Holly, including directors and officers of Frontier and Holly. See "Other Agreements--Registration Rights Agreement" beginning on page 110 for a summary of the material terms of the registration rights agreement.


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                             THE MERGER AGREEMENT


   The following section summarizes the material terms of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You should refer to the full text of the merger agreement, which is incorporated in this joint proxy statement/prospectus by reference, for details of the merger and the terms and conditions of the merger agreement.


The Merger

   Pursuant to the merger agreement, Himalaya Merger Corporation will merge with and into Holly, and Front Range Merger Corporation will merge with and into Frontier, with each of Holly and Frontier surviving as wholly-owned subsidiaries of Parent. In the merger, each outstanding share of Holly common stock and each outstanding share of Frontier common stock will be converted into the right to receive the merger consideration described below.

Merger Consideration

   The merger agreement provides that each share of Holly common stock outstanding immediately prior to the effectiveness of the merger will be converted into the right to receive:

  .   one share of Parent common stock,


  . a pro rata portion, calculated on the basis of the total number of shares of Holly common stock outstanding immediately prior to the merger, of $172.5 million in cash, or approximately $[11.13] per Holly common share based on the number of Holly shares outstanding on [June 9], 2003, and


  . one contingent value right representing a nontransferable interest in potential future recoveries from litigation related to past sales of jet fuel by Holly to the United States government.

   Any shares of Holly capital stock held by Holly as treasury shares or owned by Parent, Frontier, Holly or any of their direct or indirect wholly-owned subsidiaries will be canceled without any payment for those shares.


   Shares of Holly common stock outstanding immediately prior to the merger and held by a stockholder who pursues a statutory "appraisal" of his, her or its shares in accordance with Section 262 of the Delaware General Corporation Law will not be converted into the merger consideration unless the dissenting stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. If, after the completion of the merger, the dissenting stockholder fails to perfect, withdraws or loses his, her or its right to appraisal, such shares will be treated as if they had been converted at the time of the merger into the right to receive the merger consideration. See "The Merger--Appraisal Rights of Holly Stockholders" beginning on page 90.


   The merger agreement provides that each share of Frontier common stock outstanding immediately prior to the effectiveness of the merger will be converted into the right to receive one share of Parent common stock upon the effectiveness of the merger. Any shares of Frontier capital stock held by Frontier as treasury shares or owned by Parent, Frontier, Holly or any of their direct or indirect wholly-owned subsidiaries will be canceled without any payment for those shares.


   Shares of Frontier common stock outstanding immediately prior to the merger and held by a stockholder who has not voted to approve and adopt the merger agreement and who has demanded payment for such shares in accordance with
Article 13 of the Wyoming Business Corporation Act will not be converted into shares of Parent common stock, unless the dissenting stockholder fails to perfect, withdraws or otherwise loses his, her or its right to demand payment. If, after the completion of the merger, the dissenting stockholder fails to perfect, withdraws or loses his, her or its right to demand payment, such shares will be treated as if they had been converted at the effective time of the merger into the right to receive shares of Parent common stock. See "The Merger--Dissenters' Rights of Frontier Stockholders" beginning on page 92.


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Procedures for Exchange of Share Certificates

   Holly stockholders and Frontier stockholders should not return share certificates with the enclosed proxy card.

   Promptly after completion of the merger, but not later than three business days after the merger, a bank or trust company designated by Parent as the exchange agent will mail the following materials to each holder of record of Holly common stock whose shares were converted into the right to receive shares of Parent common stock:

  . a form of a letter of transmittal for use in submitting their share certificates to the exchange agent for exchange, and

  . instructions explaining what Holly stockholders must do to effect the surrender of Holly share certificates in exchange for the consideration to be issued in the merger.

   Holly stockholders should complete and sign the letter of transmittal and return it to the exchange agent together with the Holly stockholders' share certificates in accordance with the instructions.

   Upon completion of the merger, each Holly share certificate, other than a Holly share certificate representing shares of a dissenting stockholder or shares being canceled pursuant to the merger agreement, will represent only the right to receive one share of Parent common stock, the cash portion of the merger consideration, and one contingent value right.

   Frontier share certificates of Frontier stockholders, other than a Frontier share certificate representing shares of a dissenting stockholder or shares being canceled pursuant to the merger agreement, immediately prior to the completion of the merger will be deemed to represent the same number of shares of Parent common stock without further action upon completion of the merger.

   Promptly after completion of the merger, Parent will deposit with the exchange agent, in trust for the benefit of the former Holly stockholders, Parent share certificates and cash sufficient to pay each former Holly stockholder after the completion of the merger the merger consideration payable to Holly stockholders.

   No dividends or distributions with a record date after the effective time of merger will be paid to the holders of any unsurrendered Holly share certificate until their Holly share certificates are surrendered to the exchange agent for exchange. When their Holly share certificates are surrendered, any unpaid dividends or other distributions, together with the merger consideration, will be paid without interest. Any dividends or other distributions with a record date after the effective time of the merger and a payment date after the date on which any Holly share certificates are surrendered will be paid at the appropriate payment date.

   All shares of Parent common stock issued upon surrender of Holly share certificates, any cash paid upon conversion of shares of Holly common stock, and any contingent value rights, will be deemed to have been issued in full satisfaction of all rights relating to those shares of Holly common stock. If Holly share certificates or Frontier share certificates are presented to Parent, Holly, Frontier or the exchange agent after the completion of the merger, they will be canceled and exchanged as described above.

Representations and Warranties

   Holly and Frontier have each made a number of representations and warranties to the other regarding aspects of our respective businesses, financial condition, capitalization, corporate structure and other facts pertinent to the merger. The topics covered by these representations and warranties include the following:

  . incorporation, valid existence, good standing, qualification to do business and corporate power and authority to own, lease and operate its properties and carry on its business;

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  .   corporate power and authority to execute and deliver, and due authorization and enforceability of, the merger agreement;

  .   capitalization;

  .   subsidiaries;

  . absence of violations of organizational documents, loan or credit agreements, notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses or other instruments, orders of any court, governmental authority or arbitration board or tribunal, or any laws, ordinances, governmental rules or regulations;

  .   permits and licenses necessary to conduct the business;

  .   governmental investigations;

  . absence of conflicts, violations or defaults under organizational documents, material contracts and applicable laws, rules, regulations, judgments, orders or decrees, or the creation of a lien, as a result of the merger agreement or the contemplated transactions;

  . consents, approvals, authorizations, waivers and filings required to complete the merger;

  . filings with the Securities and Exchange Commission and the accuracy and completeness of the information contained in those filings, including the financial statements;

  .   the absence of undisclosed material liabilities;

  .   material pending or threatened legal proceedings;

  . conduct of business in the ordinary course and the absence of changes or events that have had or would reasonably be expected to have a material adverse effect, since July 31, 2002 (for Holly) or since December 31, 2002 (for Frontier);

  .   tax matters;

  .   employee benefit plans and labor matters;

  .   environmental matters;

  .   intellectual property matters;

  .   title to property and condition of assets;

  .   adequacy of insurance coverage;

  .   brokers' fees;

  .   the receipt of fairness opinions from financial advisors;

  .   material contracts and debt instruments;

  . approval and recommendation of the merger agreement and the merger by both Holly's and Frontier's boards of directors;

  .   the stockholder vote required to approve and adopt the merger agreement;

  .   inapplicability of state takeover laws to the merger;

  . absence of non-competition covenants or executory agreements limiting the conduct of business; and

  .   absence of rights plans.

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   Many of the representations and warranties are qualified by a material adverse effect standard. A material adverse effect, with respect to either Holly or Frontier, means a material adverse effect with respect to

  . the business, assets and liabilities (taken together), results of operations, condition (financial or otherwise) or prospects of Holly or Frontier, as the case may be, and its subsidiaries on a consolidated basis or

  . the ability of Holly or Frontier, as the case may be, to consummate the transactions contemplated by the merger agreement or fulfill the conditions to closing in the merger agreement, except, in each case, to the extent that such adverse effect results from:

     . general economic, regulatory or political conditions in the United States or the other countries in which it operates;

     .   financial or securities market fluctuations or conditions;

     .   the general state of the petroleum refining industry;

     . the announcement or pendency of the merger or compliance with the pre-closing conduct of business covenants described below in "--Interim Operations of Holly and Frontier"; or

     . stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.

Interim Operations of Holly and Frontier

   Each of Holly and Frontier has agreed that, prior to completion of the merger, except as expressly contemplated by the merger agreement or consented to in writing by the other party, it will, and will cause its subsidiaries to, conduct its respective operations in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships with third parties. Each of Holly and Frontier has also agreed that it will not, and it will not permit any of its subsidiaries to, enter into any new joint venture or partnership or to do business in any new country, other than as previously disclosed to the other party or in the ordinary course of business.

   In addition to these agreements regarding the conduct of business generally, subject to specified exceptions, each of Holly and Frontier has agreed to specific restrictions relating to the following:

  .   the amendment of its certificate or articles of incorporation or bylaws;

  . the issuance, grant or award of capital stock, stock options or other equity interests;

  . stock splits, combinations, reclassifications or other changes in capitalization;

  . increases in compensation or benefits of directors, officers, employees or agents;

  . the entering into or amendment of any employment or severance agreement with its present or future officers;

  . the adoption or amendment of employee benefit plans or the acceleration of rights, benefits or payments under such plans;

  .   the declaration or payment of dividends;

  . the purchase or redemption of capital stock, stock options or other equity interests of the companies or their subsidiaries;

  .   the disposition of material assets;

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  .   the acquisition of material assets or other entities and the entering into or consummation of business combinations;

  .   changes in accounting principles or practices;

  . the making of tax elections, settlement or compromise of tax claims, controversies, audits or proceedings and changes in tax reporting;

  . the incurrence or guarantee of indebtedness for borrowed money or the issuance, sale or guarantee of debt securities, warrants or other rights to acquire debt securities;

  . the entering into, creation or amendment of material leases, mortgages, liens or other security interests;

  . the making of capital expenditures or the commitment to make capital expenditures;

  . the taking of any actions that are likely to delay or adversely affect any governmental approval of the merger;

  . the termination, amendment or waiver of any confidentiality or standstill agreements of the company and the enforcement of such agreements;

  . the entering into or amendment of any agreement with any of its stockholders with respect to holding, voting or disposing of shares of its common stock;

  .   hedge contracts;

  .   the purchase of the other company's securities; and

  . the taking of actions that would prevent or impede the Holly merger and the Frontier merger from each qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or the Holly merger and the Frontier merger, taken together from qualifying as an exchange within the meaning of Section 351 of the Internal Revenue Code.

   Frontier and Holly must use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for Frontier or Holly, as the case may be. In addition, Frontier and Holly have agreed to promptly notify the other of any material adverse change in its financial condition or business, any termination, cancellation, repudiation or material breach of any material contract, the institution of any material litigation or material governmental complaints, investigations or hearings, or the breach in any material respect of any representation or warranty contained in the merger agreement. Frontier and Holly have also agreed to promptly make available (in paper form or via the Internet) to the other copies of any report, statement or schedule filed with the Securities and Exchange Commission after the date of the merger agreement.

Employee Benefit Matters

   After the completion of the merger, Parent and its subsidiaries will honor the obligations under all employee benefit plans, agreements and commitments of Holly and Frontier and their respective subsidiaries existing as of the date of the merger agreement that apply to any current or former employee or director and the severance and indemnification agreements that Holly enters into with its officers and directors in accordance with the merger agreement. Except for the Holly stock plans and Frontier stock plans, which will be treated as described below, Frontier and Holly have agreed that after the merger until December 31, 2003 (or such later date as may be determined by Parent), (A) the surviving corporation from the Holly merger will assume and maintain all employee benefit plans of Holly as in effect immediately prior to the merger, and will not amend those plans to reduce any benefits provided; and (B) the surviving corporation from the Frontier merger will assume and maintain all employee benefit plans of Frontier as in effect immediately prior to the merger, and will not amend those plans to reduce any benefits provided. With respect to any plan that is a qualified defined contribution plan providing for discretionary employer contributions, contributions for 2003 will be made at approximately the same percentage of compensation (or employee or salary deferral contribution in the case of a discretionary

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matching contribution) of eligible participants that were made to the plan for
2002, except that contributions may be adjusted to the extent necessary to comply with applicable law and regulations.

   With respect to benefit plans in which employees and former employees of Holly or Frontier become eligible to participate after the completion of the merger, and in which such employees and former employees did not participate prior to the merger, Parent will recognize all service with Holly and Frontier, and their respective subsidiaries and predecessors, for all purposes (including purposes of eligibility to participate, vesting credit and entitlement to benefits) except for purposes of benefit accrual under any defined benefit pension plan that did not cover the employee immediately prior to the merger and eligibility to receive or amount of any retiree or other post-retirement medical pension (except for COBRA medical continuation coverage or any arrangement covering the employee prior to the merger).

   Except as specifically set forth in the merger agreement, the above provisions do not cover any employees of Holly or Frontier covered by a collective bargaining agreement.


   Parent has adopted a new stock plan to be effective as of May 31, 2003. The Parent stock plan authorizes the conversion of Holly stock options into Parent stock options according to the option exchange ratio described in "--Effect on Awards Outstanding Under Stock Plans" below and the conversion of Frontier stock options into Parent stock options and Frontier restricted shares into Parent restricted shares. In addition, the Parent stock plan authorizes the issuance of new stock options to eligible employees, officers, directors and consultants. For a summary of the Parent stock plan, see "Other Agreements--Parent Stock Plan" beginning on page 111.



   Under the terms of the Frontier stock plans, unvested stock options to purchase 1,308,399 shares of Frontier common stock and 205,629 shares of restricted stock would have become vested as a result of the filing of the current report on Form 8-K filed by Frontier in connection with its entering into the merger agreement, the merger agreement or the consummation of the transactions contemplated by the merger agreement. Under the merger agreement, Frontier is required to use its reasonable best efforts to enter into waiver agreements with holders of any of such unvested options or shares of restricted stock that would otherwise have vested upon the filing of the current report on Form 8-K. Such waiver agreements must waive any acceleration of vesting of such options and restricted stock that would have occurred as a result of the merger agreement or the transactions contemplated thereby, as well as the filing of the current report on Form 8-K. Seven executive officers of Frontier--James R. Gibbs, Chairman of the Board, President and Chief Executive Officer, Julie H. Edwards, Executive Vice President--Finance & Administration and Chief Financial Officer, W. Reed Williams, Executive Vice President-Refining & Marketing Operations, J. Currie Bechtol, Vice President, General Counsel and Secretary, Jon D. Galvin, Vice President, Gerald B. Faudel, Vice President--Corporate Relations and Environmental Affairs, and Nancy J. Zupan, Vice President--Controller--and three officers of Frontier Refining & Marketing, Inc., a subsidiary of Frontier, have executed written agreements waiving any accelerated vesting as to an aggregate of 947,750 stock options and 140,980 shares of restricted stock as a result of the merger agreement or the transactions contemplated by the merger agreement. Such stock options and restricted shares account for approximately 72% of the total outstanding stock options and 69% of the total outstanding restricted shares, respectively, that would have accelerated vesting. The waiver agreements, however, do not apply to any vesting or payment under any severance, change of control or other agreement if the vesting or payment occurs as a result of the termination of the employee's employment with Frontier within three years following the completion of merger, as described below.



   Frontier has previously entered into employment agreements with each of its executive officers, which provide for certain benefits for three years following a change of control. These agreements are not subject to the waiver agreements described above, and are not expected to be otherwise waived or amended. For a summary of the benefits to the executive officers under these employment agreements upon a change of control, see "The Merger--Interest of Frontier Directors and Management in the Merger--Employment Agreements--Executives" beginning on page 82.


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   Holly has entered into consulting agreements with Matthew P. Clifton and W.
John Glancy and may enter into severance arrangements, providing for severance payments upon termination either prior to or following completion of the merger, with employees it selects; provided that the total value of the benefits to be received pursuant to the severance arrangements and the consulting agreement, including any cash paid, property or assets transferred, employee benefits provided, and acceleration of any right or payment, may not exceed $5,000,000 in the aggregate. The individuals who are parties to such agreements or subject to such arrangements will waive their rights to such payments to the extent that any payment would constitute an "excess parachute payment" for purposes of section 280G of the Internal Revenue Code. See "The Merger--Interests of Holly Directors and Management in the Merger--Consulting Agreements" on page 79.



   Holly has entered into employment agreements with six named employees of Holly as described in "The Merger--Interests of Holly Directors and Management in the Merger--Employment Agreements--Executives" beginning on page 80 providing for terms of employment, compensation and severance payments consistent with those applicable to employees of Frontier and its subsidiaries in similar positions. These employment agreements are not subject to the maximum dollar limit for severance agreements and consulting agreements or the excess parachute payment restrictions described above.


Effect on Awards Outstanding under Stock Plans

   Each stock option of Holly will be converted into a stock option to acquire shares of Parent common stock. The number of shares of Parent common stock which will be subject to such Parent stock option will be equal to the number of shares of Holly common stock which were subject to such option multiplied by an option exchange ratio. The option exchange ratio will be equal to the quotient of

  . the sum of the average of the volume weighted sales prices per share of Frontier common stock on the New York Stock Exchange for five consecutive full trading days ending on the third full trading day prior to, but not including, the day on which the merger is completed, plus the cash consideration payable per share of Holly common stock, divided by

  .   that five-day average price of Frontier common stock.

   The exercise price or base price of each Holly stock option that is converted into a Parent stock option will be equal to the exercise price per share of Holly common stock subject to the applicable Holly stock option, divided by the option exchange ratio.

   Each holder of a Holly stock option outstanding immediately before the merger, whether vested or unvested, and converted into a Parent stock option will, upon exercise of the Parent stock option, receive one contingent value right for each share of Holly common stock into which such Holly stock option was exercisable immediately prior to completion of the merger, except that no contingent value rights will be issued to any such holder of a Parent stock option who does not exercise the option prior to the first payment date of any payment to the holders of contingent value rights.

   Any stock-based awards under any Holly stock plans, other than Holly stock options, whether vested or unvested, which are outstanding immediately prior to the effective time of the merger, will be canceled for a cash payment in connection with the merger. The cash payment will be

  .   calculated according to the relevant terms of the stock-based award or

  . if consented to by the holder, at a per-share price equal to the average of the volume weighted sales prices per share of Holly common stock on the American Stock Exchange, which we refer to as "AMEX," for the five consecutive full trading days in which such shares are traded on AMEX ending on the third full trading day prior to, but not including, the day on which the merger is completed.

   Each stock option of Frontier, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger, will be converted into a stock option to acquire the same number of shares of Parent

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common stock as the number of shares of Frontier common stock which were subject to the option. The exercise price or base price of each Frontier stock option that is converted into a Parent stock option will be equal to the exercise price or base price of the applicable Frontier stock option.

   The terms and conditions of the Parent stock options will otherwise be the same as were applicable under the stock option plan of Holly or Frontier, as the case may be, but taking into account any changes, including acceleration, provided for in the applicable stock plan of Holly or Frontier, as the case may be, in any applicable award agreement or as a result of the merger agreement or the transactions contemplated by the merger agreement.

"No Solicitation" Covenant

   Holly and Frontier will not, and Holly and Frontier will not permit their respective subsidiaries, or their or their subsidiaries' directors, officers, employees, agents and representatives, to:

  . solicit, initiate or encourage any inquiry, proposal or offer with respect to an acquisition proposal,

  . participate or engage in any discussions or negotiations regarding any acquisition proposal, or

  . enter into any agreement related to any acquisition proposal, other than a confidentiality or standstill agreement.

The merger agreement also required, at the time it was executed, Holly and Frontier to immediately cease and terminate any existing discussions or negotiations with respect to any acquisition proposal.

   Notwithstanding the foregoing, each of Holly's and Frontier's board of directors is permitted to engage in discussions or negotiations with, or provide any information to, a third party in response to an unsolicited bona fide acquisition proposal for the company, if:

  . in the good faith judgment of the company's board of directors, there is a reasonable likelihood that the acquisition proposal is a superior proposal;

  . the company's board of directors, after consultation with outside legal counsel, determines in good faith that failure to take this action would be inconsistent with its fiduciary obligations under applicable law;

  . the company executes a confidentiality agreement as described in the merger agreement; and

  . prior to taking any action in relation to the acquisition proposal, the company promptly notifies the other of the existence and the terms of such proposal or inquiry, including the name of the third party.

   In addition, notwithstanding the no solicitation covenant, Holly's board of directors and Frontier's board of directors are permitted to


  . take a position, and to disclose to its stockholders its position, with respect to a tender offer in compliance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended, and


  . make any disclosure to Holly's stockholders and Frontier's stockholders, respectively, if, in its good faith judgment, failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law or the rules of the exchange on which the company's common stock is listed.

   When we refer to an "acquisition proposal" we mean, with respect to Holly and Frontier, any inquiry, proposal or offer with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Holly or Frontier, respectively, or any acquisition of capital stock or a business or assets of Holly or Frontier, respectively, with a value of $1,000,000 or more in the aggregate.

   When we refer to a "superior proposal" we mean, with respect to Holly and Frontier, an unsolicited bona fide acquisition proposal made by a third party that is on terms which Holly's board of directors or Frontier's

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board of directors, as the case may be, in good faith concludes (taking into account all legal, financial, regulatory and other aspects of the proposal and the likelihood of consummation and after consultation with its financial advisors) would result in a more favorable transaction to Holly's stockholders or Frontier's stockholders, as the case may be, from a financial point of view.

Timing of Closing

   The closing will occur on the second business day immediately following the day the conditions set forth in the merger agreement are fulfilled or waived, unless Holly and Frontier agree to a different date or time in writing.

   We expect to complete the merger promptly after the Holly and Frontier special meetings.

Conditions to the Completion of the Merger

   Holly's and Frontier's obligations to complete the merger are each subject to the fulfillment or waiver of specified conditions before completion of the merger, including the following:

  . the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Holly common stock and Frontier common stock;

  . the absence of any statute, rule, regulations, decree, order or injunction prohibiting completion of the merger;


  . the expiration or termination of the applicable waiting periods under the HSR Act, which expired on May 19, 2003;


  . the receipt of all other governmental and regulatory consents required to complete the merger, unless not obtaining those consents would not reasonably be expected to delay or prevent the consummation of the merger or have a material adverse effect on the expected benefits of the transactions contemplated by the merger agreement to Parent;

  . the approval for listing, by the New York Stock Exchange, of the shares of Parent common stock to be issued, or to be reserved for issuance, in connection with the merger, subject to official notice of issuance; and

  . the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or threatened or pending proceedings seeking a stop order.

   Holly's obligation to complete its merger is subject to the satisfaction or waiver of the following additional conditions before completion of the merger:


  . Frontier's representations and warranties contained in the merger agreement that are qualified as to materiality or material adverse effect must be true and correct and those representations and warranties not so qualified must be true and correct in all material respects, as of the date of the merger agreement and the date of completion of the merger, except for representations and warranties that address matters as of a specific date, which must be true and correct as of that specific date;



  . Frontier must have performed in all material respects all of its covenants and agreements contained in the merger agreement and required to be performed at or prior to the completion of the merger; and


  . Holly must have received from Vinson & Elkins L.L.P., counsel to Holly, a written opinion, dated the closing date, to the effect that, for U.S. federal income tax purposes, the Holly merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and/or the Holly merger and the Frontier merger, taken together, will constitute an exchange described in Section 351 of the Internal Revenue Code.

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   Frontier's obligation to complete its merger is subject to the satisfaction or waiver of the following additional conditions before completion of the merger:


  . Holly's representations and warranties contained in the merger agreement that are qualified as to materiality or material adverse effect must be true and correct and those representations and warranties not so qualified must be true and correct in all material respects, as of the date of the merger agreement and the date of completion of the merger, except for representations and warranties that address matters as of a specific date, which must be true and correct as of that specific date;



  . Holly must have completed the acquisition of the Woods Cross refinery near Salt Lake City, Utah from ConocoPhillips pursuant to, and on substantially the terms and conditions set forth in, the relevant purchase agreement, which was completed as of June 1, 2003;



  . Holly must have performed in all material respects all of its covenants and agreements contained in the merger agreement required to be performed at or prior to the completion of the merger; and


  . Frontier must have received from Andrews & Kurth L.L.P., counsel to Frontier, a written opinion dated the closing date to the effect that, for U.S. federal income tax purposes, the Frontier merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and/or the Frontier merger and the Holly merger, taken together, will constitute an exchange described in Section 351 of the Internal Revenue Code.

Termination of the Merger Agreement

   Either Holly or Frontier may terminate the merger agreement:

  .   by mutual written consent of both companies;

  . if the merger is not completed on or before October 31, 2003, as long as the failure to complete the merger before that date is not the result of the failure by the terminating company or its affiliates to fulfill any of its obligations under the merger agreement;

  . if a governmental entity takes any action permanently prohibiting the transactions contemplated by the merger agreement, and that action has become final and nonappealable;

  . if either Holly's stockholders or Frontier's stockholders fail to approve and adopt the merger agreement at a duly held meeting of stockholders;

  . if, prior to the receipt of the approval of its stockholders, the other company's board of directors either withdraws or changes, in a manner adverse to the terminating company, its approval or recommendation of the merger agreement or the transactions contemplated thereby or recommends a superior proposal, or resolves to do any of the foregoing;

  . if the other company breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach or failure cannot be cured within 30 days after written notice of such breach or failure is delivered; or

  . following payment of a termination fee of $15 million and up to $1,000,000 in expenses, if prior to the receipt of the approval of its stockholders, its board of directors:

     . withdraws or changes, in a manner adverse to the non-withdrawing party, its approval or recommendation regarding the merger agreement or the transactions contemplated thereby or

     .   approves or recommends a superior proposal,

      if, in either case, its board of directors has determined in good faith, after consultation with outside counsel, that the board's failure to take such action would be inconsistent with the board's fiduciary duty. We refer to each of these events as a "recommendation withdrawal event."

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Termination Fees

   Holly has agreed to pay a termination fee of $15 million to Frontier and to reimburse Frontier for up to $1,000,000 in expenses if:

  . either Holly or Frontier terminates the merger agreement because Holly's stockholders fail to approve and adopt the merger agreement at a duly held meeting of stockholders after an acquisition proposal with respect to Holly is publicly announced; or

  . Frontier terminates the merger agreement because, prior to receipt of the approval of Holly's stockholders, Holly's board of directors either withdraws or changes, in a manner adverse to Frontier, its approval or recommendation of the merger agreement or the transactions contemplated thereby or recommends a superior proposal, or resolves to do any of the foregoing; or


  . prior to receipt of the approval of Holly's stockholders, Holly terminates the merger agreement pursuant to a recommendation withdrawal event as described under "--Termination of the Merger Agreement" on page 105.


   Frontier has agreed to pay a termination fee of $15 million to Holly and to reimburse Holly for up to $1,000,000 in expenses if:

  . either Holly or Frontier terminates the merger agreement because Frontier's stockholders fail to approve and adopt the merger agreement at a duly held meeting of stockholders after an acquisition proposal with respect to Frontier is publicly announced; or

  . Holly terminates the merger agreement because, prior to the receipt of the approval of Frontier's stockholders, Frontier's board of directors either withdraws or changes, in a manner adverse to Holly, its approval or recommendation of the merger agreement or the transactions contemplated thereby or recommends a superior proposal, or resolves to do any of the foregoing; or


  . prior to receipt of the approval of Frontier stockholders, Frontier terminates the merger agreement pursuant to a recommendation withdrawal event as described under "--Termination of the Merger Agreement" on page 105.


Other Expenses


   Whether or not the merger is completed, and except as provided under "--Termination Fees" above, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses, except that Frontier and Holly are each required to pay one-half of each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with the merger agreement under the HSR Act, the Securities Act of 1933, the Securities Exchange Act of 1934 and other applicable laws, rules and regulations of a governmental authority.


Indemnification and Insurance

   The merger agreement provides that Parent will cause each of the surviving subsidiary corporations to indemnify, defend and hold harmless, and provide advancement of expenses to, all persons who, at any time prior to the merger, were directors and officers of Holly or Frontier or any of their subsidiaries to the fullest extent permitted under applicable law. Such directors and officers are entitled under the merger agreement to have special independent legal counsel determine whether they are entitled to such indemnification. In addition, the merger agreement requires Parent to maintain directors' and officers' liability insurance policies covering such persons for six years following the completion of the merger on terms substantially no less advantageous than Holly's or Frontier's existing policies, as applicable, except that neither of the surviving corporations will be required to pay annual premiums in excess of 250% of the annual premiums paid by Frontier or Holly, as applicable, for 2003.

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Additional Agreements

   Each of Holly and Frontier has agreed to use its reasonable best efforts to satisfy the conditions to closing contained in the merger agreement as promptly as practicable. In addition, each has agreed to:

  . promptly make its filings and any other required submissions under the HSR Act;

  . use its reasonable best efforts to cooperate with one another in determining which filings are required to be made and which consents, approvals, permits, or authorizations are required to be obtained prior to the completion of the merger from any domestic or foreign governmental entity in connection with the merger agreement and the merger; and

  . use its reasonable efforts to cooperate with one another in timely making all such filings and timely seeking all such consents, approvals, permits or authorizations.

   Holly and Frontier have also agreed to consent to, and to use their reasonable efforts to effect, any divestitures, licenses, hold separate arrangements or similar matters if such actions are required by a governmental entity as a condition to its approval of the merger and are contingent on the completion of the merger. However, neither Holly nor Frontier are required to take any action that would have a material adverse effect on either Holly or Frontier.


   The merger agreement provides that the executive headquarters for Parent will be located in the Houston, Texas area and also provides for other governance related matters. See "Directors and Management Following the Merger" on page 113.


Amendment; Extension and Waiver

   The merger agreement may be amended by Holly and Frontier, by action taken or authorized by their respective boards of directors at any time before or after the approval and adoption of the merger agreement by Holly stockholders or Frontier stockholders. After the adoption of the merger agreement by the stockholders of Holly and Frontier, no amendment may be made that by law requires further approval by Holly stockholders or Frontier stockholders, as the case may be, without further approval. All amendments to the merger agreement must be in writing signed by each party.

   At any time prior to the completion of the merger, Holly and Frontier may, to the extent legally allowed, extend the time for performance of any obligations and waive any inaccuracies in representations and warranties or compliance with any agreements or conditions for the benefit of the waiving party contained in the merger agreement. Any agreement on the part of Holly or Frontier to any extensions or waivers must be in writing.

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                               OTHER AGREEMENTS

Contingent Value Rights Agreement


In September 2002, Holly, through two of its subsidiaries, Navajo Refining Company, L.P. and Montana Refining Company, filed suit against the United
States government with respect to claims which total approximately $210 million relating to jet fuel sales by these two Holly subsidiaries to the Defense Fuel Supply Center in the years 1982 through 1995. These claims had been filed in May and June 2001 and were denied by the Department of Defense in November
2001. In September 2002, Holly, through the same two subsidiaries, filed additional claims with the Department of Defense under the Contract Disputes
Act asserting that additional amounts totaling approximately $88 million are due to Holly with respect to jet fuel sales to the Defense Fuel Supply Center in the years 1995 through 1999. In November 2002, the Department of Defense issued final decisions rejecting the jet fuel claims for the years 1995 through 1999. Following these decisions, Holly, through the same two subsidiaries, in November 2002 filed an amended complaint in the United States Court of Federal Claims to add the jet fuel claims for the years 1995 through 1999 to its pending suit which was filed in September 2002 and related originally to claims for the years 1982 through 1995. As a result of the amendment, the total amount sought in the jet fuel suit for all years from 1982 through 1999 is approximately $298 million. In January 2003, the United States government filed a motion for partial summary judgment in this suit, and in February 2003, Holly, through the same two subsidiaries, filed a cross motion for partial summary judgment. A portion of the value of potential future net recoveries, if any, from these jet fuel claims has been preserved for Holly's stockholders by entitling Holly's stockholders to receive contingent value rights in the merger.



   Parent, Frontier, Holly, Front Range Merger Corporation, Himalaya Merger Corporation, and Jack P. Reid, as representative of the holders of contingent value rights, have entered into a contingent value rights agreement that will govern the contingent value rights. A copy of the contingent value rights agreement is attached as Annex B to this document.



   A contingent value right will represent the right to receive a cash payment equal to a pro rata portion, subject to the adjustments and deductions summarized below, of any cash or non-cash compensation recovered by Holly or its subsidiaries and affiliates in connection with



  . the jet fuel claims lawsuit filed by subsidiaries of Holly against the United States government,



  . claims filed against the Department of Defense under the Contract Disputes Act, and



  . any similar future lawsuits, claims or appeals brought by Parent, Holly or their affiliates related to the sale of jet fuel by Holly or any of its subsidiaries to the United States government prior to March 30, 2003.



   Parent will retain from any recovery an amount equal to



  . two times the direct costs and expenses incurred by Parent, Holly's subsidiaries and their affiliates in prosecuting such litigation and claims from the date of the merger agreement, plus



  . 10% of the amount of the recovery net of two times such direct costs and expenses.



   The amount payable to contingent value rights holders will also be decreased by assumed income tax liabilities of Parent attributable to the receipt of litigation or settlement proceeds and increased by assumed income tax benefits to Parent attributable to the payment of jet fuel litigation expenses and the payments to the contingent value rights holders.




   The contingent value rights agreement requires Parent to cause the subsidiaries of Holly to prosecute the jet fuel litigation and claims described above in good faith. The contingent value rights agreement also provides, among other things, for Mr. Reid to serve as representative of the holders of the contingent value rights. Parent

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has agreed to pay the representative not less than $4,000 per month, beginning after the completion of the merger, for serving as the representative and to indemnify the representative for serving in that capacity, except for the representative's willful misconduct or bad faith. The holders of a majority of the contingent value rights may remove the representative at any time, in which case the board of directors of Parent will appoint the representative's successor. The representative's successor must be a holder of contingent value rights, but cannot be an officer of Parent.

   The representative will have the right to approve in writing any settlement of any aspect or portion of the jet fuel litigation prior to (but not on or after) the first date on which "claims expenses" paid by Parent, Holly and their subsidiaries after March 29, 2003 exceed $2.5 million. After these "claims expenses" exceed $2.5 million, no consent of the representative will be required for any settlement. The contingent value rights agreement defines "claims expenses" to be the sum of all direct expenses paid after March 29, 2003, by Parent, Holly's subsidiaries or their affiliates in prosecuting the litigation, including any amounts paid to or on behalf of the representative as compensation, reimbursement of expenses or indemnification pursuant to the contingent value rights agreement.

   The contingent value rights agreement prohibits the transfer of the contingent value rights, except by will, upon death or by operation of law, and no certificates will be prepared or issued to holders of contingent value rights. The contingent value rights agreement requires that the consent of the holders of a majority of the contingent value rights be obtained to amend the contingent value rights agreement in any manner adverse to interests of the holders of contingent value rights. The contingent value rights agreement also requires Parent to provide each holder of a Parent stock option who was a holder of a Holly stock option immediately prior to the consummation of the merger with written notice of any payment to the holders of contingent value rights not less than ten days prior to the date that any such payment is made.

   Each holder of a Holly stock option outstanding immediately before the merger (whether vested or unvested) and converted into a Parent stock option will, upon exercise of the Parent stock option, receive one contingent value right for each share of Holly common stock into which such Holly stock option was exercisable immediately prior to completion of the merger, except that no contingent value rights will be issued to any holder of such Parent stock option who does not exercise the option prior to the date of the first payment to the holders of contingent value rights.

Support Agreements

   In connection with the signing of the merger agreement, Holly entered into support agreements with each of James R. Gibbs, Frontier's Chairman of the Board, President and Chief Executive Officer, Julie H. Edwards, Frontier's Executive Vice President--Finance & Administration and Chief Financial Officer, and W. Reed Williams, Frontier's Executive Vice President Refining & Marketing Operations, and the directors of Frontier, whereby each of these executive officers and directors agreed to vote or cause to be voted the shares of Frontier common stock beneficially owned by him or her:

  . in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby;

  . against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Frontier under the merger agreement;

  . against any business combination involving Frontier other than the merger; and

  . against any action or proposal that could prevent, impede, interfere with, delay or adversely affect the merger and the other transactions contemplated by the merger agreement.

   In addition, among other things, each of the directors and those executive officers of Frontier referred to above granted Holly an irrevocable proxy to vote his or her shares in the manner described above and agreed not

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to transfer his or her shares during the term of the support agreement, subject to limited exceptions, or to take any action that would prevent, impede or interfere with or adversely affect his or her ability to perform his or her obligations under the support agreement. As of the record date, the shares of Frontier common stock subject to support agreements represented approximately [2] percent of the outstanding shares of Frontier common stock.


   The support agreements terminate on the earlier to occur of the mutual consent of the parties, October 31, 2003, the effective time of the merger or the termination of the merger agreement.

   In connection with the signing of the merger agreement, Frontier entered into support agreements with each of C. Lamar Norsworthy, III, Holly's Chairman of the Board and Chief Executive Officer, Matthew P. Clifton, Holly's President, W. John Glancy, Holly's Senior Vice President, Secretary and General Counsel, and the directors and certain stockholders of Holly, whereby each of these executive officers, directors and stockholders agreed to vote or cause to be voted the shares of Holly common stock beneficially owned by him or her:

  . in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby;

  . against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holly under the merger agreement;

  .   against any business combination involving Holly other than the merger;
      and

  . against any action or proposal that could prevent, impede, interfere with, delay or adversely affect the merger and the other transactions contemplated by the merger agreement.


   In addition, among other things, each of the directors, executive officers and stockholders of Holly referred to above granted Frontier an irrevocable proxy to vote his or her shares in the manner described above and agreed not to transfer his or her shares during the term of the support agreement, subject to limited exceptions, or to exercise any of his or her Holly stock options or fail to give any requested or required consent to the conversion of any such options into options as provided for in the merger agreement or to take any action that would prevent, impede or interfere with or adversely affect his or her ability to perform his or her obligations under the support agreement. As of the record date, the shares of Holly common stock subject to support agreements represented approximately [36] percent of the outstanding shares of Holly common stock. The support agreements terminate on the earlier to occur of the mutual consent of the parties, October 31, 2003, the effective time of the merger or the termination of the merger agreement.


Registration Rights Agreement


   Parent has entered into a registration rights agreement with the following directors, officers and stockholders of Holly and Frontier: with respect to Holly, C. Lamar Norsworthy, III, Matthew P. Clifton, W. John Glancy, William J. Gray, Marcus R. Hickerson, Thomas K. Matthews, II, Robert G. McKenzie,
Jack P. Reid, Paul T. Stoffel, Nona Barrett, Betty Simmons East Texas Trust, Margaret Simmons East Texas Trust, Suzanne Simmons East Texas Trust, Betty Simmons Nueces County Trust, Margaret Simmons Nueces County Trust, Suzanne Simmons Nueces County Trust, NBN Capital Limited Partnership, and NBN Asset Management Company, L.L.C; and with respect to Frontier, James R. Gibbs, Julie
H. Edwards, W. Reed Williams, Douglas Y. Bech, G. Clyde Buck, T. Michael Dossey, James H. Lee, Paul B. Loyd, Jr., Carl W. Schafer and James S. Palmer. Parent must file a shelf registration statement on Form S-3 covering the offer and resale by such stockholders of the shares of Parent common stock to be received by such stockholders in the merger (including any shares of Parent common stock issuable upon exercise of Parent stock options received by such stockholders pursuant to the merger agreement). Parent must use its reasonable best efforts to have the registration statement declared effective by the Securities and Exchange Commission promptly after the completion of the merger. The offer and resale of these shares will be pursuant to a plan of distribution proposed by a majority in interest of such stockholders and approved by Parent, which approval may not be unreasonably withheld, but the plan of distribution will not include an underwritten public offering. Parent must maintain the effectiveness of the shelf registration on Form S-3 for a period of two years after the merger.


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Parent Stock Plan

   Parent has adopted the Frontier Oil Corporation 2003 Stock Plan, which we refer to as the "Parent stock plan," to be effective as of May 31, 2003. The following general description of certain features of the Parent stock plan is qualified in its entirety by reference to the full text of the plan, which is attached to this joint proxy statement/prospectus as Annex L.


   The Parent stock plan authorizes the conversion of Holly stock options into Parent stock options according to the option exchange ratio described in "The Merger Agreement--Effect on Awards Outstanding under Stock Plans" beginning on page 102, as well as the conversion of Frontier stock options into Parent stock options and Frontier restricted shares into Parent restricted shares. The converted options will be issued with the same terms and conditions as the prior options, except to the extent the terms or conditions of such prior options were modified by the merger agreement or are inconsistent with the Parent stock plan. The Parent stock plan also authorizes the issuance of new stock options to eligible employees, officers, directors and consultants according to the terms set forth in the plan or the applicable option agreements, as determined by Parent's board of directors or a committee appointed by Parent's board of directors to administer the plan, which we refer to as the "committee." The committee will interpret and administer the Parent stock plan.



   Parent will reserve a total of 7,900,000 shares for purposes of the Parent stock plan (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar transactions or events). The shares reserved by Parent will cover issuances pursuant to existing Holly stock options and existing Frontier stock options, all of which will be converted into Parent stock options as described in "The Merger Agreement--Effect on Awards Outstanding Under Stock Plans" on page 102, and the exchange of existing Frontier restricted stock for Parent restricted stock. The exact number of reserved Parent shares needed to cover the existing Holly stock options and existing Frontier stock options and restricted shares will be determined based on the number of existing stock options and restricted shares at the time of the merger, and based on the option exchange ratio applicable to Holly stock options, which in turn will be determined based on the market price of Frontier shares during a five-day measurement period prior to the merger. As of the date of this joint proxy statement/prospectus, approximately [4,986,954 (based on the total number of Holly stock options and Frontier stock options and restricted stock outstanding as of June 18, 2003)] of the 7,900,000 total shares would be required to cover the existing stock options and restricted shares. The remainder of the shares reserved are for purposes of issuing new options and other stock grants under the Parent stock plan after the merger. In all events, the total number of shares issued under the Parent stock plan cannot exceed the amounts (giving effect to the Holly option exchange ratio) that were previously approved by Holly and Frontier stockholders and those shares, if any, that may be approved by Parent stockholders in a timely manner after the merger.


   Term. The Parent stock plan will terminate on May 31, 2013. After such termination, the committee may not make any awards under the Parent stock plan. However, unless otherwise provided in the plan or the applicable option agreement, any award granted prior to the termination of the plan, and the authority of the committee to amend, alter, adjust, suspend, discontinue or terminate any such award or to waive any conditions or rights under such award, will extend beyond the termination.

   Stock Options. New options issued under the Parent stock plan must have an exercise price that is equal to or greater than the market value of shares of Parent common stock on the date of the award. Options may be granted for no cash consideration or for such consideration as the committee determines including, without limitation, such minimal cash consideration as may be required by applicable law. No employee may receive options with respect to more than 1,000,000 shares in any calendar year (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar transactions or events). The term of each stock option will be determined by the committee as set forth in the option agreement, but may not be longer than ten years.

   Options granted under the Parent stock plan may be "incentive stock options" or "non-qualified stock options" within the meaning of Section 422 of the Internal Revenue Code. Incentive stock options may be granted only to employees of Parent and its subsidiaries. To the extent the aggregate market value of the shares

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

(determined as of the date of grant) of an option to the extent exercisable for the first time during any calendar year (under all plans of Parent and its subsidiaries) exceeds $100,000, such option shares in excess of $100,000 will not be incentive stock options.

   Phantom Stock Awards. Under the Parent stock plan, the committee may grant awards which we call "phantom stock awards" to any participant. A phantom stock award is a right to receive cash at the end of a specified deferral period as determined by the committee. The phantom stock awards may be subject to such restrictions or contingent upon obtaining such performance goals as the committee may determine. If the committee determines that the phantom stock award should constitute "performance-based compensation" for income tax deduction purposes, the performance goals will be established in a manner that complies with the tax rules governing such compensation deductions.

   Change in Control. Unless the award agreement provides otherwise, new awards under the Parent stock plan will not automatically vest upon a change in control if provision is made in writing in connection with such change in control:

  . for the continuation of the plan and/or the assumption of the awards granted under the plan, or

  . for the substitution for such awards of new awards covering the stock of a successor entity or its parent or subsidiary, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which events the plan and awards will continue in the manner and under the terms so provided in the plan unless the award agreement provides otherwise.

   Transferability. No awards are transferable by the recipient except (1) by will or the laws of descent and distribution, (2) as provided in the applicable award agreement, or (3) with the consent of the committee, to immediate family members or related family trusts, limited partnerships or similar entities on terms and conditions that the committee may establish.

   Amendments. The board or the committee may amend, alter, suspend, discontinue, or terminate the Parent stock plan without the consent of any stockholder, participant, other holder or beneficiary of an award, or other person, except that no such amendment may be made without stockholder approval, if such amendment would

  .   materially increase the benefits accruing to participants,

  . increase the number of shares authorized under the plan, except in the case of adjustments for recapitalizations, stock splits, or other similar events, or

  . permit reduction in the exercise price or permit an "underwater" option to be cancelled and replaced with a new award.

   The committee may waive any conditions or rights under, amend any terms of, or alter any award, except that no change in any award will reduce the benefit to participant without the consent of such participant. Notwithstanding the foregoing, with respect to any award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, no adjustment other than an acceleration of vesting or payment upon the participant's death, disability or change of control will be authorized to the extent such adjustment would cause the award to fail to so qualify.

   Adjustments. The committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards to account for unusual or nonrecurring events affecting Parent, any affiliate, or the financial statements of Parent or any affiliate, or in recognition of changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Parent stock plan.

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                 DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER


Directors of Parent


   At the effective time of the merger, the board of directors of Parent will consist of 12 members to be comprised of six directors chosen by the current board of directors of Frontier, one of whom will be James R. Gibbs, and six directors chosen by the current board of directors of Holly, one of whom will be C. Lamar Norsworthy, III. Except for Mr. Gibbs and Mr. Norsworthy, each of the directors will be independent in accordance with the currently proposed rules of the New York Stock Exchange. Each director will serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of stockholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the number of directors. Frontier and Holly have not yet selected the individuals who will be designated to serve on the initial board of directors of Parent.

   The amended and restated bylaws of Parent provide that, during the period from the completion of the merger until immediately after the 2005 annual meeting of stockholders of Parent, the affirmative vote of at least 66 2/3 percent of the members of the entire board of directors, including one Holly designee (or his or her successor) and one Frontier designee (or his or her successor), will be required to:

  . terminate or remove the individuals serving as chairman of the board of directors or the president and chief executive officer of Parent at the effective time of the merger;

  . diminish the powers and duties of the chairman or the president and chief executive officer;

  . propose any amendment to the articles of incorporation of Parent for submission to the stockholders that would eliminate, limit, restrict, avoid or otherwise modify the effect of the specific governance provisions in the bylaws in effect from the completion of the merger to the 2005 annual meeting;

  . sell, lease, assign, transfer, exchange or otherwise dispose of all or substantially all of the assets of Parent; or

  . agree to or consummate any transaction that would result in the acquisition by any person of beneficial ownership of 25% or more of either the shares of common stock then outstanding or the combined voting power of the voting securities then outstanding and entitled to vote in the election of directors.

   The amended and restated bylaws prohibit the board of directors, during the time period specified above, without the affirmative vote of all members of the board of directors, from taking any action or failing to take any action that would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of the governance provisions in the amended and restated bylaws to be in effect until the 2005 annual meeting of stockholders of Parent.


Committees of the Board of Directors of Parent


   The board of directors will have an executive committee, an audit committee, a compensation committee, a nominating and corporate governance committee and a safety and environmental committee to perform the functions traditionally performed by these committees. In addition, the board of directors may designate other committees.

   During the period from the completion of the merger until immediately after the 2005 annual stockholders meeting, each committee will consist of four directors comprised of an equal number of directors designated by each of Frontier and Holly.

   The nominating and corporate governance committee will have the authority to recommend to the board of directors from the suggestions provided by the Holly designees and the Frontier designees (or their successors) those individuals to be designated by Parent for election by the stockholders and to fill any vacancies in the board of directors or fill any vacancies in any committee other than itself. During the period from the completion of the merger until immediately after the 2005 annual stockholders meeting, the nominating and corporate


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governance committee will endeavor in good faith to only recommend for election to the board of directors or to fill vacancies on the board of directors or any committee thereof (for which the nominating and corporate governance committee has responsibility) candidates who are qualified to serve on the board of directors or the applicable committee thereof. The nominating and corporate governance committee's assessment as to the qualifications of candidates for election to, or to fill vacancies on, the board of directors includes, without limitation, consideration of each candidate's ability to perform his or her duties as part of an effective, functioning board of directors and also consideration of the independence, financial expertise, skills, experience, and diversity needs of the board of directors.


Compensation of Directors of Parent



   After the merger, each director of Parent who is not an employee of Parent will be paid a fee of $2,000 per month and $1,500 for each Board meeting attended (including telephonic meetings), plus $1,500 for any committee meeting attended. Additionally, the chairman of the audit committee will receive a fee of $10,000 per year and all other committee chairmen will receive a fee of $5,000 per year. Each non-employee director of Parent will be eligible to participate in Parent's stock plan described in "Other Agreements--Parent Stock Plan" beginning on page 111.


   No member of the board of directors will be paid any remuneration for his or her service as a director other than pursuant to the standard compensation arrangement for directors. Directors who are officers of Parent will not receive any compensation for their services as a director, except that the chairman of the board, as an officer of Parent, will receive compensation for serving as the chairman of the board of directors. Parent will reimburse its directors for travel expenses incurred in attending board meetings.


Management of Parent


   Upon completion of the merger, Mr. C. Lamar Norsworthy, III will serve as Chairman of the Board of Directors, Mr. James R. Gibbs will serve as President and Chief Executive Officer and Ms. Julie H. Edwards will serve as Executive Vice President and Chief Financial Officer.

   As Chairman of the Board of Directors of Parent, Mr. Norsworthy will preside at meetings of the board of directors and, in the event that the chief executive officer is unable to serve due to temporary illness or other disability or resigns or is terminated, would serve as chief executive officer until the chief executive officer resumes his or her duties or another person is appointed by the board of directors. Mr. Norsworthy (age 56) has been a director of Holly since 1967 and is Chairman of the Board and Chief Executive Officer of Holly. Mr. Norsworthy is also a director of Cooper Cameron Corporation.


   Mr. Gibbs, as President and Chief Executive Officer of Parent, will have general management responsibility over the business of Parent and supervision of its officers. Mr. Gibbs (age 59) joined Frontier in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer of Frontier on April 1, 1992 and also became Chairman of the Board of Frontier on April 29, 1999. Mr. Gibbs is a member of the board of directors of Smith International, Inc., an oil field service company; an Advisory Director of Frost National Bank, Houston; a director of Veritas DGC Inc., a seismic service company; and a director of Gundle/SLT Environmental, Inc., an environmental service company. Mr. Gibbs was elected a director of Frontier in 1985.


   Ms. Edwards, as Executive Vice President and Chief Financial Officer, will have the customary responsibilities of a chief financial officer. Ms. Edwards (age 44) is currently the Executive Vice President--Finance & Administration of Frontier. She joined Frontier in March 1991 as Vice President--Secretary & Treasurer, was Senior Vice President--Finance & Chief Financial Officer from August 1994 until April 2000, when she was promoted to her current position. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the corporate finance department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., each of which were oil companies, as a geologist. Ms. Edwards recently became a member of the board of directors of EOTT Energy LLC, a crude oil pipeline company, the new entity that emerged from the bankruptcy of EOTT Energy Partners, L.P.

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        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management of Holly

   The following table and the notes thereto set forth certain information regarding the beneficial ownership of Holly common stock as of the Holly record date by (i) each current director of Holly, (ii) the executive officers of Holly, (iii) all executive officers and directors of Holly as a group and (iv) each other person known to Holly to own beneficially more than five percent of Holly common stock outstanding on the Holly record date. Unless otherwise indicated, all stockholders set forth below have the same principal business address as Holly.


   Holly has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Holly common stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Holly record date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to Holly's knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. As of June 9, 2003, there were 15,502,028 shares of Holly common stock outstanding.



                                                                                Number of
                                                                                shares and     Percent of
                                                                                nature of        common
                                                                                beneficial        stock
                  Name and Address of Beneficial Owner                          ownership      outstanding
                  ------------------------------------                      ----------         -----------
Brown Brothers Harriman Trust Company of Texas, trustee of trusts in the
  names of Betty Regard, Margaret Simmons and Suzanne Bartolucci(1)........ 3,022,272(2)          19.5%
 2001 Ross Avenue
 Dallas, Texas 75201-2996

FMR Corp................................................................... 1,484,000(3)           9.6%
 82 Devonshire Street
 Boston, Massachusetts 02109

Merrill Lynch Trust Company, FSB Trustee for Thrift Plan for Employees of
  Holly Corporation, Its Affiliates and Subsidiaries.......................   821,686(4)           5.3%
 9603 South Meridian Boulevard
 B-4-GES-SW
 Englewood, Colorado 80112

Dimensional Fund Advisors, Inc............................................. 1,062,140(5)           6.9%
 1299 Ocean Avenue
 Santa Monica, California 90401

Frontier Oil Corporation................................................... 6,096,875(6)          38.1%
 10000 Memorial Drive
 Suite 600
 Houston, Texas 77024-3411

C. Lamar Norsworthy, III...................................................   804,209(7)(8)(9)     5.1%

Nona Barrett...............................................................   605,664              3.9%
 P.O. Box 150
 Crested Butte, Colorado 81224

Paul T. Stoffel............................................................   572,400              3.7%

C. Lamar Norsworthy, III and Brown Brothers
  Harriman Trust Company of Texas, as co-trustees of three trusts for the benefit of David Norsworthy, Lamar Norsworthy and Nona Barrett,
  respectively(10).........................................................   571,716(11)          3.7%
 2001 Ross Avenue
 Dallas, Texas 75201-2996

                                                          Number of
                                                          shares and    Percent of
                                                          nature of       common
                                                          beneficial       stock
         Name and Address of Beneficial Owner             ownership     outstanding
         ------------------------------------           ----------      -----------
Matthew P. Clifton.....................................   217,105(8)(9)     1.4%
Jack P. Reid...........................................   208,719(8)        1.3%
W. John Glancy.........................................    52,800(8)          *
William J. Gray........................................    30,098             *
Stephen J. McDonnell...................................    32,000(8)          *
John A. Knorr..........................................     9,084(8)(9)       *
Marcus R. Hickerson....................................     9,112(12)         *
Robert G. McKenzie.....................................     2,000             *
Thomas K. Matthews, II.................................       800             *
All directors and officers as a group (21 Persons) (12) 2,073,514(8)(9)    12.9%

--------
 *  less than one percent
 (1) The named individuals are life beneficiaries and their "children and descendants," of whom there are now eleven, are residuary beneficiaries of these trusts.

 (2) Brown Brothers Harriman Trust Company of Texas has filed with the Securities and Exchange Commission a Schedule 13G, dated June 14, 2001. Based on the Schedule 13G, Brown Brothers has sole voting power with respect to 1,511,136 shares and shared dispositive power with respect to 285,858 shares of Holly common stock, and sole dispositive power with respect to 2,177,924 shares and shared dispositive power with respect to 285,858 of Holly common stock.


 (3) FMR Corp. has filed with the Securities and Exchange Commission an amended
     Schedule 13G, dated February 13, 2003. Based on the most recent amendment, FMR has sole voting power with respect to 0 shares and shared voting power with respect to 0 shares of Holly common stock, and sole dispositive power with respect to 1,484,000 shares and shared dispositive power with respect to 0 shares of Holly common stock.


 (4) Voting power is shared with plan participants.


 (5) Dimensional Fund Advisors Inc. has filed with the Securities and Exchange Commission an amended Schedule 13G dated February 11, 2003. Based on the most recent amendment, Dimensional Fund has sole voting power with respect to 1,062,140 shares and shared voting power with respect to 0 shares of Holly common stock, and sole dispositive power with respect to 1,062,140 shares and shared dispositive power with respect to 0 shares of Holly common stock.


 (6) Frontier Oil Corporation has filed with the Securities and Exchange Commission a Schedule 13D, dated April 9, 2003. Based on this filing, Frontier Oil Corporation entered into support agreements with the following shareholders of Holly Corporation: C. Lamar Norsworthy, III, Matthew P. Clifton, Nona Barrett, William J. Gray, Marcus R. Hickerson, Thomas K. Matthews, II, Robert G. McKenzie, Jack P. Reid, Paul T. Stoffel, Brown Brothers Harriman Trust Company of Texas, as trustee for various trusts, NBN Capital Limited Partnership, NBN Asset Management Company, L.L.C.


 (7) Does not include 571,176 shares which are beneficially owned by three trusts of which Mr. Norsworthy is a co-trustee and which are listed separately.


 (8) The number of shares beneficially owned includes shares of Holly common stock of which such individuals have the right to acquire beneficial ownership either currently or within 60 days after the record date, upon the exercise of options, as follows: 168,000 shares for Mr. Norsworthy, 180,400 shares for Mr. Clifton, 52,400 shares for Mr. Glancy, 100,000 shares for Mr. Reid, 32,000 shares for Mr. McDonnell, 4,800 shares for Mr. Knorr, and 623,400 shares for all directors and officers as a group.


 (9) The number of shares beneficially owned includes shares in the Thrift Plan for Employees of Holly Corporation, Its Affiliates and Subsidiaries as follows: 21,509 shares for Mr. Norsworthy, 36,705 shares for Mr. Clifton, 4,284 shares for Mr. Knorr and 109,067 shares for all directors and officers as a group. All such shares are currently subject to the participant's directions as to holding or selling such shares.

(10) The named individuals are the life beneficiaries and members of their families are the residuary beneficiaries of these trusts. Substantially all of the 571,176 shares are held in a limited partnership of which the general partner is a limited liability company owned and controlled by these trusts. The 98.5% limited partner in such partnership is a trust of which Mr. Norsworthy and Brown Brothers are co-trustees and under which, unless the life beneficiary of the trust exercises a power of appointment directing otherwise, residuary beneficiaries are the trusts for the benefit of Mr. Norsworthy, David Norsworthy and Nona Barrett of which Brown Brothers is the trustee.


(11) The co-trustees share indirect voting and investment powers. Mr. Norsworthy disclaims that he is the beneficial owner except as to 2,860 of these shares.


(12) Includes 6,000 shares as to which Mr. Hickerson disclaims beneficial ownership.


(13) Includes 5,972 shares as to which the holders of Holly common stock disclaim beneficial ownership.

Security Ownership of Certain Beneficial Owners and Management of Frontier


   The following table and the notes thereto set forth certain information regarding the beneficial ownership of Frontier common stock as of June 18, 2003 by (i) each current director of Frontier, (ii) the executive officers of Frontier, (iii) all executive officers and directors of Frontier as a group and
(iv) each other person known to Frontier to own beneficially more than five percent of Frontier common stock outstanding on the Frontier record date. Unless otherwise indicated, all stockholders set forth below have the same principal business address as Frontier.



                                                           Number of
                                                            shares
                                                          and nature       Percent of
                                                         of beneficial    common stock
          Name and Address of Beneficial Owner             ownership     outstanding (1)
          ------------------------------------           -------------   ---------------
AXA Financial, Inc......................................   2,248,617(2)        8.6
 1290 Avenue of the Americas
 New York, New York 10104

Oppenheimer Funds, Inc..................................   2,244,000(3)        8.6
 498 Seventh Avenue
 New York, New York 10018

Oppenheimer Main Street Growth & Income Fund............   1,842,100(3)        7.0
 6803 S. Tucson Way
 Englewood, Colorado 80112

Barclay's Global Investors, NA..........................   1,834,127(4)        7.0
 45 Fremont Street
 San Francisco, California 94105

Ingalls & Snyder LLC....................................   1,589,495(5)        6.0
 61 Broadway
 New York, New York 10006

Great Plains Trust Company..............................   1,577,000(6)        6.0
 4705 Mission Road
 Westwood, Kansas 66205

Kornitzer Capital Management, Inc.......................   1,377,694(6)        5.3
 5420 West 61st Place
 Shawnee Mission, Kansas 66205

Holly Corporation.......................................   2,084,925(7)        8.0
 100 Crescent Court, Suite 1600
 Dallas, TX 75201-6977
James R. Gibbs..........................................   1,230,848(10)       4.6
Douglas Y. Bech (9).....................................      36,625             *(8)
G. Clyde Buck (9).......................................      26,625             *(8)
T. Michael Dossey (10)..................................      16,000             *(8)
James H. Lee (9)........................................      24,125             *(8)
Paul B. Loyd, Jr. (9)...................................      26,625             *(8)
Carl W. Schafer (9).....................................      31,625             *(8)
Julie H. Edwards........................................     450,554(12)       1.7
W. Reed Williams........................................     226,456(13)         *(8)
J. Currie Bechtol.......................................     116,554(14)         *(8)
Jon D. Galvin...........................................     180,970(15)         *(8)
Directors and executive officers as a group (11 Persons)   2,367,007           9.0

--------
 *  less than one percent

 (1) Represents percentage of 26,135,264 outstanding shares of Frontier common stock as of June 18, 2003.

 (2) AXA, AXA Financial, Inc., the Mutuelles AXA (AXA Conseil Vie Assurance Mutuelle, AXA Assurance I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle) have filed jointly as a group with the Securities and Exchange Commission a Schedule 13G dated February 12, 2003. Based on the filing, an AXA entity owns 112,200 of such shares and subsidiaries of AXA Financial, Inc., Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States own 2,079,617 shares and 56,800 shares, respectively, of such shares of Frontier common stock. Each member of the group reports sole voting power with respect to 1,872,067 shares, shared voting power with respect to 14,500 shares, sole dispositive power with respect to 2,136,417 shares and shared dispositive power with respect to 112,200 shares of Frontier common stock.
 (3) Oppenheimer Funds, Inc. ("Oppenheimer") has filed with the Securities and Exchange Commission a Schedule 13G, dated October 22, 1999, and amendments thereto, dated February 8, 2002 and February 13, 2003 (filed jointly with Oppenheimer Main Street Growth & Income Fund ("Oppenheimer Main Street")). Based on the most recent amendment, (i) Oppenheimer has sole voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 2,244,000 shares of Frontier common stock, and (ii) Oppenheimer Main Street has sole voting power and shared dispositive power with respect to 1,842,100 shares of Frontier common stock.
 (4) Barclays Global Investors, NA ("Barclays") has filed with the Securities and Exchange Commission a Schedule 13G dated February 10, 2003. Based on the filing, Barclays has sole voting power and sole dispositive power with respect to 1,834,127 of the above shares of Frontier common stock.
 (5) Ingalls & Snyder LLC ("Ingalls & Snyder") has filed with the Securities and Exchange Commission a Schedule 13G, dated September 6, 1995, and amendments thereto, dated December 8, 1995, January 17 and June 10, 1996, January 29 and July 28, 1997, February 9, 1998, February 5, 1999, January 26, 2000, February 7, June 12 and November 13, 2001, February 12, 2002 and February 10, 2003. Based on the most recent amendment, Ingalls & Snyder has sole voting power with respect to 32,737 of the above shares, sole dispositive power with respect to 27,737 of the above shares and shared dispositive power with respect to 1,556,758 of the above shares of Frontier common stock.
 (6) Kornitzer Capital Management, Inc. ("KCM") has filed with the Securities and Exchange Commission a Schedule 13G, dated March 29, 1996, and amendments thereto, dated February 10, 1997, February 17, 1998 (filed jointly with Great Plains Trust Company ("Great Plains")), two amendments dated February 27, 1999 (one of which was filed jointly with Great Plains), two amendments dated February 14, 2001 (one of which was filed jointly with Great Plains), an amendment dated February 14, 2002 and an amendment dated February 14, 2003. Based on the most recent amendments,
     (i) KCM has shared voting power and shared dispositive power with respect to 1,377,694 shares of Frontier common stock, and (ii) Great Plains has shared voting power and shared dispositive power with respect to 1,577,000 shares of Frontier common stock.

 (7) Holly Corporation entered into support agreements with the following shareholders of Frontier: James R. Gibbs, Julie H. Edwards, W. Reed Williams, Douglas Y. Bech, G. Clyde Buck, T. Michael Dossey, James H. Lee, Paul B. Loyd, Jr., James S. Palmer and Carl W. Schafer, relating to an aggregate of 2,084,925 shares of Frontier common stock beneficially owned by such shareholders. Such support agreements represent Holly's sole voting power to vote such shares in favor of the merger.


 (8) Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other stockholders are not exercised. As of June 18, 2003, 26,135,264 shares of common stock were outstanding.


 (9) Includes 23,125 shares with respect to which such person has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.


(10) Includes 15,000 shares with respect to which such person has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(11) Includes 915,000 shares with respect to which Mr. Gibbs has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 47,983 unvested shares of restricted stock as to which Mr. Gibbs has voting and dispositive power pursuant to the Frontier Oil Corporation Restricted Stock Plan. Mr. Gibbs owns and has sole voting and sole dispositive power with respect to 267,865 shares.


(12) Includes 315,500 shares with respect to which Ms. Edwards has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 21,964 unvested shares of restricted stock as to which Ms. Edwards has voting and dispositive power pursuant to the Frontier Oil Corporation Restricted Stock Plan. Ms. Edwards owns and has sole voting power and sole dispositive power with respect to 113,090 shares.


(13) Includes 198,750 shares with respect to which Mr. Williams has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 12,655 unvested shares of restricted stock as to which Mr. Williams has voting and dispositive power pursuant to the Frontier Oil Corporation Restricted Stock Plan. Mr. Williams owns and has sole voting power and sole dispositive power with respect to 15,051 shares.


(14) Includes 103,200 shares with respect to which Mr. Bechtol has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 8,648 unvested shares of restricted stock as to which Mr. Bechtol has voting and dispositive power pursuant to the Frontier Oil Corporation Restricted Stock Plan. Mr. Bechtol owns and has sole voting power and sole dispositive power with respect to 4,706 shares.


(15) Includes 125,500 shares with respect to which Mr. Galvin has the right to acquire under Frontier's stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 19,812 unvested shares of restricted stock as to which Mr. Galvin has voting and dispositive power pursuant to the Frontier Oil Corporation Restricted Stock Plan. Mr. Galvin owns and has sole voting power and sole dispositive power with respect to 35,658 shares.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

   Holly common stock is currently traded on the American Stock Exchange under the symbol "HOC." Frontier common stock is currently traded on the New York Stock Exchange under the symbol "FTO."

   The following table sets forth, for the fiscal periods indicated, dividends and high and low sales prices per share of Holly common stock, as reported on the American Stock Exchange, and dividends and high and low sales prices per share of Frontier common stock, as reported on the New York Stock Exchange. For current price information, you should consult publicly available sources.


                                                     Holly Common Stock
                                                 --------------------------
                                                                   Dividends
    Calendar Period                                High     Low      Paid
    ---------------                              -------  -------  ---------
    2001
       First Quarter............................ $ 12.75* $  7.07*  $ 0.09*
       Second Quarter...........................   25.07*   11.80*    0.09*
       Third Quarter............................   21.59*   14.10*    0.09*
       Fourth Quarter...........................   20.40    15.25     0.10
    2002
       First Quarter............................ $ 20.80  $ 16.15   $ 0.10
       Second Quarter...........................   19.40    14.25     0.10
       Third Quarter............................   17.87    15.25     0.10
       Fourth Quarter...........................   17.68    14.57     0.11
    2003
       First Quarter............................ $ 28.80  $ 19.90   $ 0.11
       Second Quarter (through [June 26], 2003). $[29.25] $[27.05]  $[0.11]

--------
* Adjusted for a 2 for 1 stock split effected on July 9, 2001.


                                                    Frontier Common Stock
                                                 --------------------------
                                                                   Dividends
    Calendar Period                                High     Low      Paid
    ---------------                              -------  -------  ---------
    2001
       First Quarter............................ $  8.99  $  6.38       --
       Second Quarter...........................   16.75     7.55   $ 0.05
       Third Quarter............................   17.00    10.80     0.05
       Fourth Quarter...........................   20.25    14.65     0.05
    2002
       First Quarter............................ $ 21.90  $ 15.94     0.05
       Second Quarter...........................   22.75    14.66     0.05
       Third Quarter............................   17.50    11.47     0.05
       Fourth Quarter...........................   17.61    10.68     0.05
    2003
       First Quarter............................ $ 18.25  $ 14.01     0.05
       Second Quarter (through [June 26], 2003). $[18.16] $[15.35]  $[0.05]



   The following table sets forth the closing prices per share of Holly common stock on the American Stock Exchange and Frontier common stock on the New York Stock Exchange on March 28, 2003, the last full trading day prior to the public announcement of the merger, and on [June 26], 2003, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus:



                                        Holly   Frontier
                                        Common   Common
                                        Stock    Stock
                                       -------  --------
                       March 28, 2003. $ 22.10  $ 17.85
                       [June 26], 2003 $[27.60] $[15.40]


   Because market prices of Holly common stock and Frontier common stock may increase or decrease before the completion of the merger, stockholders are urged to obtain current market quotations.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


   The following unaudited pro forma condensed consolidated financial statements of Frontier, which we refer to as the "pro forma statements," give effect to the merger, as well as to the offering and sale of the senior notes under Rule 144A, as described in "Recent Developments--Senior Notes Offering by Frontier" on page 32, and the use of proceeds therefrom, but do not include Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah as described in "Recent Developments--Woods Cross Refinery Acquisition by Holly" beginning on page 33 or Holly's pending acquisition of Juarez Pipeline Company's 45% partnership interest in the Rio Grande Pipeline Company as described in "Recent Developments--Acquisition of Partnership Interest by Holly" on page 35. The merger will be accounted for using the purchase method with Frontier as the acquiror of Holly's business. Accordingly, Holly's assets and liabilities have been adjusted to their estimated fair values based upon preliminary purchase price allocations which have been made solely for the purposes of developing the pro forma statements. Any subsequent adjustments and any uncertainties affecting the pro forma statements based upon such allocations are not expected to be significant. However, we cannot assure you that such adjustments will not be significant. The results of operations of Holly's business will be included in the consolidated financial statements of Parent following the closing date of the merger.



   The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 gives effect to the merger, and the offering and sale of the senior notes under Rule 144A and the use of proceeds therefrom, as if these transactions had been completed on January 1, 2002, but does not include Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah or Holly's pending acquisition of Juarez Pipeline Company's 45% partnership interest in the Rio Grande Pipeline Company. This pro forma statement has been prepared based upon the historical consolidated statement of operations of Frontier contained in Frontier's annual report on Form 10-K, as amended, and quarterly report on Form 10-Q, as amended, and of Holly prepared as described below. See "Where You Can Find More Information" beginning on page 142.



   The unaudited pro forma condensed consolidated balance sheet at March 31, 2003 gives effect to the merger, and the offering and sale of the senior notes under Rule 144A, and the use of proceeds therefrom, but not including Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah or Holly's pending acquisition of Juarez Pipeline Company's 45% partnership interest in the Rio Grande Pipeline Company, as if these transactions had occurred on March 31, 2003 and is based upon the historical consolidated balance sheet of Frontier contained in Frontier's quarterly report on Form 10-Q, as amended, and of Holly prepared as described below. See "Where You Can Find More Information" beginning on page 142.



   The Holly historical financial statements included in Holly's most recent annual report on Form 10-K, as amended, and quarterly reports on Form 10-Q, as amended, are for the fiscal year ended July 31, 2002 and the quarters ended October 31, 2002, January 31, 2003 and April 30, 2003, respectively. For purposes of the pro forma statements, the Holly historical financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and the year ended December 31, 2002 has been derived from Holly's accounting records as of and for the year ended July 31, 2002 and for the eight months ended March 31, 2003 and five months ended December 31, 2002. These compiled unaudited financial statements have been prepared on a basis consistent with the Holly historical financial statements for the fiscal year ended July 31, 2002.



   The pro forma statements should be read in conjunction with the historical consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of both companies contained in their respective annual reports on Form 10-K, as amended, and quarterly reports on Form 10-Q, as amended, previously filed with the Securities and Exchange Commission as described in "Where You Can Find More Information" beginning on page 142 and incorporated herein by reference. The pro forma statements are not necessarily indicative of the actual results of operations or financial position of Frontier and Holly that would have occurred had the merger and the offering and sale of the senior notes under Rule 144A and the use of proceeds therefrom, but not including Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah or Holly's pending acquisition of Juarez Pipeline Company's 45% partnership interest in the Rio Grande Pipeline Company, occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                           Frontier Oil Corporation
           Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                March 31, 2003

                                (in thousands)

                                                          Frontier    Holly                           Pro
                                                         Historical Historical    Adjustments        Forma
                                                         ---------- ---------- -----------        ----------
Assets
Current assets:
   Cash and cash equivalents............................  $113,931   $ 28,306   $(172,500)(a)     $  138,077
                                                                                   (5,640)(a)
                                                                                  (35,714)(b)
                                                                                   (2,239)(b)
                                                                                   (6,210)(c)
                                                                                  218,143 (e)
   Trade receivables, net of allowance..................    52,778    191,434          --            244,212
   Notes receivable, net of allowance...................     1,449         --          --              1,449
   Other receivables....................................     1,371        347          --              1,718
   Inventory of crude oil, products and other...........   145,285     70,968      41,916 (a)        258,169
   Deferred tax current assets..........................     2,243         29         (29)(a),(f)         --
                                                                                   (2,243)(g)
   Other current assets.................................     2,001     19,496      (6,750)(a),(d)     11,361
                                                                                   (3,386)(g)
                                                          --------   --------   ---------         ----------
      Total current assets..............................   319,058    310,580      25,348            654,986
   Property, plant and equipment, net...................   309,850    220,448     378,515 (a)        908,813
   Asset held for sale..................................       472         --          --                472
   Investment in joint ventures.........................        --     15,050          --             15,050
   Prepaid transportation...............................        --     25,000          --             25,000
   Other assets.........................................     9,444      8,989        (708)(a),(b)     20,499
                                                                                   (3,436)(a),(d)
                                                                                    6,210 (c)
                                                          --------   --------   ---------         ----------
      Total assets......................................  $638,824   $580,067   $ 405,929         $1,624,820
                                                          ========   ========   =========         ==========
Liabilities and Stockholders' Equity
Current liabilities:
   Revolving credit facility............................  $ 29,100   $ 10,000   $ (10,000)(b)     $   29,100
   Accounts payable.....................................   168,041    243,839          --            411,880
   Accrued turnaround cost..............................     3,343         --      10,813 (a),(d)     14,156
   Accrued liabilities and other........................    10,375     28,232       4,000 (a)         33,213
                                                                                     (851)(b)
                                                                                   (8,543)(g)
   Current deferred tax liability.......................        --         50       9,225 (a),(f)      7,032
                                                                                   (2,243)(g)
   Current portion of long-term debt....................        --      8,571      (8,571)(b)             --
   Accrued interest.....................................     7,976         --          --              7,976
                                                          --------   --------   ---------         ----------
      Total current liabilities.........................   218,835    290,692      (6,170)           503,357
                                                          --------   --------   ---------         ----------
   Long-term debt.......................................   208,013     17,143     (17,143)(b)        426,156
                                                                                  218,143 (e)
                                                          --------   --------   ---------         ----------
   Long-term accrued turnaround cost....................    15,687         --         782 (a),(d)     16,469
                                                          --------   --------   ---------         ----------
   Pension and post-retirement employee liabilities.....    18,991         --      22,110 (a)         46,258
                                                                                    5,157 (g)
                                                          --------   --------   ---------         ----------
   Deferred credits and other...........................     4,230         --          --              4,230
                                                          --------   --------   ---------         ----------
   Deferred income taxes................................     9,783     32,818     143,836 (a)        176,432
                                                                                  (10,005)(a),(f)
                                                          --------   --------   ---------         ----------
   Stockholders' equity:
      Preferred stock...................................        --         --          --                 --
      Common stock......................................    57,471        169        (169)(a)            458
                                                                                      155 (a)
                                                                                  (57,168)(h)
      Paid-in capital...................................   102,761     15,609     (15,609)(a)        454,630
                                                                                  294,701 (a)
                                                                                   57,168 (h)
      Retained earnings.................................    44,615    236,135    (236,135)(a)         43,227
                                                                                   (1,388)(b)
      Accumulated other comprehensive (loss) income.....      (598)        --          --               (598)
      Treasury stock....................................   (38,387)   (12,499)     12,499 (a)        (38,387)
      Deferred employee compensation....................    (2,577)        --      (4,835)(a)         (7,412)
                                                          --------   --------   ---------         ----------
         Total stockholders' equity.....................   163,285    239,414      49,219            451,918
                                                          --------   --------   ---------         ----------
Total liabilities and stockholders' equity..............  $638,824   $580,067   $ 405,929         $1,624,820
                                                          ========   ========   =========         ==========

  Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments:

   (a) For purposes of the pro forma statements, the total estimated purchase price of Holly's business is computed and allocated as follows (in thousands):


Purchase Consideration:
 Value of common stock issued to Holly Corporation Stockholders (15,502,028 shares)....................................................................... $ 271,285
 Value of outstanding options granted to Holly option holders (2,312,366 Frontier
   options)......................................................................    23,571
 Cash paid to Holly Corporation stockholders.....................................   172,500
 Estimated transaction costs.....................................................     5,640
                                                                                  ---------
                                                                                  $ 472,996
                                                                                  =========
Allocated to:
 Working capital items:
   Cash.......................................................................... $  28,306
   Trade receivables.............................................................   191,434
   Other receivables.............................................................       347
   Inventory.....................................................................   112,884
   Other current assets..........................................................    12,746
   Accounts payable..............................................................  (243,839)
   Accrued turnaround cost.......................................................   (10,813)
   Accrued liabilities and other.................................................   (28,232)
   Accrued severance costs.......................................................    (3,000)
   Accrued relocation costs......................................................    (1,000)
   Current deferred tax liability................................................    (9,275)
 Property, plant and equipment:
   Refineries....................................................................   372,963
   Pipeline......................................................................   226,000
 Debt:
   Revolving credit facility.....................................................   (10,000)
   Current portion of long-term debt.............................................    (8,571)
   Long-term debt................................................................   (17,143)
 Accrued pension and post-retirement employee liabilities........................   (22,110)
 Deferred income taxes...........................................................  (166,649)
 Other:
   Investment in joint ventures..................................................    15,050
   Prepaid transportation........................................................    25,000
   Other assets..................................................................     4,845
   Long-term accrued turnaround cost.............................................      (782)
 Deferred employee compensation (equity account).................................     4,835
                                                                                  ---------
Total allocation................................................................. $ 472,996
                                                                                  =========


   The estimated purchase price and the resulting allocations are based on management's preliminary estimates of the fair value of assets acquired and liabilities assumed and have been made solely for purposes of developing the pro forma statements. Any subsequent adjustments and any uncertainties affecting the pro forma presentation based upon such allocations are not expected to be significant. However, we cannot assure you that such allocations will not be significant.


   The value of the common stock issued to Holly Corporation stockholders is based on the number of Holly common stock issued and outstanding currently and will be updated immediately prior to the effective time of the merger valued at Frontier's market price for a reasonable period before and after the date that the terms of the merger were agreed to and announced. The value of outstanding options granted to Holly option holders is the number of Holly stock options outstanding currently, which will be updated at the effective time of the merger multiplied by the option exchange ratio, as defined in the merger agreement, valued at fair market value based on Black-Scholes option pricing model with Frontier's assumptions.



   Inventory of crude oil, products and other is adjusted to bring Holly's last-in, first-out ("LIFO") inventory to fair market value as of March 31, 2003.



   The estimated transaction costs of $5.6 million do not include costs related to Holly's acquisition of the Woods Cross refinery near Salt Lake City, Utah or Holly's transaction costs related to the merger.



   To estimate the fair value of Holly's property, plant and equipment at the time of the transaction Frontier relied upon Frontier's preliminary evaluations of Holly's pipeline and refinery assets. In connection with the consummation of the merger, we will obtain independent third party valuations of Holly's assets in order to make a valuation determinations. Once these independent determinations have been made, Frontier will be able to determine the final allocations of the purchase price for accounting purposes and amount of goodwill, if any, that will result from this transaction.



   The accrual for pension and post-retirement employee liabilities of $22.1 million is to record the July 31, 2002 unfunded, unrecorded liability of Holly retirement pension and benefit plans as determined by actuarial calculations. The pension and benefit liability computations were also conformed to the lower assumed discount rate used by Frontier.



   (b) To record the prepayment of Holly's existing debt of $35.7 million and estimated prepayment penalty of $2.2 million ($1.4 million net of tax) and write off the remaining related deferred financing costs. In connection with the debt prepayment, a prepayment penalty based on current interest rates and remaining years to maturity will be payable to the lender. The prepayment penalty will be reflected as Interest Expense and Other Financing Costs in Frontier's financial statements in the period incurred. The actual prepayment penalty may be higher or lower depending primarily on interest rate levels and the date of the debt prepayment.


   (c) To record the capitalization and payment of financing costs of $6.2 million for borrowings under the notes used to finance the merger.

   (d) To conform Holly's accounting method of turnarounds to Frontier's accounting method. Turnarounds consist of scheduled and required shutdowns of refinery operating units for significant overhaul and refurbishment. Holly has historically accounted for turnaround costs by deferring them and amortizing such costs over the period until the next scheduled turnaround. Frontier has historically accounted for the costs of turnarounds by ratably accruing such estimated costs over the period from the prior turnaround to the next scheduled turnaround.


   (e) To record the offering of new senior notes in the aggregate principal amount of $220.0 million issued at a $1.9 million original issue discount. The original issue discount is reflected as a reduction of long-term debt on the pro forma balance sheet and will be amortized to interest expense and other financing costs over the 10 year life of the notes using the effective interest method.



   (f) To record the deferred tax effect of the inventory, turnaround, pension and post-retirement pro forma adjustments.


   (g) Reclassifications were made to conform Holly's account balances to the Frontier presentation.


   (h) To record the issuance of the new parent company stock to both existing Frontier and Holly stockholders at $.01 par value.

                           Frontier Oil Corporation
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                         Year Ended December 31, 2002
                                (in thousands)


                                            Frontier     Holly
                                           Historical  Historical Adjustments    Pro Forma
                                           ----------  ---------- -----------   ----------
Revenues.................................. $1,813,750   $974,846   $     --     $2,788,596
Costs and expenses:
Raw material costs, freight and other.....  1,562,613    798,340    (19,948)(a)  2,341,005
Refinery operating expenses, excluding
  depreciation............................    178,295    105,546       (245)(c)    283,596
Selling and general expenses, excluding
  depreciation............................     17,248     22,310      1,000 (b)     42,158
                                                                      1,600 (d)
Impairment loss on asset held for sale....        363         --         --            363
Exploration expense, including dry holes..         --      1,315         --          1,315
Depreciation..............................     27,332     21,360     13,013 (e)     61,705
                                           ----------   --------   --------     ----------
                                            1,785,851    948,871     (4,580)     2,730,142
                                           ----------   --------   --------     ----------
Operating income..........................     27,899     25,975      4,580         58,454
Interest expense and other financing costs     27,613      2,488     15,238 (f)     47,602
                                                                        621 (g)
                                                                       (597)(h)
                                                                     (2,239)(i)
Equity earnings in joint ventures.........         --     (3,442)        --         (3,442)
Interest income...........................     (1,802)      (980)        --         (2,782)
                                           ----------   --------   --------     ----------
Income before income taxes................      2,088     27,909    (12,921)        17,076
Provision for income taxes................      1,060      9,896     (4,201)(j)      6,755
                                           ----------   --------   --------     ----------
Net income................................ $    1,028   $ 18,013   $ (8,720)    $   10,321
                                           ==========   ========   ========     ==========



                           Frontier Oil Corporation


      Unaudited Pro Forma Condensed Consolidated Statement of Operations


                   For the Three Months Ended March 31, 2003


                                (in thousands)



                                            Frontier    Holly                     Pro
                                           Historical Historical Adjustments     Forma
                                           ---------- ---------- -----------   --------
Revenues..................................  $499,384   $314,912    $    --     $814,296
Costs and expenses:
Raw material costs, freight and other.....   435,304    267,483     (7,687)(a)  695,100
Refinery operating expenses, excluding
  depreciation............................    51,311     29,676       (241)(c)   80,746
Selling and general expenses, excluding
  depreciation............................     4,678      5,587        500 (d)   10,765
Exploration expense, including dry holes..        --        248         --          248
Depreciation..............................     6,960      6,543      2,301 (e)   15,804
                                            --------   --------    -------     --------
                                             498,253    309,537     (5,127)     802,663
                                            --------   --------    -------     --------
Operating income..........................     1,131      5,375      5,127       11,633
Interest expense and other financing costs     7,426        192      4,242 (f)   11,829
                                                                       155 (g)
                                                                      (186)(h)
Equity loss in joint ventures.............        --        984         --          984
Gain on sale of pipeline assets...........        --    (16,447)        --      (16,447)
Interest income...........................      (373)      (154)        --         (527)
                                            --------   --------    -------     --------
Income (loss) before income taxes.........    (5,922)    20,800        916       15,794
Provision (benefit) for income taxes......    (2,222)     7,909        348 (j)    6,035
                                            --------   --------    -------     --------
Net income (loss).........................  $ (3,700)  $ 12,891    $   568     $  9,759
                                            ========   ========    =======     ========

  Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
  Adjustments:

   (a) To conform Holly's accounting method for crude oil and refined products inventories to Frontier's accounting method. Holly has historically accounted for such inventories at the lower of cost, using the last-in, first-out ("LIFO") method, or market. Frontier has historically accounted for such inventories at the lower of cost, using the first-in, first-out ("FIFO") method, or market.

   (b) To record estimated severance payments to Frontier employees in connection with the merger.

   (c) To conform Holly's accounting method for turnarounds to Frontier's accounting method. Turnarounds consist of scheduled and required shutdowns of refinery operating units for significant overhaul and refurbishment. Holly has historically accounted for turnaround costs by deferring them and amortizing such costs over the period until the next scheduled turnaround. Frontier has historically accounted for the costs of turnarounds by ratably accruing such estimated costs over the period from the prior turnaround to the next scheduled turnaround.

   (d) To record estimated amortization of deferred employee compensation (equity account) in connection with the merger.

   (e) Change in depreciation expense due to purchase accounting adjustments to refinery plant and equipment and pipelines, net of depreciation recorded in the historical financial statements. The estimated pro forma average useful lives used was 16 years for refinery plant and equipment and 20 years for the pipelines.

   (f) Interest expense and amortization of debt discount relating to the senior notes issued in connection with the merger at an interest rate of 8.0%.

   (g) Amortization of financing costs of $6.2 million for borrowings under the senior notes. The amortization period used was the life of the senior notes of 10 years.


   (h) To write off Holly's historical deferred finance cost amortization due to paying off Holly's existing debt.



   (i) In connection with the prepayment of Holly's existing debt, a prepayment penalty based on current interest rates and remaining years to maturity will be payable to the lender. For purposes of this pro forma, a prepayment penalty of $2.2 million was computed. This will be reflected as Interest Expense and Other Financing Costs in Frontier's financial statements in the period incurred. The actual prepayment penalty may be higher or lower depending primarily on interest rate levels and the date of the debt prepayment.



   (j) To record an estimated statutory rate of 38% on the net pro forma adjustments and on Holly's historical results of operations.

                      DESCRIPTION OF PARENT CAPITAL STOCK


   The following description of the material terms of the capital stock of Parent includes a summary of specified provisions of Parent's amended and restated articles of incorporation and Parent's amended and restated bylaws. This description is subject to the relevant provisions of Wyoming law and is qualified by reference to Parent's amended and restated articles of incorporation and Parent's amended and restated bylaws, copies of which are attached as Annexes C and D, respectively, to this joint proxy statement/prospectus and are incorporated in this joint proxy statement/prospectus by reference. See "Comparison of Stockholder Rights" beginning on page 129 for a comparison of the rights of Holly and Frontier stockholders to the rights of Parent stockholders.


Authorized Capital Stock


   Parent is authorized to issue up to 74.5 million shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share.


Common Stock

   The shares of Parent common stock to be issued in the merger will be duly authorized, validly issued, fully paid and nonassessable. Each holder of Parent common stock is entitled to one vote per share in the election of directors and on all other matters submitted to the vote of stockholders. No holder of Parent common stock may cumulate votes in voting for Parent directors.

   Subject to the rights of the holders of any Parent preferred stock that may be outstanding from time to time, each share of Parent common stock has an equal and ratable right to receive dividends as may be declared by Parent's board of directors out of funds legally available for the payment of dividends, and, in the event of the liquidation, dissolution or winding up of Parent, is entitled to share equally and ratably in the assets available for distribution to Parent stockholders. No holder of Parent common stock has any preemptive right to subscribe for any securities of Parent.


   Application has been made to list Parent common stock on the New York Stock Exchange under the trading symbol "FTO."


Preferred Stock


   Parent's amended and restated articles of incorporation permit Parent to issue up to 500,000 shares of Parent preferred stock in one or more series with designations, powers, preferences, and rights, and such qualifications, limitations and restrictions thereof, as may be fixed by Parent's board of directors without any further action by Parent stockholders. Except as expressly provided by law or in the resolution of the board of directors fixing the designations of the preferred stock (or any series of preferred stock), the holders of preferred stock are not entitled to vote at, or receive notice of, any stockholders meeting. No dividends may be declared or paid in common stock unless any cumulative dividends have been paid on preferred stock. In the event of a dissolution, liquidation or winding-up of Parent, after payment of debts but before any distribution to holders of common stock, holders of preferred stock will be entitled to receive the amount fixed by the board of directors plus all cumulative but unpaid dividends.

                       COMPARISON OF STOCKHOLDER RIGHTS

   Holly is incorporated under the laws of the State of Delaware, and Frontier and Parent are incorporated under the laws of the State of Wyoming. In accordance with the merger agreement, at the effective time of the merger, the holders of Holly common stock and Frontier common stock will exchange their respective shares of common stock for Parent common stock. The rights of Parent stockholders will be governed by Wyoming law and Parent's amended and restated articles of incorporation and Parent's amended and restated bylaws. The following is a comparison of the material rights of Holly stockholders, Frontier stockholders and Parent stockholders under each company's organizational documents and the statutory framework in Delaware and Wyoming, as applicable.


   Parent's amended and restated articles of incorporation and Parent's amended and restated bylaws are included in this joint proxy statement/prospectus as Annex C and Annex D, respectively, and are incorporated herein by reference. Copies of the certificate or articles of incorporation and bylaws of Holly and Frontier were previously filed with the Securities and Exchange Commission. See "Where You Can Find More Information" beginning on page 142. The following description does not purport to be complete and is qualified by reference to Delaware law and Wyoming law, and the certificate or articles of incorporation and bylaws of Holly, Frontier and Parent, as applicable.


          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------

                           AUTHORIZED CAPITAL STOCK
21 million, of which (1)   50.5 million, of which     75 million, of which (1)
20 million are shares of   (1) 50 million are shares  74.5 million are shares
common stock, par value    of common stock, without   of common stock, par
$0.01 per share, and (2)   par value, and (2)         value $0.01 per share,
1 million are shares of    500,000 are shares of      and (2) 500,000 shares of
preferred stock, par       preferred stock, $100 par  preferred stock, $0.01
value $1.00 per share      value per share            par value per share

                              BOARD OF DIRECTORS
                                 Size of Board
Holly's certificate of     Frontier's articles of     Parent's articles of
incorporation              incorporation provide      incorporation provide
provides that the board    that the board of          that the board of
of directors must have at  directors must have at     directors must have at
least 3 directors, the     least 3 and not more than  least 3 and not more than
exact number to be fixed   9 directors, the exact     15 directors, with the
by the bylaws. Holly's     number to be fixed by the  exact number to be fixed
bylaws provide that the    bylaws. Frontier's bylaws  by the bylaws. Parent's
number of directors may    currently provide for not  bylaws provide for 12
not be less than 3 nor     less than 6 nor more than  directors (6 directors
more than 11 directors.    9 directors. Frontier      designated by Holly and 6
Holly currently has 9      currently has 7 directors. directors designated by
directors.                                            Frontier) at the
                                                      effective time of the
                                                      merger. Until the 2005
                                                      annual meeting of
                                                      stockholders, the number
                                                      of directors may be
                                                      reduced upon the
                                                      affirmative vote of at
                                                      least 66 2/3 percent of
                                                      the board of directors
                                                      and one of Holly's
                                                      designees and one of
                                                      Frontier's designees (or
                                                      their successors), as
                                                      long as the board of
                                                      directors is comprised of
                                                      an equal number of
                                                      directors designated by
                                                      Holly and Frontier, and,
                                                      after that time, as fixed
                                                      by resolution of the
                                                      board of directors.

                          Qualification of Directors
Under Delaware law,        Frontier's bylaws provide  Same as Frontier.
directors need not be      that directors need not
stockholders of Holly or   be residents of Wyoming
residents of Delaware.     or stockholders of
                           Frontier.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------

                             Removal of Directors
Under Delaware law and     Under Wyoming law, a       Same as Frontier, except
Holly's bylaws, Holly's    director may be removed    that the removal of a
directors may be removed   only if the number of      director requires the
with or without cause by   votes cast to remove him   vote of the holders of at
the holders of a majority  exceeds the number of      least 66 2/3% of the
of the shares then         votes cast not to remove   voting power of all
entitled to vote at an     him. Stockholders may      shares of capital stock
election of directors at   remove directors with or   entitled to vote in an
any meeting of Holly's     without cause unless the   election of directors,
stockholders called for    articles provide           voting as a single class.
that purpose.              otherwise, which
                           Frontier's articles do
                           not. Wyoming law also
                           provides that a director
                           may be removed by the
                           stockholders only at a
                           meeting called for that
                           purpose, and that the
                           meeting notice must state
                           that the purpose, or one
                           of the purposes, of the
                           meeting is the removal of
                           the director.

                               Cumulative Voting
Holly's stockholders do    Frontier's stockholders    Same as Holly and Frontier
not have the right to      do not have the right to
cumulate votes for the     cumulate votes for the
election of directors.     election of directors.

                             Classes of Directors
None                       None                       None

                            Vacancies on the Board
Holly's bylaws provide     Under Wyoming law, unless  Same as Frontier, except
that any vacancy may be    the articles of            that Parent's bylaws
filled by a majority of    incorporation provide      provide that vacancies,
the remaining directors,   otherwise, any vacancy,    including newly created
though less than a         including a vacancy as a   directorships resulting
quorum. The term of a      result of an increase in   from an increase in the
director elected to fill   the number of directors,   number of directors, may
a vacancy expires at the   may be filled by the       be filled only by a
next annual election or    stockholders, the board    majority of the entire
upon his or her earlier    of directors, or the       board of directors. The
death, resignation or      majority vote of the       terms of a director
removal. Holly's bylaws    directors remaining in     elected to fill a vacancy
also provide that if the   office if the remaining    expires after the next
remaining directors        directors constitute less  election of directors and
constitute less than a     than a quorum.             the successor is elected
majority of the whole                                 and qualified or until
board, the Delaware Court  Frontier's bylaws provide  his or her earlier death,
of Chancery, upon          that any vacancy may be    resignation or removal.
application of             filled by the majority of
stockholders that hold at  the remaining directors,   From the effective time
least ten percent (10%)    though less than a         of the merger until
of the total number of     quorum. The terms of a     immediately after the
shares of the capital      director elected to fill   2005 annual meeting of
stock of Holly at the      a vacancy expires at the   stockholders, any
time outstanding and have  next stockholders meeting  directorship vacated by a
the right to vote for      at which directors are     director designated by
directors, may summarily   elected and the successor  Frontier or Holly (or
order an election to be    is elected and qualified   their successors) may be
held to fill any such      or until his or her        filled only upon
vacancies or newly         earlier death,             recommendation of the
created directorships, or  resignation or removal.    nominating and corporate
to replace the directors                              governance committee,
chosen by the directors                               which shall consider only
then in office, which                                 those candidates
election would be                                     suggested by the Frontier
governed by Delaware law.                             designees (or their
                                                      successors) to fill a
                                                      directorship vacated by a
                                                      Frontier designee (or his
                                                      or her successor) or by
                                                      the Holly designees (or
                                                      their successors) to fill
                                                      a directorship vacated by
                                                      a Holly designee (or his
                                                      or her successor).

          HOLLY                         FRONTIER                         PARENT
          -----                         --------                         ------

                           Board Quorum and Vote Requirements
Holly's bylaws provide     Frontier's bylaws provide that a     Same as Frontier, except
that a majority of the     majority of the entire board of      that, during the period
entire board of            directors constitutes a quorum and   from the effective time
directors, but not less    the act of a majority of directors   of the merger until
than two directors,        present at any meeting at which a    immediately after the
constitutes a quorum and   quorum is present is the act of the  2005 annual meeting of
the act of a majority of   board of directors.                  stockholders, the
directors present at any                                        affirmative vote of at
meeting at which there is                                       least 66 2/3% of the
a quorum is the act of                                          members of the entire
the board of directors.                                         board of directors,
                                                                including one Holly
                                                                designee (or his or her
                                                                successor) and one
                                                                Frontier designee (or his
                                                                or her successor), at any
                                                                regular or special
                                                                meeting will be required
                                                                to terminate or remove
                                                                the chairman or president
                                                                and CEO, to diminish the
                                                                powers and duties of the
                                                                chairman or president and
                                                                CEO, to propose any
                                                                amendment to the articles
                                                                of incorporation for
                                                                submission to the
                                                                stockholders that would
                                                                have the effect of
                                                                eliminating, limiting,
                                                                restricting, avoiding or
                                                                otherwise modifying the
                                                                effect of the special
                                                                governance provisions
                                                                contained in Article X of
                                                                the bylaws, to sell,
                                                                lease, assign, transfer,
                                                                exchange or otherwise
                                                                dispose of all or
                                                                substantially all of the
                                                                assets of the
                                                                corporation, or to agree
                                                                to or consummate any
                                                                transaction that would
                                                                result in the acquisition
                                                                by any person of
                                                                beneficial ownership of
                                                                25% or more of either the
                                                                outstanding shares of
                                                                common stock of the
                                                                corporation or the
                                                                combined voting power of
                                                                the outstanding voting
                                                                securities of the
                                                                corporation entitled to
                                                                vote generally in the
                                                                election of directors.

                                  STOCKHOLDERS MEETINGS

                                     Annual Meetings
Holly's bylaws provide     Frontier's bylaws provide that the   Parent's bylaws provide
that the annual meeting    annual meeting must be held          that date, time and place
must be held on the        within 180 days after the close of   of the annual meeting is
second Thursday in         each fiscal year at a time and place determined by the board
December of each year,     designated by the board and that     of directors. Notice of
except that if the board   notice of the meeting must be        the meeting must be given
of directors deems it      given not less than 10 nor more      not less than 10 nor more
impracticable to hold the  than 60 days before the meeting.     than 60 days before the
meeting on that date, the                                       meeting.
annual meeting will be
held as soon as
practicable after that
date. Holly's bylaws
provide that notice of
the meeting must be given
not less than 30 nor more
than 60 days before the
date on which the annual
meeting is to be held.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------

                               Special Meetings
Holly's bylaws provide     Wyoming law requires a     Wyoming law requires a
that special meetings may  corporation to hold a      corporation to hold a
be called by the           special meeting at the     special meeting at the
President, and must be     call of the board of       call of the board of
called by the President,   directors or the persons   directors or the persons
a Vice President, the      authorized to do so in by  authorized to do so in by
Secretary or an Assistant  the articles or bylaws,    the articles or bylaws,
Secretary of Holly at the  or upon receipt of         or upon receipt of
written request of a       written demands signed by  written demands signed by
majority of the board of   the holders of at least    the holders of at least
directors, or of a         10% of the votes entitled  10% of the votes entitled
majority of the executive  to be cast at the meeting. to be cast at the meeting.
committee of the board of
directors, or of           Frontier's bylaws provide  Parent's bylaws provide
stockholders owning a      that special meetings of   that special meetings may
majority of the            the stockholders may be    be called by the chairman
outstanding shares having  called by the board of     of the board or
voting power. The special  directors, chairman,       president, and must be
meeting request must       chief executive officer,   called by the president
state the purpose or       president or chief         or secretary at the
purposes of the proposed   operating officer and      request of a majority of
meeting. Holly's bylaws    must be called by the      the board of directors.
provide that notice of     chairman, or in his        Notice of the meeting
the meeting must be given  absence the chief          must be given not less
not less than 30 nor more  executive officer,         than 10 nor more than 60
than 60 days before the    president or the chief     days before the meeting.
date on which the meeting  operating officer at the
is to be held, unless the  request of the holders of
meeting is called by the   50% or more of the
President, a Vice          outstanding shares
President, the Secretary   entitled to vote at the
or an Assistant Secretary  meeting; provided that
of Holly, at the written   the board has discretion
request of a majority of   to require the issues for
the board of directors,    which the special meeting
in which case, notice of   is called to be
the meeting must be given  considered instead at the
not less than 10 nor more  next annual meeting if
than 60 days before the    the request for the
date on which the special  special meeting is made
meeting is to be held.     within 90 days prior to
                           the end of the fiscal
                           year.

                    Stockholder Meeting Quorum Requirements
Holly's bylaws provide     Frontier's bylaws provide  Parent's bylaws provide
that a majority in         that holders of a          that, except as otherwise
interest of the            majority of the            provided by law, the
stockholders entitled to   outstanding shares         holders of a majority of
vote at the meeting,       entitled to vote with      the outstanding shares
present in person or       respect to any matter,     entitled to vote at a
represented by proxy,      present in person or       meeting, present in
constitutes a quorum.      represented by proxy,      person or by proxy,
                           constitutes a quorum for   constitutes a quorum at
                           action on that matter.     the meeting.

                           Action by Written Consent
Under Delaware law,        Under Wyoming law, any     Same as Frontier.
because Holly's            action required or
certificate of             permitted to be taken at
incorporation does not     a stockholders' meeting
provide otherwise, any     may be taken without a
action that is required    meeting by unanimous
or may be taken at any     written consent.
annual or special meeting
of Holly's stockholders
may be taken by the
written consent by the
holders of Holly common
stock having at least the
minimum number of votes
that would be necessary
to authorize or take such
action at a meeting of
Holly's stockholders.

          HOLLY                     FRONTIER                     PARENT
          -----                     --------                     ------

      Notice Requirements for Stockholder Nominations and Other Proposals
Holly's bylaws provide      Frontier's bylaws provide   Parent's bylaws provide
that for a stockholder      that stockholders must      that notice of a
proposal, other than        give notice in writing of   stockholder proposal must
board nominations, to be    any stockholder proposal    be received by Parent
timely, written notice of   to the Secretary of         between 90 and 120 days
the proposal must be        Frontier on or before the   before the anniversary of
received by Holly not       later of (1) 60 days        the previous year's
less than 120 nor more      before the meeting or (2)   annual meeting, except
than 150 days before the    10 days after the Board     that, if the annual
anniversary date of         first publishes the date    meeting is not within 30
Holly's proxy statement     of the meeting. Notices     days before or after such
mailed to Holly's           must include, as to each    anniversary, notice must
stockholders for the        matter the stockholder      be received by the close
prior year's annual         proposes to bring before    of business on the 10th
meeting. If no annual       the annual meeting, a       day after the notice of
meeting was held in the     brief description of the    the date of the annual
previous year or if the     proposal and the reasons    meeting was mailed or
date of the applicable      for bringing the proposal   publicly disclosed to the
annual meeting has been     to the annual meeting,      stockholders, whichever
changed by more than 30     the name and record         was first.
days from the date          address of the
contemplated at the time    stockholder making the      The stockholder's notice
of the previous year's      proposal, the class and     must include, as to each
proxy statement, then       number of shares of         matter the stockholder
written notice of the       Frontier beneficially       proposes to bring before
proposal must be received   owned by the stockholder,   the annual meeting,
by the secretary of Holly   and any material interest
not later than 60 days      of the stockholder in the   . a brief description of
before the date on which    proposal.                     the proposal and the
the proxy statement is                                    reasons for brining the
first mailed. Notices                                     proposal before the
must include a brief                                      annual meeting,
description of the                                      . the name and record
proposal, including the                                   address of the
text of the resolutions                                   stockholder,
and the reasons therefor                                . the class or series and
and, as to the                                            number of shares owned
stockholder making the                                    beneficially or of
proposal, the name and                                    record by the
address of the                                            stockholder,
stockholder, the class                                  . a description of all
and number of shares of                                   arrangements or
Holly voting stock                                        understandings between
beneficially owned by the                                 the stockholder and any
stockholder and any                                       other person in
financial interest of the                                 connection with the
stockholder in the                                        proposal and any
proposal.                                                 material interest of
                                                          the stockholder in the
Holly's bylaws also                                       proposal, and
provide that for                                        . a representation that
stockholder board                                         the stockholder intends
nominations to be timely,                                 to appear in person or
written notice of the                                     by proxy to bring the
nominations must be                                       proposal before the
received by the secretary                                 meeting.
of Holly, with respect to
an election at an annual                                Parent's bylaws also
meeting, not less than 90                               provide that a
nor more than 120 days                                  stockholder's notice of a
before the anniversary                                  nomination of a director
date of the prior year's                                for election must be
annual meeting and, with                                received by the secretary
respect to an election at                               of the corporation
a special meeting, not                                  between 90 and 120 days
later than the close of                                 before the one-year
business on the seventh                                 anniversary of the date
day after the first to                                  of the previous year's
occur of the date on                                    annual stockhoder
which notice of the date                                meeting. If the date of
of the special meeting                                  the current year's annual
was mailed to Holly's                                   meeting
stockholders or the date                                of stockholders has been
on                                                      changed


          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------
which public disclosure                               by more than 30 calendar
of the date of the                                    days from the one-year
special meeting was first                             anniversary of the date
made. Notices must                                    of the previous year's
include, as to each                                   annual meeting, then to
nominee, the information                              be timely the
required to be disclosed                              stockholder's notice must
in a solicitation of                                  be received not later
proxies for the election                              than the close of
of directors or otherwise                             business on the 10th day
required by Regulation                                following the day on
14A under the Securities                              which the notice of the
Exchange Act of 1934 and,                             meeting was mailed to
as to the stockholder                                 stockholders or publicly
making the proposal, the                              disclosed, whichever is
name and address of the                               earlier. The notice must
stockholder and the class                             contain each nominee's
and number of shares of                               name, age, business
Holly voting stock                                    address and residence
beneficially owned by the                             address, principal
stockholder.                                          occupation or employment,
                                                      the class and number of
                                                      shares of capital stock
                                                      of the corporation
                                                      beneficially owned by the
                                                      nominee, and any other
                                                      information relating to
                                                      the nominee that is
                                                      required by law or
                                                      regulation to be
                                                      disclosed in
                                                      solicitations of proxies
                                                      for the election of
                                                      directors and the
                                                      nominee's written consent
                                                      to being named as a
                                                      nominee for election as a
                                                      director and to serve as
                                                      a director if elected.
                                                      The notice must also
                                                      contain the stockholder's
                                                      the name and record
                                                      address, the class and
                                                      number of shares of
                                                      capital stock
                                                      beneficially owned by
                                                      such stockholder, a
                                                      description of all
                                                      arrangements or
                                                      understandings between
                                                      the stockholder and each
                                                      nominee and any other
                                                      persons (naming such
                                                      persons) relating to the
                                                      nomination, and any other
                                                      information required by
                                                      law or regulation to be
                                                      provided by a stockholder
                                                      intending to nominate a
                                                      person for election as a
                                                      director of the
                                                      corporation.

          HOLLY                     FRONTIER                     PARENT
          -----                     --------                     ------

                             TAKEOVER RESTRICTIONS
Under Delaware law, a       The Wyoming Management      Parent's articles of
corporation is prohibited   Stability Act contains      incorporation include a
for a three year period     takeover restrictions       specific provision by
following the time a        that apply to publicly      which Parent has "opted
stockholder becomes an      traded corporations that    out" of and will not be
interested stockholder,     meet the tests regarding    subject to the
from engaging in any        size and Wyoming contacts   restrictions on business
business combination with   contained in the statute    combinations with
an interested stockholder   but that have not "opted    interested stockholders,
who, together with its      out" of the statute.        the stockholder takeover
affiliates or associates,   Because Frontier has not    protection provisions and
owns, or who is an          opted out, it and its       the control-share
affiliate or associate of   stockholders are subject    acquisition provisions in
the corporation and         to the restrictions         the Wyoming Management
within a three-year         contained in the statute.   Stability Act.
period did own, 15% or
more of the corporation's   Under the statute, with
voting stock, unless:       some exceptions, Frontier
                            is prohibited from
.. prior to the time the     engaging in any "business
  stockholder became an     combination" (as defined
  interested stockholder,   in the statute) with an
  the board of directors    interested stockholder,
  of the corporation        or any affiliate or
  approved either the       associate of an
  business combination or   interested stockholder,
  the transaction which     for 3 years after the
  resulted in the           date the stockholder
  stockholder becoming an   became an interested
  interested stockholder;   stockholder, unless:
.. prior to the time the
  stockholder became an     . Before the stockholder
  interested stockholder,     became an interested
  the board of directors      stockholder, the board
  of the corporation          of directors approved
  approved either the         the business
  business combination or     combination or the
  the transaction which       transaction that
  resulted in the             resulted in the
  stockholder becoming an     stockholder becoming an
  interested stockholder;     interested stockholder,
.. the interested              or
  stockholder owned at      . On or after the
  least 85% of the voting     stockholder became an
  stock of the                interested stockholder,
  corporation, excluding      the business
  specified shares, upon      combination is approved
  consummation of the         by the board of
  transaction which           directors and
  resulted in the             authorized at an annual
  stockholder becoming an     or special meeting of
  interested stockholder;     stockholders, and not
  or                          by written consent, by
.. at or subsequent to the     the affirmative vote of
  time the stockholder        at least two-thirds
  became an interested        ( 2/3) of the
  stockholder, the            outstanding voting
  business combination is     stock which is not
  approved by the board       owned by the interested
  of directors of the         stockholder.
  corporation and
  authorized by the         An "interested
  affirmative vote, at an   stockholder," with some
  annual or special         exceptions, is any
  meeting and not by        person, and that person's
  written consent, of at    affiliates and
  least 66 2/3% of the      associates, who owns 15%
  outstanding voting        or more of the voting
  shares of the             stock or who is an
  corporation, excluding    affiliate or associate of
  shares held by that       the corporation and owned
  interested stockholder.   15% or more of the voting
                            stock within 3
                            years of the date.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------
A business combination     The statute also contains
generally includes:        restrictions on any
.. mergers, consolidations  person who makes a tender
  and sales or other       offer for shares if,
  dispositions of 10% or   after the acquisition,
  more of the assets of a  the person will own more
  corporation to or with   than 10% of any class of
  an interested            outstanding shares. The
  stockholder;             statute generally
.. specified transactions   requires the offeror to
  resulting in the         make filings with the
  issuance or transfer to  secretary of state
  an interested            providing information
  stockholder of any       regarding the offer and
  capital stock of the     the offeror, to deliver a
  corporation or its       copy of the filing to the
  subsidiaries; and        corporation, and to make
.. other transactions       the offer to holders of
  resulting in a           the same class on
  disproportionate         substantially equivalent
  financial benefit to an  terms. The statute also
  interested stockholder.  requires a waiting period
                           of 20 business days after
The provisions of the      the offer during which no
Delaware business          purchase or payment can
combination statute do     be made and a period of 2
not apply to a             years after the takeover
corporation if, subject    during which the offeror
to certain requirements,   may not acquire any
the certificate of         shares unless the holder
incorporation or bylaws    of those shares is also
of the corporation         afforded a reasonable
contain a provision        opportunity to dispose of
expressly electing not to  those shares to the
be governed by the         offeror upon
provisions of the statute  substantially equivalent
or the corporation does    terms. The stockholder
not have voting stock      takeover provisions do
listed on a national       not apply to an
securities exchange,       acquisition if all
authorized for quotation   acquisitions of equity
on The Nasdaq Stock        securities of the same
Market, Inc. or held of    class during the
record by more than 2,000  preceding 12 months by
stockholders. The statute  the offeror or any of its
is applicable to business  affiliates do not exceed
combinations of Holly      2% of that class.
because Holly has not
adopted any provision in   The control-share
its certificate of         acquisition provisions of
incorporation or bylaws    the statute, with some
to "opt-out" of the        exceptions, deny voting
Delaware business          rights to shares acquired
combination statute.       in a "control-share
                           acquisition" unless
                           voting rights are
                           conferred by a vote of
                           the stockholders. A
                           "control-share
                           acquisition" is the
                           acquisition of shares
                           that, when added to all
                           other shares of the
                           corporation with respect
                           to which that person may
                           exercise voting power,
                           would entitle that person
                           to exercise the voting
                           power of the corporation
                           in the election of
                           directors within any of
                           the following ranges of
                           voting power:
                           . 1/5 or more but less
                             than  1/3,
                           . 1/3 or more but less
                             than a majority, or
                           . A majority or more.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------

                    AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

                         Certificate of Incorporation
Under Delaware law, an     Under Wyoming law, most    Same as Frontier.
amendment to Holly's       amendments to the
certificate of             articles of incorporation
incorporation requires     require the affirmative
the approval of Holly's    vote of the holders of
board of directors and     the majority of the votes
the approval of holders    cast at the meeting (and
of a majority of the       of each class, if
outstanding stock          entitled to vote as a
entitled to vote on the    class), unless the
proposed amendment.        articles of
                           incorporation, directors,
                           or Wyoming Business
                           Corporation Act require a
                           larger proportion. A
                           proposed amendment must
                           be approved by the
                           holders of a majority of
                           the votes entitled to be
                           cast on the amendment by
                           any voting group if the
                           proposed amendment would
                           create dissenters' rights
                           with respect to the
                           voting group.

                           Under Wyoming law, a
                           stockholder is entitled
                           to dissent from an
                           amendment of the Articles
                           of Incorporation that
                           materially and adversely
                           affects rights in respect
                           of a dissenter's shares
                           because it:
                           . alters or abolishes a
                             preferential right of
                             the shares,
                           . creates, alters or
                             abolishes a right of
                             redemption, including a
                             provision regarding a
                             sinking fund for the
                             redemption or
                             repurchase, of the
                             shares,
                           . alters or abolishes a
                             preemptive right of the
                             holder of the shares to
                             acquire shares or other
                             securities,
                           . excludes or limits the
                             right of the shares to
                             vote on any matter, or
                             to cumulate votes,
                             other than a limitation
                             by dilution through the
                             issuance of shares or
                             other securities with
                             similar voting rights,
                             or
                           . reduces the number of
                             shares owned by a
                             stockholder to a
                             fraction of a share if
                             the fractional share is
                             to be acquired for cash.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------
                                    Bylaws
Under Delaware law,        Frontier's articles of     Parent's articles of
stockholders entitled to   incorporation and bylaws   incorporation and bylaws
vote have the power to     provide that Frontier's    provide that Parent's
adopt, amend or repeal     bylaws may be altered,     bylaws may be altered,
bylaws. In addition, a     amended or repealed or     amended or repealed or
corporation may, in its    new bylaws may be adopted  new bylaws may be adopted
certificate of             by the board of directors  by the board of directors
incorporation, confer      without any action on the  without any action on the
this power on the board    part of the stockholders,  part of the stockholders,
of directors. Holly's      but such bylaws may be     but such bylaws may be
certificate of             altered or repealed by     altered or repealed by
incorporation confers      the stockholders. The      the stockholders. The
this power on Holly's      board of directors may     board of directors may
board of directors.        take such action only      take such action only
Holly's bylaws provide     upon receiving the         upon receiving the
that they may be adopted,  affirmative vote of        affirmative vote of a
amended or repealed by     66 2/3% of the members of  majority of the members
the affirmative vote of    the board of directors.    of the board of
holders of at least 67%    If, for any reason, there  directors. From the
of the outstanding Holly   are fewer than 6           effective time of the
stock entitled to vote     directors, any such        merger until immediately
thereon at any regular or  action will require the    after the 2005 annual
special meeting of the     affirmative vote of a      meeting of stockholders,
stockholders or by the     majority of the board.     the board of directors
affirmative vote of a                                 may not take any action
majority of Holly's board                             without the affirmative
of directors.                                         vote of all members of
                                                      the board of directors
                                                      that would have the
                                                      effect of eliminating,
                                                      limiting, restricting or
                                                      modifying the effect of
                                                      the special governance
                                                      provisions contained in
                                                      Article X of Parent's
                                                      bylaws.
     EXCULPATION AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
                                  Exculpation
As permitted by Delaware   Frontier's articles of     Parent's articles of
law, Holly's certificate   incorporation include a    incorporation include a
of incorporation provides  provision eliminating the  provision eliminating the
that no Holly director     liability of a director    liability of a director
will be personally liable  to the corporation or its  to the corporation or its
to Holly or any of its     stockholders for monetary  stockholders for monetary
stockholders for monetary  damages for breach of      damages for any action
damages for breach of his  fiduciary duty as a        taken, or any failure to
or her duty as a           director, except liability take any action, as a
director, except that a    . for breach of the        director, except
Holly director will          director's duty of       liability for:
remain liable to the         loyalty to the           . the amount of financial
extent provided by law       corporation or its         benefit received by a
.. for breach of the          stockholders,              director to which he or
  director's duty of       . for acts or omissions      she is not entitled,
  loyalty to Holly or its    not in good faith or     . an intentional
  stockholders;              which involve              infliction of harm on
.. for acts or omissions      intentional misconduct     the corporation or its
  not in good faith or       or a knowing violation     stockholders,
  which involve              of law,                  . an unlawful
  intentional misconduct   . under section 17-1-141     distribution in
  of a knowing violation     of the Wyoming Business    violation of W.S.
  of law;                    Corporation Act, or        17-16-833 of the
.. for unlawful dividends   . for any transaction        Wyoming Business
  or stock purchases or      from which the director    Corporation Act, or
  redemptions by Holly; or   derived an improper      . an intentional
.. for any transaction        personal benefit.          violation of criminal
  from which the director                               law.
  derived an improper                                 The articles also provide
  personal benefit.                                   that if the Wyoming
                                                      Business Corporation Act
                                                      is amended to authorize
                                                      the further elimination
                                                      or limitation of the
                                                      liability of directors,
                                                      then the liability of a
                                                      director of the
                                                      corporation will be
                                                      limited to the fullest
                                                      extent permitted by law.

Each of the above provisions protects Holly, Frontier and Parent directors, as the case may be, against personal liability for monetary damages related to breaches of their fiduciary duty of care. None of the above provisions eliminates the director's duty of care nor has any effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------

                                Indemnification
Holly's bylaws provide     Frontier's articles of     Parent's articles of
for indemnification to     incorporation provides     incorporation provide for
the fullest extent         for indemnification, in    indemnification to the
permitted by Delaware      the manner and to the      fullest extent permitted
law, including the         full extent authorized by  by Wyoming law of any
advancement of expenses,   law, of any person made a  person who was or is a
of any person who was or   party to any threatened,   party or is threatened to
is a party or is           pending or completed       be made a party to any
threatened to be made a    action, suit or            threatened, pending or
party to any threatened,   proceeding, by reason of   completed action, suit or
pending or completed       the fact he or she was a   proceeding, by reason of
action, suit or            director, officer,         the fact that he or she
proceeding, by reason of   employee or agent or is    is or was a director or
the fact that he or she    or was serving at          officer of Frontier, or
is or was a director,      Frontier's request in      is or was serving at the
officer, employee or       such capacity with         request of Frontier as a
agent of Holly or is or    another enterprise,        director, officer,
was serving at the         against expenses,          employee or agent of
request of Holly in such   including attorneys'       another corporation or
capacity with another      fees, actually and         other enterprise, against
corporation or other       reasonably incurred, if    any liability or expense
enterprise. Unless         such person acted in good  actually and reasonably
otherwise determined by    faith and in a manner      incurred by such person
Holly's board of           such person reasonably     in respect of the action,
directors in its           believed to be in, or not  suit or proceeding,
discretion, such           opposed to, the best       except liability for
indemnification will be    interests of the
made available only if     corporation and, with      . receipt of a financial
any such person            respect to any criminal      benefit to which he or
                           action or proceeding, had    she is not entitled,
.. notifies the President   no reasonable cause to
  or Secretary of Holly    believe that his conduct   . an intentional
  of any such action,      was unlawful.                infliction of harm on
  suit or proceeding                                    the corporation or its
  within 5 business days   Frontier's articles also     stockholders,
  after he or she becomes  provide that expenses may
  aware of it;             be advanced if the         . an unlawful
                           director, officer,           distribution in
.. furnishes the President  employee or agent            violation of W.S.
  or Secretary of Holly    undertakes to repay the      17-16-833 of the
  with copies of all       amount if it is              Wyoming Business
  papers served upon or    ultimately determined        Corporation Act, or
  received by such person; that he or she is not
                           entitled to                . an intentional
.. makes available to       indemnification.             violation of criminal
  officers or counsel of                                law. The articles also
  Holly all information    Frontier's bylaws provide    provide that if Wyoming
  necessary to keep Holly  for indemnification of       law is amended to
  currently advised as to  any present or former        authorize greater
  the status of such       director or officer or       indemnification of a
  action, suit or          any person who while         director, officer,
  proceeding; and          serving as a director or     employee or agent, then
                           officer served at            the indemnification of
.. permits Holly, at its    Frontier's request as a      such person will be
  option and expense, to   director, officer,           provided to the fullest
  participate in or        partner, trustee,            extent permitted by law.
  direct the defense       employee or agent or in
  thereof in good faith    any similar position of    Parent's articles of
  and in the case of any   another enterprise, or a   incorporation also
  proposed settlement of   person who had been        provide for advancement
  any action, suit or      nominated or designated    of expenses incurred by a
  proceeding the defense   by the board of a          director or officer in
  of which is not          committee to serve in      defending any threatened
  directed by Holly,       such capacity, against     or pending civil,
  submits the proposed     liabilities incurred by    criminal, administrative
  terms and conditions of  such person in connection  or investigative action,
  the settlement to        with any threatened,       suit or proceeding if
  Holly's board of         pending or completed       Frontier receives an
  directors for its        action, suit or            undertaking by the
  approval.                proceeding, except for a   director or officer to
                           proceeding by or in the    repay the amount if it is
                           right of the               ultimately be determined
                                                      that he or she is not
                                                      entitled to be
                                                      indemnified by the
                                                      corporation.

          HOLLY                    FRONTIER                    PARENT
          -----                    --------                    ------
The indemnification        corporation in which the   Parent's bylaws provide
rights provided in         person was found liable    for indemnification to
Holly's bylaws are not     to the corporation or a    the fullest extent
exclusive                  proceeding charging an     permitted by law of any
of any other rights to     improper personal benefit  person who was or is a
which those indemnified    to the person in which     party, or threatened to
may be entitled under any  the person was found       be made a party, to any
agreement, vote of         liable.                    threatened, pending or
stockholders or                                       completed action, suit or
disinterested directors,   Such indemnification will  proceeding by reason of
or otherwise.              only be made available to  the fact that such person
                           the person if the board    is or was a director or
Holly has also entered     of directors, a committee  officer of Parent or is
into agreements to         designated by the board,   or was serving at the
provide indemnification    special legal counsel or   request of Parent as a
for its directors and      the stockholders           director, officer or
executive officers in      determine that the person  employee of another
addition to the            has conducted himself or   enterprise, against
indemnification provided   herself in good faith, in  expenses (including
for in its bylaws. These   a manner he or she         attorneys' fees),
agreements, among other    reasonably believed to be  judgments, fines and
things, indemnify          in or not opposed to the   settlement amounts
directors and executive    best interest of the       actually and reasonably
officers of Holly, to the  corporation, and, in the   incurred by such person.
fullest extent permitted   case of any criminal       The bylaws also provide
by Delaware law, for       proceeding, had no         for the advancement of
certain expenses           reasonable cause to        expenses incurred by a
(including attorney's      believe that his or her    director or officer in
fees), losses, claims,     conduct was unlawful.      defending any threatened
liabilities, judgments,                               or pending action, suit
fines and settlement       Frontier's bylaws provide  or proceeding if the
amounts incurred by the    for advancement of         director or officer
person seeking             reasonable expenses if     undertakes to repay such
indemnification in any     Frontier receives:         amounts if it is
action or proceeding,                                 ultimately determined
including any action by    . a written affirmation    that he or she is not
or in the right of Holly,    by the indemnitee of     entitled to
on account of services as    his or her good faith    indemnification under the
a director or officer of     belief that he or she    bylaws and if the
any of Holly's               has met the standard of  director or officer
affiliates, or as a          conduct necessary for    affirms in good faith
director or officer of       indemnification,         that he or she has met
any other company or                                  the standard of conduct
enterprise that the        . a written undertaking    required by law or that
person seeking               by the indemnitee to     liability has been
indemnification provides     repay the amount if it   eliminated by the
services to at Holly's       is ultimately            articles of incorporation.
request.                     determined that he or
                             she was not entitled to
                             indemnification, and

                           . a determination is made
                             by the board, a
                             committee special legal
                             counsel or the
                             stockholders, as
                             described above.

                                 LEGAL MATTERS


   The validity of the Parent common stock offered by this joint proxy statement/prospectus has been passed upon for Parent by Brown, Drew and Massey, LLP.


                                    EXPERTS


   The consolidated financial statements of Holly Corporation appearing in Holly Corporation's Annual Report on Form 10-K for the year ended July 31, 2002, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



   The consolidated financial statements as of and for the year ended December 31, 2002 and the related 2002 financial statement schedules incorporated in this joint proxy statement/prospectus by reference from Frontier's Annual Report on Form 10-K for the year ended December 31, 2002, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


   The consolidated balance sheet of Front Range Himalaya Corporation included in this joint proxy statement/prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Frontier for the fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their reports in this joint proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Because Arthur Andersen has not consented to the inclusion of their reports in this joint proxy statement/prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Frontier) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

                             INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP are expected to be present at the Holly special meeting, and representatives of Deloitte & Touche LLP are expected to be present at the Frontier special meeting. The representatives of the independent auditors are expected to be available to respond to appropriate questions from the stockholders at their respective meetings.

                             STOCKHOLDER PROPOSALS

   If the merger is not completed, Frontier and Holly will hold their annual stockholders' meetings as scheduled. Subject to the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders of each company may present proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

  Holly

   For a stockholder proposal to be included in the proxy statement for the 2003 Holly annual meeting, including a proposal for the election of a director, pursuant to Rule 14a-8 under the Securities Exchange Act, the proposal must be received by Holly at its principal offices no later than July 10, 2003. Also, under Holly's bylaws, Holly stockholders must give advance notice of nominations for directors not later than the close of business on September 13, 2003, and not earlier than August 14, 2003, and notice of other business to be transacted at the annual meeting not later than the close of business on August 14, 2003, and not earlier than July 15, 2003. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, Holly's management will have discretionary authority to vote on any matter of which Holly does not receive notice by September 21, 2003, with respect to proxies submitted for the 2003 annual meeting.

  Frontier

   Stockholder proposals to be included in the proxy statement for Frontier's 2004 annual meeting of stockholders (the "2004 Annual Meeting") pursuant to Rule 14a-8 under the 1934 Act must be received by Frontier no later than November 15, 2003 and must otherwise comply with the requirements of Rule 14a-8. Proposals of stockholders submitted for consideration at Frontier's 2004 annual meeting (outside of the Rule 14a-8 process), in accordance with Frontier's bylaws, must be received by Frontier by the later of 60 days before the 2004 annual meeting or 10 days after notice of such meeting is first published. If such timely notice of a proposal is not given, the proposal may not be brought before the 2004 annual meeting.

                                 OTHER MATTERS

   As of the date of this joint proxy statement/prospectus, neither Holly's board of directors nor Frontier's board of directors knows of any matter that will be presented for consideration at the Holly special meeting or the Frontier special meeting, respectively, other than as described in this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION


   Parent filed a registration statement on Form S-4 on May 13, 2003, to register with the Securities and Exchange Commission the Parent common stock to be issued to Holly stockholders and Frontier stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Parent in addition to being a joint proxy statement of Holly and Frontier. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all of the information you can find in Parent's registration statement or the exhibits to the registration statement. Holly and Frontier file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Holly and Frontier file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.



   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Holly may also be inspected at the offices of the American Stock Exchange, which is located at 86 Trinity Place, New York, New York 10006. Reports, proxy statements and other information concerning Frontier may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.


   The Securities and Exchange Commission allows Holly, Frontier and Parent to "incorporate by reference" information in this joint proxy statement/prospectus, which means that Holly, Frontier and Parent can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

   This joint proxy statement/prospectus incorporates by reference the documents set forth below that Holly and Frontier have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Holly and Frontier that is not included in or delivered with this joint proxy statement/prospectus.

  Holly


  .   Annual Report on Form 10-K for the year ended July 31, 2002, as amended



  . Quarterly Reports on Form 10-Q for the quarters ended October 31, 2002, January 31, 2003 and April 30, 2003, each as amended



  . Current Reports on Form 8-K filed on November 18, 2002, December 12, 2002, December 20, 2002, March 4, 2003, March 7, 2003, April 2, 2003, May
      13, 2003, May 21, 2003, June 2, 2003, June 4, 2003 and June 12, 2003


  Frontier


  . Annual Report on Form 10-K for the year ended December 31, 2002, as amended



  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended



  . Current Reports on Form 8-K filed on April 2, 2003 (2 filings), May 9, 2003, May 14, 2003, May 29, 2003, and June 12, 2003



   This joint proxy statement/prospectus also incorporates by reference all additional documents that may be filed by Holly and Frontier with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this joint proxy statement/prospectus and the date of the Holly special meeting and the date of the Frontier special meeting, as applicable. These include periodic reports, such as Annual Reports on Form 10-K, as amended, Quarterly Reports on Form 10-Q, as amended, and Current Reports on Form 8-K, as well as proxy statements.


   Holly has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Holly, and Frontier has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Frontier. Holly and Frontier have jointly supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Parent, Himalaya Merger Corporation and Front Range Merger Corporation.

   If you are a Holly stockholder or a Frontier stockholder, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them through Holly or Frontier, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from Holly or Frontier without charge, excluding all exhibits, except that, if Holly or Frontier have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone or email from the appropriate company at the following addresses:

             Holly Corporation          Frontier Oil Corporation
             100 Crescent Court, Suite  10000 Memorial Drive,
               1600                     Suite 600
             Dallas, Texas 75201-6927   Houston, Texas 77024-3411
             Attention: W. John Glancy  Attention: Doug Aron
             (214) 871-3555             (713) 688-9600
             e-mail:
               investors@hollycorp.com  e-mail: ir@frontieroil.com

   If you would like to request documents, please do so by [August   ], 2003,
in order to receive them before your special meeting.


   You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.


   This joint proxy statement/prospectus is dated [July   ], 2003. You should
not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Holly stockholders and Frontier stockholders nor the issuance of Parent common stock in the merger creates any implication to the contrary.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Front Range Himalaya Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Front Range Himalaya Corporation and subsidiaries as of May 9, 2003. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet presents fairly, in all material respects, the financial position of Front Range Himalaya Corporation and subsidiaries as of May 9, 2003, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas
May 9, 2003

               FRONT RANGE HIMALAYA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                                  MAY 9, 2003

ASSETS:
 Cash....................................................................................... $ 3,000
 Other assets...............................................................................  64,968
                                                                                             -------
TOTAL....................................................................................... $67,968
                                                                                             =======

STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value; 500,000 shares authorized; none issued and outstanding. $    --
   Common stock, $0.01 par value; 74,500,000 shares authorized; 2 shares issued and
     outstanding............................................................................      --
   Additional paid-in capital...............................................................  67,968
                                                                                             -------
TOTAL....................................................................................... $67,968
                                                                                             =======





                    See note to consolidated balance sheet.

               FRONT RANGE HIMALAYA CORPORATION AND SUBSIDIARIES

                      NOTE TO CONSOLIDATED BALANCE SHEET

                                  MAY 9, 2003

1.  SIGNIFICANT ACCOUNTING POLICY

   The consolidated balance sheet includes the accounts of Front Range Himalaya Corporation (the "Company") and its wholly owned subsidiaries Front Range
Merger Corporation ("Front Range") and Himalaya Merger Corporation ("Himalaya").


   The Company, incorporated in Wyoming on March 28, 2003, was formed jointly by Frontier Oil Corporation ("Frontier") and Holly Corporation ("Holly") to accomplish a combination of Frontier and Holly in a merger transaction. The Company formed two merger subsidiaries, Front Range and Himalaya. Front Range will merge with and into Frontier with Frontier's stockholders receiving common stock of the Company, and simultaneously, Himalaya will merge with and into Holly with Holly stockholders receiving common stock of the Company plus cash and contingent value rights. As a result, Front Range and Himalaya will remain wholly-owned subsidiaries of the Company. The Company's fiscal year is a calendar year.



   The Company was initially capitalized with $3,000, which included $1,500 from Frontier and $1,500 from Holly who each received one share of the Company's common stock. The Company received $64,968 from its stockholders as capital contributions to pay filing fees for the Company's registration statement on Form S-4 in connection with the merger transaction.


                                    ******

                                                                        ANNEX A


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                           FRONTIER OIL CORPORATION,

                       FRONT RANGE HIMALAYA CORPORATION,

                        FRONT RANGE MERGER CORPORATION,

                          HIMALAYA MERGER CORPORATION

                                      AND
                               HOLLY CORPORATION

                          DATED AS OF MARCH 30, 2003

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
  ARTICLE 1  FORMATION OF PARENT; THE MERGERS............................   1
     Section 1.1   FORMATION OF PARENT; MERGER SUBS......................   1
     Section 1.2   THE MERGERS...........................................   2
     Section 1.3   CLOSING; EFFECTIVE TIME...............................   2
     Section 1.4   CERTIFICATES OF INCORPORATION.........................   2
     Section 1.5   BYLAWS................................................   3
     Section 1.6   DIRECTORS AND EXECUTIVE OFFICERS......................   3
     Section 1.7   ACTIONS OF FRONTIER AND HOLLY.........................   3
     Section 1.8   ACTIONS OF PARENT.....................................   3

  ARTICLE 2  CONVERSION OF SECURITIES....................................   3
     Section 2.1   EFFECT ON CAPITAL STOCK OF FRONTIER AND MERGER SUB ONE   3
     Section 2.2   EFFECT ON CAPITAL STOCK OF HOLLY AND MERGER SUB TWO...   4
     Section 2.3   EFFECT ON PARENT COMMON STOCK.........................   6
     Section 2.4   SURRENDER OF HOLLY SHARES.............................   6
     Section 2.5   HOLLY STOCK OPTIONS AND OTHER STOCK-BASED AWARDS......   6
     Section 2.6   FRONTIER STOCK OPTIONS................................   8
     Section 2.7   EXCHANGE PROCEDURES...................................   8
     Section 2.8   DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED HOLLY SHARES   9
     Section 2.9   NO FURTHER OWNERSHIP RIGHTS IN HOLLY COMMON STOCK OR
                     FRONTIER COMMON STOCK...............................   9
     Section 2.10  NO FRACTIONAL SHARES OF PARENT COMMON STOCK...........   9
     Section 2.11  TERMINATION OF EXCHANGE FUND..........................  10
     Section 2.12  NO LIABILITY..........................................  10
     Section 2.13  INVESTMENT OF THE EXCHANGE FUND.......................  10
     Section 2.14  LOST CERTIFICATES.....................................  10
     Section 2.15  WITHHOLDING RIGHTS....................................  10
     Section 2.16  FURTHER ASSURANCES....................................  10
     Section 2.17  STOCK TRANSFER BOOKS..................................  11

  ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF HOLLY.....................  11
     Section 3.1   EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.........  11
     Section 3.2   AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS......  11
     Section 3.3   CAPITALIZATION........................................  11
     Section 3.4   SUBSIDIARIES..........................................  12
     Section 3.5   NO VIOLATION..........................................  12
     Section 3.6   NO CONFLICT...........................................  12
     Section 3.7   SEC DOCUMENTS.........................................  13
     Section 3.8   LITIGATION AND LIABILITIES............................  14
     Section 3.9   ABSENCE OF CERTAIN CHANGES............................  14
     Section 3.10  TAXES.................................................  14
     Section 3.11  EMPLOYEE BENEFIT PLANS................................  15
     Section 3.12  LABOR MATTERS.........................................  17
     Section 3.13  ENVIRONMENTAL MATTERS.................................  18
     Section 3.14  INTELLECTUAL PROPERTY.................................  19
     Section 3.15  TITLE TO PROPERTIES; CONDITION OF ASSETS..............  19
     Section 3.16  INSURANCE.............................................  20
     Section 3.17  NO BROKERS............................................  20
     Section 3.18  OPINION OF FINANCIAL ADVISOR..........................  20

                                                                       Page
                                                                       ----
        Section 3.19  CONTRACTS; DEBT INSTRUMENTS.....................  20
        Section 3.20  RECOMMENDATION; VOTE REQUIRED...................  21
        Section 3.21  CERTAIN APPROVALS...............................  21
        Section 3.22  CERTAIN CONTRACTS...............................  21
        Section 3.23  NO RIGHTS PLAN OR AGREEMENT.....................  21
        Section 3.24  SUPPORT AGREEMENTS..............................  21

     ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF FRONTIER............  21
        Section 4.1   EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY...  21
        Section 4.2   AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS  22
        Section 4.3   CAPITALIZATION..................................  22
        Section 4.4   SUBSIDIARIES....................................  22
        Section 4.5   NO VIOLATION....................................  22
        Section 4.6   NO CONFLICT.....................................  23
        Section 4.7   SEC DOCUMENTS...................................  23
        Section 4.8   LITIGATION AND LIABILITIES......................  24
        Section 4.9   ABSENCE OF CERTAIN CHANGES......................  24
        Section 4.10  TAXES...........................................  25
        Section 4.11  EMPLOYEE BENEFIT PLANS..........................  25
        Section 4.12  LABOR MATTERS...................................  27
        Section 4.13  ENVIRONMENTAL MATTERS...........................  28
        Section 4.14  INTELLECTUAL PROPERTY...........................  29
        Section 4.15  TITLE TO PROPERTIES; CONDITION OF ASSETS........  29
        Section 4.16  INSURANCE.......................................  29
        Section 4.17  NO BROKERS......................................  29
        Section 4.18  OPINION OF FINANCIAL ADVISOR....................  30
        Section 4.19  CONTRACTS; DEBT INSTRUMENTS.....................  30
        Section 4.20  RECOMMENDATION; VOTE REQUIRED...................  30
        Section 4.21  CERTAIN APPROVALS...............................  31
        Section 4.22  CERTAIN CONTRACTS...............................  31
        Section 4.23  NO RIGHTS PLAN OR AGREEMENT.....................  31
        Section 4.24  SUPPORT AGREEMENTS..............................  31

     ARTICLE 5  COVENANTS.............................................  31
        Section 5.1   CONDUCT OF BUSINESS.............................  31
        Section 5.2   NO SOLICITATION BY HOLLY........................  35
        Section 5.3   NO SOLICITATION BY FRONTIER.....................  36
        Section 5.4   MEETINGS OF STOCKHOLDERS........................  37
        Section 5.5   FILINGS; REASONABLE BEST EFFORTS................  38
        Section 5.6   INSPECTION......................................  39
        Section 5.7   PUBLICITY.......................................  39
        Section 5.8   REGISTRATION STATEMENT..........................  39
        Section 5.9   LISTING APPLICATION.............................  40
        Section 5.10  AGREEMENTS OF RULE 145 AFFILIATES...............  40
        Section 5.11  EXPENSES........................................  41
        Section 5.12  INDEMNIFICATION AND INSURANCE...................  41
        Section 5.13  EMPLOYEE BENEFITS...............................  42
        Section 5.14  TAX QUALIFICATION...............................  44
        Section 5.15  DIVIDENDS.......................................  45
        Section 5.16  GOVERNANCE MATTERS; HEADQUARTERS; COMPANY NAME..  45
        Section 5.17  NO CONTROL OF OTHER PARTY'S BUSINESS............  45

                                                                          Page
                                                                          ----
    Section 5.18  TOTAL HOLLY COMMON STOCK NUMBER CERTIFICATE............  46
    Section 5.19  CONTINGENT VALUE RIGHTS AGREEMENT......................  46

 ARTICLE 6  CONDITIONS...................................................  46
    Section 6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                    MERGERS..............................................  46
    Section 6.2   CONDITIONS TO OBLIGATION OF HOLLY TO EFFECT THE MERGERS  47
    Section 6.3   CONDITIONS TO OBLIGATION OF FRONTIER TO EFFECT THE
                    MERGERS..............................................  47

 ARTICLE 7  TERMINATION..................................................  48
    Section 7.1   TERMINATION BY MUTUAL CONSENT..........................  48
    Section 7.2   TERMINATION BY FRONTIER OR HOLLY.......................  48
    Section 7.3   TERMINATION BY HOLLY...................................  49
    Section 7.4   TERMINATION BY FRONTIER................................  49
    Section 7.5   EFFECT OF TERMINATION..................................  49
    Section 7.6   EFFECT OF VOTE.........................................  51

 ARTICLE 8  GENERAL PROVISIONS...........................................  51
    Section 8.1   SURVIVAL...............................................  51
    Section 8.2   NOTICES................................................  51
    Section 8.3   ASSIGNMENT; BINDING EFFECT; BENEFIT....................  52
    Section 8.4   ENTIRE AGREEMENT.......................................  52
    Section 8.5   AMENDMENTS.............................................  52
    Section 8.6   GOVERNING LAW; WAIVER OF JURY TRIAL....................  53
    Section 8.7   COUNTERPARTS...........................................  53
    Section 8.8   HEADINGS...............................................  53
    Section 8.9   INTERPRETATION.........................................  53
    Section 8.10  WAIVERS................................................  53
    Section 8.11  SEVERABILITY...........................................  54
    Section 8.12  ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES........  54
    Section 8.13  OBLIGATION OF MERGER SUB ONE AND MERGER SUB TWO........  54
    Section 8.14  EXTENSION; WAIVER......................................  54
    Section 8.15  DEFINITIONS............................................  54
    Section 8.16  DISCLOSURE LETTERS.....................................  57

 EXHIBITS
    Exhibit A     PARENT CHARTER......................................... A-1
    Exhibit B     PARENT BYLAWS.......................................... B-1
    Exhibit C     FORM OF HOLLY HOLDER SUPPORT AGREEMENT................. C-1
    Exhibit D     FORM OF FRONTIER AFFILIATE'S SUPPORT AGREEMENT......... D-1
    Exhibit E     FORM OF HOLLY AFFILIATE'S RULE 145 AGREEMENT........... E-1
    Exhibit F     FORM OF REGISTRATION RIGHTS AGREEMENT.................. F-1
    Exhibit G     FORM OF FRONTIER AFFILIATE'S RULE 145 AGREEMENT........ G-1

   This AGREEMENT AND PLAN OF MERGER (including the Exhibits hereto, this "Agreement"), dated as of March 30, 2003, is among FRONTIER OIL CORPORATION, a Wyoming corporation ("Frontier"), FRONT RANGE HIMALAYA CORPORATION, a Wyoming corporation ("Parent"), FRONT RANGE MERGER CORPORATION, a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub One"), HIMALAYA MERGER CORPORATION, a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub Two"), and HOLLY CORPORATION, a Delaware corporation ("Holly").

                                   RECITALS

   WHEREAS, the respective Boards of Directors of each of Frontier, Parent, Merger Sub One, Merger Sub Two and Holly deem it advisable, fair to and in the best interests of their respective corporations and stockholders that Frontier and Holly engage in a business combination in order to advance the long term strategic business interests of Frontier and Holly;

   WHEREAS, upon the terms and subject to the conditions set forth herein, (i) Merger Sub One will merge with and into Frontier with Frontier as the surviving corporation (the "Frontier Merger") and (ii) Merger Sub Two will merge with and into Holly with Holly as the surviving corporation (the "Holly Merger" and together with the Frontier Merger, the "Mergers");

   WHEREAS, upon consummation of the Mergers, (i) each of Frontier and Holly will become a wholly owned subsidiary of Parent, which has been formed by Frontier and Holly solely for the purpose of the transactions contemplated by this Agreement and (ii) Parent will be renamed Frontier Oil Corporation;

   WHEREAS, for federal income tax purposes, it is intended that each of the Frontier Merger and the Holly Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and/or, taken together, the Mergers qualify as an exchange described in section 351 of the Code;

   WHEREAS, the Board of Directors of Holly has approved this Agreement and the Holly Merger and has determined that the Holly Merger is advisable, fair to and in the best interests of the holders of shares of common stock, par value $.01 per share, of Holly ("Holly Common Stock") and resolved to recommend approval and adoption of this Agreement and the Holly Merger by the stockholders of Holly; and

   WHEREAS, the Board of Directors of Frontier has approved this Agreement and the Frontier Merger and has determined that the Frontier Merger is advisable, fair to and in the best interests of the holders of shares of common stock, without par value, of Frontier ("Frontier Common Stock") and resolved to recommend approval and adoption of this Agreement and the Frontier Merger by the stockholders of Frontier; and

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                       FORMATION OF PARENT; THE MERGERS

SECTION 1.1  Formation of Parent; Merger Subs.

   (a) Parent. Frontier and Holly have caused Parent to be organized under the laws of the State of Wyoming, and each owns 50% of the outstanding capital stock of Parent. The authorized capital stock of Parent consists of 100 shares of common stock, par value $.01 per share (the "Parent Common Stock"), of which one share has been issued to Frontier and one share has been issued to Holly. Frontier and Holly shall take, and shall cause Parent to take, all requisite action to cause the articles of incorporation of Parent to be in the form of

Exhibit A (the "Parent Charter") and the bylaws of Parent to be in the form of Exhibit B (the "Parent Bylaws"), in each case, at the Effective Time (as defined below).

   (b) Merger Subs. Frontier and Holly have caused Parent to organize, and Parent has organized, Merger Sub One and Merger Sub Two under the laws of the State of Delaware. The authorized capital stock of Merger Sub One consists of 100 shares of common stock, par value $.01 per share (the "Merger Sub One Common Stock"), all of which are validly issued, fully paid and nonassessable, and are owned by Parent free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"). The authorized capital stock of Merger Sub Two consists of 100 shares of common stock, par value $.01 per share (the "Merger Sub Two Common Stock"), all of which are validly issued, fully paid and nonassessable, and are owned by Parent free and clear of any Liens.

   SECTION 1.2 The Mergers. Upon the terms and subject to the conditions hereof, in accordance with the Delaware General Corporation Law (the "DGCL") and the Wyoming Business Corporation Act (the "WBCA"), as applicable, at the Effective Time:

      (a) The Frontier Merger. Merger Sub One shall merge with and into Frontier, with Frontier continuing as the surviving corporation in the Frontier Merger ("Frontier Surviving Corporation") and the separate corporate existence of Merger Sub One shall cease. The Frontier Merger shall have the effects specified in the WBCA and the DGCL. As a result of the Frontier Merger, Frontier will become a wholly owned subsidiary of Parent.

      (b) The Holly Merger. Merger Sub Two shall merge with and into Holly, with Holly continuing as the surviving corporation in the Holly Merger ("Holly Surviving Corporation") and the separate corporate existence of Merger Sub Two shall cease. The Holly Merger shall have the effects specified in the DGCL. As a result of the Holly Merger, Holly will become a wholly owned subsidiary of Parent.

SECTION 1.3  Closing; Effective Time.

   (a) The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place (i) at the offices of Andrews & Kurth L.L.P., 600 Travis Street, Houston, Texas 77002, at 4:00 p.m., local time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as Frontier and Holly may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   (b) Effective Time of the Mergers. As soon as practicable on the Closing Date, Frontier shall file with the Secretary of State of the State of Wyoming (the "Wyoming Secretary") articles of merger and with the Secretary of State of the State of Delaware (the "Delaware Secretary") a certificate of merger with respect to the Frontier Merger (such articles of merger and certificate of merger, together, the "Frontier Certificate of Merger") and Holly shall file with the Delaware Secretary a certificate of merger with respect to the Holly Merger (the "Holly Certificate of Merger," together with the Frontier Certificate of Merger, the "Certificates of Merger"), which Certificates of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the WBCA and the DGCL, as applicable. The Mergers shall become effective at such date and time as Frontier and Holly shall mutually agree and shall be specified in the Certificates of Merger; provided that (i) such date and time shall be after the time of filing of the Certificates of Merger and (ii) both Mergers shall become effective at the same date and time. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Mergers become effective.

   SECTION 1.4  Certificates of Incorporation.

   (a) At the Effective Time, the articles of incorporation of Frontier shall be the articles of incorporation of Frontier Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

   (b) At the Effective Time, the certificate of incorporation of Holly shall be the certificate of incorporation of Holly Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

   SECTION 1.5 Bylaws. At the Effective Time, the bylaws of Merger Sub One shall be the bylaws of Frontier Surviving Corporation and the bylaws of Merger Sub Two shall be the bylaws of Holly Surviving Corporation.

   SECTION 1.6  Directors and Executive Officers.

   (a) The directors and executive officers of Parent at the Effective Time shall be as provided in Section 5.16.

   (b) The directors of Merger Sub One immediately prior to the Effective Time shall be the directors of Frontier Surviving Corporation and the officers of Frontier immediately prior to the Effective Time shall be the officers of Frontier Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

   (c) The directors of Merger Sub Two immediately prior to the Effective Time shall be the directors of Holly Surviving Corporation and the officers of Holly immediately prior to the Effective Time shall be the officers of Holly Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

   SECTION 1.7 Actions of Frontier and Holly. Frontier and Holly, in their capacity as the holders of all the outstanding shares of Parent Common Stock, by their execution and delivery hereof, unanimously consent to Parent's entering into and performing this Agreement and the transactions contemplated hereby; and Parent, in its capacity as the sole stockholder of each of Merger Sub One and Merger Sub Two, by its execution and delivery hereof, consents to each of such corporation's entering into and performing this Agreement and the transactions contemplated hereby. Each of Frontier and Holly shall take all actions necessary to cause Parent, Merger Sub One and Merger Sub Two to take any actions necessary in order to consummate the Mergers and the other transactions contemplated hereby.

   SECTION 1.8 Actions of Parent. Parent shall cause Merger Sub One and Merger Sub Two, as applicable, to take all actions necessary to consummate the Mergers and the other transactions contemplated hereby.

                                   ARTICLE 2

                           CONVERSION OF SECURITIES

   SECTION 2.1 Effect on Capital Stock of Frontier and Merger Sub One. At the Effective Time, by virtue of the Frontier Merger and without any action on the part of Frontier, Parent, Merger Sub One or any holder of any shares of Frontier Common Stock:

      (a) All shares of Frontier Common Stock that are held by Frontier as treasury stock or that are owned by Parent, Frontier, Holly Merger Sub One, Merger Sub Two, any direct or indirect wholly owned Frontier Subsidiary, any direct or indirect wholly owned Holly Subsidiary or any direct or indirect wholly owned Parent Subsidiary immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

      (b) Except as provided in Section 2.1(a), and except for Frontier Dissenting Shares (as defined in Section 2.1(e)), each outstanding share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of Parent Common Stock (the "Frontier Merger Consideration"). All shares of Parent Common Stock issued pursuant to this
   Section 2.1(b) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

      (c) All of the shares of Frontier Common Stock converted into the right to receive shares of Parent Common Stock pursuant to this Section 2.1 shall cease to be outstanding and shall be canceled and retired and shall cease to exist and, as of the Effective Time, the holders of shares of Frontier Common Stock shall be deemed to have received shares of Parent Common Stock (without the requirement for the surrender of any certificate previously representing any such shares of Frontier Common Stock or issuance of new certificates representing Parent Common Stock), with each certificate representing shares of Frontier Common Stock prior to the Effective Time (a "Frontier Certificate") being deemed to represent automatically an equivalent number of shares of Parent Common Stock.

      (d) Each share of Merger Sub One Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Frontier Surviving Corporation.

      (e) "Frontier Dissenting Shares" are shares of Frontier Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who shall not have voted in favor of the Frontier Merger and who shall have demanded payment for such shares in accordance with Article 13 of the WBCA. Frontier Dissenting Shares shall not be converted into a right to receive the Frontier Merger Consideration, unless such stockholder fails to perfect, withdraws or otherwise loses its right to demand payment. If, after the Effective Time, such stockholder fails to perfect, withdraws or loses its right to demand payment, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Frontier Merger Consideration. Frontier shall give Holly and Parent prompt notice of any demands received by Frontier for payment for shares of Frontier Common Stock. Except as required by applicable law or with the prior written consent of Holly or Parent, Frontier shall not make any payment with respect to, or settle or offer to settle, any such demands. At the Effective Time, each Frontier Certificate, other than Frontier Certificates representing Frontier Dissenting Shares and the shares to be canceled pursuant to Section 2.1(a), shall thereafter represent only the right to receive the Frontier Merger Consideration and the right to receive any distributions or dividends pursuant to Section 2.8.

   SECTION 2.2 Effect on Capital Stock of Holly and Merger Sub Two. At the Effective Time, by virtue of the Holly Merger and without any action on the part of Holly, Parent, Merger Sub Two or any holder of any shares of Holly Common Stock:

      (a) All shares of Holly Common Stock that are held by Holly as treasury stock or that are owned by Parent, Frontier, Holly, Merger Sub One, Merger Sub Two, any direct or indirect wholly owned Holly Subsidiary, any direct or indirect wholly owned Frontier Subsidiary or any direct or indirect wholly owned Parent Subsidiary immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

      (b) Except as provided in Section 2.2(a) and Section 2.10 and except for Holly Dissenting Shares (as defined in Section 2.2(c)), each outstanding share of Holly Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

          (i) one fully paid and nonassessable share of Parent Common Stock (the "Stock Consideration");

          (ii) an amount of cash (the "Cash Consideration") equal to the quotient of (A) $172,500,000 divided by (B) the Total Holly Common Stock Number (as hereinafter defined) determined immediately prior to the Effective Time and certified in the Total Holly Common Stock Number Certificate delivered pursuant to Section 5.18 and Section 6.3(c) hereof; and

          (iii) one contingent value right (a "CVR"), which shall represent the right to receive an amount of cash equal to the quotient of (A) the sum of (v) the aggregate amount of all compensation, payments, penalties, interest and other damages recovered by the Holly Subsidiaries and their affiliates in the lawsuit filed by the Holly Subsidiaries against the United States in the United States Court of Federal Claims relating to jet fuel sales by the Holly Subsidiaries to the Defense Fuel Supply Center, the claims filed against the Department of Defense under the Contract Disputes Act and any similar future lawsuits, claims or appeals brought by Parent or any Holly Subsidiary related to the sale of jet fuel by

       Holly or any Holly Subsidiary to the United States prior to the date hereof (collectively and as such pending lawsuit and claims are more particularly described in Schedule 2.2(b) to the Holly Disclosure Letter, the "Jet Fuel Claims"), whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement (the "Recovery"), minus (w) two times the direct costs and expenses ("Claim Expenses") incurred by Parent, the Holly Subsidiaries and their affiliates in prosecuting the Jet Fuel Claims from and after the date hereof, including the compensation of the Representatives (as defined in Section 5.19), minus (x) any income tax including any state and local franchise tax imposed on net income ("Income Tax") liability to Parent and its affiliates (based on an assumed highest statutory rate of federal, state and local income and franchise tax applicable to corporations in each year in which a payment of any portion of the Recovery is made (the "Assumed Tax Rate"), net of any federal income tax benefit of such state and local income and franchise taxes calculated at such Assumed Tax Rate) of the Recovery, plus (y) any Income Tax benefit to Parent and its affiliates (based on the Assumed Tax Rate during the year of payment) of the incurrence of Claim Expenses and payments made to holders of the CVRs minus (z) an amount equal to 10% of the remainder of (v) minus (w), divided by (B) the total number of CVRs (which number shall equal the sum of the total number of CVRs issued under this
       Section 2.2(b)(iii) and Section 2.5(f)).

      (c) The consideration provided for in Section 2.2(b), together with the consideration provided for in Section 2.10, is referred to herein as the "Holly Merger Consideration." "Holly Dissenting Shares" are shares of Holly Common Stock outstanding immediately prior to the Effective Time and held by a holder who neither shall have voted in favor of the Holly Merger nor shall have consented thereto in writing and who shall have demanded appraisal for such shares in accordance with the DGCL. Holly Dissenting Shares shall not be converted into a right to receive the Holly Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted at the Effective Time into the right to receive the Holly Merger Consideration. Holly shall give Frontier and Parent prompt notice of any demands received by Holly for appraisal of shares of Holly Common Stock. Except as required by applicable law or with the prior written consent of Frontier or Parent, Holly shall not make any payment with respect to, or settle or offer to settle, any such demands. At the Effective Time, each certificate (a "Holly Certificate") formerly representing any shares of Holly Common Stock, other than Holly Certificates representing Holly Dissenting Shares and the shares to be canceled pursuant to Section 2.2(a), shall thereafter represent only the right to receive the Holly Merger Consideration and the right to receive any distribution or dividends pursuant to Section 2.8.

      (d)  All of such shares of Parent Common Stock issued pursuant to this
   Section 2.2 shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Holly Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Holly Certificate that immediately prior to the Effective Time represented any shares of Holly Common Stock shall thereafter cease to have any rights with respect to such shares of Holly Common Stock, except as provided in
   Section 2.9 the right to receive the Holly Merger Consideration to be issued in consideration therefor, including any cash in lieu of fractional shares of applicable Parent Common Stock with respect thereto to be issued in consideration therefor, and any dividends or other distributions to which holders of Holly Common Stock become entitled, all in accordance with this
   Article 2 (and subject, in the case of Holly Dissenting Shares, to Section 2.2(c)) upon the surrender of such Holly Certificate.

      (e) If, between the date of this Agreement and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split, split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Holly Common Stock or Frontier Common Stock), combination or exchange of shares with respect to, or rights issued in respect of, Holly Common Stock or Frontier Common Stock, the Holly Merger Consideration and/or Frontier Merger Consideration, as appropriate, shall be adjusted accordingly to provide to the holders of Holly Common Stock and Frontier Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      (f) Each share of Merger Sub Two Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Holly Surviving Corporation.

   SECTION 2.3 Effect on Parent Common Stock. At the Effective Time, each share of the capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of the capital stock of Parent owned by Frontier Surviving Corporation or Holly Surviving Corporation shall be canceled by Parent without payment therefor.

   SECTION 2.4  Surrender of Holly Shares.

   (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of shares of Holly Common Stock in connection with the Holly Merger (the "Exchange Agent") to receive the Holly Merger Consideration to which holders of such shares shall become entitled pursuant to Section 2.2. Promptly after the Effective Time, but in no event later than three business days following the Closing Date, Parent will deposit with the Exchange Agent certificates representing Parent Common Stock and cash sufficient to make all payments pursuant to Section 2.2 and Section 2.10 and, when and as needed, Frontier or Parent will deposit with the Exchange Agent cash sufficient to make all payments pursuant to Section 2.8 (such funds, the "Exchange Fund").

   (b) Promptly after the Effective Time, but in no event later than three business days following the Closing Date, Parent shall cause to be mailed to each record holder, at the Effective Time, of an outstanding Holly Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Holly Certificates shall pass, only upon proper delivery of the Holly Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Holly Certificate for payment of the Holly Merger Consideration therefor. Within three business days after surrender to the Exchange Agent of a Holly Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Holly Certificate shall be entitled to receive in exchange therefor the Holly Merger Consideration for each share formerly represented by such Holly Certificate and such Holly Certificate shall then be canceled. Notwithstanding the foregoing, Holly Certificates surrendered for exchange by any Holly Rule 145 Affiliate (as determined pursuant to Section 5.10) shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.10. No interest shall be paid or accrued for the benefit of holders of Holly Certificates on the Holly Merger Consideration payable upon the surrender of Holly Certificates (including, without limitation, any cash payable pursuant to Section 2.8 or Section 2.10). If payment of the Holly Merger Consideration is to be made to a person other than the person in whose name the surrendered Holly Certificate is registered, it shall be a condition of payment that the Holly Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Holly Merger Consideration to a person other than the registered holder of the Holly Certificate surrendered or shall have established to the satisfaction of Holly Surviving Corporation that such tax either has been paid or is not applicable.

   SECTION 2.5  Holly Stock Options and Other Stock-Based Awards.

   (a) As used in this Agreement, a "Stock Plan" shall be any plan or agreement pursuant to which an option ("Stock Option") has been or may be granted to any employee, director, independent contractor or former employee, director or independent contractor to acquire shares of Holly Common Stock, Frontier Common Stock, or Parent Common Stock, as the case may be. "Stock Plan" shall also include any plan or agreement pursuant to which any stock appreciation rights, phantom stock, restricted stock, restricted stock units, deferred stock units, dividend equivalents or other equity-based compensation ("Stock-Based Awards") has been or may be granted to any employee, director, independent contractor or former employee, director or independent contractor. As used in this Section 2.5, "Option Exchange Ratio" shall mean the quotient of
(i) the sum of the Average Price plus the Cash Consideration divided by (ii) the Average Price. The "Average Price" shall mean the average of the volume weighted sales prices per share of the Frontier Common Stock on the New York Stock

Exchange, Inc. (the "NYSE"), as reported by Bloomberg Financial Markets (or, if not reported thereby, by any other authoritative source as Frontier and Holly shall agree in writing) for the five consecutive full trading days in which such shares are traded on the NYSE ending on the third full trading day prior to, but not including, the day on which the Effective Time occurs. The Average Price shall be calculated to the nearest one-hundredth of one cent, and the Option Exchange Ratio shall be calculated to the nearest ten-thousandth.

   (b) Each option to purchase shares of Holly Common Stock (a "Holly Stock Option") granted under the Holly Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Holly Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a "Parent Stock Option"), on the same terms and conditions as were applicable under such Holly Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Holly Stock Plans, in any award agreement or in such Holly Stock Option by reason of this Agreement or the transactions contemplated hereby). The number of shares of Parent Common Stock which shall be subject to each such Parent Stock Option shall be the number of shares of Holly Common Stock subject to each such Holly Stock Option multiplied by the Option Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share of Parent Common Stock (rounded to the nearest one hundredth of a cent) equal to the exercise price per share of Holly Common Stock for such Holly Stock Option divided by the Option Exchange Ratio; provided, however, that, in the case of any Holly Stock Option to which Section 421 of the Code as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. For purposes of this Section 2.5(b) and Section 2.5(c), the number of shares and the exercise price per share under each Holly Stock Option or Holly Stock-Based Award shall be adjusted appropriately upon the occurrence of any of the events contemplated in Section 2.2(e) hereof to provide the holders of Holly Stock Options and Holly Stock-Based Awards the same economic effect as contemplated by this Agreement prior to the occurrence of such event.

   (c) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Holly Common Stock or benefits measured by the value of a number of shares of Holly Common Stock, and each award of any kind consisting of shares of Holly Common Stock, granted under the Holly Stock Plans, other than Holly Stock Options (each, a "Holly Stock-Based Award"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Holly Common Stock and shall be canceled in consideration for a cash payment (i) computed according to the relevant terms of each Holly Stock-Based Award or (ii) if consented to by the holder of the Holly Stock-Based Award, at a per-share price equal to the average of the volume weighted sales prices per share of the Holly Common Stock on the American Stock Exchange, Inc. ("AMEX"), as reported by Bloomberg Financial Markets (or, if not reported thereby, by any other authoritative source as Frontier and Holly shall agree in writing) for the five consecutive full trading days in which such shares are traded on AMEX ending on the third full trading day prior to, but not including, the day on which the Effective Time occurs. This price shall be calculated to the nearest one-hundredth of one cent.

   (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Holly Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Holly Stock Plans and agreements evidencing the grants of such Holly Stock Options, and stating that such Holly Stock Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Mergers and the terms of the Holly Stock Plans) pursuant to the Parent Stock Plan.

   (e) Prior to the Effective Time, Holly shall take all necessary action for the adjustment of Holly Stock Options and the cancellation and cash out of Holly Stock-Based Awards under this Section 2.5 and for the adoption by Parent of a Stock Plan.

   (f) Each holder of a Holly Stock Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) and converted into a Parent Stock Option pursuant to Section 2.5(b) shall, upon exercise of such Parent Stock Option, receive one CVR for each share of Holly Common Stock into which such Holly Stock Option was exercisable immediately prior to the Effective Time. No CVRs shall be issued to any such holder of a Parent Stock Option who does not exercise such Parent Stock Option prior to the first payment date of any payment to the holders of CVRs.

   SECTION 2.6  Frontier Stock Options.

   (a) Each option to purchase shares of Frontier Common Stock (a "Frontier Stock Option") granted under the Frontier Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Frontier Common Stock and shall be converted, at the Effective Time, into a Parent Stock Option, on the same terms and conditions as were applicable under such Frontier Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Frontier Stock Plans in any award agreement or in such Frontier Stock Option by reason of this Agreement or the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock Option shall be equal to the number of shares of Frontier Common Stock subject to each such Frontier Stock Option and such Parent Stock Option shall have an exercise price per share equal to the per share exercise price specified in such Frontier Stock Option. For purposes of this Section 2.6(a), the number of shares and the exercise price per share under each Frontier Stock Option shall be adjusted appropriately upon the occurrence of any of the events contemplated in Section 2.2(e) hereof to provide the holders of Frontier Stock Options the same economic effect as contemplated by this Agreement prior to the occurrence of such event.

   (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Frontier Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Frontier Stock Plans and agreements evidencing the grants of such Frontier Stock Options and stating that such Frontier Stock Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Mergers and the terms of the Frontier Stock Plans) pursuant to the Parent Stock Plan.

   (c) Prior to the Effective Time, Frontier shall take all necessary action for the adjustment of Frontier Stock Options under this Section 2.6 and for the adoption by Parent of the Parent Stock Plan.

   SECTION 2.7  Exchange Procedures.

   (a) Promptly after the Effective Time but in no event later than three business days following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of a Holly Certificate in accordance with Section 2.4(b) hereof. Any uncertificated shares of Holly Common Stock in book-entry form, other than Holly Dissenting Shares, shall be deemed surrendered to the Exchange Agent at the Effective Time, and each holder thereof shall be entitled to receive (A) certificates representing shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.2 (after taking into account all shares of Holly Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of any fractional shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.10 and dividends or other distributions that such holder is entitled to receive pursuant to Section 2.8. The Holly Certificate so surrendered shall forthwith be canceled. Until such time as a certificate representing Parent Common Stock is issued to or at the direction of the holder of a surrendered Holly Certificate, such Parent Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Holly Common Stock that occurred prior to the Effective Time, but is not registered in the transfer records of Holly, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash that such holder has the right to receive pursuant to the provisions of this
Article 2, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.10 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.8, may be issued with respect to such Holly Common Stock to such a transferee if the Holly Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Holly Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Holly Certificate surrendered, or shall establish to the reasonable satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

   (b) Each Frontier Certificate (and each uncertificated share of Frontier Common Stock in book-entry form, if any, prior to the Effective Time) shall be deemed to represent an equivalent number of shares of Parent Common Stock without any action on the part of the holder thereof; provided, however, that if an exchange of Frontier Certificates for new certificates is required by law or applicable rule or regulation, or is requested by any holder thereof, the parties will cause Parent to arrange for such exchange on a one-share-for-one-share basis.

   SECTION 2.8 Distributions With Respect to Unexchanged Holly Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Holly Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Holly Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.10 until such holder shall surrender such Holly Certificate in accordance with Section 2.10. Subject to the effect of applicable law, following surrender of any such Holly Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.10 and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

   SECTION 2.9 No Further Ownership Rights in Holly Common Stock or Frontier Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Holly Common Stock or Frontier Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.2, Section 2.8 or Section 2.10) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Holly Common Stock or Frontier Common Stock.

   SECTION 2.10 No Fractional Shares of Parent Common Stock. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Holly Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. For purposes of this Section 2.10, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places. Notwithstanding any other provision of this Agreement, each holder of Holly Certificates who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (determined after taking into account all Holly Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock multiplied by (b) the closing price for a share of Parent Common Stock as reported on the NYSE on the first trading day following the date on which the Effective Time occurs. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Holly Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Holly Common Stock.

   SECTION 2.11 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Holly Certificates six months after the Effective Time shall, at Parent's request, be delivered to Parent or otherwise on the instruction of Parent, and any holders of Holly Certificates who have not theretofore complied with this Article 2 shall after such delivery look only to Parent for the Holly Merger Consideration with respect to the shares of Holly Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.2 and Section 2.4, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.10 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to
Section 2.8. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Holly Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

   SECTION 2.12 No Liability. None of Frontier, Parent, Merger Sub One, Merger Sub Two, Holly or the Exchange Agent shall be liable to any Person in respect of any Holly Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   SECTION 2.13 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Holly stockholders pursuant to Section 2.2 and the other provisions of this Article 2. Any interest and other income resulting from such investments shall promptly be paid to Parent. The Exchange Fund shall be invested by the Exchange Agent as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million.

   SECTION 2.14 Lost Certificates. If any Holly Certificate or Frontier Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Holly Certificate or Frontier Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Holly Certificate or Frontier Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Holly Certificate or Frontier Certificate, the Holly Merger Consideration or Frontier Merger Consideration, as applicable, with respect to the shares of Holly Common Stock or Frontier Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

   SECTION 2.15 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent.

   SECTION 2.16 Further Assurances. At and after the Effective Time, the officers and directors of Parent, Frontier Surviving Corporation or Holly Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Frontier Surviving Corporation, Merger
Sub One or Frontier, or Holly Surviving Corporation, Merger Sub Two or Holly, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Frontier Surviving Corporation, Merger Sub One or Frontier, or Holly Surviving Corporation, Merger Sub Two or Holly, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, Frontier Surviving Corporation or Holly Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, Frontier Surviving Corporation or Holly Surviving Corporation, as applicable, as a result of, or in connection with, the Mergers.

   SECTION 2.17 Stock Transfer Books. The stock transfer books of Frontier and Holly shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Holly Common Stock or Frontier Common Stock thereafter on the records of Holly or Frontier. At or after the Effective Time, any Holly Certificates or Frontier Certificates presented to the Exchange Agent, Parent, Frontier Surviving Corporation or Holly Surviving Corporation for any reason shall be converted into the right to receive the Holly Merger Consideration or Frontier Merger Consideration, as applicable, with respect to the shares of Holly Common Stock or Frontier Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.10 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.8). From and after the Effective Time, the holders of Holly Certificates or Frontier Certificates evidencing ownership of shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable law.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF HOLLY

   Except as set forth in the disclosure letter delivered to Frontier concurrently with the execution hereof (the "Holly Disclosure Letter") in accordance with Section 8.16 or as disclosed with reasonable specificity in the Holly Reports (as defined in Section 3.7), Holly represents and warrants to Frontier that:

   SECTION 3.1 Existence; Good Standing; Corporate Authority. Holly is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Holly is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Holly Material Adverse Effect (as defined in Section 8.9). Holly has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Holly's certificate of incorporation and bylaws previously made available to Frontier are true and correct and contain all amendments as of the date hereof.

   SECTION 3.2 Authorization, Validity and Effect of Agreements. Holly has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by Holly of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Holly Merger, the approval and adoption of this Agreement by Holly's stockholders. This Agreement constitutes the valid and legally binding obligation of Holly, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   SECTION 3.3 Capitalization. The authorized capital stock of Holly consists of 20,000,000 shares of Holly Common Stock, and 1,000,000 shares of preferred stock, par value of $1.00 per share (the "Holly Preferred Stock"). As of March 28,2003, there were (a) 15,492,428 shares of Holly Common Stock issued and outstanding, (b) no shares of Holly Preferred Stock issued and outstanding, (c) 1,388,800 shares of Holly Common Stock issuable pursuant to options granted under the stock option plans of Holly described in the Holly Disclosure Letter (the "Holly Stock Plans"), of which the weighted average exercise price was approximately $10.20 per share and (d) no restricted shares of Holly Common Stock issued under the Holly Stock Plans. All issued and outstanding shares of Holly Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Holly and (iii) were issued in compliance with all applicable charter documents of Holly and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 3.3, (ii) for any shares of Holly Common Stock issued pursuant to the exercise of the options or other awards referred to in subsection (c) above, and (iii) for shares of Holly Common Stock issuable pursuant to the exercise of such options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Holly or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Holly or any of its Subsidiaries. Holly has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Holly on any matter.

   SECTION 3.4 Subsidiaries. Each of Holly's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Holly Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Holly's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Holly free and clear of all Liens. Schedule 3.4 of the Holly Disclosure Letter sets forth for each Subsidiary of Holly, its name and jurisdiction of incorporation or organization.

   SECTION 3.5 No Violation. Neither Holly nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Holly or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Holly Material Adverse Effect. Except as would not have, individually or in the aggregate, a Holly Material Adverse Effect, (i) Holly and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Holly Permits") and (ii) Holly and its Subsidiaries are in compliance with the terms of the Holly Permits. No investigation by any governmental authority with respect to Holly or any of its Subsidiaries is pending or, to the knowledge of Holly, threatened, other than those that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

   SECTION 3.6  No Conflict.

   (a) Neither the execution and delivery by Holly of this Agreement nor the consummation by Holly of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Holly; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon, any of the properties of Holly or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Holly or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Holly Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Holly or any of its Subsidiaries is a party, or by which Holly or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Holly or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

   (b) Neither the execution and delivery by Holly of this Agreement nor the consummation by Holly of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities and "Blue Sky" laws, (iii) filings required by the Federal Energy Regulatory Commission and any state energy regulatory commissions with respect to interstate and intrastate petroleum pipelines, and (iv) filings required by the Federal Communications Commission with respect to microwave transmitter licenses ((i), (ii), (iii) and (iv) collectively, the "Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

   (c) Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Holly Material Contracts (as hereinafter defined) or for Holly to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

   (d) Other than as contemplated by Section 5.13(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in or constitute the satisfaction of a condition to (whether or not there be any additional condition to) any payment from Holly or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Holly or any of its Subsidiaries under any Holly Plan (as defined in Section 3.11) or otherwise; (ii) increase any benefits otherwise payable under any Holly Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   SECTION 3.7 SEC Documents. Holly has made available to Frontier each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Holly with the Securities and Exchange Commission ("SEC") since July 31, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Holly Reports"), and Holly has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Holly Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified or superseded by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Holly Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Holly and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Holly Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Holly and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

   SECTION 3.8 Litigation and Liabilities. There are no actions, suits or proceedings pending against Holly or any of its Subsidiaries or, to Holly's knowledge, threatened against Holly or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Holly or any of its Subsidiaries, other than those that would not have, individually or in the aggregate, a Holly Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Holly or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Holly Reports, (b) that have been incurred in the ordinary course of business since January 31, 2003, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect.

   SECTION 3.9 Absence of Certain Changes. Since July 31, 2002, Holly has conducted its business only in the ordinary and usual course of business, and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Holly Material Adverse Effect; (ii) through the date hereof, any material change by Holly or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by generally accepted accounting principles; (iii) any material damage, destruction, or loss to the business or properties of Holly and its Subsidiaries, taken as a whole, not covered by insurance; (iv) through the date hereof, any declaration, setting aside or payment of any dividend (other than ordinary quarterly dividends of $0.11 per share on Holly Common Stock) or other distribution in respect of the capital stock of Holly, or any direct or indirect redemption, purchase or any other acquisition by Holly of any such stock; (v) through the date hereof, any change in the capital stock or in the number of shares or classes of Holly's authorized or outstanding capital stock (other than as a result of issuances under Holly Stock Plans or exercises of options to purchase shares of Holly Common Stock outstanding or issued as permitted hereunder pursuant to Section 5.1(a)(vi)); (vi) through the date hereof, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) through the date hereof, any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under
Section 5.1(a)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

   SECTION 3.10  Taxes.

   (a) Each of Holly and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Holly Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes (as defined below) required to be paid by it other than those being contested in good faith by Holly or a Subsidiary of Holly and adequately provided for on the financial statements contained in the Holly Reports and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, individually or in the aggregate, a Holly Material Adverse Effect.

   (b) Except for matters that would not have, individually or in the aggregate, a Holly Material Adverse Effect and for matters disclosed on
Schedule 3.10(b) of the Holly Disclosure Letter, (i) the federal income tax returns of Holly and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) all deficiencies asserted as a result of any examinations of Holly and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Holly Reports; (iii) as of the date hereof, neither Holly nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of Holly or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Holly nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no Tax liens on any assets of Holly or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by Holly or its Subsidiaries in good faith for which adequate reserves are reflected in the financial statements contained in the Holly Reports; and (vi) neither Holly nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that could constitute a "parachute payment" within the meaning of section 280G of the Code.

   (c) Except as disclosed on Schedule 3.10(c) of the Holly Disclosure Letter, neither Holly nor any of its Subsidiaries has participated, directly or indirectly, in any (i) reportable transaction within the meaning of Treas. Reg.
(S) 1.6011-4T(b), or (ii) tax shelter required to be registered under Section 6111 of the Code.

   (d) For purposes of this Agreement, (i) "Tax" or "Taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign), and (ii) "Tax Return" means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   SECTION 3.11  Employee Benefit Plans.

   (a) For purposes of this Section 3.11, the term Subsidiaries as applied to Holly shall include any entity, whether or not incorporated, which, with Holly, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of section 414(b), (c) or (m) of the Code, within the six full calendar years prior to the Closing Date.

   (b) All employee benefit plans, programs, arrangements and agreements, including but not limited to pension, retirement, disability, medical, dental or other health insurance plans; life insurance or other death benefit plans; profit sharing, deferred compensation, stock option, bonus or other incentive plans; vacation benefit plans or policies; severance or redundancy plans; individual employee agreements; and foreign plans not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not described in Section 3(3) of ERISA, whether or not funded, whether or not written or oral and whether or not legally enforceable in whole or in part) (i) to which Holly or any Subsidiary is a party or by which it is bound, (ii) with respect to which Holly or any Subsidiary has made any payments or contributions, or (iii) to which Holly or any Subsidiary may otherwise have any liability, are listed on Schedule 3.11(b) of the Holly Disclosure Letter (the "Holly Plans").

   (c) Holly has made available to Frontier a true, correct and complete copy of each of the Holly Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Holly Plan that is not in written form, Frontier has been supplied with an accurate description of such Holly Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report,

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accountant's opinion of the plan's financial statements, summary plan description and IRS determination letter with respect to each Holly Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Holly Plan have been made available to Frontier. There have been no changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied that would have, individually or in the aggregate, a Holly Material Adverse Effect.

   (d) All Holly Plans comply in form and have been administered in operation in compliance in all material respects with all applicable requirements of law, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect, no event has occurred which will or could cause any such Holly Plan to fail to comply with such requirements, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance, and no inquiry or audit has been initiated with respect thereto by any governmental authority.

   (e) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

   (f) To the extent applicable, the Holly Plans comply, in all material respects, with the requirements of ERISA, the Code and any other applicable tax act and other laws, and any Holly Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified (or an application for qualification is pending before the IRS) under the currently applicable provisions of the Code, and nothing has occurred or is anticipated to occur to cause the loss of such qualified status.

   (g) Except as specifically set forth on Schedule 3.11(g) of the Holly Disclosure Letter, Holly does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to) any (i) employee pension benefit plan (as such term is defined in Section 3(1) of ERISA ("Pension Plan") that is or was subject to minimum funding standards of the Code or ERISA; (ii) "multiemployer plan" as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (iii) foreign benefit plans; or (iv) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

   (h) Except as specifically set forth on Schedule 3.11(h) of the Holly Disclosure Letter: (i) Holly has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Pension Plan for which premiums to the PBGC are required; (ii) no Pension Plan had, as of the most recent actuarial report, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA) or has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived; (iii) no Pension Plan has a "liquidity shortfall" as defined in Section 412(m)(5) of the Code; (iv) no notice has been required under Section 4011 of ERISA with respect to any Pension Plan; (v) no event described in Section 401(a)(29) of the Code has occurred or can reasonably be expected to occur with respect to any Pension Plan; (vi) no "reportable event" (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any Pension Plan; (vii) each Pension Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; and (viii) the fair market value of the assets of each Pension Plan will exceed or equal the "projected benefit obligation" (as defined in Statement of Financial Accounting Standard No. 87).

   (i) Except as specifically set forth on Schedule 3.11(i) of the Holly Disclosure Letter, the execution of this Agreement or the consummation of the Mergers will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in any Holly Plan.

   (j) Excluding claims for benefits incurred in the ordinary course of the Holly Plan activities, there are no pending or anticipated claims against or otherwise involving any of the Holly Plans and no suit, action or other litigation has been brought against or with respect to any Holly Plan or any fiduciary of any Holly Plan.

   (k) Neither Holly nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of section 4001(a)(3) of ERISA.

   (l) Except as described in Schedule 3.11(l) of the Holly Disclosure Letter, none of the assets of any Holly Plan is invested in employer securities (as defined in section 407(d)(1) of ERISA) or employer real property (as defined in section 407(d)(2) of ERISA).

   (m) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Holly Plan that would have, individually or in the aggregate, a Holly Material Adverse Effect.

   (n) There have been no acts or omissions by Holly or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Holly or any of its Subsidiaries are or may be liable that would result in a Holly Material Adverse Effect.

   (o) Each Holly Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in material compliance with applicable law, including continuation coverage requirements of section 4980B of the Code, Chapter 100 of the Code and section 601 of ERISA to the extent such requirements are applicable, and each such plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or increase participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Holly, its Subsidiaries or successors.

   (p) Except as listed and identified on Schedule 3.11(p) of the Holly Disclosure Letter, neither Holly nor any of its Subsidiaries has any liability or contingent liability for providing, under any Holly Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

   (q) Obligations under or relating to the Holly Plans are properly reflected in the financial statements of Holly in accordance with generally accepted accounting principles.

   (r) There has been no act or omission that would impair the ability of Parent, Frontier or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Holly Plan to the full extent permitted under applicable law.

   SECTION 3.12  Labor Matters.

   (a) Schedule 3.12(a) of the Holly Disclosure Letter lists each of the collective bargaining or other labor union contracts applicable to any employees of Holly or any of its Subsidiaries to which Holly or any of its Subsidiaries is a party or is otherwise subject (the "Holly Bargaining Agreements"). To Holly's knowledge, Holly and each of its Subsidiaries, as applicable, is in compliance with the Holly Bargaining Agreements. As of the date of this Agreement, there is no pending or, to Holly's knowledge, threatened labor dispute, strike, or work stoppage against Holly or any of its Subsidiaries that that would have, individually or in the aggregate, a Holly Material Adverse Effect.

   (b)  Holly has provided Frontier with true, complete and correct copies of
(i) the Holly Bargaining Agreements, including any amendments thereto, (ii) the Holly Plans covering the employees represented by the Holly Bargaining Agreements (the "Holly Represented Employees"), including any amendments thereto, and (iii) summaries of the Holly Plans covering the Holly Represented Employees. There are no "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), or other programs, plans or arrangements, maintained in whole or in part, contributed to, or required to be contributed to, in whole or in part, by Holly or any of its Subsidiaries relating to the Holly Represented Employees other than as disclosed to Frontier pursuant to this paragraph.

   SECTION 3.13  Environmental Matters.

   (a)  As used in this Agreement:

      (i) "Environmental Laws" means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect at the time of Closing;

      (ii) "Hazardous Materials" means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

      (iii) "Environmental Permits" means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

      (iv) "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

      (v) "Holly Real Properties" means those real properties owned, leased, or otherwise operated by Holly or its Subsidiaries in connection with the performance of their respective businesses; and

      (vi) "Offsite Non-Holly Real Properties" means any real properties other than the Holly Real Properties.

   (b) Except as would not have, individually or in the aggregate, a Holly Material Adverse Effect:

      (i) Holly and its Subsidiaries and their respective operations, assets, businesses and Holly Real Properties are in compliance with all Environmental Laws and Environmental Permits;

      (ii) All Environmental Permits required under Environmental Laws for operating Holly's and its Subsidiaries' assets, businesses, and Holly Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Holly's knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

      (iii) Holly and its Subsidiaries are not subject to any pending or, to Holly's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and neither Holly nor its Subsidiaries have received written notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses, or Holly Real Properties;

      (iv) There have been no Releases of Hazardous Materials on, under or from the Holly Real Properties and there are no investigations, remediations, removals or monitorings of Hazardous Materials required under Environmental Laws at such properties;

      (v) Neither Holly nor its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Holly Real Properties and, to the knowledge of Holly, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

      (vi) Holly and its Subsidiaries have made available to Frontier complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to Holly or its Subsidiaries) that are in Holly's or its Subsidiaries' possession and relating to their respective operations, assets, businesses, or the Holly Real Properties.

   Neither Holly nor its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this
Section 3.13.

   SECTION 3.14 Intellectual Property. Holly and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Holly Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which would have, individually or in the aggregate, a Holly Material Adverse Effect. Except in the ordinary course of business, neither Holly nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Holly's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have, individually or in the aggregate, a Holly Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to Holly or any of its Subsidiaries in a way which would have, individually or in the aggregate, a Holly Material Adverse Effect.

   SECTION 3.15  Title to Properties; Condition of Assets.

   (a) Except for goods and other property sold, used or otherwise disposed of since January 31, 2003 in the ordinary course of business for fair value, as of the date hereof, Holly and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in Holly's January 31, 2003 financial statements included in the Holly Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Holly as of January 31, 2003 included in the Holly Reports; (b) Liens for current taxes, assessments or other governmental charges not yet due and payable; (c) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date hereof, for sums not yet due or being contested in good faith by appropriate proceedings; and (d) such imperfections of title, minor encumbrances, easements and Liens that would not have, individually or in the aggregate, a Holly Material Adverse Effect. All leases and other agreements pursuant to which Holly or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable would not have, individually or in the aggregate, a Holly Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Holly or any of its Subsidiaries that would have, individually or in the aggregate, a Holly Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement.

   (b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of Holly and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

   SECTION 3.16 Insurance. Holly and its Subsidiaries maintain insurance coverage adequate in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

   SECTION 3.17 No Brokers. Holly has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent, Frontier, Merger Sub One, Merger Sub Two or Holly to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Holly has retained Credit Suisse First Boston LLC to act as its financial advisor in connection with the Holly Merger and render the opinion referred to in Section 3.18, a copy of the engagement letter for which and the terms of which (including the fees owed by Holly in connection therewith) have been disclosed in writing to Frontier prior to the date hereof.

   SECTION 3.18 Opinion of Financial Advisor. The Board of Directors of Holly has received the opinion of Credit Suisse First Boston LLC to the effect that the Holly Merger Consideration is fair, from a financial point of view, to the holders of shares of Holly Common Stock, it being understood and acknowledged by Frontier that such opinion has been rendered for the benefit of the Board of Directors of Holly, and is not intended to, and may not, be relied upon by Frontier, its affiliates or their respective Subsidiaries.

   SECTION 3.19  Contracts; Debt Instruments.

   (a) Except for documents filed or listed as exhibits to the Holly Reports filed since July 31, 2002 ("Holly Material Contracts"), there are no contracts or leases that are material to the business, properties, assets, financial condition or results of operations of Holly and its Subsidiaries taken as a whole. Neither Holly nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Holly Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have, individually or in the aggregate, a Holly Material Adverse Effect. Each Holly Material Contract is in full force and effect, and is a legal, valid and binding obligation of Holly or one of its Subsidiaries and, to the knowledge of Holly, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and except where the failure of any Holly Material Contract to be in full force and effect or a legal, valid and binding obligation and enforceable in accordance with its terms would not have, individually or in the aggregate, a Holly Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Holly or one of its Subsidiaries or, to the knowledge of Holly, any other party thereto under any Holly Material Contract or result in a right of termination of any Holly Material Contract, except for any condition or event that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

   (b) Set forth in Schedule 3.19(b) of the Holly Disclosure Letter is, as of the date hereof, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Holly or its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date hereof and (iii) the approximate amount of consolidated cash and cash equivalents of Holly and its Subsidiaries as of the date hereof.

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   (c)  Neither Holly nor any of its Subsidiaries has entered into any contract, and there is no commitment, judgment, injunction, order or decree to which Holly or any of its Subsidiaries is a party or subject to, that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Holly or any of its Subsidiaries (or of Parent or any of its other Subsidiaries after the Mergers) or any contract that may be terminable as a result of Frontier's status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

   SECTION 3.20 Recommendation; Vote Required. The Board of Directors of Holly, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Holly stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Holly Common Stock. The affirmative vote of the holders of a majority of the outstanding shares of Holly Common Stock is the only vote of any class or series of Holly capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (the "Holly Requisite Vote").

   SECTION 3.21 Certain Approvals. Holly's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Mergers and the transactions contemplated by this Agreement the restrictions contained in Section 203 of the DGCL and any other "fair price," "moratorium," control share acquisition, interested stockholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of Holly.

   SECTION 3.22 Certain Contracts. Neither Holly nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Holly and its Subsidiaries, taken as a whole, or (to the knowledge of Holly) Frontier and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have, individually or in the aggregate, a Holly Material Adverse Effect.

   SECTION 3.23 No Rights Plan or Agreement. Holly has not adopted any so-called "poison pill" rights plan or agreement.

   SECTION 3.24 Support Agreements. Effective contemporaneously with Holly's entering into this Agreement, Holly has delivered to Frontier a Holly Holder Support Agreement in the form attached hereto as Exhibit C, duly executed by each person identified in Schedule 3.24 to the Holly Disclosure Letter; and each such Holly Holder Support Agreement is enforceable by Frontier in accordance with its terms.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF FRONTIER

   Except as set forth in the disclosure letter delivered to Holly concurrently with the execution hereof (the "Frontier Disclosure Letter") in accordance with
Section 8.16 or as disclosed with reasonable specificity in the Frontier Reports (as defined in Section 4.7), Frontier represents and warrants to Holly that:

   SECTION 4.1 Existence; Good Standing; Corporate Authority. Frontier is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Frontier is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Frontier Material Adverse Effect (as defined in Section 8.9). Frontier has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Frontier's articles of incorporation and bylaws previously made available to Holly are true and correct and contain all amendments as of the date hereof.

   SECTION 4.2 Authorization, Validity and Effect of Agreements. Frontier has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by Frontier of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than the approval of the Frontier Merger by Frontier's stockholders. This Agreement constitutes the valid and legally binding obligation of Frontier, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   SECTION 4.3 Capitalization. The authorized capital stock of Frontier consists of 50,000,000 shares of Frontier Common Stock and 500,000 shares of Frontier's preferred stock, par value $1.00 per share ("Frontier Preferred Stock"). As of March 17, 2003, there were (a) 25,925,383 shares of Frontier Common Stock issued and outstanding (exclusive of unvested restricted shares),
(b) no shares of Frontier Preferred Stock issued and outstanding, (c) 3,408,125 shares of Frontier Common Stock issuable pursuant to options granted under the stock options plans of Frontier described in Schedule 4.3 of the Frontier Disclosure Letter (the "Frontier Stock Plans"), of which the weighted average exercise price was approximately $12.55 per share, and (d) 205,632 unvested restricted shares of Frontier Common Stock issued under the Frontier Stock Plans. All issued and outstanding shares of Frontier Common Stock and Frontier Preferred Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Frontier and
(iii) were issued in compliance with all applicable charter documents of Frontier and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 4.3, (ii) for any shares of Frontier Common Stock issued pursuant to the exercise of options or other awards referred to in subsection (c) above, and (iii) for shares of Frontier Common Stock issuable pursuant to the exercise of such options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Frontier or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Frontier or any of its Subsidiaries. Frontier has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Frontier on any matter.

   SECTION 4.4 Subsidiaries. Each of Frontier's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Frontier Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Frontier's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Frontier free and clear of all Liens. Schedule 4.4 of the Frontier Disclosure Letter sets forth for each Subsidiary of Frontier its name and jurisdiction of incorporation or organization.

   SECTION 4.5 No Violation. Neither Frontier nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Frontier or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Except as would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (i) Frontier and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Frontier Permits") and (ii) Frontier and its Subsidiaries are in compliance with the terms of the Frontier Permits. No investigation by any governmental authority with respect to Frontier or any of its Subsidiaries is pending or, to the knowledge of Frontier, threatened, other than those that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

   SECTION 4.6  No Conflict.

   (a) Neither the execution and delivery by Frontier of this Agreement nor the consummation by Frontier of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Frontier; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Frontier or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Frontier or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Frontier Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Frontier or any of its Subsidiaries is a party, or by which Frontier or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Frontier or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (b) Neither the execution and delivery by Frontier of this Agreement nor the consummation by Frontier of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Frontier Material Contracts (as hereinafter defined) or for Frontier to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in or constitute the satisfaction of a condition to (whether or not there be any additional condition to) any payment from Frontier or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Frontier or any of its Subsidiaries under any Frontier Plan (as defined in Section 4.11) or otherwise; (ii) increase any benefits otherwise payable under any Frontier Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   SECTION 4.7 SEC Documents. Frontier has made available to Holly each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Frontier with the SEC since

December 31, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Frontier Reports"), and Frontier has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Frontier Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified or superseded by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Frontier Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Frontier and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Frontier Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Frontier and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

   SECTION 4.8  Litigation and Liabilities.  Except as set forth on Schedule
4.8 of the Frontier Disclosure Letter, there are no actions, suits or proceedings pending against Frontier or any of its Subsidiaries or, to Frontier's knowledge, threatened against Frontier or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Frontier or any of its Subsidiaries, other than those that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Frontier or any of its Subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Frontier Reports, (b) that have been incurred in the ordinary course of business since December 31, 2002, (c) related to expenses associated with the transactions contemplated by this Agreement or (d) that would not have or reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect.

   SECTION 4.9 Absence of Certain Changes. Since December 31, 2002, Frontier has conducted its business only in the ordinary and usual course of business and during such period there has not been any (i) event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Frontier Material Adverse Effect; (ii) through the date hereof, any material change by Frontier or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by generally accepted accounting principles; (iii) any material damage, destruction, or loss to the business or properties of Frontier and its Subsidiaries, taken as a whole, not covered by insurance; (iv) through the date hereof, any declaration, setting aside or payment of any dividend (other than ordinary dividends on the Frontier Common Stock at a rate not greater than $0.05 per share in any quarter) or other distribution in respect of the capital stock of Frontier, or any direct or indirect redemption, purchase or any other acquisition by Frontier of any such stock; (v) through the date hereof, any change in the capital stock or in the number of shares or classes of Frontier's authorized or outstanding capital stock (other than as a result of issuances under the Frontier Stock Plans, exercises of options to purchase the Frontier Common Stock outstanding or issued, or such other issuances of capital stock, in each case, as permitted hereunder pursuant to Section 5.1(b)(vi)); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or
(vii) through the date hereof, any event, condition, action or occurrence that is prohibited on or after the date of this Agreement under Section 5.1(b)(viii), (ix), (x), (xii), (xiii), (xv), (xvi), or (xx) of this Agreement.

   SECTION 4.10  Taxes.

   (a) Each of Frontier and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Tax Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by Frontier or a Subsidiary of Frontier and adequately provided for on the financial statements contained in the Frontier Reports and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (b) Except for matters that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and matters disclosed on
Schedule 4.10(b) of the Frontier Disclosure Letter, (i) the federal income tax returns of Frontier and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) all deficiencies asserted as a result of any examinations of Frontier and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Frontier Reports; (iii) as of the date hereof, neither Frontier nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of Frontier or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Frontier nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (v) there are no Tax liens on any assets of Frontier or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by Frontier or its Subsidiaries in good faith for which adequate reserves are reflected in the financial statements contained in the Frontier Reports; and (vi) neither Frontier nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that could constitute a "parachute payment" within the meaning of section 280G of the Code.

   (c) Except as disclosed on Schedule 4.10(c) of the Frontier Disclosure Letter, neither Frontiern or any of its Subsidiaries has participated, directly or indirectly, in any (i) reportable transaction within the meaning of Treas. Reg. (S) 1.6011-4T(b), or (ii) tax shelter required to be registered under
Section 6111 of the Code.

   SECTION 4.11  Employee Benefit Plans.

   (a) For purposes of this Section 4.11, the term Subsidiaries as applied to Frontier shall include any entity, whether or not incorporated, which, with Frontier, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of section 414(b), (c) or (m) of the Code, within the six full calendar years prior to the Closing Date.

   (b) All employee benefit plans, programs, arrangements and agreements, including but not limited to pension, retirement, disability, medical, dental or other health insurance plans; life insurance or other death benefit plans; profit sharing, deferred compensation, stock option, bonus or other incentive plans; vacation benefit plans or policies; severance or redundancy plans; individual employee agreements; and foreign plans not subject to ERISA (whether or not described in Section 3(3) of ERISA, whether or not funded, whether or not written or oral and whether or not legally enforceable, in whole or in part) (i) to which Frontier or any Subsidiary is a party or by which it is bound, (ii) with respect to which Frontier or any Subsidiary has made any payments or contributions, or (iii) to which Frontier or any Subsidiary may otherwise have any liability, are listed on Schedule 4.11(b) of the Frontier Disclosure Letter (the "Frontier Plans").

   (c) Frontier has made available to Holly a true, correct and complete copy of each of the Frontier Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Frontier Plan that is not in written form, Holly has been supplied with an accurate description of such Frontier Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and IRS determination letter with respect to each Frontier Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Frontier Plan have been made available to Holly. There have been no changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied that would have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (d) All Frontier Plans comply in form and have been administered in operation in compliance in all material respects with all applicable requirements of law, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, no event has occurred which will or could cause any such Frontier Plan to fail to comply with such requirements, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and no notice has been issued by any governmental authority questioning or challenging such compliance, and no inquiry or audit has been initiated with respect thereto by any governmental authority.

   (e) All required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (f) To the extent applicable, the Frontier Plans comply, in all material respects, with the requirements of ERISA, the Code and any other applicable tax act and other laws, and any Frontier Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified (or an application for qualification is pending before the IRS) under the currently applicable provisions of the Code, and nothing has occurred or is anticipated to occur to cause the loss of such qualified status.

   (g) Except as specifically set forth on Schedule 4.11(g) of the Frontier Disclosure Letter, Frontier does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and never has been required to contribute to) any (i) Pension Plan that is or was subject to minimum funding standards of the Code or ERISA; (ii) "multiemployer plan" as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (iii) foreign benefit plans; or (iv) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

   (h) Except as specifically set forth on Schedule 4.11(h) of the Frontier Disclosure Letter: (i) Frontier has paid all premiums (including any applicable interest, charges and penalties for late payment) due the PBGC with respect to each Pension Plan for which premiums to the PBGC are required; (ii) no Pension Plan had, as of its most recent actuarial report, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA) or has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived; (iii) no Pension Plan has a "liquidity shortfall" as defined in Section 412(m)(5) of the Code; (iv) no notice has been required under Section 4011 of ERISA with respect to any Pension Plan; (v) no event described in Section 401(a)(29) of the Code has occurred or can reasonably be expected to occur with respect to any Pension Plan; (vi) no "reportable event" (as that term is defined in Section 4043 of ERISA and for which the 30-day notice requirement has not been waived) has occurred with respect to any Pension Plan; (vii) each Pension Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; (viii) the fair market value of the assets of each Pension Plan will exceed or equal the "projected benefit obligation" (as defined in Statement of Financial Accounting Standard No. 87).

   (i) Except as specifically set forth on Schedule 4.11(i) of the Frontier Disclosure Letter, the execution of this Agreement or the consummation of the Mergers will not give rise to or trigger any change of control, accelerated vesting, severance or other similar provisions in any Frontier Plan.

   (j) Excluding claims for benefits incurred in the ordinary course of the Frontier Plan activities, there are no pending or anticipated claims against or otherwise involving any of the Frontier Plans and no suit, action or other litigation has been brought against or with respect to any Frontier Plan or any fiduciary of any Frontier Plan.

   (k) Neither Frontier nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of section 4001(a)(3) of ERISA.

   (l) Except as described in Schedule 4.11(l) of the Frontier Disclosure Letter, none of the assets of any Frontier Plan is invested in employer securities (as defined in section 407(d)(1) of ERISA) or employer real property (as defined in section 407(d)(2) of ERISA).

   (m) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Frontier Plan that would have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (n) There have been no acts or omissions by Frontier or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Frontier or any of its Subsidiaries are or may be liable that would result in a Frontier Material Adverse Effect.

   (o) Each Frontier Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, has been operated in material compliance with applicable law, including continuation coverage requirements of section 4980B of the Code, Chapter 100 of the Code and section 601 of ERISA to the extent such requirements are applicable, and each such plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or increase participant contribution requirements), or terminated without liability (other than with respect to welfare benefits in the ordinary course) to Frontier, its Subsidiaries or successors.

   (p) Except as listed and identified on Schedule 4.11(p) of the Frontier Disclosure Letter, neither Frontier nor any of its Subsidiaries has any liability or contingent liability for providing, under any Frontier Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under
Part 6 of Title I of ERISA and section 4980B of the Code.

   (q) Obligations under or relating to the Frontier Plans are properly reflected in the financial statements of Frontier in accordance with generally accepted accounting principles.

   (r) There has been no act or omission that would impair the ability of Frontier or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Frontier Plan to the full extent permitted under applicable law.

   SECTION 4.12  Labor Matters.

   (a) Schedule 4.12(a) of the Frontier Disclosure Letter lists all collective bargaining or other labor union contracts applicable to any employee of Frontier or any of its Subsidiaries to which Frontier or any of its Subsidiaries is a party or is otherwise subject (the "Frontier Bargaining Agreements"). To Frontier's knowledge, Frontier and each of its Subsidiaries are in compliance with the Frontier Bargaining Agreements. As of the date of this Agreement, there is no pending or, to Frontier's knowledge, threatened labor dispute, strike, or work stoppage against Frontier or any of its Subsidiaries that that would have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (b)  Frontier has provided Holly with true, complete and correct copies of
(i) the Frontier Bargaining Agreements, including any amendments thereto, (ii) the Frontier Plans covering the employees represented by the Frontier Bargaining Agreements (the "Frontier Represented Employees"), including any amendments thereto, and (iii) summaries of the Frontier Plans covering the Frontier Represented Employees. There are no "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), or other programs, plans or arrangements, maintained in whole or in part, contributed to, or required to be contributed to, in whole or in part, by Frontier or any of its Subsidiaries relating to the Frontier Represented Employees other than as disclosed to Holly in Schedule 4.11(g) of the Frontier Disclosure Letter.

   SECTION 4.13  Environmental Matters.

   (a)  As used in this Agreement:

      (i) "Frontier Real Properties" means those real properties owned, leased, or otherwise operated by Frontier or its Subsidiaries in connection with the performance of any of their respective businesses; and

      (ii) "Offsite Non-Frontier Real Properties" means any real properties other than the Frontier Real Properties.

   (b) Except as would not have, individually or in the aggregate, a Frontier Material Adverse Effect:

      (i) Frontier and its Subsidiaries and any of their respective operations, assets, businesses and Frontier Real Properties are in compliance with all Environmental Laws and Environmental Permits;

      (ii) All Environmental Permits required under Environmental Laws for operating Frontier's and its Subsidiaries' assets, businesses, and Frontier Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to Frontier's knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

      (iii) Frontier and its Subsidiaries are not subject to any pending or, to Frontier's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws and none of Frontier or its Subsidiaries have received written notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses, or Frontier Real Properties;

      (iv) There have been no Releases of Hazardous Materials on, under or from the Frontier Real Properties and there are no investigations, remediations, removals or monitorings of Hazardous Materials required under Environmental Laws at such properties;

      (v) None of Frontier or its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-Frontier Real Properties and, to the knowledge of Frontier, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice; and

      (vi) Frontier and its Subsidiaries have made available to Holly complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to Frontier or its Subsidiaries) that are in Frontier's or its Subsidiaries' possession and relating to their respective operations, assets, businesses or Frontier Real Properties.

   None of Frontier or its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this
Section 4.13.

   SECTION 4.14 Intellectual Property. Frontier and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Frontier Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which would have, individually or in the aggregate, a Frontier Material Adverse Effect. Except in the ordinary course of business, neither Frontier nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Frontier's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have, individually or in the aggregate, a Frontier Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to Frontier or any of its Subsidiaries in a way which would have, individually or in the aggregate, a Frontier Material Adverse Effect.

   SECTION 4.15  Title to Properties; Condition of Assets.

   (a) Except for goods and other property sold, used or otherwise disposed of since December 31, 2002 in the ordinary course of business for fair value, as of the date hereof, Frontier and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in Frontier's December 31, 2002 financial statements included in the Frontier Reports, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Frontier as of December 31, 2002 included in the Frontier Reports; (b) Liens for current taxes, assessments or other governmental charges not yet due and payable; (c) Liens of mechanics, materialmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date hereof, for sums not yet due or being contested in good faith by appropriate proceedings; and (d) such imperfections of title, minor encumbrances easements and Liens that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. All leases, subleases and other agreements pursuant to which Frontier or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable would not have, individually or in the aggregate, a Frontier Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Frontier or any of its Subsidiaries that would have, individually or in the aggregate, a Frontier Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement.

   (b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of Frontier and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

   SECTION 4.16 Insurance. Frontier and its Subsidiaries maintain insurance coverage adequate in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

   SECTION 4.17 No Brokers. Frontier has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent, Holly, Frontier, Merger Sub One or Merger Sub Two to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Frontier has retained Petrie Parkman & Co., Inc. to act as its financial advisor in connection with the Frontier

Merger and render the opinion referred to in Section 4.18, the terms of which (including the fees owed by Frontier in connection therewith) have been disclosed in writing to Holly prior to the date hereof.

   SECTION 4.18 Opinion of Financial Advisor. The Board of Directors of Frontier has received the opinion of Petrie Parkman & Co., Inc. to the effect that the Frontier Merger Consideration is fair, from a financial point of view, to the holders of shares of Frontier Common Stock; it being understood and acknowledged by Frontier that such opinion has been rendered for the benefit of the Board of Directors of Frontier, and is not intended to, and may not, be relied upon by Holly, its affiliates or their respective Subsidiaries.

   SECTION 4.19  Contracts; Debt Instruments.

   (a) Except for documents filed or listed as exhibits to the Frontier Reports filed since December 31, 2002 ("Frontier Material Contracts"), as of the date hereof, there are no contracts or leases that are material to the business, properties, assets, financial condition or results of operations of Frontier and its Subsidiaries taken as a whole. Neither Frontier nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Frontier Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have, individually or in the aggregate, a Frontier Material Adverse Effect. Each Frontier Material Contract is in full force and effect, and is a legal, valid and binding obligation of Frontier or one of its Subsidiaries and, to the knowledge of Frontier, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and except where the failure of any Frontier Material Contract to be in full force and effect or a legal, valid and binding obligation and enforceable in accordance with its terms would not have, individually or in the aggregate, a Frontier Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by Frontier or one of its Subsidiaries or, to the knowledge of Frontier, any other party thereto under any Frontier Material Contract or result in a right of termination of any Frontier Material Contract, except for any condition or event that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

   (b) Set forth in Schedule 4.19(b) of the Frontier Disclosure Letter is, as of the date hereof, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Frontier or its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date hereof and
(iii) the approximate amount of consolidated cash and cash equivalents of Frontier and its Subsidiaries as of the date hereof.

   (c) Neither Frontier nor any of its Subsidiaries has entered into any contract, and there is no commitment, judgment, injunction, order or decree to which Frontier or any of its Subsidiaries is a party or subject to, that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Frontier or any of its Subsidiaries (or of Parent or any of its other Subsidiaries after the Mergers) or any contract that may be terminable as a result of Holly's status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

   SECTION 4.20 Recommendation; Vote Required. The Board of Directors of Frontier, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Frontier stockholders, (ii) adopted this Agreement and the transactions contemplated hereby and (iii) recommended that this Agreement and the transactions contemplated hereby be approved by the holders of Frontier Common Stock. The affirmative vote of the holders of a majority of the outstanding shares of Frontier Common Stock is the only vote of the holders of any class or series of Frontier capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (the "Frontier Requisite Vote").

   SECTION 4.21 Certain Approvals. Frontier's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Mergers and the transactions contemplated by this Agreement the restrictions contained in the Wyoming Management Stability Act and any other "fair price," "moratorium," control share acquisition, interested stockholder or similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the articles of incorporation or bylaws of Frontier.

   SECTION 4.22 Certain Contracts. Neither Frontier nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Frontier and its Subsidiaries, taken as a whole, or (to the knowledge of Frontier) Holly and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have, individually or in the aggregate, a Frontier Material Adverse Effect.

   SECTION 4.23 No Rights Plan or Agreement. Frontier has not adopted any so-called "poison pill" rights plan or agreement.

   SECTION 4.24 Support Agreements. Effective contemporaneously with Frontier's entering into this Agreement, Frontier has delivered to Holly a Frontier Affiliate's Support Agreement in the form attached hereto as Exhibit D, duly executed by each person identified in Schedule 4.24 to the Frontier Disclosure Letter; and each such Frontier Affiliate's Support Agreement is enforceable by Holly in accordance with its terms.

                                   ARTICLE 5

                                   COVENANTS

   SECTION 5.1  CONDUCT OF BUSINESS.

   (a) Prior to the Effective Time, except as set forth in the Holly Disclosure Letter or as expressly contemplated by this Agreement, including
Section 5.13, or as consented to in writing by Frontier, Holly:

      (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

      (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

      (iii)  shall not amend its certificate of incorporation or bylaws;

      (iv) shall promptly notify Frontier of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Holly Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

      (v) shall promptly make available (in paper form or via the Internet) to Frontier true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

      (vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Holly Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Holly Disclosure Letter; (C) except as provided in Section 5.13(a)(ii) and 5.13(d), increase any compensation or benefits of any officer, director, employee or agent of Holly or any of its Subsidiaries or enter into or amend any employment agreement or severance agreement with any of its present or future officers; or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

      (vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than Holly's ordinary quarterly dividends payable with respect to the shares of Holly Common Stock of $0.11 per share in accordance with Section 5.15), or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

      (viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $1,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

      (ix) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Holly Disclosure Letter and except for amounts that in the aggregate do not exceed $1,000,000, authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Holly Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial amount of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

      (x) shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

      (xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

      (xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have, individually or in the aggregate, a Holly Material Adverse Effect, (A) make or rescind any express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

      (xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement and disclosed in the Holly Disclosure Letter or disclosed with reasonable specificity in the Holly Reports) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others,
   (B) except in the ordinary course of business, enter into or materially extend or amend any material lease (whether such lease is an operating or capital lease) or create or materially extend any material mortgages, liens, security interests or other encumbrances on the property of Holly or Frontier or any of their Subsidiaries in connection with any indebtedness thereof or (C) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 5.1(a)(xiii) of the Holly Disclosure Letter;

      (xiv) subject to Section 5.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Mergers;

      (xv) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

      (xvi) shall not enter into or amend any agreement with any holder of Holly capital stock with respect to holding, voting or disposing of shares of Holly Common Stock;

      (xvii) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Holly Plans except as provided in Section 2.5(c);

      (xviii) other than in the ordinary course of business consistent with past practices, enter into, amend or terminate any hedge contracts;

      (xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

      (xx) shall not purchase any Frontier Common Stock or any other debt, equity or other securities of Frontier;

      (xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Holly or any of its Subsidiaries is not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any person; and

      (xxii) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

   (b) Prior to the Effective Time, except as set forth in the Frontier Disclosure Letter or as expressly contemplated by this Agreement, including
Section 5.13, or as consented to in writing by Holly, Frontier:

      (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

      (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

      (iii)  shall not amend its articles of incorporation or bylaws;

      (iv) shall promptly notify Holly of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Frontier Material Contract (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

      (v) shall promptly make available (in paper form or via the Internet) to Holly true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

      (vi) except as set forth on Schedule 5.1(b)(vi) of the Frontier Disclosure Letter, shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Frontier Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Frontier Disclosure Letter; (C) increase any compensation or benefits of any officer, director, employee or agent of the Frontier or any of its Subsidiaries or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees, or (D) except as contemplated in Section 5.4 and Section 5.13 adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

      (vii) shall not, and, in the case of clause (B) below, shall not permit any of its Subsidiaries to (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than ordinary dividends on the Frontier Common Stock at a rate not greater than $0.05 per share in any quarter in accordance with
   Section 5.15) or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

      (viii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) for an amount in excess of $1,000,000, individually or in the aggregate, except in the ordinary course of business and for fair value;

      (ix) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in Schedule 5.1(b)(ix) of the Frontier Disclosure Letter and except for amounts that in the aggregate do not exceed $1,000,000 authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Frontier Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial amount of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

      (x) shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

      (xi) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

      (xii) shall not, and shall not permit any of its Subsidiaries to, except where it would not have, individually or in the aggregate, a Frontier Material Adverse Effect, (A) make or rescind any express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

      (xiii) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement and disclosed in Schedule 5.1(b)(xiii) of the Frontier Disclosure Letter or disclosed with reasonable specificity in the Frontier Reports) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into or materially extend or amend any material lease (whether such lease is an operating or capital lease) or create or materially extend any material mortgages, liens, security interests or other encumbrances on the property of Holly or Frontier or any of their Subsidiaries in connection with any indebtedness thereof or (C) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 5.1(b)(xiii) of the Frontier Disclosure Letter;

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

      (xiv) subject to Section 5.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Mergers;

      (xv) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if taking such actions would not violate any of the other terms of this Agreement, shall not, and shall not permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

      (xvi) shall not enter into or amend any agreement with any holder of Frontier capital stock with respect to holding, voting or disposing of shares of Frontier Common Stock;

      (xvii) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Frontier Plans;

      (xviii) other than in the ordinary course of business consistent with past practice, enter into, amend or terminate any hedge contracts;

      (xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

      (xx) shall not purchase any Holly Common Stock or any other debt, equity or other securities of Holly;

      (xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which Frontier or any of its Subsidiaries is not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any person; and

      (xxii) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

   SECTION 5.2  No Solicitation By Holly.

   (a) Holly agrees that it and its Subsidiaries: (i) will not (and Holly will not permit its or its Subsidiaries' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by Holly or any of its Subsidiaries, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Holly, or any acquisition of capital stock of Holly (other than upon exercise of Holly Stock Options that are outstanding as of the date hereof) or a business or assets (exclusive of sales of current assets in the ordinary course of business) with a value of $1,000,000 or more in the aggregate, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Holly Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Holly Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Holly Acquisition Proposal; provided that, subject to Section 5.4(b), nothing contained in this Agreement shall prevent Holly or its Board of Directors from
(A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Holly Acquisition Proposal, (B) making any disclosure to the holders of shares of Holly Common Stock if in the good faith judgment of Holly's Board of Directors failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law or the rules of the AMEX or (C) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent Holly from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide Holly Acquisition Proposal if, with respect to the actions set forth in clause (C), (x) in the good faith judgment of Holly's Board of Directors, taking into account all legal, financial, regulatory and other aspects of the Holly Acquisition Proposal and the likelihood of consummation and after consultation with its financial advisors, such Holly Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the shares of Holly Common Stock from a financial point of view than the Mergers (a "Holly Superior Proposal") and (y) the Board of Directors of Holly, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with the fiduciary obligations of the Board of Directors of Holly under applicable law.

   (b) Holly agrees that it will notify Frontier promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Holly Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Holly or any of its officers, directors, employees, agents or representatives. In connection with such notice, Holly shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Holly Acquisition Proposal. Thereafter, Holly shall keep Frontier fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms or conditions of any such proposal or offer. Prior to taking any action referred to in clause (C) of the proviso of Section 5.2(a), if Holly intends to participate in any such discussions or negotiations or provide any such information to any such third party, Holly shall give notice to Frontier including the identity of the relevant person or group.

   (c) Nothing in this Section 5.2 shall permit Holly to enter into any agreement with respect to a Holly Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Holly shall not enter into any agreement with any person that provides for, or in any way facilitates, a Holly Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.2(a) that is in reasonably customary form and that does not contain terms that prevent Holly from complying with its obligations under this Section 5.2.

   SECTION 5.3  No Solicitation by Frontier.

   (a) Frontier agrees that it and its Subsidiaries: (i) will not (and Frontier will not permit its or its Subsidiaries' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by Frontier or any of its Subsidiaries, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Frontier, or any acquisition of capital stock of Frontier (other than upon exercise of Frontier Stock Options that are outstanding as of the date hereof) or a business or assets (exclusive of sales of current assets in the ordinary course of business) with a value of $1,000,000 or more in the aggregate, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Frontier Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Frontier Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Frontier Acquisition Proposal; provided that, subject to Section 5.4(b), nothing contained in this Agreement shall prevent Frontier or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Frontier Acquisition Proposal, (B) making any disclosure to the holders of Frontier Common Stock if in the good faith judgment of Frontier's Board of Directors failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law or the rules of the NYSE or (C) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent Frontier from complying with its obligations under this Section 5.3) to or engaging in any negotiations or discussions with any person or group who has made an unsolicited bona fide Frontier Acquisition Proposal if, with respect to the actions set forth in clause (C), (x) in the good faith judgment of Frontier's Board of Directors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the likelihood of consummation and after consultation with its financial advisors, such Frontier Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Frontier Common Stock from a financial point of view than the Mergers (a "Frontier Superior Proposal") and (y) the Board of Directors of Frontier, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with the fiduciary obligations of the Board of Directors of Frontier under applicable law.

   (b) Frontier agrees that it will notify Holly promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting a Frontier Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Frontier or any of its officers, directors, employees, agents or representatives. In connection with such notice, Frontier shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Frontier Acquisition Proposal. Thereafter, Frontier shall keep Holly fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms or conditions of any such proposal or offer. Prior to taking any action referred to in clause (C) of the proviso of Section 5.3(a), if Frontier intends to participate in any such discussions or negotiations or provide any such information to any such third party, Frontier shall give notice to Holly, including the identity of the relevant person or group.

   (c) Nothing in this Section 5.3 shall permit Frontier to enter into any agreement with respect to a Frontier Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, Frontier shall not enter into any agreement with any person that provides for, or in any way facilitates, a Frontier Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.3(a) that is in reasonably customary form and that does not contain terms that prevent Frontier from complying with its obligations under this Section 5.3, including the identity of the relevant person or group.

   SECTION 5.4  Meetings of Stockholders.

   (a) Holly will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Holly Requisite Vote. Frontier will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Frontier Requisite Vote. Frontier and Holly shall each use their reasonable best efforts to hold their respective stockholders meetings on the same day.

   (b) Except as otherwise permitted by this Section 5.4, Holly and Frontier, through their respective Boards of Directors, shall (i) recommend approval of the matters described in Section 5.4(a) to be submitted to, and adoption of the applicable plan of merger contained in this Agreement by, their respective stockholders, (ii) not withdraw, withhold, modify, or change such recommendation in a manner adverse to the other party, (iii) not recommend or declare advisable any Holly Superior Proposal or Frontier Superior Proposal, as the case may be, and (iv) unless such recommendation has been withdrawn, withheld, modified or changed as permitted by this Section 5.4(b), use their reasonable best efforts to solicit the Holly Requisite Vote (in the case of Holly) and the Frontier Requisite Vote (in the case of Frontier). The Board of Directors of Holly or Frontier, as applicable (the "Withdrawing Party," the other party being the "Non-Withdrawing Party"), may at any time prior to obtaining the Holly Requisite Vote or Frontier Requisite Vote, as applicable,
(A) withdraw, withhold, modify, or change, in a manner adverse to the Non-Withdrawing Party, any approval or recommendation regarding this Agreement or the transactions contemplated hereby or (B) approve and be prepared to enter into or recommend and declare advisable any Holly Superior Proposal or Frontier Superior Proposal, as the case may be, if its Board of Directors determines in good faith after consultation with its outside legal counsel that the failure to take the action in question would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law.

Holly and Frontier shall each be required to comply with its obligations under
Section 5.4(a) whether or not its Board of Directors withdraws, modifies, withholds or changes its recommendation or declaration regarding this Agreement or the transactions contemplated hereby or recommends or declares the advisability of any other offer or proposal.

   SECTION 5.5  Filings; Reasonable Best Efforts.

   (a) Subject to the terms and conditions herein provided, Holly and Frontier shall:

      (i) promptly (but in any event within 15 business days from the date hereof) make their respective filings under the HSR Act with respect to the Mergers and thereafter shall promptly make any other required submissions under the HSR Act;

      (ii) use their reasonable best efforts to satisfy the conditions to closing in Article 6 (including, in the case of Holly, obtaining the opinion described in Section 6.2(b) and, in the case of Frontier, obtaining the opinion described in Section 6.3(b)) as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

      (iii) promptly notify each other of any communication concerning this Agreement or the Mergers to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Mergers to any governmental entity;

      (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Mergers unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

      (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Mergers; and

      (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act.

   (b) Without limiting Section 5.5(a) and subject to Section 5.5(c), Frontier and Holly shall:

      (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

      (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible.

   (c) Neither Frontier nor Holly shall, without the other party's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement, but the parties shall

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

commit or consent to, and shall use reasonable efforts to effect (and shall cause their Subsidiaries to commit or consent to and use reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as any governmental entity shall request if such divestitures, licenses, hold separate arrangements or similar matters are required by any such governmental entity as a condition to resolving such governmental entity's objections to either or both the Merger or obtaining its approval of either or both the Mergers and are contingent upon consummation of either or both the Mergers; provided that, notwithstanding anything to the contrary in this
Section 5.5(c) or the remainder of this Agreement, neither Frontier, Holly nor any of their respective Subsidiaries shall be required to agree (with respect to (x) Frontier or its Subsidiaries or (y) Holly or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would have a Frontier Material Adverse Effect or a Holly Material Adverse Effect.

   SECTION 5.6 Inspection. From the date hereof to the Effective Time, Holly and Frontier shall allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Holly and its Subsidiaries or Frontier and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 5.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Holly and Frontier agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section
5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Section 5.6 shall be governed by the Mutual Confidentiality Agreement dated March 7, 2003 between Frontier and Holly (the "Confidentiality Agreement").

   SECTION 5.7 Publicity. Holly and Frontier will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

   SECTION 5.8 Registration Statement. As promptly as reasonably practicable following the date hereof, Frontier and Holly shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable joint proxy materials (the "Proxy Statement/Prospectus") and Frontier and Holly shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"). The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Parent's prospectus. Each of Frontier, Holly and Parent shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Each of Frontier, Holly and Parent shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Registration Statement received from the SEC. Frontier, Holly and Parent shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Registration

Statement prior to filing such with the SEC, and each will provide each other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both Frontier and Holly, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Frontier, in connection with a change in the recommendation of its Board of Directors as to the Mergers, and Holly, in connection with a change in the recommendation of its Board of Directors as to the Mergers, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions accurately described. Frontier will use reasonable best efforts to cause the Proxy Statement/ Prospectus to be mailed to Frontier stockholders, and Holly will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Holly stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Frontier, Holly and Parent shall advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Frontier or Holly, or any of their respective affiliates, officers or directors, is discovered by Frontier or Holly and such information should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Frontier and Holly.

   SECTION 5.9 Listing Application. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Mergers and shares issuable pursuant to Parent Stock Options.

   SECTION 5.10 Agreements of Rule 145 Affiliates. (a) Prior to the Effective Time, Holly shall cause to be prepared and delivered to Parent and Frontier a list identifying all persons who, at the time of the meeting of Holly's stockholders pursuant to Section 5.4, Holly believes may be deemed to be "affiliates" of Holly, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Holly Rule 145 Affiliates"). Holly shall use its reasonable best efforts to cause each person who is identified as a Holly Rule 145 Affiliate in such list to execute and deliver to Parent, at or prior to the Effective Time, a written agreement in substantially the form attached hereto as Exhibit E (a "Holly Rule 145 Agreement"). As an inducement to such Holly Rule 145 Agreements, Parent shall enter into a written registration rights agreement with such Holly Rule 145 Affiliates in substantially the form attached hereto as Exhibit F (the "Registration Rights Agreement").

   (b) Prior to the Effective Time, Frontier shall cause to be prepared and delivered to Parent and Holly a list identifying all persons who, at the time of the meeting of Frontier's stockholders pursuant to Section 5.4, Frontier believes may be deemed to be "affiliates" of Frontier, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Frontier Rule 145 Affiliates"). Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock received by such Frontier Rule 145 Affiliates. Frontier shall use its reasonable best efforts to cause each person who is identified as a Frontier Rule 145 Affiliate in such list to execute and deliver to Parent, at or prior to the Effective Time, a written agreement in substantially the form attached hereto as Exhibit G (a "Frontier Rule 145 Agreement," the Holly Rule 145 Agreements and the Frontier Rule 145 Agreements each a "Rule 145 Agreement" and collectively the "Rule 145 Agreements"). As an inducement to such Frontier Rule 145 Agreements, Parent shall enter into the Registration Rights Agreement with such Frontier Rule 145 Affiliates.

   SECTION 5.11 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (a) that Frontier and Holly shall each pay and bear one-half of each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Agreement and the transactions contemplated hereby under the HSR Act, the Securities Act, the Exchange Act and other applicable laws, rules and regulations of any governmental authority and
(b) as expressly provided in Section 7.5.

   SECTION 5.12  Indemnification and Insurance.

   (a)  From and after the Effective Time, Parent shall as provided in this
Section 5.12 cause each of Frontier Surviving Corporation and Holly Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of Frontier or Holly, respectively (or any Subsidiary or division thereof), and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of Frontier or Holly, respectively, as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time, to the fullest extent such indemnification by Frontier Surviving Corporation or Holly Surviving Corporation, as applicable, is permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall cause each of Frontier Surviving Corporation and Holly Surviving Corporation, as applicable, to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent will, and will cause each of Frontier Surviving Corporation and Holly Surviving Corporation, as applicable, to, cooperate in the defense of any such matter; provided, however, none of Parent, Frontier Surviving Corporation or Holly Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that none of Parent, Frontier Surviving Corporation or Holly Surviving Corporation shall be obligated pursuant to this
Section 5.12(a) to pay the fees and disbursements of more than one counsel, except for one local counsel, for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. With respect to any determination of whether an Indemnified Party is entitled to indemnification by Holly Surviving Corporation or Frontier Surviving Corporation under this Section 5.12, the Indemnified Party shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Party and approved by Holly Surviving Corporation or Frontier Surviving Corporation, as applicable (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for Frontier, Holly or the Indemnified Party within the last three (3) years.

   (b) The rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation or articles of incorporation, bylaws and any indemnification agreement of Frontier, Holly and their respective Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Mergers and shall continue in full force and effect.

   (c) For a period of six years after the Effective Time, Parent shall, or shall cause each of Frontier Surviving Corporation and Holly Surviving Corporation to, maintain officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by their respective officers' and directors' liability insurance ("D&O Insurance") policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that, after the Effective Time, neither Frontier Surviving Corporation nor Holly Surviving Corporation shall be required to pay annual premiums in excess of 250% of the annual premium amount payable by Frontier or Holly, as applicable, for the policy year including the date hereof (the amount of which premiums are set forth in Schedule 5.12(c) of the respective Disclosure Letters), but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance of Frontier or Holly by obtaining a six-year "tail" policy on terms and conditions substantially no less advantageous than Frontier's or Holly's respective existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 5.12(c).

   (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation, articles of incorporation or bylaws of Frontier or Holly, as applicable, or any of their respective Subsidiaries, under the DGCL or WBCA, or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Mergers, are expressly intended to benefit each of the Indemnified Parties, and may not be amended or terminated after the Effective Time in a manner contrary to the interest of an Indemnified Party without the consent of such Indemnified Party.

   (e) Notwithstanding any other provisions hereof, the obligations of Frontier, Holly, Frontier Surviving Corporation, Holly Surviving Corporation and Parent contained in this Section 5.12 shall be binding upon the successors and assigns of Parent, Frontier Surviving Corporation and Holly Surviving Corporation. In the event Frontier, Holly, Frontier Surviving Corporation, Holly Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of Frontier, Holly, Frontier Surviving Corporation, Holly Surviving Corporation or Parent, as the case may be, shall assume and honor the obligations set forth in this Section 5.12.

   SECTION 5.13  Employee Benefits.

   (a) After the Effective Time, Frontier and Holly shall cause Parent to honor, and to cause its Subsidiaries to honor, (i) all employee benefit plans, contracts, agreements and commitments of Frontier, Holly or any of their respective Subsidiaries maintained or entered into by Frontier, Holly or any of their respective Subsidiaries prior to the date hereof that apply to any current or former employee or current or former director of Frontier, Holly or any of their respective Subsidiaries, as applicable and (ii) such severance agreements and indemnification agreements as Holly may enter into with its officers and directors in accordance with this Agreement; provided, however, that, except as otherwise expressly provided in this Section 5.13, Parent reserves the right to modify, and to cause any of its Subsidiaries to modify, any such plan, contract, agreement or commitment in accordance with its terms.

   (b)  Notwithstanding the provisions of Section 5.13(a):

      (i) Except as provided in Sections 2.5, 2.6 and 5.1 (pertaining to Holly Stock Plans and Frontier Stock Plans), Frontier and Holly agree that for the period beginning at the Effective Time and ending December 31, 2003 (or such later date as may be determined by Parent), (A) Holly Surviving Corporation shall assume and maintain all Holly Plans as in effect immediately prior to the Effective Time, and shall not amend any such plan to reduce any benefit provided under any such plan; and (B) Frontier Surviving Corporation shall assume and maintain all Frontier Plans as in effect immediately prior to the Effective Time, and shall not amend any such plan to reduce any benefit provided under any such plan. With respect to any Holly Plan or Frontier Plan that is a qualified defined contribution plan providing for discretionary employer contributions, such contributions for 2003 shall be made at approximately the same percentage of compensation (or employee or salary deferral contribution in the case of a discretionary matching contribution) of eligible participants as was made to such plan for 2002. Notwithstanding the foregoing, contributions may be adjusted to the extent necessary to comply with applicable law and regulations.

      (ii) Each employee of Frontier, Holly or any of their respective Subsidiaries (and any successor entities to Frontier, Holly or any of their respective Subsidiaries) who becomes an employee of Parent, Frontier Surviving Corporation, Holly Surviving Corporation, or any of their respective Subsidiaries as of the Effective Time without any gap in employment shall be credited with service with Frontier, Holly, any of their respective Subsidiaries, or any of their predecessors, for purposes of eligibility, vesting and benefit determination under any employee benefit plan or policy of Parent, Frontier Surviving Corporation or Holly Surviving Corporation. Notwithstanding the foregoing, this Section 5.13(b)(ii) shall not apply to the determination of accrual service under any defined benefit pension plan as defined in section 3(35) of ERISA (regardless of whether such plan is qualified under Code section 401(a)) that did not cover the employee immediately prior to the Effective Time, and shall not apply to the determination of the right to receive, or the amount of, any retiree or other post-retirement medical service (except for COBRA medical continuation coverage as described in section 4980B of the Code or any arrangement covering the employee prior to the Effective Time).

      (iii) Nothing in this Section 5.13(b) shall be construed to restrict the ability of any entity to modify or terminate any plan (at or after the Effective Time) with respect to persons employed at operations outside the United States.

      (iv) Nothing in this Section 5.13(b) shall be construed as a contract of employment, and this Section 5.13(b) shall not give any employee the right to be retained in the employ of any entity. Nothing in this Section 5.13(b) shall be construed to require the provision of coverage or benefits to an employee following termination of employment except to the extent such coverage or benefits is otherwise required pursuant to the terms of the applicable plan or arrangement or by applicable law.

      (v) The parties intend and agree that the employees of any party on the Closing Date are third party beneficiaries with respect to the provisions of
   Section 5.13(b)(i) and (ii) that are applicable to such employee and shall be entitled to enforce such provisions against the parties.

   (c) Prior to the Effective Time, the parties shall cause Parent's Board of Directors, or a duly authorized committee of "non-employee" directors thereof:
(i) to approve and adopt a Parent Stock Plan for the purposes described in Sections 2.5 and 2.6 of this Agreement; (ii) to submit such Parent Stock Plan to the then stockholders of Parent (Frontier and Holly) for approval; and (iii) to authorize the conversion of Holly Stock Options and Frontier Stock Options into Parent Stock Options (and the acquisition of shares of Parent Common Stock thereunder) at the Effective Time by officers and directors of Frontier and Holly (including officers and directors of Frontier and Holly who become, prior to, at, or following the Effective Time of the Mergers, officers or directors of Parent) as a result of the conversion of shares of Frontier and Holly Common Stock in the Mergers by Parent at the Effective Time. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, and that the approval is being granted to exempt the transaction under Rule 16b-3 of the Exchange Act. Frontier and Holly agree to vote their respective shares of Parent to approve such Parent Stock Plan. The parties shall cause Parent to reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options as a result of the actions contemplated by Section 2.5 and
Section 2.6. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Stock Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding.

   (d) (i) Holly may make additional arrangements after the date hereof to provide, to employees it selects, severance payments (the "Severance Payments") in the case of any termination of any of such employees either

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prior to the Closing Date in contemplation of the transaction contemplated in this Agreement or following the Closing Date and a consulting agreement with Matthew P. Clifton (the "Consulting Agreement"). The total value of the Severance Payments and Consulting Agreement, including the value of (A) cash paid, (B) property or assets transferred, (C) employee benefits provided, and
(D) acceleration of any right or payment accelerated shall not exceed $5,000,000 in the aggregate; provided, however, that the agreements evidencing any Severance Payments and Consulting Agreement (the "Severance Agreements") or the Consulting Agreement shall provide that if any payment made in connection with such Severance Agreements would constitute an excess parachute payment, the employee shall waive his or her right to receive any Severance Payment or payment under the Consulting Agreement, as applicable, to the extent that such amount, when added to any other parachute payments received in connection with the transaction contemplated in this Agreement, would exceed 2.99 times his or her base amount. For purposes of this subsection, "excess parachute payment", "parachute payment", and "base amount" shall have the meanings set forth in section 280G of the Code and the regulations promulgated pursuant thereto.

   (ii) Holly may make additional arrangements after the date hereof to enter into, with employees listed on Schedule 5.1(a)(vi), providing for terms of employment, compensation and severance payments as discussed and consistent with those applicable to employees of Frontier and its Subsidiaries in similar positions ("Employee Agreements"). Arrangements entered into pursuant to this subsection 5.13(d)(ii) shall be neither subject to nor counted towards the maximum limit provided for payments made and agreements entered into pursuant to Section 5.13(d)(i), and in no event shall any employee who has entered into an agreement pursuant to this Section 5.13(d)(ii) be required to waive any portion of any payment such employee is entitled to pursuant to his Employee Agreement.

   (e) Any other provisions hereof to the contrary notwithstanding, the provisions of this Section 5.13 do not cover, and shall not be deemed for the benefit of, any employees covered by any Holly Represented Employees or Frontier Represented Employees.

   (f) Frontier shall use its reasonable best efforts to cause each person (other than those who have already done so at or prior to the date hereof and are listed in Schedule 5.13(f) of the Frontier Disclosure Letter, which
Schedule 5.13(f) includes the number of Frontier Stock Options subject to each such waiver), whose unvested Frontier Stock Options and/or unvested restricted shares of Frontier Common Stock would otherwise become vested at the time of initial filing of the Registration Statement pursuant to Section 5.8 to execute and deliver to Frontier, prior to the time of such initial filing of the Registration Statement, a written agreement waiving such accelerated vesting as a result of such initial filing and as a result of this Agreement, consummation of the Mergers and/or consummation of the other transactions contemplated by this Agreement.

   SECTION 5.14  Tax Qualification.

   (a) Holly shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Holly Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or the Mergers, taken together, to qualify as an exchange described in Section 351 of the Code and (ii) obtain the opinion of counsel referred to in Section 6.2(b), including the execution of the officers' certificates referred to therein and in Section 6.3(b). Holly shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.1(a)) that would prevent or impede the Holly Merger or the Frontier Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code and/or the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.

   (b) Frontier shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Frontier Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or the Mergers, taken together, to qualify as an exchange described in Section 351 of the Code and (ii) obtain the opinion of counsel referred to in Section 6.3(b), including the execution of the officers' certificates referred to

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

therein and in Section 6.2(b). Frontier shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by Section 5.1(b)) that would prevent or impede the Holly Merger or the Frontier Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code and/or the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.

   SECTION 5.15 Dividends. Holly shall coordinate with Frontier respecting the declaration, setting of record dates and payment dates of dividends on the shares of Holly Common Stock so that holders of shares of Holly Common Stock do not receive dividends on both shares of Holly Common Stock and Parent Common Stock received in the Holly Merger in respect of any calendar quarter or fail to receive a dividend on shares of Holly Common Stock or Parent Common Stock received in the Holly Merger in respect of any calendar quarter.

   SECTION 5.16  Governance Matters; Headquarters; Company Name.

   (a) Frontier and Holly shall take all requisite action, effective as of the Effective Time, (i) to cause the size of the Board of Directors of Parent (the "Parent Board") to be twelve directors and (ii) to cause the directors on the Parent Board to be comprised of (x) six directors chosen by the current Frontier directors, of whom only James R. Gibbs shall not be independent, for purposes of the proposed rules of the NYSE (as the same may be modified and/or become effective prior to the Effective Time) (the "Frontier Designees"), and
(y) six directors chosen by the current Holly directors, of whom only C. Lamar Norsworthy, III shall not be independent, for purposes of the proposed rules of the NYSE (as the same may be modified and/or become effective prior to the Effective Time) (the "Holly Designees"), each to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of shareholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the number of directors. If at any time prior to the Effective Time, any such board designee becomes unable or unwilling to serve as a director of Parent at the Effective Time, then the party that designated such individual shall designate another individual to serve in such individual's place.

   (b) Frontier and Holly shall take all requisite action, effective as of the Effective time, to cause each then standing committee of the Parent Board to be comprised of equal numbers of Frontier Designees and Holly Designees. If at any time prior to the Effective Time, any such committee designee becomes unable or unwilling to serve as a director of Parent at the Effective Time, then the party that designated such individual as a board designee shall designate another individual to serve in such individual's place on the applicable committee(s).

   (c) Frontier and Holly shall take all requisite action, effective as of the Effective Time, to cause the executive officers of Parent to include: C. Lamar Norsworthy, III, Chairman of the Board; James R. Gibbs, President and Chief Executive Officer; and Julie Edwards, Chief Financial Officer. If at any time prior to the Effective Time, either of the individuals designated to serve as the Chairman of the Board of Parent and the President and Chief Executive Officer of Parent becomes unable or unwilling to serve in such capacity at the Effective Time, then the other of such individual shall serve as the Chairman of the Board, President and Chief Executive Officer of Parent. If at any time prior to the Effective Time, both of such individuals designated to serve as the Chairman of the Board of Parent and the President and Chief Executive Officer of Parent, or the individual designated as Chief Financial Officer, in this Section 5.16(c) should become unable or unwilling to serve in his or her designated capacity at the Effective Time, then Frontier and Holly shall mutually agree on another individual to serve in such capacity.

   (d) The executive headquarters for Parent shall be located in the Houston, Texas area.

   (e) Immediately upon consummation of the Mergers, Parent shall change its name to Frontier Oil Corporation.

   SECTION 5.17 No Control of Other Party's Business. Nothing contained in this Agreement shall give Holly, directly or indirectly, the right to control or direct Frontier's operations or give Frontier, directly or indirectly, the right to control or direct Holly's operations prior to the Effective Time. Prior to the Effective Time, each of Frontier and Holly shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

   SECTION 5.18 Total Holly Common Stock Number Certificate. Holly shall deliver to Frontier at the Closing a certificate executed by its Chairman of the Board and Chief Executive Officer or by its Chief Financial Officer (the "Total Holly Common Stock Number Certificate") setting forth, and showing in reasonable detail the calculation of: (a) the "Total Holly Common Stock Number", which shall equal the total number of shares of Holly Common Stock that are issued and outstanding immediately prior to the Effective Time (but not including any Excluded Holly Shares); and (b) the total number of shares of Holly Common Stock that are issuable pursuant to options, warrants, calls, subscriptions, stockholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Holly or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other securities of Holly or any of its Subsidiaries. For the avoidance of doubt, the Total Holly Common Stock Number shall not be affected by the number of Holly Dissenting Shares, if any.

   SECTION 5.19 Contingent Value Rights Agreement. As promptly as reasonably practicable following the date hereof, and prior to the filing of the Registration Statement pursuant to Section 5.8, Parent, Frontier and Holly shall enter into a Contingent Value Rights Agreement (the "CVR Agreement") by and among Parent, Frontier, Holly and the one or more persons hereafter designated by Holly in the CVR Agreement (the "Representatives"), which CVR Agreement shall provide, among other terms and conditions, (i) that the Representatives shall be empowered, subject to any limitations imposed by the Assignment of Claims Act, to approve the terms and conditions of any settlement of the Jet Fuel Claims proposed by Parent (provided the Representatives shall have no such approval right from and after the first date on which the Claims Expenses equal or exceed $2,500,000 (the "Costs Threshold Date")), (ii) that Parent shall cause the Holly Subsidiaries to prosecute the Jet Fuel Claims in good faith (it being understood, however, that Parent shall be entitled to settle the Jet Fuel Claims, without any approval from the Representatives or any holder of CVRs, at any time from and after the Costs Threshold Date), (iii) that the Board of Directors of Parent shall approve any settlement of the Jet Fuel Claims, (iv) for the reasonable compensation of the Representatives by Parent for their service as such, (v) that Parent shall indemnify the Representatives from and against any loss, liability or expense incurred by them arising out of or in connection with their service as Representatives,
(vi) for a procedure to value any in-kind Recovery and for the payment to the holders of CVRs of such value in cash, (vii) that CVRs shall be nontransferable, except upon death or by operation of law, (viii) for the appointment of successors to the Representatives if the Representatives resign or become unable to carry out their obligations and duties under the CVR Agreement, (ix) that the consent of the holders of a majority of the CVRs shall be necessary to amend the CVR Agreement or the CVRs after the Effective Time in any manner adverse to the holders of CVRs, (x) that the amount of the Recovery shall also be reduced by any offsets or other claims recovered by the United States against the Holly Subsidiaries arising directly under the contracts that gave rise to the Jet Fuel Claims, but shall not be reduced for any other offsets or other claims by the United States against the Holly Subsidiaries or their affiliates, and (xi) that Parent shall provide each holder of a Parent Stock Option who was a holder of a Holly Stock Option immediately prior to the Effective Time with written notice of the payment of any amount to the holders of CVRs not less than ten days prior to the date that any such payment is made.

                                   ARTICLE 6

                                  CONDITIONS

   SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment or waiver in writing by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

      (a) (i) The Holly Requisite Vote shall have been obtained and (ii) the Frontier Requisite Vote shall have been obtained.

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

      (b) (i) The waiting period (and any extension thereof) applicable to the consummation of the Mergers shall have expired or been terminated under the HSR Act, and (ii) any mandatory waiting period or required consent under any other applicable United States federal or state competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of either or both Mergers or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent.

      (c) None of the parties hereto shall be subject to any decree, order or injunction of a United States federal or state court of competent jurisdiction, which prohibits the consummation of either or both Mergers, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of either or both Mergers.

      (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

      (e) The shares of Parent Common Stock to be issued pursuant to the Mergers and the shares of Parent Common Stock reserved for issuance pursuant to Parent Stock Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

   SECTION 6.2 Conditions to Obligation of Holly to Effect the Mergers. The obligation of Holly to effect the Mergers shall be subject to the fulfillment or waiver in writing by Holly at or prior to the Closing Date of the following conditions:

      (a) Frontier shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Frontier contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Frontier Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Frontier Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Holly shall have received a certificate of Frontier, executed on its behalf by its Chairman of the Board, President and Chief Executive Officer, dated the Closing Date, certifying to such effect.

      (b) Holly shall have received the opinion of Vinson & Elkins L.L.P. or other nationally recognized tax counsel, acting as counsel to Holly, in form and substance reasonably satisfactory to Holly, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Frontier, to the effect that (i) the Holly Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, (ii) no gain or loss will be recognized by Holly, and no gain or loss will be recognized by the stockholders of Holly as a result of the exchange of Holly Common Stock for shares of Parent Common Stock pursuant to the Holly Merger, except that gain, if any, will be recognized on the receipt of cash consideration in the Holly Merger, the receipt of cash in lieu of Parent Common Stock and the receipt of CVRs and/or payments thereon. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Parent, Holly, Merger Sub Two, Frontier and Merger Sub One as to such matters as such counsel may reasonably request.

   SECTION 6.3  Conditions to Obligation of Frontier to Effect the
Mergers. The obligations of Frontier to effect the Mergers shall be subject to the fulfillment or waiver in writing by Frontier at or prior to the Closing Date of the following conditions:

      (a) Holly shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Holly contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Holly Material Adverse Effect or any other materiality qualification shall be true and correct and
   (ii) to the extent not qualified by Holly Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Frontier shall have received a certificate of Holly, executed on its behalf by the Chairman of the Board and Chief Executive Officer of Holly, dated the Closing Date, certifying to such effect.

      (b) Frontier shall have received the opinion of Andrews & Kurth L.L.P. or other nationally recognized tax counsel, acting as counsel to Frontier, in form and substance reasonably satisfactory to Frontier, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Holly, to the effect that (i) the Frontier Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and/or the Mergers, taken together, will constitute an exchange described in Section 351 of the Code and (ii) no gain or loss will be recognized by Frontier or the stockholders of Frontier to the extent they receive Parent Common Stock in exchange for Frontier Common Stock pursuant to the Frontier Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, Frontier, Merger Sub One, Holly and Merger Sub Two as to such matters as such counsel may reasonably request.

      (c) Frontier shall have received the Total Holly Common Stock Number Certificate pursuant to Section 5.18.

      (d) Holly shall have completed the acquisition of the Woods Cross refinery from ConocoPhillips pursuant to, and on substantially the terms and conditions set forth in, the relevant purchase agreement, as amended, contained in the Holly Reports.

                                   ARTICLE 7

                                  TERMINATION

   SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Holly and Frontier approved by action of their respective Boards of Directors in their respective discretion for any reason, including due to the number of Holly Dissenting Shares exceeding 5% of the Total Holly Common Stock Number or the number of Frontier Dissenting Shares exceeding 5% of the total number of shares of Frontier Common Stock outstanding immediately prior to the Effective Time.

   SECTION 7.2 Termination by Frontier or Holly. At any time prior to the Effective Time, this Agreement may be terminated by Holly or Frontier, in either case by action of its Board of Directors, if:

      (a) the Mergers shall not have been consummated by October 31, 2003; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure or whose affiliates' failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Mergers to occur on or before such date; or

      (b) the Holly Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Holly's stockholders that shall have been duly convened for the purpose of obtaining the Holly Requisite Vote; or

      (c) the Frontier Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of Frontier's stockholders that shall have been duly convened for the purpose of obtaining the Frontier Requisite Vote; or

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

      (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting either or both Mergers and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 5.5 and with respect to other matters not covered by Section 5.5 shall have used its reasonable best efforts to remove such injunction, order or decree.

   SECTION 7.3 Termination by Holly. At any time prior to the Effective Time, this Agreement may be terminated by Holly, by action of its Board of Directors, if:

      (a) (i) there has been a breach by Frontier of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Frontier shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Frontier by Holly; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to Holly if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

      (b) prior to obtaining the Frontier Requisite Vote, the Board of Directors of Frontier shall have withdrawn, modified, withheld or changed, in a manner adverse to Holly, such Board's approval or recommendation of this Agreement or the transactions contemplated hereby, or recommended a Frontier Superior Proposal, or resolved to do any of the foregoing; or

      (c) prior to obtaining the Holly Requisite Vote, Holly is the Withdrawing Party pursuant to Section 5.4(b) (it being understood that Holly shall not have the right to terminate this Agreement pursuant to this
   Section 7.3(c) unless and until Holly shall have paid Frontier all amounts due under Section 7.5(a)).

   SECTION 7.4 Termination by Frontier. At any time prior to the Effective Time, this Agreement may be terminated by Frontier, by action of its Board of Directors, if:

      (a) (i) there has been a breach by Holly of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of Holly shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Frontier to Holly; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Frontier if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;

      (b) prior to obtaining the Holly Requisite Vote, the Board of Directors of Holly shall have withdrawn, modified, withheld or changed, in a manner adverse to Frontier, such Board's approval or recommendation of this Agreement or the transactions contemplated hereby, or recommended a Holly Superior Proposal, or resolved to do any of the foregoing; or

      (c) prior to obtaining the Frontier Requisite Vote, Frontier is the Withdrawing Party pursuant to Section 5.4(b) (it being understood that Frontier shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) unless and until Frontier shall have paid Holly all amounts due under Section 7.5(b)).

   SECTION 7.5  Effect of Termination.

   (a)  If this Agreement is terminated

      (i) by Holly or Frontier, after the public announcement (made prior to the closing of the polls for the vote of Holly stockholders for the purpose of obtaining the Holly Requisite Vote) of a Holly Acquisition Proposal, pursuant to Section 7.2(b);

      (ii)  by Frontier pursuant to Section 7.4(b); or

      (iii)  by Holly pursuant to Section 7.3(c);

then Holly shall pay Frontier the Holly Termination Amount (as defined below) and, in addition, reimburse Frontier for all expenses incurred by Frontier in connection with this Agreement up to the Reimbursement Maximum Amount (as defined below) prior to or upon termination of this Agreement. All payments under this Section 7.5(a) shall be made in cash by wire transfer to an account designated by Frontier at the time of such termination (or, in the case of a termination pursuant to Section 7.3(c), prior to such termination). The term "Holly Termination Amount" shall mean $15,000,000. The term "Reimbursement Maximum Amount" shall mean $1,000,000. In addition, Holly shall reimburse Frontier for all expenses incurred by Frontier in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to Section 7.2(b) even if Frontier is not entitled to any Holly Termination Amount under this Section 7.5(a). Holly acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Frontier would not enter into this Agreement; accordingly, if Holly fails promptly to pay any amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Frontier commences a suit which results in a judgment against Holly for the payment set forth in this Section 7.5(a), Holly shall pay to Frontier its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Holly Termination Amount and other amounts to be reimbursed to Frontier under this Section 7.5(a) from the date payment was required to be made until the date of such payment at the prime rate of Union Bank of California, N.A. in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(a), it shall not be a defense to Holly's obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

   (b)  If this Agreement is terminated

      (i) by Holly or Frontier, after the public announcement (made prior to the closing of the polls for the vote of Frontier Stockholders for the purpose of obtaining the Frontier Requisite Vote) of a Frontier Acquisition Proposal, pursuant to Section 7.2(c);

      (ii)  by Holly pursuant to Section 7.3(b); or

      (iii)  by Frontier pursuant to Section 7.4(c);

then Frontier shall pay Holly the Frontier Termination Amount (as defined below) and, in addition, reimburse Holly for all expenses incurred by Holly in connection with this Agreement up to the Reimbursement Maximum Amount prior to or upon the termination of this Agreement. All payments under this Section 7.5(b) shall be made in cash by wire transfer to an account designated by Holly at the time of such termination (or, in the case of a termination pursuant to Section 7.4(c), prior to such termination). The term "Frontier Termination Amount" shall mean $15,000,000. In addition, Frontier shall reimburse Holly for all expenses incurred by Holly in connection with this Agreement up to the Reimbursement Maximum Amount if this Agreement has been terminated pursuant to
Section 7.2(c) even if Holly is not entitled to any Frontier Termination Amount under this Section 7.5(b). Frontier acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Holly would not enter into this Agreement; accordingly, if Frontier fails promptly to pay any amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, Holly commences a suit which results in a judgment against Frontier for the payment set forth in this Section 7.5(b), Frontier shall pay to Holly its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Frontier Termination Amount and other amounts to be reimbursed to Holly under this Section 7.5(b) from the date payment was required to be made until the date of such payment at the prime rate of Canadian Imperial Bank of Commerce in effect on the date such payment was required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5(b), it shall not be a defense to Frontier's obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

   SECTION 7.6 Effect of Vote. Any right to terminate this Agreement provided under Section 7.1, Section 7.2(a), Section 7.2(d), Section 7.3(a) or Section 7.4(a) hereunder shall be effective notwithstanding whether the Holly Requisite Vote or the Frontier Requisite Vote has been obtained. Any right to terminate this Agreement provided under Section 7.2(b) or Section 7.4(b) hereunder shall be effective notwithstanding whether the Frontier Requisite Vote has been obtained. Any right to terminate this Agreement provided under Section 7.2(c) or Section 7.3(b) hereunder shall be effective notwithstanding whether the Holly Requisite Vote has been obtained.

                                   ARTICLE 8

                              GENERAL PROVISIONS

   SECTION 8.1 Survival. (a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 5.11 and Section 7.5 and except for the provisions of this Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13 and Section 8.16 and the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Section 8.12, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved. The parties hereto agree that, if this Agreement has been terminated in a manner giving rise to a payment obligation under Section 7.5, any remedy or amount payable pursuant to Section 7.5 or
Section 5.11 shall be the sole and exclusive remedy of the party receiving payment thereunder unless the other party is in material and willful breach of any of its covenants and agreements set forth in this Agreement.

   (b) None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Mergers; provided, however, that Article 2, this Article 8 and the agreements contained in Section 5.11 through Section
5.14 shall survive the consummation of the Mergers, unless otherwise provided herein.

   SECTION 8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      (a)  if to Frontier:

          Frontier Oil Corporation
          10000 Memorial Drive, Suite 600
          Houston, Texas 77024
          Facsimile: (713) 688-0616
          Attn: James R. Gibbs

          with a copy to:

          Andrews & Kurth L.L.P.
          600 Travis Street
          Suite 4200
          Houston, Texas 77002
          Facsimile: (713) 220-4285
          Attn: Robert V. Jewell
              Geoffrey K. Walker

      (b)  if to Holly:

          Holly Corporation
          100 Crescent Court, Suite 1600
          Dallas, Texas 75201
          Facsimile: (214) 871-3523
          Attn: General Counsel

          with a copy to:

          Vinson & Elkins L.L.P.
          3700 Trammell Crow Center
          2001 Ross Avenue
          Dallas, Texas 75201
          Facsimile: (214) 999-7857
          Attn: Alan J. Bogdanow
               A. Winston Oxley

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

   SECTION 8.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of Article 2 and as provided in Section 5.12 and Section 5.13, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any claims, rights, remedies, obligations or liabilities under or by reason of this Agreement. Without limiting the generality of the foregoing, no holder of shares of Holly Common Stock, Holly Stock Options or Holly Stock-Based Awards nor any Holly employee shall have any claim, right or remedy under or by reason of this Agreement in the event that the Mergers are not consummated for any reason whatsoever.

   SECTION 8.4 Entire Agreement. This Agreement (which constitutes a "Definitive Transaction Agreement" as defined in the Confidentiality Agreement), the Confidentiality Agreement (other than Sections 3, 7 and 9 thereof, which are hereby suspended and shall be of no further force or effect during the term of this Agreement and after the Effective Time, but shall come back into effect if this Agreement is terminated without the consummation of the Mergers), the exhibits to this Agreement, the Holly Disclosure Letter, the Frontier Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER FRONTIER NOR HOLLY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

   SECTION 8.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of Holly or Frontier, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   SECTION 8.6 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   SECTION 8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

   SECTION 8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

   SECTION 8.9  Interpretation.  In this Agreement:

      (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

      (b)  The words "include", "includes" and "including" are not limiting.

      (c) The phrase "to the knowledge of" and similar phrases relating to knowledge of Holly or Frontier, as the case may be, shall mean the actual knowledge of its executive officers.

      (d) "Material Adverse Effect" with respect to Holly or Frontier shall mean a material adverse effect with respect to (A) the business, assets and liabilities (taken together), results of operations, condition (financial or otherwise) or prospects of a party and its Subsidiaries on a consolidated basis or (B) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 6, except to the extent (in the case of either clause (A) or clause (B) above) that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; (iii) changes in, or events or conditions affecting, the petroleum refining industry generally; (iv) the announcement or pendency of the Mergers or compliance with the terms and conditions of Section 5.1 hereof; or (v) stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to this Agreement. "Holly Material Adverse Effect" and "Frontier Material Adverse Effect" mean a Material Adverse Effect with respect to Holly and Frontier, respectively.

      (e) "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any government and any agency or instrumentality thereof.

      (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

   SECTION 8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

   SECTION 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   SECTION 8.12 Enforcement of Agreement; Limitation on Damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

   SECTION 8.13 Obligation of Merger Sub One and Merger Sub Two. Whenever this Agreement requires any of Parent, Merger Sub One or Merger Sub Two (or any successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of each of Frontier and Holly to cause such action to be taken and a guarantee of the performance thereof.

   SECTION 8.14 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   SECTION 8.15 Definitions. The following capitalized terms are used in this document with the meanings set forth in the indicated sections of this
Agreement:

                 Action................... Section 5.12(a)
                 Agreement................ First Sentence
                 AMEX..................... Section 2.5(c)
                 Assumed Tax Rate......... Section 2.2(b)(iii)
                 Average Price............ Section 2.5(a)
                 Cash Consideration....... Section 2.2(b)(ii)
                 Certificates of Merger... Section 1.3(b)
                 Claims Expenses.......... Section 2.2(b)(iii)
                 Closing.................. Section 1.3(a)
                 Closing Date............. Section 1.3(a)
                 Code..................... Recitals
                 Confidentiality Agreement Section 5.6
                 Consulting Agreement..... Section 5.13(d)
                 Costs Threshold Date..... Section 5.19
                 CVR...................... Section 2.2(b)(iii)
                 CVR Agreement............ Section 5.19

         DGCL.................................... Section 1.2
         D&O Insurance........................... Section 5.12(c)
         Delaware Courts......................... Section 8.6
         Delaware Secretary...................... Section 1.3(b)
         Disclosure Letter....................... Section 8.16
         Dissenting Shares Cash Adjustment Amount Section 2.2(b)(iv)
         ERISA................................... Section 3.11(b)
         Effective Time.......................... Section 1.3(b)
         Employee Agreements..................... Section 5.13(d)(ii)
         Environmental Laws...................... Section 3.13(a)(i)
         Environmental Permits................... Section 3.13(a)(iii)
         Exchange Act............................ Section 3.6(b)
         Exchange Agent.......................... Section 2.4(a)
         Exchange Fund........................... Section 2.4(a)
         Frontier................................ First sentence
         Frontier Acquisition.................... Section 7.5(b)
         Frontier Acquisition Proposal........... Section 5.3(a)
         Frontier Bargaining Agreements.......... Section 4.12(a)
         Frontier Certificate.................... Section 2.1(c)
         Frontier Certificate of Merger.......... Section 1.3(b)
         Frontier Common Stock................... Recitals
         Frontier Designees...................... Section 5.16(a)
         Frontier Disclosure Letter.............. ARTICLE 4
         Frontier Dissenting Shares.............. Section 2.1(e)
         Frontier Material Adverse Effect........ Section 8.9(d)
         Frontier Material Contracts............. Section 4.19(a)
         Frontier Merger......................... Recitals
         Frontier Merger Consideration........... Section 2.1(b)
         Frontier Permits........................ Section 4.5
         Frontier Plans.......................... Section 4.11(b)
         Frontier Preferred Stock................ Section 4.3
         Frontier Real Properties................ Section 4.13(a)(i)
         Frontier Reports........................ Section 4.7
         Frontier Represented Employees.......... Section 4.12(b)
         Frontier Requisite Vote................. Section 4.20
         Frontier Rule 145 Affiliates............ Section 5.10(b)
         Frontier Rule 145 Agreement............. Section 5.10(b)
         Frontier Stock Option................... Section 2.6(a)
         Frontier Stock Plans.................... Section 4.3
         Frontier Superior Proposal.............. Section 5.3(a)
         Frontier Surviving Corporation.......... Section 1.2(a)
         Frontier Termination Amount............. Section 7.5(b)
         Hazardous Materials..................... Section 3.13(a)(ii)
         Holly................................... First Sentence
         Holly Acquisition....................... Section 7.5(a)
         Holly Acquisition Proposal.............. Section 5.2(a)
         Holly Bargaining Agreements............. Section 3.12(a)
         Holly Certificate....................... Section 2.2(c)
         Holly Certificate of Merger............. Section 1.3(b)
         Holly Common Stock...................... Recitals
         Holly Designees......................... Section 5.16(a)
         Holly Disclosure Letter................. ARTICLE 3

            Holly Dissenting Shares............. Section 2.2(c)
            Holly Material Adverse Effect....... Section 8.9(d)
            Holly Material Contracts............ Section 3.19(a)
            Holly Merger........................ Recitals
            Holly Merger Consideration.......... Section 2.2(c)
            Holly Permits....................... Section 3.5
            Holly Plans......................... Section 3.11(b)
            Holly Preferred Stock............... Section 3.3
            Holly Real Properties............... Section 3.13(a)(v)
            Holly Reports....................... Section 3.7
            Holly Represented Employees......... Section 3.12(b)
            Holly Requisite Vote................ Section 3.20
            Holly Rule 145 Affiliates........... Section 5.10(a)
            Holly Rule 145 Agreement............ Section 5.10(a)
            Holly Stock-Based Award............. Section 2.5(c)
            Holly Stock Option.................. Section 2.5(b)
            Holly Stock Plans................... Section 3.3
            Holly Superior Proposal............. Section 5.2(a)
            Holly Surviving Corporation......... Section 1.2(b)
            Holly Termination Amount............ Section 7.5(a)
            HSR Act............................. Section 3.6(b)
            Income Tax.......................... Section 2.2(b)(iii)
            Indemnified Parties................. Section 5.12(a)
            Indemnified Party................... Section 5.12(a)
            IRS................................. Section 3.10(b)
            Jet Fuel Claims..................... Section 2.2(b)(iii)
            Liens............................... Section 1.1(b)
            Material Adverse Effect............. Section 8.9(d)
            Mergers............................. Recitals
            Merger Sub One...................... First sentence
            Merger Sub One Common Stock......... Section 1.1(b)
            Merger Sub Two...................... First sentence
            Merger Sub Two Common Stock......... Section 1.1(b)
            Parent.............................. First Sentence
            Parent Board........................ Section 5.16(a)
            Parent Bylaws....................... Section 1.1(a)
            Parent Charter...................... Section 1.1(a)
            Parent Common Stock................. Section 1.1(a)
            Parent Stock-Based Award............ Section 2.5(c)
            Parent Stock Option................. Section 2.5(b)
            Non-Withdrawing Party............... Section 5.4(b)
            NYSE................................ Section 2.5(a)
            Offsite Non-Frontier Real Properties Section 4.13(a)(ii)
            Offsite Non-Holly Real Properties... Section 3.13(a)(vi)
            Option Exchange Ratio............... Section 2.5(a)
            PBGC................................ Section 3.11(h)
            Pension Plan........................ Section 3.11(g)
            Person.............................. Section 8.9(e)
            Proxy Statement/Prospectus.......... Section 5.8
            Recovery............................ Section 2.2(b)(iii)
            Registration Rights Agreement....... Section 5.10(a)
            Registration Statement.............. Section 5.8

            Regulatory Filings.................. Section 3.6(b)
            Reimbursement Maximum Amount........ Section 7.5(a)
            Release............................. Section 3.13(a)(iv)
            Representatives..................... Section 5.19
            Rule 145 Agreement.................. Section 5.10(b)
            SEC................................. Section 3.7
            Securities Act...................... Section 3.6(b)
            Severance Agreements................ Section 5.13(d)
            Severance Payments.................. Section 5.13(d)
            Stock-Based Awards.................. Section 2.5(a)
            Stock Consideration................. Section 2.2(b)(i)
            Stock Option........................ Section 2.5(a)
            Stock Plan.......................... Section 2.5(a)
            Subsidiary.......................... Section 8.9(f)
            Tax................................. Section 3.10(d)
            Tax Return.......................... Section 3.10(d)
            Taxes............................... Section 3.10(d)
            Total Holly Common Stock Certificate Section 5.18
            Total Holly Common Stock Number..... Section 5.18
            WBCA................................ Section 1.2
            Withdrawing Party................... Section 5.4(b)
            Wyoming Secretary................... Section 1.3(b)

   SECTION 8.16  Disclosure Letters.  The parties acknowledge and agree that
(a) the Holly Disclosure Letter and the Frontier Disclosure Letter (each a "Disclosure Letter") may include certain items and information solely for informational purposes for the convenience of the other party and (b) the disclosure by either party of any matter in its Disclosure Letter shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Disclosure Letter discloses in any section or schedule thereof an item or information in such a way as to make its relevance to the disclosure required by another section or schedule thereof readily apparent, the matter shall be deemed to have been disclosed in such other schedule, notwithstanding the omission of an appropriate cross-reference to such other schedule.

                           [SIGNATURE PAGE FOLLOWS]

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                              FRONTIER OIL CORPORATION

                                              By:      /s/  James R. Gibbs
                                                  -----------------------------
                                                  Name: James R. Gibbs
                                                  Title: Chairman of the Board,
                                                         President and Chief
                                                         Executive Officer

                                              FRONT RANGE HIMALAYA CORPORATION

                                              By:      /s/  James R. Gibbs
                                                  -----------------------------
                                                  Name: James R. Gibbs
                                                  Title: President and Chief
                                                         Executive Officer

                                              FRONT RANGE MERGER CORPORATION

                                              By:      /s/  James R. Gibbs
                                                  -----------------------------
                                                  Name: James R. Gibbs
                                                  Title: President and Chief
                                                         Executive Officer

                                              HIMALAYA MERGER CORPORATION

                                              By:      /s/  James R. Gibbs
                                                  -----------------------------
                                                  Name: James R. Gibbs
                                                  Title: President and Chief
                                                         Executive Officer

                                              HOLLY CORPORATION

                                              By: /s/  C. Lamar Norsworthy, III
                                                  ------------------------------
                                                  Name: C. Lamar Norsworthy, III
                                                  Title: Chairman of the Board
                                                         and Chief Executive
                                                         Officer

                       AMENDMENT TO THE MERGER AGREEMENT

   Reference is made to the Agreement and Plan of Merger dated as of March 30, 2003, among Frontier Oil Corporation, Front Range Himalaya Corporation, Front Range Merger Corporation, Himalaya Merger Corporation and Holly Corporation (the "Merger Agreement").

   1. Amendment to Merger Agreement. The undersigned hereby agree to amend the Merger Agreement by replacing the form of Parent bylaws attached as Exhibit B to the Merger Agreement in its entirety with the form of Parent bylaws attached as Exhibit B hereto.

   2. Effect of Amendment. This Amendment to the Merger Agreement (this "Amendment") shall be effective only for the specific purposes set forth herein, and, except as modified by this Amendment, the terms, covenants and provisions of the Merger Agreement are hereby ratified and confirmed and shall continue in full force and effect.

   3. Governing Law; Waiver of Jury Trial. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR THE MERGER AGREEMENT.

   4. Counterparts; Facsimiles. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original, shall be binding upon the party transmitting such signature without limitation.

   IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Merger Agreement to be duly executed as of May 12, 2003.

FRONTIER OIL CORPORATION                  HOLLY CORPORATION

By:        /s/  James R. Gibbs            By:      /s/  Matthew P. Clifton
    ----------------------------------        ----------------------------------
    Name: James R. Gibbs                      Name: Matthew P. Clifton
    Title: Chairman of the Board,             Title: President
           President and Chief
           Executive Officer

FRONT RANGE MERGER CORPORATION            HIMALAYA MERGER CORPORATION

By:        /s/  James R. Gibbs            By:        /s/  James R. Gibbs
    ----------------------------------        ----------------------------------
    Name: James R. Gibbs
    Title: President and Chief                Name: James R. Gibbs
           Executive Officer                  Title: President and Chief
                                                     Executive Officer

FRONT RANGE HIMALAYA CORPORATION

By:        /s/  James R. Gibbs
    ----------------------------------
    Name: James R. Gibbs
    Title: President and Chief
           Executive Officer

                                                                        ANNEX B

                       CONTINGENT VALUE RIGHTS AGREEMENT

   This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of May 12, 2003 (this "Agreement"), is entered into by and among Front Range Himalaya Corporation, a Wyoming corporation (the "Company"), Frontier Oil Corporation, a Wyoming corporation ("Frontier"), Holly Corporation, a Delaware corporation ("Holly"), Front Range Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Front Range Merger Corporation"), Himalaya Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Himalaya Merger Corporation"), and Jack P. Reid (the "Representative").

                                   RECITALS:

   WHEREAS, the Company, Frontier, Holly, Front Range Merger Corporation and Himalaya Merger Corporation have entered into an Agreement and Plan of Merger dated as of March 30, 2003 (the "Merger Agreement"), pursuant to which at the Effective Time (as defined below) (i) Front Range Merger Corporation will merge with and into Frontier, with Frontier surviving the merger as a direct wholly-owned subsidiary of the Company (the "Front Range Merger"), and (ii) Himalaya Merger Corporation will merge with and into Holly, with Holly surviving the merger as a direct wholly-owned subsidiary of the Company (together with the Front Range Merger, the "Mergers");

   WHEREAS, upon consummation of the Mergers, (i) each of Frontier and Holly will become a wholly owned subsidiary of the Company, which has been formed by Frontier and Holly solely for the purpose of the transactions contemplated by the Merger Agreement, and (ii) the Company will be renamed Frontier Oil Corporation;

   WHEREAS, the Company shall duly authorize the creation and issuance to Holly's stockholders and certain holders of options to purchase Holly Common Stock (as hereinafter defined) of contingent value rights (the "CVRs") as hereinafter described; and

   WHEREAS, all things necessary have been done to make the CVRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid agreement of the Company, in accordance with its terms.

   NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

                                   ARTICLE I

            DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

   Section 1.1  Definitions.

      (a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (ii) all accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term "generally accepted accounting principles" means such accounting principles as are generally accepted in the United States at the time of any computation;

          (iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa.

      (b) The following terms shall have the meanings ascribed to them as follows:

   "Act," when used with respect to any Holder, has the meaning specified in
Section 1.2.

   "Affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

   "Assignment of Claims Act" means the Assignment of Claims Act, 31 U.S.C.
Section 3727.

   "Assumed Tax Benefit" means an amount equal to the Income Tax benefit that would be allowed to the Company Group (not giving effect to any Income Tax benefit of additional basis to the Company Group of Holly Common Stock) attributable to (i) the incurrence or payment of the Claims Expenses and the CVR Payment Amount, or (ii) the deduction allowable to the Company in respect of Realized Non-Cash Proceeds described in clause (c) of the definition of Tax Assumptions, computed as set forth in Section 2.5 hereof.

   "Assumed Tax Liability" means an amount equal to the Income Tax liability of the Company Group (not giving effect to any deductions attributable to the incurrence or payment of Claims Expenses or the CVR Payment Amount) attributable to the receipt of Litigation Proceeds and any Non-Cash Proceeds includible in the gross income of the Company, computed as set forth in Section
2.5 hereof.

   "Board of Directors" means the board of directors of the Company.

   "Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Representative.

   "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed.

   "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $500 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,
(d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within 180 days after the date of acquisition, (e) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investor Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Services, and (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (e) above.

   "Cash Proceeds" means all cash compensation, payments, penalties, interest and other damages, if any, recovered or received by Holly Subsidiaries or any of their Affiliates and attributable to the resolution of the Litigation, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement.

   "Claims Expenses" means the sum of all direct expenses paid after March 29, 2003 by the Company, Holly Subsidiaries and their Affiliates in prosecuting the Litigation, including any amounts paid to or on behalf of the Representative pursuant to Section 3.4 of this Agreement and excluding any payment of Firm Expenses.

   "Claims Expense Threshold Date" means the first date on which the aggregate Claims Expenses paid by the Company, Holly and their Subsidiaries after March 29, 2003 exceed $2,500,000.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commission" means the Securities and Exchange Commission of the United States of America.

   "Company" has the meaning set forth in the first paragraph of this Agreement.

   "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

   "Company Group" means the Company and each member of the relevant affiliated, combined, consolidated or unitary group of the Company for Income Tax purposes.

   "Control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, including the power to dispose of or vote such stock, as trustee or executor, by contract or otherwise.

   "Converted Stock Options" means all options to purchase shares of Company Common Stock into which an option to purchase Holly Common Stock was converted pursuant to Section 2.5(b) of the Merger Agreement.

   "CVRs" means the contingent value rights to be issued by the Company pursuant to the Merger Agreement and this Agreement.

   "CVR Payment Amount" means, as of any CVR Payment Date, an amount of cash (if positive) with respect to each CVR equal to the quotient of (A) the sum of
(u) the aggregate amount of Litigation Proceeds actually received by the Holly Subsidiaries or their Affiliates, minus (v) two times the Claims Expenses, minus (w) the Assumed Tax Liability with respect to all Litigation Proceeds and Non-Cash Proceeds includible in the Company's gross income actually received through the date of the Litigation Proceeds Certificate applicable to such CVR Payment Date, plus (x) the Assumed Tax Benefit with respect to all Realized Non-Cash Proceeds received and Claims Expenses paid or incurred through the date of the Litigation Proceeds Certificate applicable to such CVR Payment Date and all CVR Payment Amounts paid through and including such CVR Payment Date, minus (y) an amount equal to 10% of the remainder of (u) minus (v), and minus
(z) the aggregate amount of all CVR Payment Amounts required to have been put into an account for the benefit of the Holders pursuant to Section 5.1(e) prior to such CVR Payment Date, divided by (B) the total number of CVRs outstanding on the CVR Payment Date for such CVR Payment Amount. After the calculation of the initial CVR Payment Amount, any calculation of a CVR Payment Amount shall be made on a cumulative basis as provided for in Section 2.6(a) of this Agreement.

   "CVR Payment Date" means any date that any CVR Payment Amount is paid by the Company to the Holders, which shall be established pursuant to Section 2.4.

   "CVR Register" and "CVR Registrar" have the respective meanings specified in
Section 2.3(b).

   "Effective Time" means the effective time of the Mergers.

   "Firm Expenses" has the meaning specified in Section 2.4(e) of this Agreement.

   "Holder" means a Person in whose name a CVR is registered in the CVR
Register.

   "Holly Common Stock" means the common stock, par value $0.01 per share, of Holly.

   "Income Tax" means any federal, state or local income tax (including any state or local franchise tax imposed on or with respect to net income).

   "IRS" means the Internal Revenue Service.

   "Litigation" means the litigation and claims that Holly Subsidiaries have filed or asserted against the United States as described on Exhibit A to this Agreement and any similar future lawsuits, claims or appeals brought by the Company, Holly, Holly Subsidiaries or their Affiliates related to the sale of jet fuel by Holly or any Holly Subsidiary to the United States prior to March 30, 2003.

   "Litigation Proceeds" means the sum of any and all Cash Proceeds, Realized Non-Cash Proceeds and Setoffs.

   "Litigation Proceeds Certificate" has the meaning specified in Section 2.4(a) of this Agreement.

   "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

   "Non-Cash Proceeds" means all non-cash compensation, payments, penalties, interest and other damages, if any, recovered or received by Holly Subsidiaries or any of their Affiliates and attributable to the resolution of the Litigation, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement.

   "Officer's Certificate" means a certificate signed by the chairman of the Board of Directors or the president, any vice president, the controller, the treasurer, the secretary or any assistant secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the Representative.

   "Opinion of Counsel" means a written opinion of counsel, who shall be selected by the Representative and reasonably acceptable to the Company.

   "Option Holder" means any holder of a Converted Stock Option.

   "Person" means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

   "Realized Non-Cash Proceeds" means (i) all cash payments received in respect of Non-Cash Proceeds and (ii) the fair market value (as determined pursuant to Section 2.4) of any Non-Cash Proceeds that would not reasonably be expected to be realized by receipt of cash in the foreseeable future.

   "Representative" means the Person named as the "Representative" in the first paragraph of this Agreement, until a successor Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Representative" shall mean such successor Representative.

   "Resolution" has the meaning specified in Section 2.4(e) of this Agreement.

   "Setoff" means any dollar amount deducted from what would otherwise be Cash Proceeds, Realized Non-Cash Proceeds or Non-Cash Proceeds on account of any claims or counterclaims asserted by the United States, pursuant to 31 U.S.C.
(S) 3728 or otherwise, that are not directly related to the Litigation, whether such offsets are recovered at trial, upon appeal or in settlement. Any Setoff shall be deemed received when deducted from what would otherwise be Cash Proceeds, Realized Non-Cash Proceeds or Non-Cash Proceeds.

   "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

   "Successor Representative" means any successor Representative appointed pursuant to Section 3.5(e)

   "Surviving Person" has the meaning set forth in Section 7.1(a)(1).

   "Tax Assumptions" means (i) if there is no Tax Determination, the following assumptions or (ii) if there is a Tax Determination, the following assumptions as modified by such Tax Determination:

      (a) Cash Proceeds and Setoffs will be includible in full in the Company's gross income as ordinary income.

      (b) Non-Cash Proceeds will not be includible in the Company's gross income except to the extent that (i) the Company determines such Non-Cash Proceeds are includible in the Company's gross income and so indicates in the Litigation Certificate issued with respect to the receipt of such Non-Cash Proceeds, and (ii) in the event the Representative delivers a Notice of Objection regarding the inclusion of such Non-Cash Proceeds in the Company's gross income, there is a Resolution that such Non-Cash Proceeds are includible in the Company's gross income.

      (c) Realized Non-Cash Proceeds will be includible in the Company's gross income to the extent the amount of such Realized Non-Cash Proceeds exceeds the amount of the associated Non-Cash Proceeds previously included in the Company's gross income, if any. Realized Non-Cash Proceeds will give rise to a deduction to the Company to the extent the amount of such Realized Non-Cash Proceeds is less than the amount of the associated Non-Cash Proceeds previously includible in the Company's gross income, if any.

      (d) The payment of Claims Expenses will be deductible in full as an ordinary expense.

      (e) Payments of the CVR Payment Amount will not be deductible except that
   (i) Section 483(a) of the Code will apply to payments of the CVR Payment Amount (other than payments with respect to CVRs issued on exercise of employee options or otherwise in a compensatory transaction) and payments of the CVR Payment Amount will be deductible to the extent treated by Section 483(a) of the Code as interest expense; and (ii) payments of the CVR Payment Amount with respect to CVRs issued on exercise of employee options or otherwise in a compensatory transaction will be deductible in full.

      (f) The Income Tax liability attributable to the assumed inclusion in gross income as ordinary income of all or a portion of the Litigation Proceeds and any Non-Cash Proceeds includible in the gross income of the Company and the Income Tax benefit of any deduction assumed to be allowed shall be (i) the product of the amount of such income or deduction and the highest statutory rate of federal Income Tax applicable to corporations for the year in which the Litigation Proceeds (or Non-Cash Proceeds) are received or payments for Claim Expenses or the CVR Payment Amount are made or incurred plus (ii) the product of such income or deduction and the net highest statutory combined marginal rate of state and local Income Tax of the relevant member or members of the Company Group in applicable state and local jurisdictions for the year in which the Litigation Proceeds (or Non-Cash Proceeds) are received or payments for Claim Expenses or the CVR Payment Amount are made or incurred, net of the federal Income Tax benefit (calculated based on the rate in clause (i)) of such state or local Income Tax. The relevant member or members of the Company

   Group shall be the member or members that is or are assumed to include the Litigation Proceeds (or Non-Cash Proceeds) in income or is or are assumed to be allowed a deduction.

      (g) If the Assumed Tax Liability or the Assumed Tax Benefit cannot be computed at the time the Litigation Proceeds Certificate is required to be delivered pursuant to Section 2.4 hereof because of the absence of information as to tax rates or other factors described in the definition of Assumed Tax Liability or the definition of Assumed Tax Benefit, as the case may be, the Company Group shall compute a tentative Assumed Tax Liability or a tentative Assumed Tax Benefit, as the case may be, based on such assumptions, which are consistent with respect to the Assumed Tax Liability and the Assumed Tax Benefit, that in the reasonable opinion of the Company Group would protect the Company Group against any risk of loss. The payment of the CVR Payment Amount shall be based on such tentative Assumed Tax Liability or such tentative Assumed Tax Benefit computation, as the case may be. As soon as feasible, but in no event later than 12 months after the end of the taxable year in which the CVR Payment Amount is paid based on the tentative Assumed Tax Liability and Assumed Tax Benefit, the Company Group shall recompute the Assumed Tax Liability or the Assumed Tax Benefit, as the case may be, and pay to the Holders any excess of the re-computed CVR Payment Amount over the CVR Payment Amount that was initially calculated plus interest as provided in Section 2.4(g) hereof. In no event, however, shall the Holders be obligated or required to refund to the Company or any of its Affiliates any excess of the CVR Payment Amount that was initially calculated over the re-computed CVR Payment Amount, but the Company shall be entitled to treat any excess CVR Payment Amounts paid to the Holders as a prepayment against future CVR Payment Amounts, if any.

   "Tax Determination" means, with respect to the Company or any of its Subsidiaries,

      (a) the receipt of a private letter ruling from the IRS;

      (b) the expiration of 30 days after official IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on IRS Form 870 or 870-AD (or any successor comparable form or the expiration of a comparable period with respect to any comparable agreement or form under the laws of other jurisdictions), unless, within such period, the Company gives notice to the Representative of the Company's intention to attempt to recover all or part of any amount paid or to be paid pursuant to the Waiver or comparable form by the filing of a timely claim for refund;

      (c) a decision, judgment, decree, or other order by a court of competent jurisdiction that has become final and is not subject to further judicial review (by appeal or otherwise);

      (d) the execution of a closing agreement under section 7121 of the Code or the official acceptance by the IRS of an offer in compromise under section 7122 of the Code, or comparable agreements under the laws of other jurisdictions;

      (e) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS or any other taxing authority with which a claim for refund could be or was filed;

      (f) a change in applicable Income Tax law rendering one or more of the Tax Assumptions inaccurate;

      (g) any other final disposition of the tax liability for such period by reason of the expiration of the applicable statute of limitations; or

      (h) the mutual agreement of the Company and the Representative;

to the effect that Litigation Proceeds or Non-Cash Proceeds are or are not includible in gross income in whole or in part, or more or less deduction is allowed in respect of payments of the CVR Payment Amount than is provided for in the Tax Assumptions; provided that no such Tax Determination shall be deemed to be made unless (i) it is made prior to date on which any Litigation Proceeds or Non-Cash Proceeds are received by the Company or its Subsidiaries, or (ii) if made after such date, it has the effect of increasing the CVR Payment

Amount. In the event of the occurrence of a Tax Determination after the date that any Litigation Proceeds or Non-Cash Proceeds are received, the Company, as soon as practicable, shall recompute the CVR Payment Amount, and pay to the Holders any excess of the recomputed CVR Payment Amount over the CVR Payment Amount that was initially calculated, plus interest as provided in Section 2.4(g) hereof.

   Section 1.2  Acts of Holders.

      (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments, executed by the requisite percentage of the Holders in accordance with this Agreement, are delivered to the Representative and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Unless otherwise expressly provided to the contrary herein, the Act of the Holders of a majority of the outstanding CVRs shall constitute the Act of the Holders.

      (b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that the Representative deems sufficient.

      (c) The ownership of CVRs shall be proved by the CVR Register.

   Section 1.3 Notices to Representative and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

      (a) the Representative by any Holder or the Company shall be sufficient for every purpose hereunder if in writing and delivered personally, or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Representative addressed to him at 2411 Loma Drive, Artesia, New Mexico 88210, or at any other address previously furnished in writing to the Holders and the Company by the Representative; or

      (b) the Company by the Representative or by any Holder shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Company addressed to it at 10000 Memorial Drive, Suite 600, Houston, Texas 77024, Attention: Chief Executive Officer, facsimile (713) 688-0616 or at any other address previously furnished in writing to the Representative and the Holders by the Company.

   Section 1.4 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

   Section 1.5 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

   Section 1.6 Successors and Assigns. All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

   Section 1.7 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their successors and permitted assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their successors and permitted assigns.

   Section 1.8 Governing Law. This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Texas.

   Section 1.9 Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

   Section 1.10 Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

   Section 1.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute but one and the same instrument.

   Section 1.12 Effectiveness. This Agreement shall be deemed terminated and of no force or effect, and the parties hereto shall have no liability hereunder, if the Merger Agreement is terminated in accordance therewith prior to the Closing (as therein defined).

   Section 1.13 Entire Agreement. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supercedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

                                  ARTICLE II

                            CONTINGENT VALUE RIGHTS

   Section 2.1  Issuance of CVRs.

      (a) At the Effective Time, the Company shall, pursuant to the Merger Agreement, issue to each holder of Holly Common Stock outstanding immediately prior to the Effective Time (other than those who have perfected their appraisal rights) one CVR for each share of Holly Common Stock held by such holder immediately prior to the Effective Time.

      (b) The Company shall, pursuant to the Merger Agreement, issue to each Person who exercises a Converted Stock Option prior to the first CVR Payment Date one CVR for each share of Holly Common Stock into which the corresponding exchanged option to purchase Holly Common Stock was exercisable immediately prior to the Effective Time. No CVRs shall be issued to any such holder of a Converted Stock Option who does not exercise such Converted Stock Option prior to the first CVR Payment Date.

   Section 2.2 Nontransferable. The CVRs shall not be assignable or otherwise transferable by Holders, except by will, upon death or by operation of law.

   Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

      (a) The CVRs shall not be evidenced by a certificate or other instrument.

      (b) The Company shall cause to be kept at the Company's principal office a register (the register maintained in such office and in any other office designated pursuant to this Section 2.3 being herein sometimes referred to as the "CVR Register") in which the Company shall provide for the registration of CVRs. The Secretary of the Company is hereby initially appointed "CVR Registrar" for the purpose of registering CVRs and transfers of CVRs as herein provided.

      (c) Subject to the restriction on transferability set forth in Section 2.2, every request made to the Company to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice by the Company, the CVR Registrar shall, subject to his reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register will be void ab initio.

      (d) A Holder may make a written request to the CVR Registrar or the Company to change such Holder's address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice by the CVR Registrar or the Company, the CVR Registrar shall promptly record the change of address in the CVR Register.

   Section 2.4  Payment Procedures.

      (a) As promptly as practicable but in no event later than 30 days after each receipt by Holly Subsidiaries or any of their Affiliates of any Litigation Proceeds or any Non-Cash Proceeds, the Company shall deliver to the Representative a certificate (the "Litigation Proceeds Certificate") setting forth in reasonable detail (i) the amount of any Cash Proceeds and Realized Non-Cash Proceeds received by the Holly Subsidiaries or their Affiliates, (ii) a detailed description of Non-Cash Proceeds received by the Company, if any, and the amount of any such Non-Cash Proceeds that the Company has determined are includible in gross income of the Company for federal income tax purposes, (iii) the fair market value of any Realized Non-Cash Proceeds described in clause (ii) of the definition thereof and the methodology used, and calculations made, to determine such fair market value, (iv) an itemized list in reasonable detail of the Claims Expenses,
   (v) detailed computations of the Assumed Tax Liability and Assumed Tax Benefit, (vi) any assumptions underlying the determination of any item used in making the necessary calculations of the CVR Payment Amount, (vii) any financial or other documentation reasonably necessary to sufficiently support the calculation of the CVR Payment Amount, (viii) the amount of any Setoffs and (ix) the calculation of the CVR Payment Amount, if any, through the date of such Litigation Proceeds Certificate; provided, however, that if any Litigation Proceeds or Non-Cash Proceeds are received prior to the Effective Time, the Company shall deliver to the Representative the Litigation Proceeds Certificate within 30 days of the Effective Time.

      (b) Within 30 days of delivery of the Litigation Proceeds Certificate, the Representative shall give written notice specifying whether he agrees with or objects (a "Notice of Agreement" and a "Notice of Objection", respectively) to the Litigation Proceeds Certificate, the CVR Payment Amount and the CVR Payment Amount calculation.

      (c) If the Representative delivers a Notice of Agreement and any CVR Payment Amount is payable, the Company shall (i) establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days of the date of the Notice of Agreement and (ii) not less than ten days prior to such CVR Payment Date, give written notice to each Option Holder of the CVR Payment Amount that will be paid to Holders on such CVR Payment Date. On such CVR Payment Date, the Company shall then promptly cause the CVR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

      (d) If the Representative delivers a Notice of Objection within such 30-day period, the Company shall hold an amount of cash equal to the CVR Payment Amount, if any, set forth in the Litigation Proceeds Certificate in a separate bank account invested in Cash Equivalents until a Resolution is obtained pursuant to the procedures set forth in Section 2.4(e).

      (e) If the Representative delivers a Notice of Objection within such 30-day period, the Representative shall as promptly as practicable following delivery of the Notice of Objection deliver to the Company a certificate (the "Representative Objection Certificate") setting forth in reasonable detail each of the objections to the calculations, valuations, methodologies, lists, computations, assumptions and other information, including, without limitation, the Company's determination that any Non-Cash Proceeds are includible in the Company gross income or the fair market value of any Realized Non-Cash Proceeds described in clause (ii) of the definition thereof (collectively, the "Determinations") that the Representative has to the Litigation Proceeds Certificate. If the Company does not agree with the Representative's objections to the Litigation Proceeds Certificate, then within ten days of the delivery by the Representative of the Representative Objection Certificate, the Company and the Representative shall submit the portions of the Determinations set forth in the Litigation Proceeds Certificate that are in dispute to a mutually agreed upon independent public accounting firm of national standing that shall have expertise in income and franchise tax matters and the valuation of assets and properties (the "Firm"). If the Company and the Representative cannot agree upon the Firm, then the Company and the Representative agree that the Firm shall be Grant Thornton International, provided, that Grant Thornton International has not billed the Company for professional services within the three-year period immediately prior to the date of the Litigation Proceeds Certificate. The Firm shall be instructed to determine whether the Determinations set forth in the Litigation Proceeds Certificate that are in dispute are correct. If the Firm determines that such Determinations are correct, the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate, and the Representative shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate. If the Firm determines that any of the Determinations set forth in the Litigation Proceeds Certificate are incorrect in any respect that causes the CVR Payment Amount determined by the Company to be less than the CVR Payment Amount determined by the Firm, the Firm's resulting calculation of the CVR Payment Amount shall be binding on the parties hereto (a "Resolution"), and in addition to the CVR Payment Amount determined by the Firm, the Company shall pay to the Holders interest on such differential calculated from the date that the Representative delivered its Notice of Objection at an interest rate equal to the rate actually earned by the Company pursuant to the investment of such funds in Cash Equivalents. All costs and expenses billed by the Firm in connection with the performance of its duties described herein ("Firm Expenses") shall be paid by the Company; provided, however, that if the Company's determination of the CVR Payment Amount is:

          (i) greater than or equal to 95% of the CVR Payment Amount determined by the Firm, then 100% of the Firm Expenses shall be deducted from the CVR Payment Amount;

          (ii) greater than or equal to 85% of the CVR Payment Amount determined by the Firm, but less than 95% of the CVR Payment Amount determined by the Firm, then 50% of the Firm Expenses shall be deducted from the CVR Payment Amount; or

          (iii) less than 85% of the CVR Payment Amount determined by the Firm, then the Company shall not be reimbursed for any portion of the Firm Expenses.

      (f) If the Representative does not deliver a Notice of Agreement or a Notice of Objection to the Litigation Proceeds Certificate within the 30-day period described above, the Representative shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate, and, if any CVR Payment Amount is payable, the Company shall (i) establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days following the last day of such 30-day period and (ii) not less than ten days prior to such CVR Payment Date, give written notice to each Option Holder of the CVR Payment Amount that will be paid to Holders on such CVR Payment Date. On such CVR Payment Date, the Company shall then promptly cause the CVR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. If the Representative delivers a Notice of Objection with respect to such Litigation Proceeds Certificate within the 30-day period described above, after a Resolution is obtained, the Company shall (i) establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days of the date of such Resolution and (ii) not less than ten days prior to such CVR Payment Date, give written notice to each Option Holder of the CVR Payment Amount that will be paid to Holders on such CVR Payment Date. On such CVR Payment Date, the Company shall then promptly cause the CVR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

      (g) As promptly as practicable but in no event later than 30 days after the recomputation of the Assumed Tax Liability and the Assumed Tax Benefit pursuant to paragraph (g) of the definition of "Tax Assumptions" herein or the occurrence of a Tax Determination after the date on which the Litigation Proceeds were received, the Company shall pay to the Holders any excess of the re-computed CVR Payment Amount over the CVR Payment Amount that was initially calculated plus interest for the period over which the payment was deferred at an interest rate equal to the rate actually earned by the Company pursuant to the investment of such funds in Cash Equivalents. Along with such payment, the Company shall provide to the Holders a Litigation Proceeds Certificate setting forth the re-calculation of the CVR Payment Amount. The standards and procedures applicable to Litigation Proceeds Certificates and the calculation of the CVR Payment Amount set forth in this
   Section 2.4 shall apply in full force to any Litigation Proceeds Certificate delivered pursuant to this paragraph (g).

   Section 2.5  Agreements With Respect to Income Tax.

      (a) The Assumed Tax Liability shall (i) if there is no Tax Determination, be computed based on the Tax Assumptions and (ii) if there is a Tax Determination to the effect that Litigation Proceeds or Non-Cash Proceeds are or are not includible in gross income in whole or in part, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Tax Determination.

      (b) The Assumed Tax Benefit shall (i) if there is no Tax Determination, be computed based on the Tax Assumptions and (ii) if there is a Tax Determination to the effect that more or less deduction is allowed with respect to the payment of Claims Expenses or the CVR Payment Amount than is provided for in the Tax Assumptions, be computed on the basis of the Tax Assumptions as such Tax Assumptions are modified by such Tax Determination.

   Section 2.6  Payments on CVRs.

      (a) In the event that Holly Subsidiaries or their Affiliates receive payments of Litigation Proceeds on more than one date, then the CVR Payment Amount with respect to any such Litigation Proceeds shall be paid with respect to each such receipt of Litigation Proceeds and the procedures described in Section 2.4 shall apply to each such receipt of Litigation Proceeds. The calculation of the CVR Payment Amount following the calculation of the initial CVR Payment Amount shall be made on a cumulative basis to reflect the receipt of all Litigation Proceeds, the payment of all Claims Expenses, the prior payment of any CVR Payment Amounts and the calculation of all Assumed Tax Liabilities and Assumed Tax Benefits from the date of this Agreement to the date of determination of each such subsequent CVR Payment Amount (it being understood, however, that in no event shall the Holders be obligated or required to refund to the Company or any of its Affiliates any portion of any CVR Payment Amount previously paid to the Holders). By way of example, Exhibit B to this Agreement sets forth a hypothetical example of how to calculate CVR Payment Amounts if Non-Cash Proceeds, Cash Proceeds, and Realized Non-Cash Proceeds are received by the Holly Subsidiaries or their Affiliates on more than one date.

      (b) The determination by the Company and the Representative of any CVR Payment Amount pursuant to the procedures set forth in Section 2.4, absent a mathematical error, shall be final and binding on the Company and each Holder.

      (c) Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.

      (d) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

                                  ARTICLE III

                              THE REPRESENTATIVE

   Section 3.1  Certain Duties and Responsibilities.

      (a) The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Representative shall exercise such of the rights and powers vested in him by this Agreement, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs; provided, however, that the Representative shall not be liable for any acts or omissions except to the extent that the Representative has engaged in willful misconduct or bad faith.

      (b) No provision of this Agreement shall be construed to relieve the Representative from liability for his own willful misconduct or bad faith, except that no provision of this Agreement shall require the Representative to expend or risk his own funds or otherwise incur any financial liability in the performance of any of his duties hereunder or in the exercise of any of his rights or powers.

   Section 3.2 Certain Rights of Representative. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Representative. In addition:

      (a) the Representative shall have the right, and is hereby authorized on behalf of the Holders, to approve or reject in writing any settlement of any aspect or portion of the Litigation entered into by Holly Subsidiaries or their Affiliates prior to the Claims Expense Threshold Date;

      (b) the Representative may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by him to be genuine and to have been signed or presented by the proper party or parties;

      (c) whenever the Representative shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Representative may, in the absence of bad faith or willful misconduct on his part, rely upon an Officer's Certificate;

      (d) the Representative may engage and consult with counsel of his selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by him hereunder in good faith and in reliance thereon;

      (e) the Representative may engage and consult with tax experts, valuation firms and other experts and third parties that he, in his sole and absolute discretion, deems appropriate or necessary to enable him to discharge his duties hereunder;

      (f) the permissive rights of the Representative to do things enumerated in this Agreement shall not be construed as a duty;

      (g) the Representative shall not be required to give any note or surety in respect of the execution of the such powers or otherwise in respect of the premises; and

      (h) the initial Representative may be a Holder.

   Section 3.3 Not Responsible for Recitals or Issuance of CVRs. The recitals contained herein shall be taken as the statements of the Company, and the Representative assumes no responsibility for their correctness. The Representative makes no representations as to the validity or sufficiency of this Agreement or the CVRs. The Representative shall not be accountable or liable for the use or application by the Company of the Litigation Proceeds or Non-Cash Proceeds.

   Section 3.4 Compensation, Reimbursement and Indemnification of the Representative. The Company agrees:

      (a) to pay to the Representative at least $4,000 on the first day of each month following the Effective Time;

      (b) except as otherwise expressly provided herein, to pay the Representative, upon the request of the Representative, all reasonable expenses and disbursements incurred or to be incurred by the Representative in accordance with any provision of this Agreement (including, without limitation, the reasonable compensation and the expenses and disbursements of his counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2); and

      (c) to indemnify the Representative and hold him harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever (including, without limitation, the reasonable compensation and the expenses and disbursements of his counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2) that may be imposed on, asserted against or incurred by him under this Agreement, and the Representative shall be so indemnified under this Agreement for his own ordinary or gross negligence, but the Representative does not have the right to be indemnified under this Agreement for his own willful misconduct or bad faith.

   Section 3.5  Resignation and Removal; Appointment of Successor.

      (a) The Representative may resign at any time by giving written notice thereof to the Company.

      (b) The Representative may be removed at any time by Act of the Holders of a majority of the outstanding CVRs that is delivered to the Representative and the Company.

      (c) If at any time the Representative shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Representative and the appointment of a successor Representative.

      (d) In the event that the Representative resigns, is removed or becomes incapable of acting, then the Representative shall not be entitled to any compensation payable pursuant to Section 3.4 from and after the date of his resignation or removal.

      (e) If the Representative shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Representative who is a Holder and not an officer of the Company. If, within 90 days after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Representative shall not have been appointed by the Company, the Holders of the CVRs may appoint any Person who is willing to serve as successor Representative by the Act of the Holders of a majority of the outstanding CVRs delivered to the Company. The successor Representative so appointed shall, forthwith upon his acceptance of such appointment in accordance with this Section 3.5(e), become the successor Representative. If no successor Representative shall have been so appointed by the Company or the Holders of the CVRs and so accepted his or her appointment, the Holder of any CVR may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Representative.

      (f) The Company shall give notice of each resignation and each removal of a Representative and each appointment of a successor Representative by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Representative. If the Company fails to send such notice within ten days after acceptance of appointment by a successor Representative, the successor Representative shall cause the notice to be mailed at the expense of the Company.

   Section 3.6 Acceptance of Appointment by Successor. Every successor Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Representative an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Representative; but, on request of the Company or the successor Representative, such retiring Representative shall execute and deliver an instrument transferring to such successor Representative all the rights, powers and trusts of the retiring Representative.

   Section 3.7 Assignment of Claims Act; Assignment of Litigation. If any of the rights or duties granted to the Representative pursuant to this Agreement are deemed to constitute a prohibited assignment of the Litigation under the Assignment of Claims Act or otherwise deemed to violate the Assignment of Claims Act, the rights and duties of the Representative under this Agreement shall be amended to the fullest extent necessary so as to not violate the Assignment of Claims Act. The Company shall not, and will not permit its Affiliates to, "assign" (within the meaning of the Assignment of Claims Act) any interest in the Litigation.

                                  ARTICLE IV

           HOLDERS' LISTS AND REPORTS BY REPRESENTATIVE AND COMPANY

   Section 4.1 Company to Furnish Representative with Names and Addresses of Holders. The Company shall furnish or cause to be furnished to the Representative (a) in such form as the Representative may reasonably require, the names and addresses of the Holders within 15 days of the Effective Time, and (b) at such times as the Representative may request in writing, within five days after receipt by the Company of any such request, a list, in such form as the Representative may reasonably require, of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished.

                                   ARTICLE V

                                   COVENANTS

   Section 5.1  Prosecution of Litigation by Company; Settlement; Periodic
Reports.

      (a) The Company shall, and shall cause the Holly Subsidiaries to, prosecute the Litigation in good faith. In any settlement to resolve the Litigation, the Company shall, and shall cause Holly and its Subsidiaries to, seek in good faith a settlement of the Litigation for Cash Proceeds or Non-Cash Proceeds that will become Realized Non-Cash Proceeds as described in clause (i) of the definition thereof in as short a period of time after the settlement is entered as is reasonably practicable. At the time that any settlement of the Litigation is entered into, the Company and the Representative shall seek in good faith to agree on the amount, or a methodology for determining the amount, of any Cash Proceeds, Setoffs, Realized Non-Cash Proceeds or Non-Cash Proceeds resulting from the settlement and of the appropriate treatment thereof for purposes of calculating the Assumed Tax Liability.

      (b) The Company shall not settle any aspect or portion of the Litigation prior to the Claims Expense Threshold Date without obtaining the prior written consent of the Representative (which may be denied by the Representative in his sole and absolute discretion) and the prior approval of the specific terms of such settlement by the Board of Directors. The Company shall not settle any aspect or portion of the Litigation after the Claims Expense Threshold Date without obtaining the prior approval of the specific terms of such settlement by the Board of Directors. The Company shall afford the Representative (i) reasonable access to information concerning the Litigation that is in the possession, custody or control of the Company and its Affiliates and (ii) the reasonable assistance of the officers, employees, counsel and experts of the Company and its Affiliates for purposes of performing the Representative's duties under this Agreement.

      (c) Until the Litigation has been settled or is final and not subject to further judicial review (by appeal or otherwise), the Company shall deliver to the Representative by the last Business Day of each fiscal quarter of the Company a report describing the status of the Litigation, which report shall describe in summary fashion, the total Claim Expenses incurred through the date of such report, the status of all pending court proceedings related to the Litigation, whether any new claims or proceedings have been brought by Holly Subsidiaries or their Affiliates related to the Litigation, the status of any counterclaims brought by the United States related to the Litigation, any Setoffs asserted by the United States against Holly Subsidiaries or their Affiliates and the status of any settlement negotiations among Holly Subsidiaries and their Affiliates and the United States with respect to the Litigation. Upon request by the Representative to the Company, the Company shall provide the Representative with such additional detail as shall be reasonably necessary to enable him to satisfy his obligations hereunder.

      (d) The Company in good faith shall convert or cause to be converted any Non-Cash Proceeds to cash as promptly as reasonable practicable after receiving any such Non-Cash Proceeds.

      (e) The Company shall hold an amount of cash equal to the aggregate amount of any CVR Payment Amount payable pursuant to this Agreement in a separate bank account invested in Cash Equivalents until such cash has been paid to the Holders.

   Section 5.2 Payment of CVR Payment Amount. The Company shall duly and promptly pay each Holder the CVR Payment Amount in the manner provided for in
Section 2.4 and in accordance with the terms of this Agreement.

   Section 5.3 Tax Reporting. Neither the Company nor any of its Affiliates shall take any position in any tax return, report or other tax filing inconsistent with any of the Tax Assumptions (other than clause (d) of the definition thereof), except to the extent required by a Tax Determination.

                                  ARTICLE VI

                                  AMENDMENTS

   Section 6.1  Amendments Without Consent of Holders.

      (a) Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Representative, in the Representative's sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

          (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;

          (ii) to evidence the succession of another Person as a successor Representative and the assumption by any successor of the covenants and obligations of the Representative herein;

          (iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Representative shall consider to be for the protection of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders; or

          (iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders.

      (b) Promptly after the execution by the Company and the Representative of any amendment pursuant to the provisions of this Section 6.1, the Company shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

   Section 6.2  Amendments with Consent of Holders.

      (a) With the consent of the Holders of not less than a majority of the outstanding CVRs, by Act of such Holders delivered to the Company and the Representative, the Company, when authorized by a Board Resolution, and the Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement if such addition, elimination or change is in any way adverse to the interest of the Holders.

      (b) It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

      (c) Promptly after the execution by the Company and the Representative of any amendment pursuant to the provisions of this Section 6.2, the Company shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

   Section 6.3 Execution of Amendments. In executing any amendment permitted by this Article, the Representative shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Representative may, but is not obligated to, enter into any such amendment that affects the Representative's own rights, privileges, covenants or duties under this Agreement or otherwise.

   Section 6.4 Effect of Amendments. Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

                                  ARTICLE VII

                   CONSOLIDATION, MERGER, SALE OR CONVEYANCE

   Section 7.1  Company May Consolidate, Etc.

      (a) The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

          (1) in case the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

          (2) the Company has delivered to the Representative an Officer's Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VII and that all conditions precedent herein provided for relating to such transaction have been complied with.

      (b) For purposes of this Section 7.1, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of the Company's total consolidated revenues as reported in the Company's last available periodic financial report (quarterly or annual, as the case may be) filed with the Commission.

   Section 7.2 Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           FRONT RANGE HIMALAYA CORPORATION

                                           By:    /s/  Julie H. Edwards
                                                  -----------------------------
                                           Name:  Julie H. Edwards
                                                  -----------------------------
                                           Title: Vice President, Chief
                                                    Financial Officer
                                                  -----------------------------



                                           FRONTIER OIL CORPORATION

                                           By:    /s/  Julie H. Edwards
                                                  -----------------------------
                                           Name:  Julie H. Edwards
                                                  -----------------------------
                                           Title: Executive Vice President -
                                                  Finance & Administration
                                                  -----------------------------



                                           HOLLY CORPORATION

                                           By:    /s/  Matthew P. Clifton
                                                  -----------------------------
                                           Name:  Matthew P. Clifton
                                                  -----------------------------
                                           Title: President
                                                  -----------------------------



                                           FRONT RANGE MERGER CORPORATION

                                           By:    /s/  Julie H. Edwards
                                                  -----------------------------
                                           Name:  Julie H. Edwards
                                                  -----------------------------
                                           Title: Vice President, Chief
                                                    Financial Officer
                                                  -----------------------------



                                           HIMALAYA MERGER CORPORATION

                                           By:    /s/  Julie H. Edwards
                                                  -----------------------------
                                           Name:  Julie H. Edwards
                                                  -----------------------------
                                           Title: Vice President, Chief
                                                    Financial Officer
                                                  -----------------------------



                                              /s/  Jack P. Reid
                                              -------------------------------
                                              Jack P. Reid,
                                              Representative

                                                                      EXHIBIT A

                           DESCRIPTION OF LITIGATION

   In September 2002, Holly, through its Subsidiaries, Navajo Refining Company, L.P., a Delaware limited partnership, and Montana Refining Company, a Montana partnership (the "Subsidiary Plaintiffs"), filed suit against the Federal Government in the United States Court of Federal Claims, Case No. 02-1220C, Navajo Refining Company, L.P. and Montana Refining Company, a Partnership, Plaintiffs, vs. The United States, Defendant (the "Federal Claims Lawsuit"), with respect to claims which total approximately $210 million relating to jet fuel sales by the Subsidiary Plaintiffs to the Defense Fuel Supply Center in the years 1982 through 1995. These claims had been filed by the Subsidiary Plaintiffs in May and June 2001 and were denied by the Department of Defense in November 2001. In September 2002, the Subsidiary Plaintiffs filed additional claims with the Department of Defense under the Contract Disputes Act asserting that additional amounts totaling approximately $88 million are due to the Company with respect to jet fuel sales to the Defense Fuel Supply Center in the years 1995 through 1999 (the "1995-1999 Jet Fuel Claims"). In November 2002, the Department of Defense issued final decisions rejecting the 1995-1999 Jet Fuel Claims. Following these decisions, the Subsidiary Plaintiffs in November 2002 filed an amended complaint in the United States Court of Federal Claims to add the 1995-1999 Jet Fuel Claims to the Subsidiary Plaintiff's pending suit which was filed in September 2002 and related originally to claims for the years 1982 through 1995. As a result of the amendment, the total amount sought in the Subsidiary Plaintiff's suit for all years from 1982 through 1999 is approximately $298 million. In January 2003, the Federal Government filed a motion for partial summary judgment in this suit, and in February 2003, the Subsidiary Plaintiff's filed a cross motion for partial summary judgment.

                                                                      Exhibit B

                    EXAMPLE OF CALCULATION OF CVR PAYMENTS
           IF LITIGATION PROCEEDS ARE RECEIVED ON MORE THAN ONE DATE

   Below is a hypothetical calculation of CVR Payment Amounts using the certain assumption:

                                                         CVR Payment Date
                        -----------------------------------------------------------------------------------
                                        December 31, 2004      December 31, 2005       December 31, 2006
                                     ----------------------- ---------------------- -----------------------
                        December 31,   Current   Cumulative   Current   Cumulative    Current   Cumulative
                            2003        Year      to Date      Year      to Date       Year      to Date
                        ------------ ----------- ----------- ---------- ----------- ----------- -----------
Litigation Proceeds....  $        0  $20,000,000 $20,000,000 $1,000,000 $21,000,000 $20,000,000 $41,000,000
Two Times Claims
 Expenses..............  $  500,000  $   500,000 $ 1,000,000 $2,000,000 $ 3,000,000 $ 1,000,000 $ 4,000,000
Assumed Tax Liability..  $8,800,000  $ 8,000,000 $16,800,000 $  400,000 $17,200,000 $         0 $17,200,000
Assumed Tax Benefit of
 Payment of Claims
 Expenses..............  $  100,000  $   100,000 $   200,000 $  400,000 $   600,000 $   200,000 $   800,000
Assumed Tax Benefit of
 CVR Payment Amount
 Under Section 483.....  $        0  $     7,188 $     7,188 $        0 $     7,188 $   492,593 $   499,781
Assumed Tax Benefit of
 Receipt of Realized
 Non-Cash Proceeds
 Less Than Amount
 Previously Included in
 Income................  $        0  $         0 $         0 $        0 $         0 $   800,000 $   800,000
10% of Remainder of
 Litigation Proceeds
 minus Two Times
 Claims Expenses.......           0  $ 1,900,000 $ 1,900,000 $        0 $ 1,900,000 $ 1,800,000 $ 3,700,000
                         ----------              -----------            -----------             -----------
Cumulative CVR Payment
 Amounts...............  $        0              $   507,188            $   507,188             $18,199,781
Cumulative Payments
 Made on Prior CVR
 Payment Dates.........  $        0              $         0            $   507,188             $   507,188
                         ----------              -----------            -----------             -----------
CVR Payment Amount
 Payable on CVR
 Payment Date..........  $        0              $   507,188            $         0             $17,692,593

Assumptions:
(1) During 2003 (i) Non-Cash Proceeds are received, the Company determines that $22,000,000 is includible in the Company's gross income with respect to such Non-Cash Proceeds and so indicates on the Litigation Certificate, and the Representative does not object thereto, and (ii) $250,000 of Claims Expenses are incurred.
(2) On December 31, 2004, $20,000,000 of Cash Proceeds are received. During 2004, $250,000 of Claims Expenses are incurred.
(3) On December 31, 2005, $1,000,000 of Cash Proceeds are received. During 2005, $1,000,000 of Claims Expenses are incurred.
(4) On December 31, 2006, the Non-Cash Proceeds received in 2003 are converted into $20,000,000 of Realized Cash Proceeds resulting in a no additional Assumed Tax Liability and an Assumed Tax Benefit equal to the product of
    (i) the excess of the amount includible in gross income in 2003 with respect to the Non-Cash Proceeds ($22,000,000) over the amount of Realized Non-Cash Proceeds associated with such Non-Cash Proceeds ultimately received ($20,000,000), and (ii) the assumed marginal income tax rate. During 2006, $500,000 of Claims Expenses are incurred.
(5) Assumed Tax Liability and Assumed Tax Benefit based upon an assumed combined federal, state and local marginal income tax rate of 40%.
(6) The Assumed Tax Benefit of the Section 483 interest payments is based upon an assumed Applicable Federal Rate of 1.82%.

                                                                        ANNEX C

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                       FRONT RANGE HIMALAYA CORPORATION

   Pursuant to the provisions of W.S. 17-16-1006 and W.S. 17-16-1007 of the Wyoming Business Corporation Act, the undersigned Corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

   FIRST:  The name of the Corporation is Front Range Himalaya Corporation.

   SECOND: The Corporation was originally incorporated under the name of Front Range Himalaya Corporation, and the original Articles of Incorporation of the Corporation were filed with the Secretary of State on March 28, 2003.

   I, the undersigned Julie H. Edwards, do hereby certify that the Board of Directors of said Corporation by unanimous written consent on the 5th day of May, 2003, and the shareholders by unanimous written consent on the 5th day of May, 2003, adopted a resolution to amend and restate the original Articles of Incorporation in their entirety as follows:

                                  ARTICLE ONE

   The corporate name of the Corporation is Front Range Himalaya Corporation.

                                  ARTICLE TWO

   The term of existence of the Corporation shall be perpetual.

                                 ARTICLE THREE

   The street address of the Corporation's registered office is 1720 Carey Avenue, Suite 200, Cheyenne, Wyoming 82001, and the name of its registered agent at that office is Hirst & Applegate, P.C.

                                 ARTICLE FOUR

   The purpose or purposes of the Corporation is to transact any and/or all lawful business for which corporations may be incorporated under the Wyoming Business Corporation Act (as amended from time to time, the "WBCA") and, in general, to have and exercise all the powers conferred by the laws of Wyoming upon corporations formed under the WBCA and to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do.

                                 ARTICLE FIVE

   The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three nor more than fifteen, the exact number to be fixed by the Bylaws.

                                  ARTICLE SIX

   The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 75,000,000 shares consisting of and divided into:

      (i) one class of 74,500,000 shares of Common Stock, par value $.01 per share; and

      (ii) one class of 500,000 shares of Preferred Stock, par value $.01 per share, which may be divided into and issued in series, as hereinafter provided.

   The following is a statement of the designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, or restrictions thereon, of the classes of stock of the Corporation.

                                    PART I

                                PREFERRED STOCK

   1. Rank; Authorization of Directors to Determine Certain Rights. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the "Directors' Resolution"). The Directors' Resolution as to any series shall (1) designate the series, (2) fix the dividend rate, if any, of such series, establish whether dividends shall be cumulative or non-cumulative, fix the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (3) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (4) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or another entity; and such Directors' Resolutions may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund,
(iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distributions of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article Six and to the full extent now or hereafter permitted by the laws of the State of Wyoming.

   Except as by law expressly provided, or except as may be provided in any Directors' Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of shareholders of the Corporation.

   Preferred Stock that is redeemed, purchased, converted or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock, without designation, and may thereafter, subject to the provisions of any Directors' Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

   2.  Dividends.

      (a) Amount; Time. The Preferred Stock at the time outstanding shall be entitled to receive, as and when declared by the Board of Directors, out of any funds of the Corporation legally available therefor, dividends at the rate fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six), and no more, payable on such date or dates in each year as the Board of Directors shall determine.

      (b) Cumulative Dividends. Dividends on Preferred Stock may be cumulative, noncumulative or partially cumulative. Cumulations of dividends shall not bear interest.

      (c) Priority Over Common; Restriction on Purchases of Common. No dividend shall be declared or paid on Common Stock, and no Common Stock shall be purchased by the Corporation, unless all cumulative or partially cumulative dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

   3. Liquidation Preference. In the event of dissolution, liquidation or winding-up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six) plus a sum equal to all cumulative but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets will be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences.

                                    PART II

                                 COMMON STOCK

   1. Rank. The Common Stock is subject and subordinate to any and all of the rights, privileges, preferences and priorities of the Preferred Stock of the Corporation as set forth in this Article Six. All shares of Common Stock shall be of equal rank and shall be identical in all respects.

   2. Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation and after the holders of the Preferred Stock shall have received payment for each share of Preferred Stock equal to the redemption price therefor (as established by the Board of Directors), the remaining assets of the Corporation available for distribution to shareholders shall be divided and distributed among the holders of the Common Stock based on the ratio which the number of shares of Common Stock owned by each such holder bears to the aggregate number of issued and outstanding shares of Common Stock.

   3. Voting. The holders of shares of Common Stock shall possess full voting power in the election of directors and for all other purposes, and each holder of Common Stock shall at every meeting of the shareholders be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation on the record date for determining shareholders entitled to vote at such meeting.

   4. Dividends. Subject to any prior dividend rights of the holders of the Preferred Stock as described in Part I of this Article Six, the holders of Common Stock shall be entitled to receive, on a share-for-share basis, as and when declared by the Board of Directors, out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as may be declared from time to time by the Board of Directors.

   5. Redemption. The shares of Common Stock shall not be subject to redemption by the Corporation.

                                   PART III

                 PROVISIONS APPLICABLE TO ALL CLASSES OF STOCK

   1.  Issue and Sale of Stock.

      (a) The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any authorized and unissued shares of any class of stock of the Corporation to such persons or parties, including the holders of any class of stock, for such consideration (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors in its discretion may deem for the best interests of the Corporation.

      (b) No holder of stock of the Corporation shall be entitled to purchase or subscribe for any part of any unissued stock of the Corporation or any additional stock to be issued whether or not by reason of any increase of the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock or such additional authorized issuance of new stock, but rather such stock, bonds, certificates of indebtedness, debentures and other securities may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion.

   2. Registered Owner. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.

                                 ARTICLE SEVEN

   Except as may be provided in the Bylaws of the Corporation, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the shareholders, but the Bylaws made by the Board of Directors and the powers conferred thereby may be altered or repealed by the shareholders.

                                 ARTICLE EIGHT

   (a) No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except that this Article Eight does not eliminate or limit the liability of a director for: (i) the amount of financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) an unlawful distribution in violation of W.S. 17-16-833 of the WBCA, or (iv) an intentional violation of criminal law. If the WBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the WBCA. No amendment to or repeal of this

Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   (b) The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by Wyoming law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense, including reasonable attorneys' fees, actually and reasonably incurred by such person in respect thereof, except liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) an unlawful distribution in violation of W.S. 17-16-833 of the WBCA, or (iv) an intentional violation of criminal law. If the WBCA hereafter is amended to authorize providing greater indemnification of a director, officer, employee or agent of the Corporation, then the indemnification of such person, in addition to the indemnification for liability provided herein, shall be provided to the fullest extent permitted by the amended WBCA. No amendment to or repeal of this Article Eight shall apply to or have any effect on the rights to indemnification of any person pursuant to this Article Eight for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal.

   (c) Expenses, including attorneys' fees, incurred by a director or officer in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eight.

   (d) The indemnification and advancement of expenses authorized by this Article Eight shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to any action in his or her official capacity and as to action in another capacity while holding the office, and continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

   (e) The Corporation may purchase and maintain insurance providing coverage for any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any capacity or arising out of his or her status, whether or not the Corporation would have the power or obligation to indemnify him or her against liability under the provisions of this Article Eight.

                                 ARTICLE NINE

   The Corporation elects not to be subject to or governed by: (i) the restrictions contained in W.S. 17-18-104(b) of the Wyoming Management Stability Act (as amended from time to time, the "WMCA"); (ii) the shareholder takeover protection provisions listed in W.S. 17-18-105 through 17-18-111 of the WMCA; and (iii) Article 3 of the WMCA.

   THIRD: The number of shares of the Corporation outstanding at the time of adoption and entitled to vote thereon was two (2) shares of Common Stock.

   FOURTH: Two (2) shares voted for such amendment and no shares voted against such amendment.

   IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its Assistant Secretary this 5th day of May, 2003.
                                           FRONT RANGE HIMALAYA CORPORATION

                                           By:    /s/ JULIE H. EDWARDS
                                                  -----------------------------
                                           Name:  Julie H. Edwards
                                           Title: Assistant Secretary

STATE OF TEXAS

COUNTY OF HARRIS

   I, Bernice Bludau, a Notary Public, do hereby certify that on this 6th day of May, 2003, personally appeared before me Julie H. Edwards, who, being by me first duly sworn, declared that she is the Assistant Secretary of Front Range Himalaya Corporation, that she signed the foregoing document as such officer of the Corporation, and that the statements therein contained are true.

   IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of May, 2003.


                                                  /s/ BERNICE BLUDAU
                                                  -----------------------------
                                                  Notary Public in and for
                                                  Harris County, Texas

                                                                        ANNEX D

                          AMENDED AND RESTATED BYLAWS
                                      OF
                       FRONT RANGE HIMALAYA CORPORATION
                    (HEREINAFTER CALLED THE "CORPORATION")

                                  ARTICLE I.

                                    OFFICES

   Section 1. The Corporation will maintain its executive offices in Houston, Texas, or such other place as determined by the Board of Directors of the Company.

   Section 2. The Corporation may have other offices at such places both within and without the State of Wyoming as the Board of Directors may from time to time determine.

                                  ARTICLE II.

                           MEETINGS OF SHAREHOLDERS

   Section 1. Place of Meetings. Meetings of the shareholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Wyoming, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

   Section 2. Annual Meetings. The annual meetings of shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the shareholders shall elect directors and transact such other business as may properly be brought before the meeting. Written notice of each annual meeting stating the place, date and hour of the meeting shall be given to each shareholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

   Section 3. Special Meetings. Special meetings of shareholders, for any purpose or purposes, may be called by the Chairman of the Board or the President of the Corporation and shall be called by the President or Secretary of the Corporation at the request of a majority of the Board of Directors. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting.

   Section 4. Quorum. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty
(30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting.

   Section 5. Advance Notice. No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 5 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 5. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

   To be timely, a shareholder's notice must be received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure (as defined below) of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. For purposes of this second paragraph of Section 5, "public disclosure" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, Bloomberg or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

   To be in proper written form, a shareholder's notice must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,
(ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

   No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 5; provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 5 shall be deemed to preclude discussion by any shareholder of any such business. If the chair of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chair shall declare that the business was not properly brought before the meeting and such business shall not be transacted.

   At a special meeting of shareholders, only such business shall be conducted as shall have been set forth in the notice relating to the meeting. At any meeting, matters incident to the conduct of the meeting may be voted upon or otherwise disposed of as the chair of the meeting shall determine to be appropriate.

   Section 6. Voting. Unless otherwise required by law, the Articles of Incorporation or these Bylaws, (i) any question brought before any meeting of shareholders shall be decided by the vote of the holders of a majority of the shares represented and entitled to vote thereat, and (ii) each shareholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such shareholder. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the chair of a meeting of shareholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

   Section 7. List of Shareholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder of the Corporation who is present.

   Section 8. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

                                 ARTICLE III.

                                   DIRECTORS

   Section 1. Number and Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Unless otherwise provided in the Articles of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors adopted by the affirmative vote of at least a majority of the total number of authorized directors most recently fixed by the Board of Directors. No reduction in the authorized number of members of the Board of Directors shall have the effect of removing any director from office before that director's term of office expires. Directors need not be residents of the State of Wyoming or shareholders of the Corporation.

   Section 2. Vacancies. Vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of members of the Board of Directors may be filled only by a majority of the total members of the Board of Directors. Each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the next election of directors and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office. Any director or the entire Board of Directors may be removed from office at any time but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors of the Corporation voting as a single class. Except as may otherwise be provided by law, cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal.

   Section 3. Nominations. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders of the Corporation either by or at the direction of the Board of Directors or by any shareholder of record entitled to vote in the election of directors at such meeting who has complied with the notice procedures set forth in this Section
3. A shareholder who desires to nominate a person for election to the Board of Directors at a meeting of shareholders of the Corporation and who is eligible to make such nomination must give timely written notice of the proposed nomination to the Secretary of the

Corporation. To be timely, a shareholder's notice given pursuant to this
Section 3 must be received at the principal executive offices of the Corporation not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the tenth (10/th/) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure (as defined below) of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. For purposes of the preceding sentence, "public disclosure" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, Bloomberg or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Such shareholder's notice to the Secretary of the Corporation shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Corporation which are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Corporation and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected and (b) as to the shareholder giving the notice, (i) the name and address, as they appear in the stock records of the Corporation, of such shareholder, (ii) the class and number of shares of capital stock of the Corporation which are then beneficially owned by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder, and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Corporation. At the request of the Board of Directors, any person nominated by or at the direction of the Board of Directors for election as a director of the Corporation shall furnish to the Secretary of the Corporation the information concerning such nominee which is required to be set forth in a shareholder's notice of a proposed nomination. No person shall be eligible for election as a director of the Corporation unless nominated in compliance with the procedures set forth in this Section 3. The chair of a meeting of shareholders of the Corporation shall refuse to accept the nomination of any person not made in compliance with the procedures set forth in this Section 3, and such defective nomination shall be disregarded.

   Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Corporation's Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

   Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Wyoming. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or any two directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the time of the meeting, by telephone, electronic facsimile or telegram not less than twenty-four (24) hours before the time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances.

   Section 6. Quorum. Except as may be otherwise specifically provided by law, the Corporation's Articles of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire number of members of the Board of Directors (including any directorships that are then vacant) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

   Section 7. Actions of Board. Unless otherwise provided by the Corporation's Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all of the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

   Section 8. Meetings by Means of Conference Telephone. Unless otherwise provided by the Corporation's Articles of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 8 of this Article III shall constitute presence in person at such meeting.

   Section 9. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may, when specifically authorized by the Board of Directors to do so, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

   Section 10. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

   Section 11. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
(ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

   Section 12. Corporate Governance During Specified Period. Notwithstanding anything to the contrary contained in this Article III, during the Specified Period (as defined in Article X) the provisions set forth in Article X shall govern and be controlling to the extent that any provision in this Article III is inconsistent or conflicts with Article X.

                                  ARTICLE IV.

                                   OFFICERS

   Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Board of Directors, in its discretion, may also choose a Treasurer and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Corporation's Articles of Incorporation or these Bylaws. The officers of the Corporation need not be shareholders of the Corporation nor need such officers be directors of the Corporation.

   Section 2. Election. The Board of Directors at its first meeting held after each annual meeting of shareholders shall elect the officers of the Corporation, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries and other compensation of all officers of the Corporation shall be fixed by the Board of Directors, or a committee thereof.

   Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

   Section 4. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall perform such other duties, if any, as may be specified by the Board from time to time.

   Section 5. Chief Executive Officer. The Chief Executive Officer of the Corporation shall be the chief executive officer of the Corporation, shall have general direction of the business and affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign, with the Secretary or Assistant Secretary, certificates representing shares of stock of the Corporation. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer and such other duties as from time to time may be assigned to him by the Board of Directors or as prescribed by these Bylaws.

   Section 6. President. The Chief Executive Officer of the Corporation shall be the President of the Corporation. The President shall perform such duties and have such powers as the Board of Directors may from time to time prescribe. The President may sign, with the Secretary or Assistant Secretary, certificates representing shares of stock of the Corporation.

   Section 7. Chief Financial Officer. The Chief Financial Officer of the Corporation shall be the chief financial officer of the Corporation. The Chief Financial Officer shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the absence of a Treasurer, the Chief Financial Officer shall have the duties and exercise the powers of the Treasurer.

   Section 8. Vice Presidents. The Vice Presidents shall perform such duties and have such authority as may be specified in these Bylaws or by the Board of Directors or the Chief Executive Officer. In the absence of the Chief Executive Officer, a Vice President designated by the Board of Directors shall have the duties and exercise the powers of the Chief Executive Officer.

   Section 9. Secretary. The Secretary shall keep the minutes of the shareholders and of the Board of Directors meetings, authenticate records of the Corporation and perform such duties and have such authority as may be specified in these Bylaws or by the Board of Directors or the Chief Executive Officer.

   Section 10. Assistant Secretaries. The Assistant Secretary or Secretaries shall, in the absence or disability of the Secretary, perform the duties and exercise the authority of the Secretary and shall perform such other duties and have such other authority as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

   Section 11. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the Chief Executive Officer or the Chief Financial Officer, taking proper vouchers for such disbursements, and shall render to the Board of Directors when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

   Section 12. Assistant Treasurers. The Assistant Treasurer or Treasurers shall, in the absence or disability of the Treasurer, perform the duties and exercise the authority of the Treasurer and shall perform such other duties and have such other authority as the Board of Directors or the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe.

   Section 13. Corporate Governance During Specified Period. Notwithstanding anything to the contrary contained in this Article IV, during the Specified Period (as defined in Article X) the provisions set forth in Article X shall govern and be controlling to the extent that any provision in this Article IV is inconsistent or conflicts with Article X.

                                  ARTICLE V.

                                    SHARES

   Section 1. Form of Certificates. Every holder of shares in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chief Executive Officer, President or a Vice President and (ii) by the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder of shares in the Corporation.

   Section 2. Signatures. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

   Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

   Section 4. Transfers. Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made on the books of the Corporation only by the person named in the certificate or by his or her attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

   Section 5. Record Date. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten
(10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                  ARTICLE VI.

                                    NOTICES

   Section 1. Notices. Whenever written notice is required by law, the Corporation's Articles of Incorporation or these Bylaws, to be given to any director, member of a committee or shareholder, such notice may be given by mail, addressed to such director, member of a committee or shareholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by electronic facsimile, telegram, telex, overnight courier or cable.

   Section 2. Waivers of Notice. Whenever any notice is required by law, the Corporation's Articles of Incorporation or these Bylaws, to be given to any director, member of a committee or shareholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                 ARTICLE VII.

                              GENERAL PROVISIONS

   Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to limitations imposed by law and the provisions of the Corporation's Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

   Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

   Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

   Section 4. Corporate Seal. The corporate seal, if any, shall be in such form as the Board of Directors may prescribe.

                                 ARTICLE VIII.

                                INDEMNIFICATION

   Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in respect thereof.

   Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in respect thereof.

   Section 3. Expenses Payable in Advance. Expenses (including attorneys' fees) incurred by a director or officer in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VIII and a good faith affirmation by or on behalf of such director or officer that he or she has met the standard of conduct required by law or that liability has been eliminated by the Articles of Incorporation.

   Section 4.  Nonexclusivity of Indemnification and Advancement of
Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or
Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the Wyoming Business Corporation Act, or otherwise.

   Section 5. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

   Section 6. Certain Definitions. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such indemnification relates to such person's acts while serving in any of the foregoing capacities of such constituent corporation, as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries.

   Section 7. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

   Section 8. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

   Section 9. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

                                  ARTICLE IX.

                                  AMENDMENTS

   Section 1. Amendments. Except as otherwise provided in Article X, any action to alter, amend or repeal these Bylaws or to adopt new Bylaws shall require the affirmative vote of at least a majority of the members of the entire Board of Directors and may be adopted by the Board of Directors at any regular or special meeting thereof.

                                  ARTICLE X.

                 CORPORATE GOVERNANCE DURING SPECIFIED PERIOD

   Section 1.  Defined Terms.  As used in this Article X,

   (a)  "Effective Time" has the meaning set forth in the Merger Agreement.

   (b)  "Frontier Designees" has the meaning set forth in the Merger Agreement.

   (c)  "Holly Designees" has the meaning set forth in the Merger Agreement.

   (d) "List A Directors" means (i) the Frontier Designees, (ii) any individual recommended by the Nominating Committee and approved by the Board of Directors to fill a vacancy among the List A Directors and (iii) any individual elected to replace a List A Director at any meeting of the shareholders of the Corporation held during the Specified Period or designated as a List A Director pursuant to Section 4 of this Article X.

   (e) "List B Directors" means (i) the Holly Designees, (ii) any individual recommended by the Nominating Committee and approved by the Board of Directors to fill a vacancy among the List B Directors and (iii) any individual elected to replace a List B Director at any meeting of the shareholders of the Corporation held during the Specified Period or designated as a List B Director pursuant to Section 4 of this Article X.

   (f) "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of March 30, 2003, by and among Frontier Oil Corporation, the Corporation, Front Range Merger Corporation, Himalaya Merger Corporation and Holly Corporation.

   (g) "Nominating Committee" means the members of the nominating and corporate governance committee of the Corporation.

   (h) "Specified Period" means the period of time commencing at the Effective Time and ending immediately following the annual meeting of shareholders of the Corporation to be held in 2005.

   Section 2.  Board of Directors.

   (a) At the Effective Time, the Board of Directors shall consist of twelve directors comprised of an equal number of List A Directors and List B Directors. During the Specified Period, upon the affirmative vote of at least 66 2/3 percent of the members of the entire Board of Directors, including the affirmative vote of at least one List A Director and one List B Director, the Board of Directors may reduce the number of members of the Board of Directors; provided that, the Board of Directors shall be comprised of an equal number of List A Directors and List B Directors throughout the Specified Period.

   (b) During the Specified Period, in addition to any voting requirement imposed by applicable law, the Corporation's Article of Incorporation or these Bylaws, any action of the Board of Directors or any committee thereof shall require the affirmative vote of at least one List A Director and one List B Director. During the Specified Period, without the affirmative vote of at least 66 2/3 percent of the members of the entire Board of Directors, including the affirmative vote of at least one List A Director and one List B Director,

      (i) the Chairman of the Board of Directors at the Effective Time and the President and Chief Executive Officer of the Corporation at the Effective Time may not be terminated or otherwise removed from such positions;

      (ii) the powers and duties of the Chairman of the Board of Directors at the Effective Time and of the President and Chief Executive Officer of the Corporation at the Effective Time may not be diminished;

      (iii) the Board of Directors may not propose any amendment to the Articles of Incorporation of the Corporation for submission to the shareholders of the Corporation that would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of the provisions set forth in this Article X;

      (iv) the Corporation may not sell, lease, assign, transfer, exchange or otherwise dispose of all or substantially all of the assets of the Corporation (including the capital stock or assets of its direct and indirect subsidiaries), in a single transaction or a series of related transactions, to any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person"); and

      (v) the Corporation may not agree to or consummate any transaction or series of related transactions that would result in the acquisition by any Person of beneficial ownership of 25% or more of either (x) the then outstanding shares of common stock of the Corporation or (y) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors.

   (c) During the Specified Period, without the affirmative vote of all members of the Board of Directors, the Board of Directors shall not take any action (including, without limitation, any action to alter, amend or repeal
Article X of these Bylaws or to adopt new Bylaws) or fail to take any action that would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of the provisions set forth in this Article X (e.g., by creating a holding company structure if the articles or certificate of incorporation or other governing documents of such holding company do not contain equivalent provisions). To the extent that any provision of these Bylaws is inconsistent or conflicts with this Article X, this Article X shall govern and be controlling.

   Section 3.  Committees of Board of Directors.

   (a) During the Specified Period, each committee of the Board of Directors shall consist of four directors comprised of an equal number of List A Directors and List B Directors thereon. During the Specified Period, the Board of Directors shall maintain an audit committee, a compensation committee, an executive committee, a nominating and corporate governance committee and a safety and environmental committee, each such committee to perform the functions traditionally performed by such committees except to the extent that such functions are inconsistent or conflict with this Article X.

   (b) The Board of Directors shall have the power to remove any member of any committee thereof.

   Section 4.  Recommendations, Nominations and Designations of Directors.

   (a) During the Specified Period, the Nominating Committee shall have the power and authority, and is entrusted with the responsibility, to recommend to the Board of Directors (i) from the candidates suggested by the List A Directors and List B Directors, as provided below in this subsection (a), (x) candidates for election to the Board of Directors at any annual or special meeting of the shareholders of the Corporation, such slate of candidates to be comprised of an equal number of List A Directors and List B Directors, and (y) candidates to fill any vacancies occurring in the Board of Directors and (ii) except for vacancies occurring in the members of the Nominating Committee, candidates to fill any vacancies occurring in the members of any committee of the Board of Directors. The List A Directors shall suggest to the Nominating Committee candidates for election to the Board of Directors as List A Directors or to fill vacancies in the List A Directors, as the case may be, as promptly as reasonably practicable before any annual or special meeting of the shareholders of the Corporation for the election of directors or after any vacancy occurs in the List A Directors. The List B Directors shall suggest to the Nominating Committee candidates for election to the Board of Directors as List B Directors or to fill vacancies in the List B Directors, as the case may be, as promptly as reasonably practicable before any annual or special meeting of the shareholders of the Corporation for the election of directors or after any vacancy occurs in the List B Directors. The Nominating Committee shall only consider the candidates suggested by the List A Directors or

List B Directors as provided above. If a suggested candidate is not approved by the Nominating Committee for recommendation to the Board of Directors, then the List A Directors or List B Directors, as the case may be, shall promptly suggest a replacement candidate for the suggested candidate not so approved.

   (b) During the Specified Period, the Nominating Committee shall endeavor in good faith to recommend a candidate to fill any vacancy occurring in the Board of Directors or the members of any committee thereof (for which the Nominating Committee has responsibility) as promptly as reasonably practicable after such vacancy occurs and a list of suggested candidates is received from the List A Directors or List B Directors, as applicable.

   (c) During the Specified Period, the Nominating Committee shall endeavor in good faith to only recommend for election to the Board of Directors or to fill vacancies on the Board of Directors or any committee thereof (for which the Nominating Committee has responsibility) candidates who are qualified to serve on the Board of Directors or the applicable committee thereof. The Nominating Committee's assessment as to the qualifications of candidates for election to, or to fill vacancies on, the Board of Directors shall include, without limitation, consideration of each candidates ability to perform his or her duties as part of an effective, functioning board of directors and also consideration of the independence, financial expertise, skills, experience, and diversity needs of the Board of Directors. During the Specified Period, a candidate to fill a vacancy on any committee of the Board of Directors may only be from the directors who have the same designation (either as a List A Director or List B Director) as the director to be replaced by such candidate.

   (d) During the Specified Period, the Board of Directors shall have the power to nominate candidates recommended by the Nominating Committee for election to the Board of Directors at any annual or special meeting of the shareholders of the Corporation. No director on the Board of Directors shall unreasonably withhold his or her approval of any candidate recommended by the Nominating Committee as a nominee for election to the Board of Directors. In the event that, during the Specified Period, a person is validly designated as a nominee in accordance with this subsection (d) and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Nominating Committee shall identify and recommend a substitute nominee for consideration by the Board of Directors in accordance with subsections (a) and
(c). If, during the Specified Period, an individual is elected as a director of the Corporation at any meeting of the shareholders who was not nominated pursuant to, or who was nominated in violation of, the provisions of this
Section 4, such individual will be deemed to have the status, as a List A Director or List B Director, of the former director he or she was elected in lieu of. If, during the Specified Period, multiple individuals are elected as directors of the Corporation at any meeting of the shareholders who were not nominated pursuant to, or who were nominated in violation of, the provisions of this Section 4 and it is not possible to determine whom they were elected in lieu of, their status as List A Directors or List B Directors shall be determined by the entire Board of Directors, such that the Board of Directors thereafter has an equal number of List A Directors and List B Directors.

   (e) During the Specified Period, the Board of Directors shall have the power to fill any vacancies occurring in the Board of Directors or any committee thereof (other than the Nominating Committee for which the Nominating Committee shall not have any power to recommend directors to fill any vacancies occurring therein) with candidates recommended by the Nominating Committee to fill any such vacancies. No director on the Board of Directors shall unreasonably withhold his or her approval of any candidate recommended by the Nominating Committee to fill any such vacancy. During the Specified Period, the Board of Directors shall have the power to identify and approve candidates to fill any vacancies occurring in the members of the Nominating Committee. During the Specified Period, a candidate to fill a vacancy in the members of the Nominating Committee may only be from the directors who have the same designation (either as a List A Director or List B Director) as the director to be replaced by such candidate. The Board of Directors shall endeavor in good faith to fill any vacancy occurring in the Board of Directors or any committee thereof as promptly as reasonably practicable after such vacancy occurs.

   (f) To the extent that any candidate recommended by the Nominating Committee for election to the Board of Directors is an incumbent director, during the Specified Period each such candidate who is approved by the

Board of Directors as a nominee for election to the Board of Directors shall retain his or her designation as either a List A Director or a List B Director. During the Specified Period, the Nominating Committee shall recommend to the Board of Directors the designation, as either a List A Director or List B Director, of any recommended candidate for election to the entire Board of Directors who is not then an incumbent director, such that an equal number of List A Directors and List B Directors are recommended for election to the Board of Directors. Any candidate for election to the Board of Directors who is not an incumbent director and who is approved by the Board of Directors as a nominee for election to the Board of Directors shall have the designation as a List A Director or List B Director that is recommended by the Nominating Committee based on the suggestions of the List A Directors and List B Directors provided pursuant to subsection (a). During the Specified Period, a candidate recommended to fill a vacancy in the Board of Directors or in the members of any committee thereof shall have the same designation (either as a List A Director or List B Director) as the director to be replaced by such candidate.

   Section 5.  Officers.

   (a) During the Specified Period, the Chairman of the Board shall (i) preside at all meetings of the Board of Directors, (ii) in the event that the Chief Executive Officer shall be unable to serve due to temporary illness or other disability or shall resign or be terminated, act in place and stead of the Chief Executive Officer until the Chief Executive Officer shall resume his or her duties or another person shall be appointed by the Board of Directors as Chief Executive Officer, and (iii) perform such other duties, if any, as may be specified by the Board of Directors from time to time.

   (b) During the Specified Period, the Chief Executive Officer shall (i) exercise those duties specified in Article IV, Section 5 hereof, (ii) in the event the Chairman of the Board shall be unable to serve due to temporary illness or other disability or shall resign or be terminated, act in place and stead of the Chairman of the Board until the Chairman of the Board shall resume his or her duties or another person shall be appointed by the Board of Directors as Chairman of the Board, and (iii) perform such other duties, if any, as may be specified by the Board of Directors from time to time.

[LOGO]

CREDIT | FIRST          CREDIT SUISSE FIRST BOSTON LLC
SUISSE | BOSTON
                        Eleven Madison Avenue        Tel  1 212 325 2000
                        New York, NY  10010-3629     www.csfb.com

                                                                        ANNEX E

March 30, 2003

Board of Directors
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $.01 per share (the "Holly Common Stock"), of Holly Corporation ("Holly") of the Merger Consideration (as defined below) contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into by and among Frontier Oil Corporation ("Frontier"), Front Range Himalaya Corporation, a new holding company ("New Parent"), Front Range Merger Corporation, a direct wholly owned subsidiary of New Parent ("Front Range Merger Sub"), Himalaya Merger Corporation, a direct wholly owned subsidiary of New Parent ("Himalaya Merger Sub") and Holly. The Merger Agreement provides for, among other things, the merger of Front Range Merger Sub with Frontier (the "Frontier Merger") and the merger of Himalaya Merger Sub with Holly (the "Holly Merger" and, together with the Frontier Merger, the "Mergers"). Upon consummation of the Mergers, Frontier and Holly will become wholly owned subsidiaries of New Parent. In the Frontier Merger, each outstanding share of common stock, without par value (the "Frontier Common Stock"), of Frontier will be converted into the right to receive one share of common stock, par value $.01 per share (the "New Parent Common Stock"), of New Parent. In the Holly Merger, each outstanding share of Holly Common Stock will be converted into the right to receive (i) one share of New Parent Common Stock (the "Stock Consideration"), (ii) an amount of cash equal to the quotient of $172,500,000 divided by the Total Holly Common Stock Number (as defined in the Merger Agreement) (the "Cash Consideration"), and
(iii) one contingent value right ("CVR") representing the right of the holder thereof to receive an amount of cash based on a specified portion of any recoveries relating to certain jet fuel claims of Holly or certain of its subsidiaries as described in the Merger Agreement (the "CVR Consideration" and, together with the Stock Consideration and the Cash Consideration, the "Merger Consideration").

In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated March 30, 2003 and certain other related agreements, as well as certain publicly available business and financial information relating to Holly and Frontier. We have also reviewed certain other information relating to Holly and Frontier, including financial forecasts, provided by or discussed with Holly and Frontier, and have met with the managements of Holly and Frontier to discuss the business and prospects of Holly and Frontier, respectively. We have also considered certain financial and stock market data of Holly and Frontier, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Holly and Frontier, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts that we have reviewed, the managements of Holly and Frontier have advised us, and we have assumed, that such forecasts represent reasonable estimates and judgments as to the future financial performance of Holly and Frontier, respectively. With respect to the non-publicly available financial forecasts that we have reviewed, the managements of Holly and Frontier have advised us, and we have assumed, that such forecasts represent the best currently available estimates and judgments of the

  [LOGO]

  CREDIT  FIRST
  SUISSE  BOSTON


Board of Directors
Holly Corporation
March 30, 2003
Page 2

managements of Holly and Frontier as to the future financial performance of Holly and Frontier, respectively. In addition, we have relied upon, without independent verification, the assessment of the management of Holly as to the strategic benefits and potential cost savings (including the amount, timing and achievability thereof) anticipated to result from the Mergers. The management of Holly has informed us, and we have assumed, that the Holly Merger and the Frontier Merger will be treated as tax-free reorganizations for federal income tax purposes and/or the Mergers will be treated as a tax-free exchange for federal income tax purposes. We have assumed that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analysis. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Mergers, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Holly, Frontier or New Parent or the contemplated benefits of the Mergers and that the Mergers will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Holly or Frontier, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of New Parent Common Stock or the CVRs actually will be when issued to the holders of Holly Common Stock pursuant to the Mergers or the prices at which shares of New Parent Common Stock will trade at any time. Our opinion does not address the relative merits of the Mergers as compared to other business strategies that might be available to Holly, nor does it address the underlying business decision of Holly to proceed with the Mergers. In addition, our opinion does not address any aspect or implication of any agreement between any stockholder of Holly and Frontier or any of its affiliates in connection with the Merger Agreement or the transactions contemplated thereby. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Holly.

We have acted as financial advisor to Holly in connection with the Mergers and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Mergers. In the past, we and our affiliates have provided investment banking and financial services to Holly and Frontier unrelated to the Mergers for which we have received compensation, and we may, in the future, provide investment banking and financial services to Holly, Frontier or New Parent for which we would expect to receive compensation. We or one or more of our affiliates may, with your consent, provide or arrange, or seek to provide or arrange, financing for Frontier or New Parent in connection with the Mergers. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Holly and Frontier for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Holly in connection with its consideration of the Mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Mergers.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Holly Common Stock.

                                          Very truly yours,


                                              /s/ CREDIT SUISSE FIRST BOSTON LLC

                                                            File No. 333-105186

                                                                        ANNEX F



                                PETRIE PARKMAN & Co.


                              600 Travis, Suite 7400


                               Houston, Texas 77002


                         713/650-3383 . Fax: 713/650-8461


                                March 28, 2003

Board of Directors
Frontier Oil Corporation
10000 Memorial Drive
Suite 600
Houston, TX 77024-3411

Members of the Board:

   Frontier Oil Corporation, a Wyoming corporation ("Frontier"), Front Range Himalaya Corporation, a Wyoming corporation ("Parent"), Front Range Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub One"), Himalaya Merger Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent ("Merger Sub Two"), and Holly Corporation, a Delaware corporation ("Holly"), propose to enter into an agreement and plan of merger (the "Merger Agreement"), which provides for, among other things, (a) the merger of Merger Sub One with and into Frontier with Frontier continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the "Frontier Merger"), and in such merger each outstanding share of common stock, without par value, of Frontier ("Frontier Common Stock") (other than Frontier Dissenting Shares, treasury stock held by Frontier or shares of Frontier Common Stock owned by Parent, Frontier, Merger Sub One, Merger Sub Two, any wholly owned Frontier Subsidiary or any wholly owned Parent Subsidiary) being converted into one (1) share of Parent Common Stock ("Frontier Merger Consideration"), and (b) the merger of Merger Sub Two with and into Holly with Holly continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the "Holly Merger"), and in such merger each outstanding share of common stock, par value $.01 per share, of Holly ("Holly Common Stock") (other than Holly Dissenting Shares, treasury stock held by Holly or shares of Holly Common Stock owned by Parent, Holly, Merger Sub One, Merger Sub Two, any wholly owned Holly Subsidiary or any wholly owned Parent Subsidiary) being converted into the right to receive (i) one (1) share of Parent Common Stock (the "Stock Consideration"), (ii) an amount of cash (the "Cash Consideration") equal to the quotient of (x) $172,500,000 divided by (y) the Total Holly Common Stock Number determined as of the Effective Time and (iii) a contingent value right representing the right to receive a portion of the net cash recovery by the Holly Subsidiaries and their affiliates in the lawsuit filed by the Holly Subsidiaries against the United States in the United States Court of Federal Claims relating to jet fuel sales by the Holly Subsidiaries to the Defense Fuel Supply Center, and the claims filed against the Department of Defense under the Contract Disputes Act, as more fully provided in Section 2.2(b)(iii) of the Merger Agreement. All terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

   You have requested our opinion as to whether the Frontier Merger Consideration to be received by the Frontier stockholders in the Frontier Merger (after taking into account the Holly Merger) is fair, from a financial point of view, to the stockholders of Frontier.




                  DENVER                              LONDON
    475 Seventeenth Street, Suite 1100          35 Abbotsbury Road
          Denver, Colorado 80202                  London W14 8EL
     303/292-3877 . Fax: 303/292-4284  4420/7460-0902 . Fax: 4420/7460-0906

Board of Directors
Frontier Corporation
March 28, 2003
Page 2


   In arriving at our opinion, we have, among other things:

    1. reviewed certain publicly available business and financial information relating to Frontier, including its Annual Report on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2002, December 31, 2001, December 31, 2000, December 31, 1999 and
       December 31, 1998;

    2. reviewed certain publicly available business and financial information relating to Holly, including (i) its Annual Report on Form 10-K and related audited financial statements for the fiscal years ended July 31, 2002, July 31, 2001, July 31, 2000, July 31, 1999 and July 31, 1998, and
       (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarters ended January 31, 2003 and October 31, 2002;

    3. reviewed certain historical and projected financial and operating data of (i) Frontier prepared by the management and staff of Frontier with the management of Frontier and Holly, and (ii) Holly prepared by the management and staff of Holly with the management of Holly and Frontier;

    4. discussed the current operations and prospects of Frontier and Holly with the management and staff of Frontier and Holly;

    5. reviewed the historical market prices and trading history of the Frontier Common Stock and the Holly Common Stock;

    6. compared recent stock market capitalization indicators for Frontier and Holly with recent stock market capitalization indicators for certain other publicly-traded independent refining and marketing companies;

    7. compared the financial terms of the Frontier Merger and the Holly Merger with the financial terms of other transactions that we deemed to be relevant;

    8. discussed current and historical accounting matters and audits of Frontier and Holly with their respective independent auditors;

    9. reviewed a draft dated March 27, 2003 of the Merger Agreement; and

   10. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

   In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to us by Frontier and Holly. We have further relied upon the assurances of the management of Frontier and Holly that they are not aware of any facts that would make the information, in light of the circumstances in which it was provided or obtained, incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Frontier and Holly, as the case may be, relating to the future financial and operational performance of Frontier and Holly. With respect to: (i) the costs associated with current and projected future liabilities for environmental matters, and (ii) the risks associated with Longhorn Pipeline, we have assumed that they have been reasonably assessed on bases reflecting the best currently available estimates and judgments of the management of Frontier and Holly, as the case may be. We have not made an independent evaluation or appraisal of the assets or liabilities of Frontier, Holly or any of their respective subsidiaries, nor, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the facilities of either Frontier, Holly or any of their respective subsidiaries.

Board of Directors
Frontier Corporation
March 28, 2003
Page 3


   In developing our opinion, we have assumed that the Merger Agreement executed and delivered by the parties will contain financial and economic terms and otherwise be substantially similar to the draft Merger Agreement reviewed by us. We have further assumed that the transactions will be consummated on the terms and conditions contemplated in the Merger Agreement. Our opinion does not address the relative merits of the transaction as compared to other business strategies that might be available to Frontier, nor does it address the underlying business decision of Frontier to proceed with the transactions contemplated by the Merger Agreement. In addition, our opinion assumes the legal, tax, regulatory and accounting consequences that have been disclosed to us. We have been advised by the management of Frontier, and we have assumed that Frontier has received advice on such matters from qualified persons.


   Our opinion relates solely to the fairness from a financial point of view of the Frontier Merger Consideration (after taking into account the Holly Merger) to the stockholders of Frontier. This opinion is for the information of the Board of Directors of Frontier and does not constitute a recommendation to any holder of Frontier Common Stock or Holly Common Stock as to how such stockholder should vote on the Merger. In addition, we have not been asked to consider, and our opinion does not address, the prices at which the Frontier Common Stock or the Holly Common Stock will trade following the announcement, or the prices at which the Parent Common Stock will trade following consummation, of the transactions contemplated by the Merger Agreement. As you are aware, we have been retained by Frontier in connection with the Frontier Merger and will receive a fee from Frontier for our services, a substantial portion of which is contingent upon the consummation of the Frontier Merger or Frontier receiving any payment from another party as a result of the termination or the cancellation of Frontier's efforts to effect the transactions contemplated by the Merger Agreement. In addition, Frontier has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Frontier or Holly for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities. In the past, certain of our professionals have provided investment banking and financial services to Frontier and Holly, and we may, in the future, provide investment banking and financial services to Parent for which we would expect to receive compensation.



   Our opinion is rendered on the basis of conditions in the securities markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial or otherwise, of Frontier and Holly as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. This opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this opinion may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Frontier Common Stock in connection with the Frontier Merger.


   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Frontier Merger Consideration to be received by the Frontier stockholders in the Frontier Merger (after taking into account the Holly Merger) is fair, from a financial point of view, to the stockholders of Frontier.

                                              Very truly yours,

                                              PETRIE PARKMAN & CO., INC.

                                              By:      /s/  JON C. HUGHES
                                                  -----------------------------

                                                                        ANNEX G

                         REGISTRATION RIGHTS AGREEMENT

   This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of March 30, 2003, by and among Front Range Himalaya Corporation, a Wyoming corporation (the "Company"), and the parties hereto that have executed and delivered to the Company counterparts hereof that have been accepted by the Company as evidenced by the Company's listing such parties on Exhibit A hereto (collectively, the "Initial Holders").

                             W I T N E S S E T H:

   WHEREAS, the Company, Front Range Corporation, a Wyoming corporation, Holly Corporation, a Delaware corporation, and certain other parties have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 30, 2003, pursuant to which each of the Initial Holders shall receive a number of shares of Common Stock, par value $0.01 per share ("Common Stock"), of the Company to be determined as set forth therein;

   WHEREAS, in order to induce each of the Initial Holders to enter into a Rule 145 Agreement (as defined in the Merger Agreement), the Company has agreed to grant certain registration rights to the Initial Holders with respect to such shares of Common Stock as set forth herein;

   NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Definitions.

   As used herein, the following terms have the indicated meanings, unless the context otherwise requires:

   "Commission" means the Securities and Exchange Commission.

   "Effective Time" has the meaning set forth in the Merger Agreement.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Holder" means an Initial Holder or any permitted transferee thereof who owns Registrable Shares.

   "Majority in Interest" means Holders who hold a majority of the Registrable Shares.

   "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including any government and any agency or instrumentality thereof.

   "Registrable Shares" means all shares of Common Stock received by the Holders pursuant to the Merger Agreement (including any Common Stock issuable upon the exercise of Parent Stock Options (as defined in the Merger Agreement), together with any securities issued or issuable by the Company with respect to any such shares of Common Stock by way of a stock dividend or other distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. Any Registrable Shares will cease to be such when (i) a registration statement covering the sale of such Registrable Shares has become effective under the Securities Act and such securities have been disposed of in accordance with such effective registration statement, (ii) such Registrable Shares have been distributed by the Holders to the public pursuant to Rule 144 or 145 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Shares may be resold to the public without restriction under the Securities Act in accordance with Rule 144(k), (iv) such Registrable Shares have been otherwise transferred by the Holders, new certificates representing the transferred securities not bearing a legend restricting further transfer have been delivered by the Company to the transferees thereof and the subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, or (v) such securities have ceased to be outstanding.

   "Registration Statement" has the meaning set forth in the Merger Agreement.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.  Shelf Registration.

   The Company agrees that it shall file with the Commission on Form S-3 (or any successor form) a shelf registration statement pursuant to Rule 415 of the Securities Act (a "Shelf Registration") covering the offer and resale by the Holders of all the Registrable Shares and shall use its reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission promptly after the Effective Time. The offer and resale of such shares shall be pursuant to a plan of distribution as proposed by a Majority in Interest and approved by the Company, which approval will not be unreasonably withheld; provided that such plan of distribution shall not include an underwritten public offering. The Company shall be required to maintain the effectiveness of the Shelf Registration for a period of two years from the Effective Time.

3.  Registration Procedures.

   Pursuant to the Company's covenant herein to effect a Shelf Registration, the Company will, subject to the provisions of this Agreement, use its reasonable best efforts to effect the registration in a manner that permits the sale of the Registrable Securities covered thereby in accordance with the intended method or methods of disposition. The Company shall:

      (a) use its reasonable best efforts to prepare and file with the Commission a Form S-3 registration statement (or any successor form) with respect to the Registrable Shares as soon as possible after the Commission declares the Registration Statement effective;

      (b) use its reasonable best efforts to have all comments that the Commission may have with respect to the Shelf Registration resolved with the Commission prior to the Effective Time;

      (c) use its reasonable best efforts to file with the Commission immediately after the Effective Time a Form 8-K Report (or any successor form) required in connection with the Mergers (as defined in the Merger Agreement) ("Form 8-K"), including the financial statements required by Item 2 and Item 7 of Form 8-K;

      (d) use its reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission promptly after the Effective Time;

      (e) (i) prepare and file with the Commission such amendments, post-effective amendments and supplements to the Shelf Registration as may be necessary to keep the Shelf Registration effective for a period of two years from the Effective Time, and (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration during the applicable period in accordance with the intended methods of disposition by the Holders set forth in the Shelf Registration or prospectus supplement.

      (f) furnish to each Holder of Registrable Shares such number of copies of the Shelf Registration, each amendment and supplement thereto, the prospectus included in the Shelf Registration (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such

   Holder (it being understood that, subject to Section 4 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each Holder in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);

      (g) use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Holders reasonably request to the extent such registration or qualification is required; use reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which the Shelf Registration is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder to consummate the disposition of the Registrable Shares owned by such Holder in such jurisdictions (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction);

      (h) promptly notify each Holder and (if requested by any Holder) confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and
   (iii) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue in any material respect or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, as soon as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

      (i) make generally available to the Company's securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 30 days after the end of the 12-month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

      (j) if reasonably requested by any Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as any Holder reasonably requests to be included therein (relating to the naming of additional Holders therein or specifying the number of Registrable Shares held by each such Holder), and promptly make all required filings of such prospectus supplement;

      (k) as promptly as practicable after filing with the Commission of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each Holder upon such Holder's written request;

      (l) cooperate with the Holders to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as such Holders may request and keep available and make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

      (m) promptly make available for inspection by any Holder and any attorney, accountant or other agent or representative retained by any such Holder (collectively, the "Inspectors"), all publicly available documents of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility;

      (n) use its reasonable best efforts to cause the Registrable Shares included in any registration statement to be (i) listed on each securities exchange, if any, on which securities of the same type issued by the Company are then listed, or (ii) authorized to be quoted and/or listed (to the extent applicable) on the Nasdaq National Market if the Registrable Shares so qualify;

      (o) provide a CUSIP number for the Registrable Shares included in any registration statement not later than the effective date of such registration statement;

      (p) cooperate with each Holder participating in the disposition of such Registrable Shares and their respective counsel in all reasonable respects in connection with any filings required to be made with the National Association of Securities Dealer, Inc. ("NASD");

      (q) during the period when the prospectus is required to be delivered under the Securities Act, file within the required time periods all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

      (r) notify each Holder promptly of any request by the Commission for an amendment or supplement to such registration statement or prospectus or for additional information; and

      (s) advise each Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

4.  Suspension of Dispositions.

   Each Holder agrees that, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 3(h)(iii), such Holder will forthwith discontinue disposition of Registrable Shares pursuant to any prospectus until such Holder's receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings, which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. The Company shall use its reasonable best efforts and take such actions as are necessary to render the Advice as soon as practicable.

5.  Rule 145.

   The Company covenants that it will, for a period beginning upon the first anniversary of the Effective Time and ending upon the second anniversary of the Effective Time, file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Holders may reasonably request to the extent required from time to time to enable the Holders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 145 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements. If any Holder proposes to sell Registrable Shares pursuant to Rule 145, the Company shall cooperate with such Holder to enable such sale to be made in accordance with applicable laws, rules and regulations, the requirements of the Company's transfer agent, and the reasonable requirements of the broker, if any, through which the sales are proposed to be executed.

6.  Registration Expenses.

   All expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, messenger and delivery expenses, printing expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), all fees and expenses associated with filings required to be made with the NASD, as may be required by the rules and regulations of the NASD, fees and expenses of compliance with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Shares), rating agency fees, the fees and expenses incurred in connection with the listing of the securities to be registered on all securities exchanges on which similar securities issued by the Company are then quoted or listed, fees and disbursements of counsel for the Company and its independent certified public accountants, and the fees and expenses of any other Persons retained by the Company, in connection with the registration hereunder (collectively, the "Registration Expenses") will be borne by the Company, but not including fees and expenses of counsel for the Holders and any underwriting, broker or dealer discounts or commissions attributable to the sale of Registrable Shares (which are hereinafter referred to as "Selling Expenses"). All Selling Expenses shall be borne solely by the Holders.

7.  Indemnification.

   (a) Indemnification by the Company. The Company will indemnify and hold harmless the Holders, their officers, directors, agents (including without limitation counsel) and employees and each Person who controls the Holders (within the meaning of the Securities Act or the Exchange Act) (each, a "Controlling Person") from and against any and all losses, claims, damages and liabilities ("Losses") (including without limitation any investigation, legal or other expenses reasonably incurred in connection with, and, subject to
Section 7(d) any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Holders may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, relate to or result from (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or
(b) any violation by the Company of the Securities Act or the Exchange Act, or other federal or state law applicable to the Company and relating to any action or inaction required of the Company in connection with such registration. The Company shall reimburse the Holders or such officer, director, agent (including without limitation counsel), employee or Controlling Person for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending against any Losses as they are incurred; provided, however, that the Company will not be liable to a Holder for any Losses if any such Losses arise out of or are based upon any alleged untrue statement or alleged omission made in such registration statement, preliminary prospectus, prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Holders or such officer, director, agent (including without limitation counsel), employee or Controlling Person, and will survive the transfer of such securities by the Holders. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act or the Exchange Act) to the same extent customarily requested by such Persons in similar circumstances. Reimbursement will be made periodically during the course of investigation when bills are received or expenses incurred, subject to the Holders' obligation to reimburse the Company pursuant to the Wyoming Business Corporation Act. Notwithstanding anything to the contrary in this Section 7, the Company shall not be liable for any untrue statement or omission in any preliminary prospectus if the Company, sufficiently in advance of Holder's delivery of such preliminary prospectus, notified Holder of any untrue statement or omission contained therein and furnished Holder with a corrected preliminary prospectus.

   (b) Indemnification by Holder of Registrable Securities. If any Holder sells Registrable Securities under a prospectus that is part of a registration statement, then such Holder (the "Indemnifying Holder"), agrees, severally, and not jointly and severally, to indemnify and hold harmless the Company, its directors and each officer who signed such registration statement, each Person who controls the Company (within the meaning of the Securities Act and Exchange Act) under the same circumstances as the foregoing indemnity from the Company to the Holders to the extent, but only to the extent, that such Losses arise out of or are based upon any untrue statement of a material fact or omission of a material fact that was made in the prospectus, any preliminary prospectus, the registration statement, or any amendment or supplement thereto, in reliance upon and in conformity with written information relating to the Indemnifying Holder furnished to the Company by the Indemnifying Holder expressly for use therein. In no event will the aggregate liability of the Indemnifying Holder exceed the amount of the net proceeds received by the Indemnifying Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or such officer, director, employee or Controlling Person, and will survive the transfer of such securities by the Indemnifying Holder. The Company and the Holders will be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as customarily furnished by such Persons in similar circumstances. Notwithstanding anything to the contrary in this Section 7, no Holder selling Registrable Shares shall be liable for any untrue statement or omission in any preliminary prospectus or registration statement if prior to the registration becoming effective or prior to the filing of any amendment or supplement thereto, such Holder has furnished information in writing to the Company expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto correcting such untrue statement or omission and such information is not contained in the prospectus or such supplement or amendment.

   (c) Contribution. If the indemnification provided for in Section 7(a) or 7(b) is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any Losses in respect of which Section 7(a) or 7(b) would otherwise apply by its terms (other than by reason of exceptions provided in Section 7(a) or 7(b), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, will have a several, and not joint and several, obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, will be determined by reference to, among other things, whether any action in question, including without limitation any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 7(a) or 7(b) was available to such party. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 7(c), no Holder shall be required to contribute an amount greater than the dollar amount by which the proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise paid or been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities.

   (d) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the right of such Person except to the extent that the indemnifying party is materially prejudiced thereby) and
(ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder has the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel will be at the expense of such Person and not of the indemnifying party unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party has failed to promptly assume the defense of such claim and employ counsel reasonably satisfactory to such Person, (C) upon the advice of counsel of the Person to be indemnified, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims or
(D) the indemnified party's counsel shall have advised the indemnified party that there are defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party and that the indemnifying party is not able to assert on behalf of or in the name of the indemnified party (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party will not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). Unless otherwise consented to by the indemnified party in writing, no indemnifying party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving to all such indemnified parties of a full and unconditional release from all liability in respect to such claim or litigation. Any indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim. As used in this Section, the terms "indemnifying party," "indemnified party" and other terms of similar import are intended to include only the Company (and its officers, directors, employees and each Control Person of the Company as set forth above) on the one hand, and the Holders (and their officers, directors, agents (including without limitation counsel) employees and each Control Person of each Holder as set forth above) on the other hand, as applicable.

8.  Miscellaneous.

   (a) Binding Effect; Assignability. Unless otherwise provided herein, the provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs and legal representatives and permitted transferees, successors and assigns. Each Holder may assign all or any part of its rights under this Agreement to any other Holder to whom such Holder sells, transfers or assigns such Registrable Shares. In the event that the Holder shall assign its rights pursuant to this Agreement in connection with the transfer of less than all its Registrable Shares to another Holder, the Holder shall also retain his rights with respect to its remaining Registrable Shares.

   (b) Amendment. This Agreement may be amended or terminated only by a written instrument signed by the Company and each of the Holders.

   (c) Applicable Law. The internal laws of the State of Texas (without regard to choice of law provisions thereof) shall govern the interpretation, validity and performance of the terms of this Agreement.

   (d) Notices. All notices provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile or by registered or certified mail, postage prepaid:

      (i)  if to the Company, to:

          Front Range Himalaya Corporation
          10,000 Memorial Drive, Suite 600
          Houston, Texas 77024
          Attention: President
          Telecopier: (713) 688-0616

      (ii) if to the Holders, to the respective addresses set forth below each Holder's name on the signature pages hereto.

   (e) Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile transmission), each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.

   (f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect.

   (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                      [SIGNATURES ON THE FOLLOWING PAGE]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                              FRONT RANGE HIMALAYA CORPORATION

                                              By: -----------------------------
                                                  Name: James R. Gibbs
                                                  Title: President and Chief
                                                         Executive Officer

                                             HOLLY AFFILIATES:

                                             /s/: C. LAMAR NORSWORTHY, III
                                                  -----------------------------
                                                  C. Lamar Norsworthy, III


                                             /s/: MATTHEW P. CLIFTON
                                                  -----------------------------
                                                  Matthew P. Clifton


                                             /s/: W. JOHN GLANCY
                                                  -----------------------------
                                                  W. John Glancy


                                             /s/: WILLIAM J. GRAY
                                                  -----------------------------
                                                  William J. Gray


                                             /s/: MARCUS R. HICKERSON
                                                  -----------------------------
                                                  Marcus R. Hickerson


                                             /s/: THOMAS K. MATTHEWS, II
                                                  -----------------------------
                                                  Thomas K. Matthews, II


                                             /s/: ROBERT G. MCKENZIE
                                                  -----------------------------
                                                  Robert G. McKenzie


                                             /s/: JACK P. REID
                                                  -----------------------------
                                                  Jack P. Reid


                                             /s/: PAUL T. STOFFEL
                                                  -----------------------------
                                                  Paul T. Stoffel


                                             /s/: NONA BARRETT
                                                  -----------------------------
                                                  Nona Barrett

                                              Betty Simmons East Texas Trust
                                              under agreementdated 8-1-1941
                                              By: Brown Brothers Harriman Trust
                                                  Company of Texas, trustee


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Authorized Person


                                              Margaret Simmons East Texas Trust
                                              underagreement dated 8-1-1941
                                              By: Brown Brothers Harriman Trust
                                                  Company of Texas, trustee


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Authorized Person


                                              Suzanne Simmons East Texas Trust
                                              under agreementdated 8-1-1941
                                              By: Brown Brothers Harriman Trust
                                                  Company of Texas, trustee


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Authorized Person


                                              Betty Simmons Nueces County Trust
                                              underagreement dated 8-1-1941
                                              By: Brown Brothers Harriman Trust
                                                  Company of Texas, trustee


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Authorized Person


                                              Margaret Simmons Nueces County
                                              Trust underagreement dated
                                              8-1-1941
                                              By: Brown Brothers Harriman Trust
                                                  Company of Texas, trustee


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Authorized Person

                                              Suzanne Simmons Nueces County
                                              Trust underagreement dated
                                              8-1-1941
                                              By: Brown Brothers Harriman Trust
                                                  Company of Texas, trustee


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Authorized Person


                                              NBN Capital Limited Partnership
                                              By: NBN Asset Management Company,
                                                  L.L.C., its general partner


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Manager


                                              NBN Asset Management Company,
                                              L.L.C.


                                              By: /s/  HARRY J. MARTIN
                                                  -----------------------------
                                                       Harry J. Martin
                                                      Manager

   IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                          FRONTIER AFFILIATES:

                                              /s/   JAMES R. GIBBS
                                                  -----------------------------
                                                     James R. Gibbs


                                              /s/   JULIE H. EDWARDs
                                                  -----------------------------
                                                     Julie H. Edwards


                                              /s/   W. REED WILLIAMs
                                                  -----------------------------
                                                     W. Reed Williams


                                              /s/   DOUGLAS Y. BECH
                                                  -----------------------------
                                                     Douglas Y. Bech


                                              /s/   G. CLYDE BUCK
                                                  -----------------------------
                                                     G. Clyde Buck

                                              /s/   T. MICHAEL DOSSEY
                                                  -----------------------------
                                                     T. Michael Dossey


                                              /s/   JAMES H. LEE
                                                  -----------------------------
                                                     James H. Lee


                                              /s/   PAUL B. LOYD, Jr.
                                                  -----------------------------
                                                     Paul B. Loyd, Jr.


                                              /s/   CARL W. SCHAFER
                                                  -----------------------------
                                                     Carl W. Schafer


                                              /s/   JAMES S. PALMER
                                                  -----------------------------
                                                     James S. Palmer

                                   EXHIBIT A

                            Name of Initial Holder

   C. Lamar Norsworthy, III

   Matthew P. Clifton

   W. John Glancy

   William J. Gray

   Marcus R. Hickerson

   Thomas K. Matthews, II

   Robert G. McKenzie

   Jack P. Reid

   Paul T. Stoffel

   Nona Barrett

   Betty Simmons East Texas Trust under agreement dated 8-1-1941

          By: Brown Brothers Harriman Trust Company of Texas, trustee
              Harry J. Martin
              Authorized Person

   Margaret Simmons East Texas Trust under agreement dated 8-1-1941

          By: Brown Brothers Harriman Trust Company of Texas, trustee
              Harry J. Martin
              Authorized Person

   Suzanne Simmons East Texas Trust under agreement dated 8-1-1941

          By: Brown Brothers Harriman Trust Company of Texas, trustee
              Harry J. Martin
              Authorized Person

   Betty Simmons Nueces County Trust under agreement dated 8-1-1941

          By: Brown Brothers Harriman Trust Company of Texas, trustee
              Harry J. Martin
              Authorized Person

   Margaret Simmons Nueces County Trust under agreement dated 8-1-1941

          By: Brown Brothers Harriman Trust Company of Texas, trustee
              Harry J. Martin
              Authorized Person

   Suzanne Simmons Nueces County Trust under agreement dated 8-1-1941

          By: Brown Brothers Harriman Trust Company of Texas, trustee
              Harry J. Martin
              Authorized Person

   NBN Capital Limited Partnership

                    By: NBN Asset Management Company, L.L.C.
                        its general partner
                        Harry J. Martin, manager

   NBN Asset Management Company, L.L.C.

                              By: Harry J. Martin
                                  Manager

   James R. Gibbs

   Julie H. Edwards

   W. Reed Williams

   Douglas Y. Bech

   G. Clyde Buck

   T. Michael Dossey

   James H. Lee

   Paul B. Loyd, Jr.

   Carl W. Schafer

   James S. Palmer

                                                                        ANNEX H

                    FORM OF HOLLY HOLDER SUPPORT AGREEMENT

   This HOLLY HOLDER'S SUPPORT AGREEMENT (this "Agreement"), dated as of March 30, 2003, is by and between Frontier Oil Corporation, a Wyoming corporation ("Frontier"), and the undersigned holder (the "Holder") of shares or options to acquire shares of common stock of Holly Corporation, a Delaware corporation (the "Holly"). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement referenced below.

                                   RECITALS

   A. Frontier, Holly and other parties have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") pursuant to which Merger Sub Two will merge (the "Merger") with and into Holly, with Holly surviving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement;

   B. As of the date hereof, Holder "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) and Holder is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Common Stock, par value $0.01 per share, of Holly (the "Common Stock") set forth beneath the Holder's name on the signature page hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Holly affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Holder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as Holder's "Subject Shares");

   C. As a condition to the willingness of Frontier to enter into the Merger Agreement, and as an inducement and in consideration therefor, Frontier has required that Holder agree, and Holder has agreed, to enter into this Agreement.

   NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

   1.  Voting Agreement And Irrevocable Proxy.

   (a) Agreement to Vote the Subject Shares. Holder, solely in Holder's capacity as a stockholder of Holly, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of Holly, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of Holly, Holder shall vote (or cause to be voted) Holder's Subject Shares (i) in favor of the approval and adoption of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof) at every meeting of the stockholders of Holly (or in connection with any written consent) at which such matters are considered and at every adjournment thereof, (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Holly or any of its subsidiaries under the Merger Agreement or of Holder under this Agreement, and (iii) except as otherwise agreed to in writing in advance by Frontier, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Holly or any of its subsidiaries and any Holly Acquisition Proposal; (B) any sale, lease or transfer of a significant part of the assets (other than sales of current assets in the ordinary course of business) of Holly or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Holly or any of its subsidiaries (each of the actions in clauses (A) or (B), a "Business Combination"); and (C)(1) any change in the persons who constitute the board of directors of Holly that is not approved in advance by at least a majority of the persons who were directors of Holly as of the date of this Agreement (or their successors who were so approved); (2) any change in the present capitalization of Holly or any amendment of Holly's certificate of incorporation or bylaws; (3) any other material change in Holly's corporate structure or business; or (4) any other action or proposal involving Holly or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Holder agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Merger Agreement. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under Section 218(a) of the Delaware General Corporation Law for the duration of the Voting Period.

   (b) Grant of Irrevocable Proxy. Holder hereby appoints Frontier and any designee of Frontier, and each of them individually, such Holder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to Holder's Subject Shares in accordance with Section 1(a). This proxy is given to secure the performance of the duties of Holder under this Agreement. Holder shall promptly cause a copy of this Agreement to be deposited with Holly at its principal place of business. Holder shall execute such other instruments as may be necessary to effectuate the intent of this proxy.

   (c) Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 1(b) by Holder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Holder. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Holder. For the avoidance of doubt, the proxy and power of attorney is granted pursuant to
Section 212(b) of the Delaware General Corporation Law, is coupled with an interest and is granted to Frontier a party to this voting agreement which is created under Section 218(a) of the Delaware General Corporation Law and is intended to be valid during the Voting Period, which the parties understand and agree may be more than eleven months from the date hereof.

   2. Covenants. Except for pledges in existence as of the date hereof, Holder agrees that, except as contemplated by the terms of this Agreement, Holder shall not (a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of Holder's Subject Shares; (b) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of Holder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of Holder's Subject Shares; (c) exercise any Holly Stock Options or fail to give any requested or required consent to the conversion of any Holly Stock Options into Parent Stock Options as provided for in and pursuant to the Merger Agreement; or (d) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder's ability to perform Holder's respective obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Holder from assigning or transferring any Subject Shares beneficially owned by Holder to any spouse, parent, child, trust, trust beneficiary, estate, family partnership, partner, foundation (whether family, private or public) or other charitable organization (a "Permitted Transferee") if such Permitted Transferee agrees in writing to hold any Subject Shares subject to all of the provisions of this Agreement as Holder hereunder. Holder further agrees to timely execute and deliver a Holly Rule 145 Agreement as contemplated by the Merger Agreement.

   3. Representations and Warranties of Holders. Holder hereby represents and warrants to Frontier as follows:

      (a) Due Authority. Holder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If Holder is an entity, Holder is duly organized and validly existing under the laws of the jurisdiction of its organization, and Holder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holder have, if Holder is an entity, been duly authorized by all necessary action on the part of Holder, and, assuming its due authorization, execution and delivery by Frontier, constitutes a valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by equitable principles.

      (b) Ownership of Shares. Holder legally or beneficially owns (within the definition of Rule 13d-3 under the Exchange Act) the number of shares of Common Stock set forth beneath Holder's name on the signature page hereto. The number of shares of Common Stock set forth beneath Holder's name on the signature page hereto are all of the shares of Common Stock legally or beneficially owned by Holder. Holder has sole voting power and sole power of disposition, in each case with respect to all of shares of Common Stock set forth beneath Holder's name on the signature page hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on the signature page hereto. Also set forth on the signature page hereto is the number of shares of Common stock issuable pursuant to stock options held by Holder.

      (c) No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Holder and the consummation by Holder of the transactions contemplated hereby (it being understood that nothing herein shall prevent Holder's compliance with Section 13(d) of the Exchange Act) and (ii) none of the execution and delivery of this Agreement by Holder, the consummation by Holder of the transactions contemplated hereby or compliance by Holder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Holder is a party or by which Holder or any of Holder's Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Holder's ability to perform Holder's obligations under this Agreement.

      (d) Reliance by Frontier. Holder understands and acknowledges that Frontier is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.

   4. Representations and Warranties of Frontier. Frontier hereby represents and warrants to Holder as follows:

      (a) Due Organization, etc. Frontier is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Frontier has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Frontier has been duly authorized by all necessary action on the part of Frontier and, assuming its due authorization, execution and delivery by Holder, constitutes a valid and binding obligation of Frontier, enforceable against Frontier in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      (b) Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Frontier and the consummation by Frontier of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Frontier, the consummation by Frontier of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Frontier, (B) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Frontier is a party or by which Frontier or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Frontier's ability to perform its obligations under this Agreement.

      (c) Reliance by Holder. Frontier understands and acknowledges that Holder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Frontier.

   5.  Miscellaneous.

   (a) Holder Capacity. If Holder is or becomes during the term hereof a director or officer of Holly, Holder does not make any agreement or understanding herein in Holder's capacity as such director or officer. Holder executes this Agreement solely in Holder's capacity as the record holder or beneficial owner of Holder's Subject Shares and nothing herein shall limit or affect any actions previously or hereafter taken by Holder in Holder's capacity as an officer or director of Holly. Without limiting the foregoing, nothing in this Agreement shall limit or affect the ability of a director or officer of Holly to take any action as may be advisable or necessary in the discharge of his or her fiduciary duties as such director or officer, and without regard to whether he or she is, without limitation, (i) a trustee or co-trustee of one or more Holders, (ii) an officer, consultant or other representative of a trustee or co-trustee of one or more Holders, or (iii) a beneficiary of one or more Holders.

   (b) Publication. Holder hereby permits Frontier to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) Holder's identity and ownership of shares of Common Stock and the nature of Holder's commitments, arrangements, and understandings pursuant to this Agreement.

   (c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

   (d) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

   (e) Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties, except that Frontier may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Frontier. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.

   (f) Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

   (g) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

   (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

   (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   (j) Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   (k) Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

   (l) Counterparts; Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original, shall be binding upon the party transmitting such signature without limitation.

   (m) Termination. This Agreement shall terminate, and neither Frontier nor Holder shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Frontier and Holder, (ii) the Effective Time, (iii) the termination of the Merger Agreement pursuant to its terms or (iv) October 31, 2003; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, the provisions of Section 2(a) shall survive the termination of this Agreement by reason of clause (ii) of the preceding sentence until 90 days after the Effective Time and Sections 5(d), 5(e), 5(h) and 5(j) shall survive the termination of this Agreement for any reason.

                           [SIGNATURE PAGE FOLLOWS]

   IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                              FRONTIER OIL CORPORATION, a
                                              Wyomingcorporation

                                              By: -----------------------------
                                                  Name:
                                                  Title:

                                                  HOLDER

                                                  Printed Name:_________________
                                                  Number of Shares of Common
                                                  Stock owned:

                                                  ------------------------------
                                                  Number of Shares of Common
                                                  Stock issuable upon
                                                  exercise of Stock Options
                                                  held:

                                                  ------------------------------

                                                                        ANNEX I

                FORM OF FRONTIER AFFILIATE'S SUPPORT AGREEMENT

   This FRONTIER AFFILIATE'S SUPPORT AGREEMENT (this "Agreement"), dated as of March 30, 2003, is by and between Holly Corporation, a Delaware corporation (the "Holly"), and the undersigned holder (the "Affiliate") of shares or options to acquire shares of common stock of Frontier Oil Corporation, a Wyoming corporation ("Frontier"). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement referenced below.

                                   RECITALS

   A. Frontier, Holly and other parties have entered into an Agreement and Plan of Merger, dated as of March 30, 2003 (the "Merger Agreement") pursuant to which Merger Sub One will merge (the "Merger") with and into Frontier, with Frontier surviving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement;

   B. As of the date hereof, Affiliate "beneficially owns" (as such term is defined in Rule 13d-3 under the Exchange Act) and Affiliate is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Common Stock, without par value per share, of Frontier (the "Common Stock") set forth beneath the Affiliate's name on the signature page hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Frontier affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Affiliate during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as Affiliate's "Subject Shares");

   C. As a condition to the willingness of Holly to enter into the Merger Agreement, and as an inducement and in consideration therefor, Holly has required that Affiliate agree, and Affiliate has agreed, to enter into this Agreement.

   NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

   1.  Voting Agreement And Irrevocable Proxy.

   (a) Agreement to Vote the Subject Shares. Affiliate, solely in Affiliate's capacity as a stockholder of Frontier, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of Frontier, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of Frontier, Affiliate shall vote (or cause to be voted) Affiliate's Subject Shares (i) in favor of the approval and adoption of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof) at every meeting of the stockholders of Frontier (or in connection with any written consent) at which such matters are considered and at every adjournment thereof, (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Frontier or any of its subsidiaries under the Merger Agreement or of Affiliate under this Agreement, and (iii) except as otherwise agreed to in writing in advance by Holly, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):
(A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Frontier or any of its subsidiaries and any Holly Acquisition Proposal; (B) any sale, lease or transfer of a significant part of the assets (other than sales of current assets in the ordinary course of business) of Frontier or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of

Frontier or any of its subsidiaries (each of the actions in clauses (A) or (B), a "Business Combination"); and (C)(1) any change in the persons who constitute the board of directors of Frontier that is not approved in advance by at least a majority of the persons who were directors of Frontier as of the date of this Agreement (or their successors who were so approved); (2) any change in the present capitalization of Frontier or any amendment of Frontier's certificate of incorporation or bylaws; (3) any other material change in Frontier's corporate structure or business; or (4) any other action or proposal involving Frontier or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Affiliate agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Merger Agreement. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under W.S. 17-16-731 of the Wyoming Business Corporation Act for the duration of the Voting Period.

   (b) Grant of Irrevocable Proxy. Affiliate hereby appoints Holly and any designee of Holly, and each of them individually, such Affiliate's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to Affiliate's Subject Shares in accordance with Section 1(a). This proxy is given to secure the performance of the duties of Affiliate under this Agreement. Affiliate shall promptly cause a copy of this Agreement to be deposited with Frontier at its principal place of business. Affiliate shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

   (c) Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 1(b) by Affiliate shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Affiliate. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Affiliate. For the avoidance of doubt, the proxy and power of attorney is granted pursuant to W.S. 17-16-731 of the Wyoming Business Corporation Act, is coupled with an interest and is granted to Holly as a stockholder of Frontier and a party to this voting agreement which is created under W.S. 17-16-731 of the Wyoming Business Corporation Act and is intended to be valid during the Voting Period, which the parties understand and agree may be more than eleven months from the date hereof.

   2. Covenants. Except for pledges in existence as of the date hereof, Affiliate agrees that, except as contemplated by the terms of this Agreement, Affiliate shall not (a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of Affiliate's Subject Shares; (b) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of Affiliate's Subject Shares into a voting trust or enter into a voting agreement with respect to any of Affiliate's Subject Shares; or (c) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Affiliate's ability to perform Affiliate's respective obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Affiliate from assigning or transferring any Subject Shares beneficially owned by Affiliate to any trust, estate, family partnership, foundation (whether family, private or public) or other charitable organization (a "Permitted Transferee") if such Permitted Transferee agrees in writing to hold any Subject Shares subject to all of the provisions of this Agreement as Affiliate hereunder.

   3. Representations and Warranties of Affiliates. Affiliate hereby represents and warrants to Holly as follows:

      (a) Due Authority. Affiliate has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Affiliate hereby represents and warrants to Holly as follows: If Affiliate is an entity, Affiliate is duly organized and validly existing under the laws of the jurisdiction of its organization, and Affiliate has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Affiliate have, if Affiliate is an entity, been duly authorized by all necessary action on the part of Affiliate, and, assuming its due authorization, execution and delivery by Holly, constitutes a valid and binding obligation of Affiliate, enforceable against Affiliate in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by equitable principles.

      (b) Ownership of Shares. Affiliate legally or beneficially owns the number of shares of Common Stock set forth beneath Affiliate's name on the signature page hereto. The number of shares of Common Stock set forth beneath Affiliate's name on the signature page hereto are all of the shares of Common Stock legally or beneficially owned by Affiliate. Affiliate has sole voting power and sole power of disposition, in each case with respect to all of shares of Common Stock set forth beneath Affiliate's name on the signature page hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on the signature page hereto. Also set forth on the signature page hereto is the number of shares of Common stock issuable pursuant to stock options held by Affiliate.

      (c) No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Affiliate and the consummation by Affiliate of the transactions contemplated hereby (it being understood that nothing herein shall prevent Affiliate's compliance with Section 13(d) of the Exchange Act) and (ii) none of the execution and delivery of this Agreement by Affiliate, the consummation by Affiliate of the transactions contemplated hereby or compliance by Affiliate with any of the provisions hereof shall
   (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Affiliate is a party or by which Affiliate or any of Affiliate's Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Affiliate's ability to perform Affiliate's obligations under this Agreement.

      (d) Reliance by Holly. Affiliate understands and acknowledges that Holly is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Affiliate.

   4. Representations and Warranties of Holly. Holly hereby represents and warrants to Affiliate as follows:

      (a) Due Organization, etc. Holly is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Holly has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holly has been duly authorized by all necessary action on the part of Holly and, assuming its due authorization, execution and delivery by Affiliate, constitutes a valid and binding obligation of Holly, enforceable against Holly in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      (b) Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Holly and the consummation by Holly of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Holly, the consummation by Holly of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Holly, (B) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Holly is a party or by which Holly or any of its assets may be bound, or

   (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Holly's ability to perform its obligations under this Agreement.

      (c) Reliance by Affiliate. Holly understands and acknowledges that Affiliate is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Holly.

   5.  Miscellaneous.

   (a) Affiliate Capacity. If Affiliate is or becomes during the term hereof a director or officer of Frontier, Affiliate does not make any agreement or understanding herein in Affiliate's capacity as such director or officer. Affiliate executes this Agreement solely in Affiliate's capacity as the record holder or beneficial owner of Affiliate's Subject Shares and nothing herein shall limit or affect any actions taken by Affiliate in Affiliate's capacity as an officer or director of Frontier.

   (b) Publication. Affiliate hereby permits Holly to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) Affiliate's identity and ownership of shares of Common Stock and the nature of Affiliate's commitments, arrangements, and understandings pursuant to this Agreement.

   (c) Further Actions. Each of the parties hereto agrees that it will use its best efforts to do all things necessary to effectuate this Agreement.

   (d) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

   (e) Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties, except that Holly may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Holly. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.

   (f) Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

   (g) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

   (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

   (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   (j) Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   (k) Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

   (l) Counterparts; Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original, shall be binding upon the party transmitting such signature without limitation.

   (m) Termination. This Agreement shall terminate, and neither Holly nor Affiliate shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Holly and Affiliate, (ii) the Effective Time, (iii) the termination of the Merger Agreement pursuant to its terms or (iv) October 31, 2003; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, the provisions of Section 2(a) shall survive the termination of this Agreement by reason of clause (ii) of the preceding sentence until 90 days after the Effective Time and Sections 5(d), 5(e), 5(h) and 5(j) shall survive the termination of this Agreement for any reason.

                           [SIGNATURE PAGE FOLLOWS]

   IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                              HOLLY CORPORATION, a Delaware
                                              corporation

                                              By: -----------------------------
                                                  Name:
                                                  Title:

                                                  AFFILIATE

                                                  Printed Name:_________________

                                                  Number of Shares of Common
                                                  Stock owned:

                                                  ------------------------------
                                                  Number of Shares of Common
                                                  Stock issuable upon
                                                  exercise of Stock Options
                                                  held:

                                                  ------------------------------

                                                                        ANNEX J

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                               APPRAISAL RIGHTS

(S) 262. Appraisal rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S) 228 or
   (S) 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
   (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX K

              ARTICLE 13 OF THE WYOMING BUSINESS CORPORATION ACT
                              DISSENTERS' RIGHTS

17-16-1301. Definitions.

   (a) As used in this article:

      (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

      (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation by merger, consolidation, or share exchange of that issuer;

      (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

      (iv) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

      (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;

      (vi) "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

      (vii) "Shareholder" means the record shareholder or the beneficial shareholder.

17-16-1302. Right to dissent.

   (a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

      (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:

          (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

          (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

      (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

      (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A) Alters or abolishes a preferential right of the shares;

          (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

      (v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

17-16-1303. Dissent by nominees and beneficial owners.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

      (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

17-16-1320. Notice of dissenters' rights.

   (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

   (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

17-16-1321. Notice of intent to demand payment.

   (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

   (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article.

17-16-1322. Dissenters' notice.

   (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

   (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:

      (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

      (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

      (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
   (60) days after the date the notice required by subsection (a) of this section is delivered; and

      (v) Be accompanied by a copy of this article.

17-16-1323. Duty to demand payment.

   (a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

17-16-1324. Share restrictions.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

17-16-1325. Payment.

   (a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

   (b) The payment shall be accompanied by:

      (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (ii) A statement of the corporation's estimate of the fair value of the shares;

      (iii) An explanation of how the interest was calculated;

      (iv) A statement of the dissenter's right to demand payment under W.S. 17-16-1328; and

      (v) A copy of this article.

17-16-1326. Failure to take action.

   (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure.

17-16-1327. After-acquired shares.

   (a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.

17-16-1328. Procedure if shareholder dissatisfied with payment or offer.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:

      (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

      (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or

      (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

   (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

17-16-1330. Court action.

   (a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for:

      (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

      (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327.

17-16-1331. Court costs and counsel fees.

   (a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (i) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or

      (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                        ANNEX L

                           FRONTIER OIL CORPORATION
                                2003 STOCK PLAN

   SECTION 1.  Purpose of the Plan.

   Front Range Himalaya Corporation, a Wyoming corporation (the "Company"), hereby establishes this Frontier Oil Corporation 2003 Stock Plan (the "Plan") effective as of May 31, 2003 (the "Establishment Date"). At the Establishment Date, the Company is owned 50% by Frontier Oil Corporation, a Wyoming corporation ("Frontier"), and 50% by Holly Corporation, a Delaware corporation ("Holly"). This Plan has been approved by the Board of Directors of the Company as of the Establishment Date (the "Initial Board of Directors"). In addition the reservation of the number of shares of Company common stock for issuance pursuant to the Plan as described in the Plan has been approved by the shareholders of the Company as of the Establishment Date.

   The Company, Frontier, Holly and two wholly owned subsidiaries of the Company (Front Range Merger Corporation and Himalaya Merger Corporation) have entered into an Agreement and Plan of Merger dated March 30, 2003 (the "Merger Agreement"), providing for the merger of Front Range Merger Corporation with and into Frontier with Frontier the surviving corporation (the "Frontier Merger"), and providing for the merger of Himalaya Merger Corporation with and into Holly with Holly the surviving corporation (the "Holly Merger" and, together with the Frontier Merger, the "Merger"). At the effective time of the Merger (the "Effective Time"), each of Frontier and Holly will become a wholly owned subsidiary of the Company, the Company's name will be changed to "Frontier Oil Corporation" and Frontier's name will be changed to "Frontier Oil Holdings, Inc."

   The purpose of the Plan is to effectuate relevant provisions of the Merger Agreement and, at and after the Effective Time, (i) to promote the interests of the Company by providing eligible persons the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest in the Company, (ii) to attract and retain the services of individuals who are essential for the growth of the Company, and (iii) to assume, amend and merge all previous plans or agreements pursuant to which any stock option, restricted stock or other stock-based award has been granted prior to the Effective Time to any officer, employee, director or consultant of Frontier, Holly, or any of their respective Subsidiaries (as defined below).

   SECTION 2.  Definitions.

   As used in the Plan, the following terms shall have the meanings set forth below:

   "1934 Act" means the Securities Exchange Act of 1934, as amended.

   "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, Frontier or Holly, (ii) any entity in which the Company, Frontier or Holly has a significant equity interest, as determined by the Committee, and (iii) any "parent corporation" of the Company, Frontier or Holly (as defined in Section 424(e) of the Code) and any subsidiary.

   "Award" shall mean any Option, Restricted Stock, Phantom Stock Award or other Stock-Based Award issued pursuant to the Plan or any Prior Plan.

   "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

   "Board" shall mean the Board of Directors of the Company.

   "Change in Control" shall mean a change in ownership or control of the Company after the Effective Time, which shall be considered to have occurred upon any of the following:

      (a) the consummation of any transaction (including without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual or person is or becomes the

   "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the 1934 Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities;

      (b) the individuals who constitute the Board as of the Effective Time ("Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director after the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than any individual whose initial assumption of office occurs as a result of either (a) an actual or threatened election contest or (b) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

      (c) the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or

      (d) the adoption of a plan relating to the liquidation or dissolution of the Company.

For avoidance of doubt, the Merger and the consummation of all other actions and transactions contemplated by the Merger Agreement shall not constitute a Change in Control.

   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

   "Committee" shall mean the Board or, at any time that a committee of two or more persons has been appointed by the Board to administer the Plan, such committee; provided, however with respect to any Award made after the Effective Time to the chief executive officer, any of the four highest compensated officers other than the chief executive officer, or any other person who may be a "covered employee" as defined in Section 162(m) of the Code, "Committee" shall mean the compensation committee of the Board composed solely of two or more outside directors as such term is defined in Treasury Regulation Section 1.162-27(e)(3)(i).

   "Consultant" shall mean any individual, other than a Director or an Employee, who renders consulting or advising services to the Company or an Affiliate for a fee.

   "Director" shall mean a "non-employee director" of the Company, as defined in Rule 16b-3.

   "Effective Time" shall mean the date and time when the Merger pursuant to the Merger Agreement shall become effective.

   "Employee" shall mean any employee of the Company or an Affiliate or any person who has been extended an offer of employment by the Company or an Affiliate.

   "Establishment Date" shall mean the date so designated in Section 1 of this Plan.

   "Fair Market Value" shall mean, with respect to Shares, the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

   "Frontier" shall mean Frontier Oil Corporation, a Wyoming Corporation as it exists prior to the Effective Time.

   "Frontier Dry Powder" shall mean the number of shares of Frontier common stock authorized for issuance pursuant to a Frontier Prior Plan and approved by Frontier shareholders, which have not been issued or reserved for issuance pursuant to an outstanding Frontier Option prior to the Effective Time.

   "Frontier Option" shall mean any Option issued pursuant to a Frontier Prior Plan.

   "Frontier Prior Plan(s)" shall mean the Frontier Oil Corporation Employee Stock Option Plan, the Frontier Oil Corporation 1999 Stock Plan and any other plan or Award Agreement pursuant to which an Option, Restricted Stock or any other Stock-Based Award has been issued by Frontier or any of its Subsidiaries and is outstanding at the Effective Time.

   "Frontier Restricted Stock" shall mean any Restricted Stock issued pursuant to a Frontier Prior Plan if the Effective Time occurs within the Restricted Period and the stock continues to be Restricted Stock immediately after the Effective Time.

   "Holly" shall mean Holly Corporation, a Delaware corporation, as it exists prior to the Effective Time.

   "Holly Dry Powder" shall mean the number of shares of Holly common stock authorized for issuance pursuant to a Holly Prior Plan and approved by Holly shareholders, which have not been issued or reserved for issuance pursuant to an outstanding Holly Option prior to the Effective Time.

   "Holly Option" shall mean any Option issued under a Holly Prior Plan.

   "Holly Prior Plan(s)" shall mean the Holly Corporation Stock Option Plan, the Holly Corporation Long-Term Incentive Plan as Amended and Restated (formerly designated the Holly Corporation 2000 Stock Option Plan) and any other plan or Award Agreement pursuant to which an Option, Restricted Stock or any other Stock-Based Award has been issued by Holly or any of its Subsidiaries and is outstanding at the Effective Time.

   "Holly Stock-Based Award" shall mean any Stock-Based Award issued pursuant to the Holly Prior Plan.

   "Merger Agreement" shall mean the Agreement and Plan of Merger dated March 30, 2003, by and among Frontier Oil Corporation, Front Range Himalaya Corporation, Front Range Merger Corporation, Himalaya Merger Corporation and Holly Corporation, as in effect immediately prior to Effective Time.

   "Option" shall mean an option granted under the Plan or any Prior Plan. Options granted under the Plan may be either "incentive stock options" for purposes of Section 422 of the Code or nonqualified stock options.

   "Option Exchange Ratio" shall have the meaning set forth in Section 2.5 of the Merger Agreement.

   "Participant" shall mean any Director, Employee or Consultant granted an Award under the Plan or a Prior Plan.

   "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

   "Phantom Stock Award" means a right granted to a Participant under Section 7(b) of the Plan.

   "Prior Plan(s)" shall mean a Holly Prior Plan or a Frontier Prior Plan.

   "Restricted Period" shall mean the period with respect to which any Restricted Stock remains subject to forfeiture by the Participant.

   "Restricted Stock" shall mean any share of common stock which is subject to a "substantial risk of forfeiture" as such term is defined in the regulations issued pursuant to Section 83 of the Code.

   "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the 1934
Act, or any successor rule or regulation thereto as in effect from time to time.

   "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

   "Shares" or "Common Stock" shall mean the common stock of the Company, par value $0.01 per share, and such other securities or property as may become the subject of Awards under the Plan.

   "Stock-Based Award" shall mean any plan or agreement pursuant to which any stock appreciation rights, phantom stock, restricted stock, restricted stock units, deferred stock units, dividend equivalents or other equity-based compensation (other than an option) has been issued.

   "Subsidiary" shall mean any "subsidiary corporation" of the Company as defined in Section 424 of the Code.

   SECTION 3.  Administration.

   The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:
(i) designate Participants; (ii) determine the type of Option to be granted to a Participant; (iii) determine the number of Shares to be covered by any Option; (iv) determine the terms and conditions of any Option; (v) determine whether, to what extent, and under what circumstances Options may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Options may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan, the Prior Plans and any Award Agreement; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee. The Committee may, subject to any applicable law, regulatory securities exchange or other similar restrictions delegate to one or more officers of the Company, the authority to grant Options to Employees who are not officers of the Company. The Committee may impose such limitations and restrictions in addition to any required restrictions/limitations as the Committee may determine in its sole discretion. Any grant made pursuant to such delegation shall be subject to all of the provisions of the Plan concerning Option grants.

   SECTION 4.  Shares Available for Options and Awards.

      (a) Shares Available. Subject to adjustment as provided in Section 4(c), the total number of Shares reserved for Awards under the Plan or Prior Plans shall be 7,900,000 in the aggregate. The Shares reserved under the Plan for issuance pursuant to Holly Options shall be equal to the product of
   (i) 1,388,800 multiplied by (ii) the Option Exchange Ratio. The Shares reserved under the Plan for issuance pursuant to Frontier Options shall be 3,408,125. The Shares reserved under the Plan for issuance in exchange for

   Frontier Restricted Stock shall be 205,632. The Shares reserved for issuance pursuant to Section 7 shall be the greater of:

          (i) the number of Shares approved by the shareholders of the Company after the Effective Time for issuance pursuant to Section 7 under the Plan; or

          (ii) the sum of (A) the product of the Holly Dry Powder times the Option Exchange Ratio and (B) the Frontier Dry Powder.

   If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares or other consideration, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Options may be granted under the Plan. Shares withheld by the Company to satisfy tax withholding or other payment obligations shall be considered delivered under the Plan and shall not again be available for exercise.

      (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

      (c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Options may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the individual annual grant limits with respect to Options and (iv) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

   SECTION 5.  Eligibility.

   Any Employee, Director or Consultant shall be eligible to be designated a Participant.

   SECTION 6.  Awards Under Prior Plans

      (a) Holly Stock Based Awards. At the Effective Time each Holly Stock-Based Award, whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be canceled in consideration for a cash payment by Holly (i) computed according to the relevant terms of the Holly Stock-Based Award under the relevant Holly Prior Plan or (ii) if consented to by the holder of the Holly Stock-Based Award, at a per-share price equal to the average of the volume weighted sales prices per share of the Holly common stock on the American Stock Exchange, Inc. as set forth in the Merger Agreement. Such Holly Stock-Based Awards shall not be subject to or administered by this Plan.

      (b) Holly Stock Options. At the Effective Time each Holly Stock Option, whether vested or unvested, shall cease to represent a right to acquire shares of Holly and shall be converted into an Option to purchase Common Stock on the same terms and conditions as were applicable under such Holly Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Holly Prior Plans, in any Award Agreement or in such Holly Stock Option by reason of the Merger Agreement or the transactions contemplated thereby). The number of shares of Common Stock which shall be subject to each such Option shall be the number of shares of Holly common stock subject to each such Holly Stock Option multiplied by the Option Exchange Ratio, rounded, if necessary, to the nearest whole share of Common Stock, and such Option shall have an exercise price per share of Common Stock (rounded to the nearest one hundredth of a cent) equal to the exercise price per share of Holly common stock for such

   Holly Stock Option divided by the Option Exchange Ratio; provided, however, that, in the case of any Holly Stock Option to which Section 421 of the Code as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under
   Section 422 of the Code, the exercise price, the number of shares of Common Stock subject to such Option and the terms and conditions of exercise of such Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

      (c) Frontier Restricted Stock. At the Effective Time, each share of Frontier Restricted Stock shall be converted to a Share of Common Stock which Share shall be subject to the same restrictions and Restriction Period as such Frontier Restricted Stock (but taking into account any changes thereto, including the acceleration thereof, provided for in the Frontier Prior Plans and any Award Agreement by reason of the Merger Agreement or the transaction contemplated thereby, except to the extent any such change is modified or acceleration is waived by agreement with the holder of Frontier Restricted Stock prior to the Effective Time). Each share of Frontier Restricted Stock shall be deemed to represent an equivalent number of shares of Common Stock without any action on the part of the holder thereof; provided, however, that if an exchange of Frontier stock certificates for Common Stock certificates is required by law or applicable rule or regulation, or is requested by any holder thereof, such exchange shall be made as soon as practicable.

      (d) Frontier Stock Option. As of the Effective Time, each Frontier Stock Option, whether vested or unvested, shall cease to be a right to acquire shares of Frontier and shall be converted into an Option to purchase Common Stock on the same terms and conditions as are applicable under such Frontier Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Frontier Prior Plans or any Award Agreement, except to the extent that any such change is modified or acceleration is waived by agreement with the holder of such Frontier Stock Option prior to the Effective Time). The number of Shares of Common Stock which shall be subject to each such Option shall be the number of shares of Frontier common stock subject to each such Frontier Stock Option and the exercise price per Share of Common Stock shall be equal to the per share exercise price specified in such Frontier Stock Option.

      (e) Notice to Award Holders. As soon as practicable after the Effective Time each holder of a Frontier Stock Option, Frontier Restricted Stock, or Holly Stock Option shall receive appropriate notices setting forth such holder's rights pursuant to the respective Prior Plans and stating that such Prior Plans have been assumed by the Company and shall continue in effect on the same terms and conditions (subject to the adjustments and amendments described herein) pursuant to this Plan.

   SECTION 7.  Other Awards.

      (a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options may be granted after the Effective Time, the number of Shares to be covered by each Option, the purchase price therefore and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. The time during which Shares attributable to Frontier Dry Powder or Holly Dry Powder are available for Awards under this Section shall not extended beyond the period when such shares would have been available under the respective Frontier Prior Plan or Holly Prior Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on such grant date.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, a "cashless-broker" exercise (through procedures approved by the Committee), other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

          (iii) Incentive Stock Options. The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company and its Subsidiaries. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) of an Option to the extent exercisable for the first time during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such Option Shares in excess of $100,000 shall not be incentive stock options.

          (iv) Limits. Subject to adjustment pursuant to Section 4(c), no Employee may receive Options with respect to more than 1,000,000 Shares during any calendar year. No Participant shall be issued Options with respect to more Shares than are authorized for issuance pursuant to
       Section 4(a).

      (b) Phantom Stock Awards. The Committee is authorized to grant Phantom Stock Awards to Participants, which are rights to receive cash at the end of a specified deferral period, subject to the following terms and conditions:

          (i) Award and Restrictions. Satisfaction of a Phantom Stock Award shall occur upon expiration of the deferral period specified for such Phantom Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Phantom Stock Awards shall be subject to such restrictions as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.

          (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in any Award agreement evidencing the Phantom Stock Awards), all Phantom Stock Awards that are at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Phantom Stock Awards shall be waived in whole or in part in the even of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Phantom Stock Awards.

   SECTION 8.  Amendment and Termination.

   Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

          (i) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities market on which the Shares are traded and subject to Section 8(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, no such amendment may be made without shareholder approval, if such amendment would (i) materially increase the benefits accruing to Participants, or (ii) increase the number of Shares authorized under the Plan except as provided in 4(c) or (iii) permit reduction in the exercise price or permit an "underwater" Option to be cancelled and replaced with a new Award.

          (ii) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 8(iii), in any Award shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under
       Section 162(m) of the Code, no adjustment other than an acceleration of vesting or payment upon the Participant's death, disability or Change of Control shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

          (iii) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or in recognition of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

   SECTION 9.  Change in Control.

   To the extent provided in an Award Agreement, such Award may become fully vested, any restrictions with respect to such Award may lapse, and any Options may terminate immediately prior to a Change in Control (or such earlier time as set by the Committee or as set forth in the Award Agreement). If provision is made in writing in connection with a Change in Control for the continuation of the Plan and/or the assumption of the Awards theretofore granted, or for the substitution for such Awards of new awards covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, the Plan and Awards theretofore granted shall continue in the manner and under the terms so provided, unless the Award Agreement specifically provides to the contrary.

   SECTION 10.  General Provisions.

      (a) No Rights to Awards. No Director, Employee, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Consultants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

      (b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes required to be withheld by the Company in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant's tax obligation through the "constructive" tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

      (c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

      (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Wyoming and applicable federal law.

      (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

      (f) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the 1934 Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

      (g) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

      (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

      (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      (j) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee or as may be set forth in the Award Agreement; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

      (k)  Limits on Transfer of Awards.

          (i) Except as provided in (iii) below or in any Award Agreement, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

          (ii) Except as provided in (iii) below or in any Award Agreement, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

          (iii) Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee, an Award (other than an incentive stock option) may be transferred to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may establish.

      (l) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (m) Consideration for Grants. Options may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

      (n) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price, tax payment or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

      (o) Performance Goals. To the extent that the Committee determines that any Award granted pursuant to Section 7(b) shall constitute performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the Award shall, in the Committee's discretion, be subject to the achievement of performance goals which shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee. One or more business criteria for the Company or any of its specified Subsidiaries, divisions or business or geographical units shall be used by the Committee in establishing performance goals. Such business criteria shall include on an absolute or relative basis, earnings per share, increase in revenues, increase in cash flow, increase in return on investment, return on assets, return on capital, return on equity, gross margin, net income and earnings (before or after taxes, interest, depreciation and amortization) and shall be measured over a period of not less than one year and not more than ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of the performance period or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code. All determination by the Committee as to the establishment and achievement of performance goals shall be in writing in the case of any Award granted to a "covered employee" as such term is defined in Section 162(m) of the Code.

   SECTION 11.  Establishment Date of the Plan.

   The Plan was established and the reservation of shares of Company common stock for issuance under the Plan was approved by the shareholders of the Company on the Establishment Date, and the Plan is and shall be effective for all purposes as of such date.

   SECTION 12.  Term of the Plan.

   No Award shall be granted under the Plan after May 31, 2013. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Section 17-16-202 of the Wyoming Business Corporation Act provides that a corporation may include in its articles of incorporation a provision that provides that no director shall be liable to the corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, except liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its stockholders, (iii) an unlawful distribution in violation of W.S. 17-16-833 of the Wyoming Business Corporation Act, or (iv) an intentional violation of criminal law. Parent's amended and restated articles of incorporation provide such a limitation of liability for directors and also provide that if the Wyoming Business Corporation Act is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director will be limited to the full extent permitted by law.


   Section 17-16-202 of the Wyoming Business Corporation Act also provides that a corporation may include in its articles of incorporation a provision that permits or makes obligatory indemnification of a director for liability to any person for any action taken, or failure to take any action, as a director, except liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its stockholders, (iii) an unlawful distribution in violation of W.S. 17-16-833 of the Wyoming Business Corporation Act, or (v) an intentional violation of criminal law. Parent's amended and restated articles of incorporation provide for such indemnification in accordance with and to the fullest extent authorized by law as now in effect or later amended.


   Section 17-16-856 of the Wyoming Business Corporation Act provides that a corporation may indemnify and advance expenses to a current or former officer of the corporation who is a party to a proceeding to the same extent as a director or, if he or she is an officer but not a director, to such further extent as may be provided in the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (ii) liability arising out of conduct that constitutes: (A) receipt of a financial benefit to which the officer is not entitled, (B) an intentional infliction of harm on the corporation or the stockholders, or (C) an intentional violation of criminal law.

   Parent's amended and restated articles of incorporation also provide for advancement of expenses incurred by a director or officer in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding if Frontier receives an undertaking by the director or officer to repay the amount if it is ultimately be determined that he or she is not entitled to be indemnified by the corporation.


   Parent's amended and restated bylaws provide for the indemnification to the fullest extent permitted by law of any person who was or is a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Parent or is or was serving at the request of Parent as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The bylaws also provide for the advancement of expenses incurred by a director or officer in defending any threatened or pending action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification and a good faith affirmation by or on behalf of such director or officer that he or she has met the standard of conduct required by law or that liability has been eliminated by the articles of incorporation.


   After the merger, Parent has agreed to indemnify each present and former director and officer of Holly, Frontier or any of their subsidiaries, against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation brought within six years of the closing of the merger for acts or omissions, existing or occurring before the merger, to the fullest extent permitted under applicable law. Subject to agreed maximum premiums, for a period of six years after the merger, Parent has agreed to maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the merger with coverage in an amount and scope at least as favorable as Holly's and Frontier's existing directors' and officers' liability insurance coverage.

Item 21.  Exhibits and Financial Statement Schedules


EXHIBIT
NUMBER                                                DESCRIPTION
-------                                               -----------

     2.1 --Agreement and Plan of Merger dated as of March 30, 2003, as amended (attached as Annex A to the joint proxy statement/prospectus that is a part of this registration statement)

     3.1 --Amended and Restated Articles of Incorporation of Registrant (attached as Annex C to the joint proxy statement/prospectus that is a part of this registration statement)

     3.2 --Amended and Restated Bylaws of Registrant (attached as Annex D to the joint proxy statement/
           prospectus, which is a part of this registration statement)

     4.1 --Specimen certificate of Registrant common stock, par value $0.01 per share

     4.2 --Registration Rights Agreement, dated as of March 30, 2003, by and among Registrant and the parties listed on Exhibit A thereto (attached as Annex G to the joint proxy statement/prospectus that is a part of this registration statement).

    4.3* --Registration Rights Agreement, dated as of April 17, 2003, among Frontier Escrow Corporation, as issuer, Registrant and Wells Fargo Bank, N.A., as trustee

    4.4* --Indenture dated April 17, 2003, between Frontier Escrow Corporation, as issuer, and Wells
           Fargo Bank, N.A., as trustee

    4.5* --Purchase Agreement dated April 4, 2003, among Frontier Escrow Corporation, Frontier and Bear,
           Stearns & Co. Inc., Lehman Brothers Inc. and BNP Paribas Securities Corp, as the initial purchasers.

     4.6 --Indenture dated as of February 9, 1998, between Frontier and Chase Bank of Texas, National
           Association, as Trustee relating to Frontier's 9 1/8% Senior Notes due 2006 (incorporated by reference to Exhibit 4.8 to Registration Statement No. 333-47745 dated May 4, 1998)

     4.7 --Indenture dated as of November 12, 1999, among Frontier and Chase Bank of Texas, National
           Association, as Trustee relating to Frontier's 11 3/4% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Form 8-K dated November 19, 1999)

     5.1 --Opinion of Brown, Drew and Massey, LLP regarding the legality of the securities being registered

     8.1 --Opinion of Vinson & Elkins L.L.P. as to tax matters

     8.2 --Opinion of Andrews & Kurth L.L.P. as to tax matters

    10.1 --Contingent Value Rights Agreement, dated as of May 12, 2003, by and among Registrant,
           Frontier, Holly and Jack P. Reid (attached as Annex B to the joint proxy statement/prospectus that is a part of this registration statement)

   10.2+ --2003 Stock Plan of Registrant (attached as Annex L to the joint proxy statement/prospectus that is a part of this registration statement)

 10.3+** --Form of Consulting Agreement between Holly and Matthew P. Clifton

 10.4+** --Form of Consulting Agreement between Holly and W. John Glancy

 10.5+** --Form of Executive Employment Agreement between Holly and David G. Blair

 10.6+** --Form of Executive Employment Agreement between Holly and John A. Knorr

 10.7+** --Form of Executive Employment Agreement between Holly and C. Lamar Norsworthy, III

 10.8+** --Form of Executive Employment Agreement between Holly and Bruce R. Shaw

 10.9+** --Form of Executive Employment Agreement between Holly and James G. Townsend

10.10+** --Form of Executive Employment Agreement between Holly and Gregory R. White


--------

* Filed as an exhibit to Registrant's initial registration statement on Form S-4 filed on May 13, 2003.


** To be filed by amendment


+  Indicates management contract or compensatory plan or arrangement

EXHIBIT
NUMBER                                            DESCRIPTION
-------                                           -----------

 10.10+ --Executive Employment Agreement dated December 18, 2000, between Frontier and W. Reed
          Williams (incorporated by reference to Exhibit 10.10 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.11+ --Executive Employment Agreement dated December 18, 2000, between Frontier and James R.
          Gibbs (incorporated by reference to Exhibit 10.11 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.12+ --Executive Employment Agreement dated December 18, 2000, between Frontier and Julie H.
          Edwards (incorporated by reference to Exhibit 10.12 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.13+ --Executive Employment Agreement dated December 18, 2000, between Frontier and J. Currie
          Bechtol (incorporated by reference to Exhibit 10.13 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.14+ --Executive Employment Agreement dated December 18, 2000, between Frontier and Jon D.
          Galvin (incorporated by reference to Exhibit 10.14 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.15+ --Executive Employment Agreement dated December 18, 2000, between Frontier and Gerald B.
          Faudel (incorporated by reference to Exhibit 10.15 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.16+ --Executive Employment Agreement dated February 28, 2001, between Frontier and Nancy J.
          Zupan (incorporated by reference to Exhibit 10.16 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

10.17+* --Form of Amendment to Option and Restricted Stock Awards dated March 30, 2003, between
          Frontier and the executive officers listed on Schedule A thereto.

  10.18 --Asset Purchase and Sale Agreement among Frontier El Dorado Refining Company, as buyer,
          Frontier, as Guarantor and Equilon Enterprises LLC, as seller, dated as of October 19, 1999
          (incorporated by reference to Exhibit 10.1 to Form 8-K dated December 1, 1999).

  10.19 --Amended and Restated Revolving Credit Agreement dated as of May 27, 2003, among
          Frontier Oil and Refining Company, as borrower, Frontier Oil Corporation, the lenders named therein, Union Bank of California, N.A., as administrative agent, documentation agent and lead arranger, and BNP Paribas, as syndication agent (incorporated by reference to Exhibit 99.2 to
          Form 8-K dated May 29, 2003).

  10.20 --Crude Oil Supply Agreement dated October 15, 2002, between Baytex Energy Ltd. and
          Frontier Oil and Refining Company (incorporated by reference to Exhibit 10.2 to Form 10-Q for the fiscal quarter ended September 30, 2002)

   12.1 --Frontier Oil Corporation and Subsidiaries Ratio of Earnings to Fixed Charges

   12.2 --Holly Corporation and Subsidiaries Ratio of Earnings to Fixed Charges

   23.1 --Consent of Ernst & Young LLP

   23.2 --Consents of Deloitte & Touche LLP

   23.3 --Consent of Brown, Drew and Massey, LLP (included in Exhibit 5.1)

   23.4 --Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

   23.5 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 8.2)

  99.1* --Consent of Credit Suisse First Boston LLC

  99.2* --Consent of Petrie Parkman & Co.

   99.3 --Form of Proxy Card of Holly

   99.4 --Form of Proxy Card of Frontier

--------



* Filed as an exhibit to Registrant's initial registration statement on Form S-4 filed on May 13, 2003.



+  Indicates management contract or compensatory plan or arrangement.

Item 22.  Undertakings

   (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Front Range Himalaya Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Houston, State of Texas, on June   , 2003.


                                          FRONT RANGE HIMALAYA CORPORATION

                                          By:  /s/  JAMES R. GIBBS
                                             -----------------------------------
                                          Name:  James R. Gibbs
                                          Title:   President and Chief
                                            Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signatures                        Title                  Date
         ----------                        -----                  ----

/s/  C. LAMAR NORSWORTHY, III  Chairman of the Board and      June   , 2003
-----------------------------  Director
  C. Lamar Norsworthy, III

     /s/  JAMES R. GIBBS       President and Chief Executive  June   , 2003
-----------------------------  Officer and Director
       James R. Gibbs          (principal executive officer)

    /s/  JULIE H. EDWARDS      Vice President and Chief       June   , 2003
-----------------------------  Financial
      Julie H. Edwards         Officer and Director
                               (principal financial officer)

   /s/  MATTHEW P. CLIFTON     Vice President and Director    June   , 2003
-----------------------------
     Matthew P. Clifton

     /s/  NANCY J. ZUPAN       Vice President--Controller     June   , 2003
-----------------------------  (principal accounting officer)
       Nancy J. Zupan

                                 EXHIBIT INDEX

Item 21.  Exhibits and Financial Statement Schedules


EXHIBIT
NUMBER                                                DESCRIPTION
-------                                               -----------

     2.1 --Agreement and Plan of Merger dated as of March 30, 2003, as amended (attached as Annex A to the joint proxy statement/prospectus that is a part of this registration statement)

     3.1 --Amended and Restated Articles of Incorporation of Registrant (attached as Annex C to the joint proxy statement/prospectus that is a part of this registration statement)

     3.2 --Amended and Restated Bylaws of Registrant (attached as Annex D to the joint proxy statement/
           prospectus, which is a part of this registration statement)

     4.1 --Specimen certificate of Registrant common stock, par value $0.01 per share

     4.2 --Registration Rights Agreement, dated as of March 30, 2003, by and among Registrant and the parties listed on Exhibit A thereto (attached as Annex G to the joint proxy statement/prospectus that is a part of this registration statement).

    4.3* --Registration Rights Agreement, dated as of April 17, 2003, among Frontier Escrow Corporation, as issuer, Registrant and Wells Fargo Bank, N.A., as trustee

    4.4* --Indenture dated April 17, 2003, between Frontier Escrow Corporation, as issuer, and Wells
           Fargo Bank, N.A., as trustee

    4.5* --Purchase Agreement dated April 4, 2003, among Frontier Escrow Corporation, Frontier and Bear,
           Stearns & Co. Inc., Lehman Brothers Inc. and BNP Paribas Securities Corp, as the initial purchasers.

     4.6 --Indenture dated as of February 9, 1998, between Frontier and Chase Bank of Texas, National
           Association, as Trustee relating to Frontier's 9 1/8% Senior Notes due 2006 (incorporated by reference to Exhibit 4.8 to Registration Statement No. 333-47745 dated May 4, 1998)

     4.7 --Indenture dated as of November 12, 1999, among Frontier and Chase Bank of Texas, National
           Association, as Trustee relating to Frontier's 11 3/4% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Form 8-K dated November 19, 1999)

     5.1 --Opinion of Brown, Drew and Massey, LLP regarding the legality of the securities being registered

     8.1 --Opinion of Vinson & Elkins L.L.P. as to tax matters

     8.2 --Opinion of Andrews & Kurth L.L.P. as to tax matters

    10.1 --Contingent Value Rights Agreement, dated as of May 12, 2003, by and among Registrant,
           Frontier, Holly and Jack P. Reid (attached as Annex B to the joint proxy statement/prospectus that is a part of this registration statement)

   10.2+ --2003 Stock Plan of Registrant (attached as Annex L to the joint proxy statement/prospectus that is a part of this registration statement)

 10.3+** --Form of Consulting Agreement between Holly and Matthew P. Clifton

 10.4+** --Form of Consulting Agreement between Holly and W. John Glancy

 10.5+** --Form of Executive Employment Agreement between Holly and David G. Blair

 10.6+** --Form of Executive Employment Agreement between Holly and John A. Knorr

 10.7+** --Form of Executive Employment Agreement between Holly and C. Lamar Norsworthy, III

 10.8+** --Form of Executive Employment Agreement between Holly and Bruce R. Shaw

 10.9+** --Form of Executive Employment Agreement between Holly and James G. Townsend

10.10+** --Form of Executive Employment Agreement between Holly and Gregory R. White


--------

* Filed as an exhibit to Registrant's initial registration statement on Form S-4 filed on May 13, 2003.


** To be filed by amendment


+  Indicates management contract or compensatory plan or arrangement

EXHIBIT
NUMBER                                             DESCRIPTION
-------                                            -----------

 10.10+ --Executive Employment Agreement dated December 18, 2000, between Frontier and W. Reed
          Williams (incorporated by reference to Exhibit 10.10 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.11+ --Executive Employment Agreement dated December 18, 2000, between Frontier and James R.
          Gibbs (incorporated by reference to Exhibit 10.11 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.12+ --Executive Employment Agreement dated December 18, 2000, between Frontier and Julie H.
          Edwards (incorporated by reference to Exhibit 10.12 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.13+ --Executive Employment Agreement dated December 18, 2000, between Frontier and J. Currie
          Bechtol (incorporated by reference to Exhibit 10.13 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.14+ --Executive Employment Agreement dated December 18, 2000, between Frontier and Jon D.
          Galvin (incorporated by reference to Exhibit 10.14 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.15+ --Executive Employment Agreement dated December 18, 2000, between Frontier and Gerald B.
          Faudel (incorporated by reference to Exhibit 10.15 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

 10.16+ --Executive Employment Agreement dated February 28, 2001, between Frontier and Nancy J.
          Zupan (incorporated by reference to Exhibit 10.16 to Frontier's annual report on Form 10-K for the fiscal year ended December 31, 2001)

10.17+* --Form of Amendment to Option and Restricted Stock Awards dated March 30, 2003, between
          Frontier and the executive officers listed on Schedule A thereto.

  10.18 --Asset Purchase and Sale Agreement among Frontier El Dorado Refining Company, as buyer,
          Frontier, as Guarantor and Equilon Enterprises LLC, as seller, dated as of October 19, 1999
          (incorporated by reference to Exhibit 10.1 to Form 8-K dated December 1, 1999).

  10.19 --Amended and Restated Revolving Credit Agreement dated as of May 27, 2003, among Frontier
          Oil and Refining Company, as borrower, Frontier Oil Corporation, the lenders named therein,
          Union Bank of California, N.A., as administrative agent, documentation agent and lead arranger, and BNP Paribas, as syndication agent (incorporated by reference to Exhibit 99.2 to Form 8-K dated May 29, 2003).

  10.20 --Crude Oil Supply Agreement dated October 15, 2002, between Baytex Energy Ltd. and Frontier
          Oil and Refining Company (incorporated by reference to Exhibit 10.2 to Form 10-Q for the fiscal quarter ended September 30, 2002)

   12.1 --Frontier Oil Corporation and Subsidiaries Ratio of Earnings to Fixed Charges

   12.2 --Holly Corporation and Subsidiaries Ratio of Earnings to Fixed Charges

   23.1 --Consent of Ernst & Young LLP

   23.2 --Consents of Deloitte & Touche LLP

   23.3 --Consent of Brown, Drew and Massey, LLP (included in Exhibit 5.1)

   23.4 --Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

   23.5 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 8.2)

  99.1* --Consent of Credit Suisse First Boston LLC

  99.2* --Consent of Petrie Parkman & Co.

   99.3 --Form of Proxy Card of Holly

   99.4 --Form of Proxy Card of Frontier

--------



* Filed as an exhibit to Registrant's initial registration statement on Form S-4 filed on May 13, 2003.



+  Indicates management contract or compensatory plan or arrangement